SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant [   ]
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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

MAXIM PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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To the Stockholders of Maxim Pharmaceuticals, Inc.:
      The Boards of Directors of EpiCept Corporation and Maxim Pharmaceuticals, Inc. have unanimously approved a merger combining EpiCept and Maxim.
      If the merger is completed, Maxim will become a wholly-owned subsidiary of EpiCept. The terms of the merger agreement provide for EpiCept to issue shares of its common stock to Maxim stockholders in exchange for all of the outstanding shares of Maxim, with Maxim stockholders receiving 0.194034 of a share of EpiCept common stock for each share of Maxim common stock that they hold. Upon completion of the merger, EpiCept stockholders will retain approximately 72%, and the former Maxim stockholders will own approximately 28%, of the outstanding shares of EpiCept’s common stock. Most of the outstanding options and all of the outstanding warrants to purchase Maxim common stock will be assumed by EpiCept in connection with the merger. In addition, immediately prior to completion of the merger, all outstanding warrants to purchase EpiCept’s stock will be exercised and all of EpiCept’s outstanding preferred stock and debt, except for approximately $1 million of debt owed by EpiCept and approximately 2.0 million euros owed by a wholly-owned subsidiary of EpiCept, will be converted into EpiCept common stock. The merger is intended to qualify for federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.
      EpiCept and Maxim anticipate that concurrent with the closing of the merger, EpiCept’s shares will be listed for trading on the Nasdaq National Market and on the OM Stockholm Exchange under the symbol “EPCT.” EpiCept will apply for listing on the Nasdaq National Market and the OM Stockholm Exchange and, in order to be listed, will be required to meet the initial listing requirements established by those regulatory bodies. Following the merger, Maxim will be delisted from the Nasdaq National Market and the OM Stockholm Exchange.
      You will be asked, at the special meeting of Maxim stockholders, to approve and adopt the merger agreement and to approve the merger. Your vote is important. We cannot complete the merger unless Maxim stockholders approve the adoption of the merger agreement. Maxim’s board of directors recommends that you vote FOR the merger. EpiCept’s stockholders have already approved the merger agreement and the issuance of EpiCept common stock to Maxim’s stockholders in the merger.
      The date, time and location of the special meeting are as follows:

December 21, 2005
8:00 a.m., local time
Maxim Headquarters
8899 University Center Lane, Suite 400
San Diego, California 92122
      This proxy statement/ prospectus provides you with detailed information about EpiCept, Maxim and the proposed merger. Please see “Where You Can Find More Information” on page 171 for additional information about EpiCept and Maxim.
       We encourage you to read and consider carefully this proxy statement/ prospectus in its entirety. For a discussion of significant matters that should be considered before voting at the special meeting, see “Risk Factors” beginning on page 19.

Larry Stambaugh
President and Chief Executive Officer
Maxim Pharmaceuticals, Inc.
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the EpiCept common stock to be issued in the merger or determined whether the proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The proxy statement/prospectus is dated November 12, 2005, and is first being mailed to Maxim stockholders on or about November 12, 2005.

8899 University Center Lane
San Diego, California 92122
(858) 453-4040
NOTICE OF SPECIAL MEETING OF MAXIM STOCKHOLDERS
TO BE HELD ON December 21, 2005
To the Stockholders of Maxim Pharmaceuticals, Inc.:
      A special meeting of the stockholders of Maxim Pharmaceuticals, Inc., a Delaware corporation, will be held on December 21, 2005 at 8:00 a.m., local time, at Maxim’s headquarters located at 8899 University Center Lane, San Diego, California 92122, for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 6, 2005, by and among EpiCept Corporation, Magazine Acquisition Corp., a wholly-owned subsidiary of EpiCept, and Maxim Pharmaceuticals, Inc., and approve the merger of Magazine Acquisition Corp. with and into Maxim Pharmaceuticals, Inc.; and

2. To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger.
      The Maxim board of directors has fixed November 11, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of Maxim stockholders and any adjournment or postponement thereof. Only holders of record of shares of Maxim common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of Maxim stockholders. At the close of business on the record date, Maxim had 28,402,808 shares of common stock outstanding and entitled to vote. Maxim stockholders are not entitled to appraisal rights in connection with the merger.
      The Maxim board of directors has unanimously approved the merger agreement and the merger and has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, the stockholders of Maxim. Therefore, the Maxim board of directors recommends that Maxim stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger. EpiCept’s stockholders have already approved the merger agreement and the issuance of EpiCept common stock to Maxim’s stockholders in the merger.
      The approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of a majority of the outstanding shares of Maxim common stock. Authorizing proxy holders to vote to adjourn the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Maxim stockholders representing a majority of the shares of Maxim common stock casting votes at the special meeting, excluding abstentions.
      Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to approve and adopt the merger agreement and approve the merger will have the effect of a vote against this proposal. In addition, the failure of a Maxim stockholder to return a proxy or to vote in person will have the effect of a vote against this proposal. Because approval of adjournment is based on the affirmative vote of holders of a majority of shares casting votes, abstentions will be excluded from the vote on this proposal.
      All properly signed and dated proxies that Maxim receives prior to the vote at the special meeting of Maxim stockholders, and that are not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Maxim prior to the vote at the special meeting that do not contain any direction as to how to vote will be voted for adoption of the merger agreement and for the proposal authorizing an adjournment of the meeting.
      Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card as described in the proxy statement/ prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you do attend the special meeting of Maxim stockholders and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Larry Stambaugh, President and Chief
Executive Officer
Maxim Pharmaceuticals, Inc.

IMPORTANT
      This document constitutes a proxy statement of Maxim to Maxim stockholders and a prospectus of EpiCept for the shares of EpiCept common stock that EpiCept will issue to Maxim stockholders in the merger. EpiCept has filed a registration statement on Form S-4 to register the shares of EpiCept’s common stock to be issued to Maxim stockholders in the merger. This proxy statement/ prospectus is part of the registration statement, but does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Such additional information may be obtained, without charge, from the SEC’s principal office in Washington, D.C. or from the website maintained by the SEC at http://www.sec.gov. See also the section entitled “Where You Can Find More Information” beginning on page 171 of this proxy statement/ prospectus.
      We are not incorporating the contents of the websites of the SEC or any other person into this document. We are only providing the information about how you can obtain certain documents at such websites for your convenience.

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following are some questions that you, as a stockholder of Maxim, may have regarding the merger and the other matters being considered at the special meeting and brief answers to those questions. EpiCept and Maxim urge you to read carefully the remainder of this proxy statement/ prospectus, including the documents attached to this proxy statement/ prospectus, because the information in this section does not provide all the information that might be important to you regarding the merger and the other matters being considered at the special meeting.

Q:	Why are EpiCept and Maxim proposing the merger? (See pages 45 and 46)

A:	EpiCept and Maxim are proposing the merger because they believe the resulting combined company will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital and growth potential than either company would have separately.

EpiCept and Maxim believe that the merger may result in a number of benefits, including:

• a broader, more balanced portfolio of product candidates, with significant market potential;

• the opportunity for each company’s stockholders to participate in the potential growth of the combined company after the merger;

• the synergies that could be created in combining the research, development and technological strengths of EpiCept and Maxim; and

• efficiencies created by eliminating redundant expenses.

Q:	What percentage of EpiCept will the former Maxim stockholders, option holders and warrant holders own collectively immediately following the merger? (See page 62)

A:	Upon completion of the merger, the former Maxim stockholders, option holders and warrant holders will collectively own approximately 28% of the combined company.

Q:	What will a Maxim stockholder receive in exchange for Maxim stock in the merger? (See page 62)

A:	Each Maxim stockholder will receive 0.194034 of a share of EpiCept common stock for each share of Maxim common stock they own, and cash in lieu of fractional shares. We refer to this as the “exchange ratio.” The merger agreement allows EpiCept, at any time before the closing of the merger, to issue EpiCept common stock to raise additional capital. If EpiCept issues shares of EpiCept common stock in the circumstances described above, the exchange ratio will be adjusted upward so that the former Maxim stockholders will still own approximately 28% of the combined company after the completion of the merger. The effect of this is that any such equity issuance by EpiCept will dilute EpiCept’s stockholders only, and not Maxim’s stockholders. If such issuance occurs, the exchange ratio will be (A) 0.388889 multiplied by (B) a fraction the numerator of which is (x) 14,173,791 plus (y) the number of any additional shares of EpiCept common stock issued by EpiCept and the denominator of which is 28,407,570. EpiCept is in the process of finalizing negotiations for a $2 million short term debt financing which would be converted into EpiCept common stock immediately prior to the closing of the merger. If this financing occurs, the exchange ratio will be appropriately adjusted.

Q:	Will Maxim stockholders be able to trade the EpiCept common stock that they receive in the merger? (See page 18)

A:	EpiCept and Maxim anticipate that the common stock of EpiCept to be received by stockholders of Maxim in the merger will be listed for trading on the Nasdaq National Market and on the OM Stockholm Exchange under the symbol “EPCT.” EpiCept will apply for listing on the Nasdaq National Market and the OM Stockholm Exchange and, in order to be listed, will be required to meet the initial listing requirements established by those regulatory bodies. EpiCept has agreed to use best efforts to take all actions necessary to authorize for listing on the Nasdaq National Market and the OM Stockholm Exchange the shares of EpiCept common stock to be issued in the merger. In addition, it is a condition to completion of the merger that the shares of EpiCept common stock to be issued in the merger are authorized for listing on the Nasdaq National Market. Please see the risk factors listed on page 36 associated with these listings.

Q:	Who will be the directors of EpiCept following the merger? (See page 69)

A:	Following the merger, the board of directors of EpiCept is expected to consist of seven members, of which two will be designated by Maxim and five will be designated by EpiCept.

Q:	What stockholder approval is needed to complete the merger? (See page 41)

A:	Holders of a majority of the outstanding shares of Maxim common stock must approve and adopt the merger agreement and approve the merger.

Q:	What do I need to do now? (See page 42)

A:	After carefully reading and considering the information contained in and incorporated into this proxy statement/ prospectus, please submit your proxy card according to the instructions on the enclosed proxy card as soon as possible. If you do not submit a proxy card or attend the special meeting and vote in person, your shares will not be represented or voted at the meeting. This will have the same effect as voting against the proposal to approve the merger agreement.

Q:	If my shares of Maxim common stock are held in “street name” by my bank or broker, will my bank or broker vote my shares for me? (See page 42)

A:	Your bank or broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker.

Without instructions from you on how to vote your shares, your bank or broker will not have discretionary authority to vote your shares on the matters currently proposed to be presented at the special meeting. As a result, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum at the Maxim special meeting. However, a broker non-vote will not be entitled to vote on the proposal to adopt the merger agreement, and thus a broker non-vote will have the effect of a vote against this proposal.

Q:	If I am a Maxim stockholder, what do I do if I want to change my vote after I have submitted my proxy? (See page 42)

A:	You may change your vote at any time before your proxy is voted at the Maxim special meeting. There are three ways for you to do this:

• by delivering to the secretary of Maxim a signed notice that you wish to revoke your proxy;

• by delivering to the secretary of Maxim a signed and later-dated proxy; or

• by attending the Maxim special meeting and voting in person.

If your shares are held in “street name” by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank’s or broker’s instructions to change your vote.

Q:	When do you expect the merger to be completed? (See page 61)

A:	EpiCept and Maxim are working to complete the merger as quickly as possible. EpiCept and Maxim hope to complete the merger in the fourth quarter of 2005.

Q:	Will the merger trigger the recognition of gain or loss for United States federal income tax purposes for Maxim stockholders? (See page 56)

A:	The merger is not expected to result in any gain or loss for the Maxim stockholders who exchange their Maxim common stock for EpiCept common stock. The closing of the merger is conditioned upon the receipt by Maxim and EpiCept of opinions that the merger will constitute a reorganization for United States federal income tax purposes. Assuming the merger does constitute a reorganization, subject to the limitations and qualifications described in “The Merger — Material United States Federal Income Tax Consequences of the Merger,” Maxim stockholders generally will not recognize gain or loss for United

v

States federal income tax purposes by exchanging their Maxim common stock for EpiCept common stock in the merger (except to the extent they receive cash in lieu of a fractional share of EpiCept common stock). The tax consequences to Maxim stockholders will depend on each stockholder’s own circumstances. Each Maxim stockholder should consult with his, her or its tax advisor for a full understanding of the tax consequences of the merger to that stockholder.

Q:	Should Maxim stockholders send in their stock certificates now? (See page 63)

A:	No. After the merger is completed, EpiCept will send you written instructions for exchanging your Maxim stock certificates for EpiCept stock certificates.

Q:	Will a proxy solicitor be used?

A:	Yes. Maxim has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and Maxim estimates that it will pay a fee not to exceed $30,000 for such services and will also reimburse them for out-of-pocket expenses incurred in connection with such solicitation.

Q:	Whom should I call with questions? (See page 42)

A:	If you have any questions about the merger, how to submit your proxy or other matters discussed in this proxy statement/ prospectus or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact MacKenzie Partners, Inc. If you are located in North America, please call toll free at 800-322-2885 or direct at 212-929-5500. If you are located in Europe, please call +44-207-170-4155. If you are located in Sweden, you can call direct at +46-8-775-02-18. Stockholders in Sweden may also fax their proxy cards to +46-8-775-01-95.

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you.
      You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Information Regarding Forward-Looking Statements” on page 39 of this document.
      This proxy statement/ prospectus contains trademarks, tradenames, service marks, and service names of EpiCept, Maxim, and other companies.
The Companies (See pages 89 and 132)

EpiCept Corporation
      EpiCept is a specialty pharmaceutical company focused on the development and commercialization of topically-delivered prescription pain management therapeutics. EpiCept has six product candidates in clinical development; three in late-stage development that are ready to enter, or have entered, Phase IIb or Phase III clinical trials, and three that have completed initial Phase II clinical trials. All of EpiCept’s product candidates target moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. EpiCept’s product candidates utilize proprietary formulations and several topical delivery technologies to administer United States Food and Drug Administration, or FDA approved pain management therapeutics, or analgesics.
      EpiCept was incorporated in Delaware in 1993. EpiCept has a 100% owned subsidiary, EpiCept GmbH, based in Munich, Germany, which is engaged in research and development activities on EpiCept’s behalf. EpiCept’s principal executive offices are located at 270 Sylvan Avenue Englewood Cliffs, New Jersey 07632, and its telephone number is (201) 894-8980. EpiCept’s website address is www.epicept.com. EpiCept’s website, and the information contained in the website, is not a part of this proxy statement/ prospectus.

Magazine Acquisition Corp.
      Magazine Acquisition Corp. is a wholly-owned subsidiary of EpiCept that was recently incorporated in Delaware solely for the purpose of the merger. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as EpiCept.

Maxim Pharmaceuticals, Inc.
      Maxim is a biopharmaceutical company dedicated to developing innovative cancer therapeutics. Maxim has completed one Phase III clinical trial of Ceplenetm plus Interleukin-2 combination therapy as a remission maintenance therapy for patients with acute myeloid leukemia. Maxim is also engaged in the discovery and development of small-molecule apoptosis inducers and inhibitors to treat a wide range of disorders, including cancers and degenerative diseases. Using its proprietary high-throughput screening technology and its chemical genetics approach, several lead compounds have been identified. Current efforts continue toward the development of these compounds either internally or through strategic collaborative arrangements.
      Maxim was incorporated in Delaware in 1954 under the name “Wilco Oil & Minerals, Corp.” and has existed under various names since then. In 1993, Maxim merged with Syntello Vaccine Development AB, a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition. Upon completion of the merger, Maxim changed its name to “Syntello, Inc.” and commenced its operations as a biopharmaceutical company. Maxim’s proprietary technologies, which target the treatment and prevention of cancer and infectious disease, were acquired during and following the merger with Syntello. Maxim sold its medical diagnostic division in 1994 and sold Syntello in July 1996. Since December 1995, Maxim has operated under the name “Maxim Pharmaceuticals, Inc.”

      Maxim’s principal executive offices are located at 8899 University Center Lane, Suite 400, San Diego, California 92122, and its telephone number is (858) 453-4040. Maxim’s website address is www.maxim.com. Maxim’s website, and the information contained in the website, is not a part of this proxy statement/ prospectus.

The Combined Company
      EpiCept’s principal executive office will be the combined company’s principal office. As a result of the merger, EpiCept’s stockholders before the merger will own approximately 72% of the combined company. The combined company’s board of directors will consist of five current EpiCept directors and two current Maxim directors. In addition, EpiCept’s current management team initially will be responsible for the day-to-day management of the combined company.
Risks Associated with EpiCept, Maxim and the Merger (See page 19)
      The merger poses a number of risks to each company and its respective stockholders. In addition, both EpiCept and Maxim are subject to various risks associated with their businesses and their industry. These risks are discussed in detail under the caption “Risk Factors” beginning on page 19. You are encouraged to read and consider all of these risks carefully.
Special Meeting (See page 40)
      The purpose of the Maxim special meeting is to hold a vote on the merger agreement and related matters. The Maxim special meeting will be held on December 21, 2005, at 8:00 a.m., local time, at Maxim’s headquarters located at 8899 University Center Lane, San Diego, California 92122.
Recommendation of Maxim’s Board of Directors (See page 48)
      After careful consideration, the Maxim board of directors has unanimously approved the merger agreement and the merger and has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, the stockholders of Maxim. Therefore, the Maxim board of directors recommends Maxim stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger.
Opinion of Maxim’s Financial Advisor (See page 48)
      In connection with the merger, Piper Jaffray & Co., Maxim’s financial advisor, delivered a written opinion to the Maxim board of directors as to the fairness, from a financial point of view, of the exchange ratio specified in the merger agreement to the holders of Maxim common stock. The full text of Piper Jaffray’s written opinion, dated September 6, 2005, is attached to this document as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Piper Jaffray’s opinion is addressed to the Maxim board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.
Record Date (See page 41)
      The Maxim board of directors has fixed the close of business on November 11, 2005, as the record date for determining the holders of Maxim common stock entitled to notice of and to vote at the Maxim special meeting. As of the record date, 28,402,808 shares of Maxim common stock were outstanding.
Voting Power (See page 41)
      Each record holder of shares of Maxim common stock will be entitled at the special meeting to one vote for each share of Maxim common stock held on the record date.

Maxim Proposals (See page 41)
      Maxim stockholders are being asked to vote on a proposal to approve and adopt the merger agreement and approve the merger and a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger. The merger agreement provides that it is a condition to completion of the merger that the proposal to approve and adopt the merger agreement and approve the merger be approved by the stockholders of Maxim. Approval of this proposal requires an affirmative vote of a majority of the outstanding shares of Maxim common stock. Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares casting votes at the special meeting, excluding abstentions. Because approval of such adjournment is based on the affirmative vote of a majority of shares casting votes at the special meeting, abstentions will be excluded from the vote on this proposal.
Voting Agreement (See page 73)
      The directors and executive officers of Maxim, who in the aggregate hold less than 1% of the outstanding Maxim common stock, have agreed to vote their shares in favor of adoption of the merger agreement and approval of the merger and related transactions.
Interests of Maxim’s Directors and Executive Officers (See page 60)
      Upon completion of the merger and the issuance of EpiCept common stock in the merger, the directors and officers of Maxim, along with those individuals who were directors and officers of Maxim since the beginning of the fiscal year ended September 30, 2005, will collectively beneficially own less than 1% of the outstanding stock of EpiCept, calculated on the basis set forth under “EpiCept Principal Stockholders”.
      Some directors and executive officers of Maxim have interests in the merger that are different from, and in addition to, the interests of Maxim stockholders generally.
      After the closing of the merger, Larry G. Stambaugh, Maxim’s current President and Chief Executive Officer, and John D. Prunty, Maxim’s current Vice President, Finance and Chief Financial Officer, are not expected to continue their employment with the combined company. In connection with the termination of their employment after the closing, Messrs. Stambaugh and Prunty will be entitled to certain severance payments and Mr. Prunty will be entitled to acceleration of vesting with respect to certain stock options held by him.
      In addition, EpiCept has agreed to assume Mr. Stambaugh’s indemnification agreement, which provides for indemnification of Mr. Stambaugh for certain excise taxes, if any, under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, that may arise as a result of the forgiveness of the loan made by Maxim to Mr. Stambaugh on December 8, 2000, as amended on December 8, 2001.
      After the closing, John F. Bedard, a current director of Maxim, and a second current director of Maxim to be named by Maxim prior to the closing will join the combined company’s board of directors. In addition, after the closing, Dr. Ben Tseng, Maxim’s current Vice President, Research, will become the combined company’s Chief Scientific Officer. After the closing, Mr. Bedard and Dr. Tseng may be granted options to purchase shares of EpiCept common stock.
Structure and Effects of the Merger (See page 61)
      At the completion of the merger, Magazine Acquisition Corp. will be merged with and into Maxim, and Maxim will continue as the surviving corporation of the merger and a wholly-owned subsidiary of EpiCept.
Treatment of Maxim Stock Options and Warrants to Purchase Maxim Stock (See page 62)
      After the completion of the merger, each outstanding Maxim option granted under Maxim’s Amended and Restated 1993 Long Term Incentive Plan, and each outstanding Maxim option granted under the other Maxim stock option plans, with an exercise price of $20.00 per share or less, will be assumed by EpiCept and will become an option to purchase EpiCept common stock. Maxim has obtained the agreement of each holder of options granted under the 1993 Plan, with an exercise price above $20.00 per share, to the termination of those options immediately prior to the completion of the merger and will take action under the other plans so that each outstanding Maxim option granted under the other Maxim stock option plans that has an exercise price above $20.00 per share will terminate on or prior to the completion of the merger. Warrants to purchase shares of Maxim stock will be converted into warrants to purchase shares of EpiCept common stock after completion of the merger. The number of shares covered by the options and warrants that are assumed by EpiCept will be adjusted based on the exchange ratio in the merger agreement. The applicable exercise price will also be correspondingly adjusted.
Completion and Effectiveness of the Merger (See page 61)
      EpiCept and Maxim expect to complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.
      EpiCept and Maxim are working toward satisfying the conditions to the merger, and hope to complete the merger as soon as practicable following the special stockholder meeting.
Restrictions on Solicitation of Alternative Transactions by EpiCept and Maxim (See page 66)
      The merger agreement contains restrictions on the ability of Maxim and EpiCept to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the equity or assets of either company. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if Maxim receives an unsolicited proposal from a third party to acquire a significant interest in Maxim that the Maxim board of directors determines in good faith is or is reasonably likely to result in a proposal that is superior to the merger, Maxim may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party.
Conditions to the Completion of the Merger (See page 69)
      EpiCept’s and Maxim’s obligations to complete the merger are subject to certain conditions described under the heading “The Merger Agreement — Conditions to the Completion of the Merger.”
Termination of the Merger Agreement and Payment of Certain Termination Fees (See page 70)
      EpiCept and Maxim may terminate the merger agreement by mutual agreement and under certain other circumstances. EpiCept and Maxim have agreed that if the merger agreement is terminated under the circumstances described under “The Merger Agreement — Payment of Termination Fee,” Maxim will pay EpiCept up to $1,400,000 in fees and expenses.
United States Federal Tax Consequences of the Merger (See page 56)
      The closing of the merger is conditioned upon the receipt by Maxim and EpiCept of opinions that the merger will constitute a reorganization for United States federal income tax purposes. Assuming the merger does constitute a reorganization, subject to the limitations and qualifications described in “The Merger — Material United States Federal Income Tax Consequences of the Merger,” Maxim stockholders will not recognize gain or loss for United States federal income tax purposes by exchanging their Maxim common stock for EpiCept common stock in the merger (except to the extent they receive cash in lieu of a fractional share of EpiCept common stock). This tax treatment may not apply to certain Maxim stockholders, as described in “The Merger — Material United States Federal Income Tax Consequences of the Merger.” Determining the actual tax consequences of the merger to you may be complex and will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences to you of the merger, including estate, gift, state, local or non-United States tax consequences of the merger.
Accounting Treatment of the Merger (See page 56)
      EpiCept, the acquiror, will account for the merger as an asset acquisition.

Appraisal Rights (See page 59)
      Under Delaware law, Maxim stockholders are not entitled to appraisal rights in connection with the merger.
Exchange of Maxim Stock Certificates (See page 62)
      Following the effective time of the merger, EpiCept will cause a letter of transmittal to be mailed to all holders of Maxim common stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.
Regulatory Approvals (See page 68)
      EpiCept and Maxim believe that the merger is not subject to the reporting obligations, statutory waiting periods or other approvals of any government agency.
Restrictions on the Ability to Sell EpiCept Common Stock (See page 59)
      All shares of EpiCept common stock you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of Maxim for the purposes of the Securities Act at the time the merger agreement is submitted to Maxim stockholders for adoption, in which case you will be permitted to sell the shares of EpiCept common stock you receive in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The registration statement of which this proxy statement/ prospectus forms a part does not register the resale of stock received by affiliates of Maxim in the merger.
Comparison of EpiCept and Maxim Stockholder Rights (See page 165)
      Upon completion of the merger, Maxim stockholders will become stockholders of EpiCept. The internal affairs of EpiCept are governed by EpiCept’s certificate of incorporation and bylaws. The internal affairs of Maxim are governed by Maxim’s certificate of incorporation and bylaws. Due to differences between the governing documents of EpiCept and Maxim, the merger will result in Maxim stockholders having different rights once they become EpiCept stockholders. Immediately prior to the completion of the merger, EpiCept will amend and restate its certificate of incorporation.

EPICEPT SELECTED HISTORICAL
CONSOLIDATED FINANCIAL INFORMATION
      The following EpiCept selected historical consolidated financial information is only a summary and you should read the following financial information together with “EpiCept Management’s Discussion and Analysis of Financial Condition and Results of Operations” and EpiCept’s consolidated financial statements and the notes thereto included elsewhere in this proxy statement/ prospectus.
      The following tables present EpiCept’s selected consolidated statement of operations and balance sheet data as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and as of June 30, 2005 and the six month periods ended June 30, 2004 and 2005. EpiCept’s consolidated statement of operations data for the years ended December 31, 2002, 2003 and 2004 and EpiCept’s consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from EpiCept’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus. EpiCept’s consolidated statement of operations data for the year ended December 31, 2001 and consolidated balance sheet data as of December 31, 2002 have been derived from EpiCept’s audited consolidated financial statements not included in this proxy statement/ prospectus. EpiCept’s consolidated statement of operations data for the year ended December 31, 2000 and EpiCept’s consolidated balance sheet data as of December 31, 2000 and 2001 and June 30, 2004 have been derived from EpiCept’s unaudited consolidated financial statements not included in this proxy statement/ prospectus. EpiCept’s consolidated balance sheet data as of June 30, 2005 and consolidated statements of operations for the six month periods ended June 30, 2005 and 2004 have been derived from EpiCept’s unaudited consolidated financial statements included elsewhere in this proxy statement/ prospectus.

	Years Ended December 31,					Six Months Ended June 30,

	2000	2001	2002	2003(1)	2004	2004	2005

	(Dollars in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$—	$—	$—	$377	$1,115	$618	$549

Operating expenses:
General and administrative	1,904	3,394	3,493	3,407	4,408	1,682	3,754 (3)
Research and development	2,784	4,085	4,874	1,641	1,785	763	942

Total operating expenses	4,688	7,479	8,367	5,048	6,193	2,445	4,696

Loss from operations	(4,688)	(7,479)	(8,367)	(4,671)	(5,078)	(1,827)	(4,147)
Other income (expense), net	(2,070)	186	(1,509)	(5,364)	(2,806)	(1,781)	(550)

Loss before benefit for income taxes	(6,758)	(7,293)	(9,876)	(10,035)	(7,884)	(3,608)	(4,697)
Benefit for income taxes	235	278	225	74	275	—	—

Net loss	(6,523)	(7,015)	(9,651)	(9,961)	(7,609)	(3,608)	(4,697)
Deemed dividend and redeemable convertible preferred stock dividends	(301)	(1,254)	(1,288)	(1,254)	(1,404)	(773)	(627)

Loss attributable to common stockholders	$(6,824)	$(8,269)	$(10,939)	$(11,215)	$(9,013)	$(4,381)	$(5,324)

Basic and diluted loss per common share(2)	$(1.05)	$(1.26)	$(1.66)	$(1.70)	$(1.34)	$(0.66)	$(0.78)

Weighted average shares outstanding(2)	6,507,323	6,551,622	6,597,638	6,602,871	6,732,797	6,672,782	6,835,375

						As of
	As of December 31,					June 30,

	2000	2001	2002	2003(1)	2004	2005

	(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,791	$5,356	$620	$8,007	$1,254	$1,310
Working capital (deficit)	9,896	4,590	(933)	4,518	(4,953)	(5,907)
Total assets	11,232	5,654	951	8,196	2,627	1,605
Long-term debt	5,709	5,407	7,085	10,272	11,573	13,623
Redeemable convertible preferred stock	17,147	19,201	20,456	24,099	25,354	25,981
Accumulated deficit	(22,998)	(30,013)	(39,664)	(50,411)	(59,292)	(64,595)
Total stockholders’ deficit	(13,931)	(21,174)	(31,430)	(43,652)	(52,379)	(57,071)

(1)	As restated, see Note 11 to EpiCept’s consolidated financial statements.

(2)	Share and per share amounts have been restated for each of the five years in the period ended December 31, 2004. See Note 11 to EpiCept’s consolidated financial statements for the effect on 2002, 2003 and 2004.

(3)	Includes $1.7 million write off of deferred initial public offering costs.

MAXIM SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
      The following Maxim selected historical financial information is only a summary and you should read the following financial information together with “Maxim Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Maxim’s consolidated financial statements and the notes thereto included elsewhere in this proxy statement/ prospectus.
      The following tables present Maxim’s selected consolidated statement of operations and balance sheet data for and as of the years ended September 30, 2000, 2001, 2002, 2003 and 2004 and as of June 30, 2005 and for the nine months ended June 30, 2004 and 2005. Maxim’s consolidated statement of operations data for the years ended September 30, 2002, 2003 and 2004 and balance sheet data as of September 30, 2003 and 2004 have been derived from Maxim’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus. Maxim’s consolidated statement of operations data for the nine months ended June 30, 2004 and 2005 and balance sheet data as of June 30, 2005 have been derived from Maxim’s unaudited consolidated financial statements included elsewhere in this proxy statement/ prospectus. Maxim’s consolidated balance sheet data as of September 30, 2002, and consolidated statement of operations and balance sheet data as of and for the years ended September 30, 2000 and 2001 have been derived from Maxim’s audited consolidated financial statements not included in this proxy statement/ prospectus.

	Years Ended September 30							Nine Months Ended

								June 30,	June 30,
	2000		2001	2002		2003	2004	2004	2005

	(Dollars in thousands, except per share data)
Statements Of Operations Data:
Collaboration and research revenue	$1,385		$3,247	$2,153		$3,830	$4,118	$3,493	$1,583
Research and development expenses	36,456		32,642	32,015		42,528	37,923	27,578	15,358
Net loss applicable to common stock	(82,502	)(1)	(37,323)	(64,323	)(2)	(45,456)	(44,968)	(30,489)	(21,758)
Net loss per share of common stock	(4.58)		(1.61)	(2.76)		(1.94)	(1.59)	(1.08)	(0.76)
Weighted average shares outstanding	18,018		23,220	23,274		23,444	28,212	28,101	28,589

	As of September 30					As of

						June 30,
	2000	2001	2002	2003	2004	2005

	(Dollars in thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$72,627	$20,439	$24,775	$32,861	$10,658	$4,662
Investments in marketable securities, available for sale	117,738	122,121	83,216	58,468	38,746	18,796
Total assets	232,994	190,756	125,644	107,347	64,185	35,430
Long-term debt and long-term capital lease obligations	698	1,760	1,684	828	96	—
Deficit accumulated during the development stage	(159,402)	(196,725)	(261,048)	(306,504)	(351,472)	(373,230)
Stockholders’ equity	215,949	180,647	116,733	95,237	53,399	31,823

(1)	Includes $42,300 of purchased in-process technology expensed as a result of the Cytovia acquisition.

(2)	Includes $28,179 resulting from the cumulative effect of an accounting change from the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets.”

EPICEPT AND MAXIM
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
      The following unaudited pro forma condensed consolidated financial statements give effect to the merger of EpiCept and Maxim in a transaction to be accounted for as an asset purchase by EpiCept. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of EpiCept and Maxim as of June 30, 2005, giving effect to the merger as if it occurred on June 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 combines the historical consolidated statement of operations of EpiCept for the year ended December 31, 2004 with the historical consolidated statement of operations of Maxim for the year ended September 30, 2004, adjusted to exclude the results of operations for the three months ended December 31, 2003 and to include the results of operations for the three months ended December 31, 2004. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2005 combines the historical consolidated statement of operations of EpiCept for the six months ended June 30, 2005 with the historical consolidated statement of operations of Maxim for the nine months ended June 30, 2005, adjusted to exclude the results of operations for the three months ended December 31, 2004. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 give effect to the merger as if it occurred on January 1, 2004 and reflect only pro forma adjustments expected to have a continuing impact on the results.
      These unaudited pro forma condensed consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or that may be realized in the future. To produce the unaudited pro forma financial information, EpiCept preliminarily allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information in preparing a preliminary value. To the extent there are significant changes to Maxim’s business, the assumptions and estimates herein could change significantly. Furthermore, the parties may have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of EpiCept and Maxim covering these periods, included in this proxy statement/ prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2005

			Pro Forma	Note 3	Consolidated
	EpiCept	Maxim	Adjustments	Reference	Pro Forma

	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,310	$4,662	—		$5,972
Investments in marketable securities	—	18,796	—		18,796
Prepaid expenses and other current assets	71	652	—		723

Total current assets	1,381	24,110	—		25,491
Property and equipment, net	82	2,497	(150)	Q	2,429
Restricted cash and cash equivalents	—	3,500	—		3,500
Deferred financing costs	78	—	(59)	E	19
Patents and licenses, net	—	4,923	(4,923)	D	—
Intangible assets	—	—	406	S	406
Other assets	64	400	—		464

Total assets	$1,605	$35,430	$(4,726)		$32,309

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$1,385	$1,158			$2,543
Accrued expenses	1,841	2,125	1,552	F	7,205
			(1,013)	G
			2,700	B
Warrant liability	878	—	(878)	H	—
Notes and loans payable, current portion	1,205	249	—		1,454
Deferred revenue, current portion	1,979	75	(75)	W	1,979

Total current liabilities	7,288	3,607	2,286		13,181

Notes and loans payable	13,623	—	(9,855)	G	3,768
Deferred revenue	5,980	—	—		5,980
Accrued and contingent interest	1,214	—	—		1,214
Deferred rent and other non-current liabilities	5	—	—		5

Total long term liabilities	20,822	—	(9,855)		10,967

Total liabilities	28,110	3,607	(7,569)		24,148
Commitments
Redeemable convertible preferred stock	25,981	—	(25,981)	I	—
Warrants	4,584	—	(4,584)	J	—
Convertible preferred stock	8,226	—	(8,226)	I	—
Common stock	1	29	(29)	C	7
			6	G,I,J,A
Additional paid in capital	150	405,185	(405,185)	C	(107,517)
			878	H
			4,584	J
			34,203	I
			10,866	G
			41,388	A
			10,765	K
			4,741	L
			(58)	M
Accumulated deficit	(64,595)	(373,230)	373,230	C	(98,511)
			(1,552)	F
			(10,765)	K
			(4,741)	L
			58	M
			(59)	E
			(16,857)	R
Accumulated other comprehensive loss	(777)	(161)	161	C	(777)
Treasury stock	(75)	—	—		(75)

Total stockholders’ (deficit) equity	(57,070)	31,823	33,408		8,161

Total liabilities and stockholders’ (deficit) equity	$1,605	$35,430	$(4,726)		$32,309

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Year Ended December 31, 2004

			Pro Forma	Note 3	Consolidated
	EpiCept	Maxim	Adjustments	Reference	Pro Forma

	(Dollars in thousands, except share and per share amounts)
Revenue	$1,115	$3,062	—		$4,177

Operating expenses:
General and administrative	4,408	7,080	(59)	X	11,429
Business development and marketing	—	4,943	—		4,943
Research and development	1,784	35,541	788	N	38,165
			(16)	X
			68	Y
Provisions for note receivable and loan guarantee to/for officers	—	1,330	—		1,330

Total operating expenses	6,192	48,894	781		55,867

Loss from operations	(5,077)	(45,832)	(781)		(51,690)

Other income (expense):
Interest and investment income	40	1,205	—		1,245
Foreign exchange gain	(176)	—	—		(176)
Interest expense	(2,670)	(62)	1,705	T	(1,027)
Other	—	5			5

Other (expense) income, net	(2,806)	1,148	1,705		47

Loss before benefit for income taxes	(7,883)	(44,684)	924		(51,643)
Benefit for income taxes	275	—	—		275

Net loss	(7,608)	(44,684)	924		(51,368)
Redeemable convertible preferred stock dividends	(1,405)	—	1,405	P	—

Loss attributable to common stockholders	$(9,013)	$(44,684)	$2,329		$(51,368)

Basic and diluted loss per share	$(1.34)	$(1.58)			$(2.66)
Weighted average shares outstanding	6,732,797	28,356,192	(15,778,874)	O	19,310,115

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Six Months Ended June 30, 2005

			Pro Forma	Note 3	Consolidated
	EpiCept	Maxim	Adjustments	Reference	Pro Forma

	(Dollars in thousands, except share and per share amounts)
Revenue	$549	$1,220	—		$1,769

Operating expenses:
General and administrative	3,754	3,944	(28)	X	7,670
Business development and marketing	—	925	—		925
Research and development	942	8,409	299	N	9,676
			(8)	X
			34	Y
Provisions for note receivable and loan guarantee to/for officers	—	418	—		418

Total operating expenses	4,696	13,696	297		18,689

Loss from operations	(4,147)	(12,476)	(297)		(16,920)

Other income (expense):
Interest and investment income	16	324	—		340
Foreign exchange gain	322	—	—		322
Interest expense	(873)	(18)	397	U	(494)
Change in value of warrants and derivatives	(15)	—	15	V	—
Other	—	(1)	—		(1)

Other income (expense), net	(550)	305	412		167

Net loss	(4,697)	(12,171)	115		(16,753)
Redeemable convertible preferred stock dividends	(627)	—	627	P	—

Loss attributable to common stockholders	$(5,324)	$(12,171)	$742		$(16,753)

Basic and diluted loss per share	$(0.78)	$(0.43)			$(0.86)
Weighted average shares outstanding	6,835,375	28,602,799	(16,054,564)	O	19,383,610

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation
      On September 6, 2005, EpiCept and Maxim signed an Agreement and Plan of Merger under which a wholly-owned subsidiary of EpiCept will merge with and into Maxim in a transaction to be accounted for as an asset purchase by EpiCept. The assets and liabilities of Maxim will be recorded as of the acquisition date at their estimated fair values. The reported consolidated financial condition and results of operations of EpiCept after completion of the merger will reflect these values, but will not be restated retroactively to reflect historical consolidated financial position or results of operations at Maxim. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Maxim common stock outstanding at the closing of the merger will be exchanged for 0.194034 of a share of EpiCept common stock, plus cash in lieu of fractional shares. In addition, certain options and warrants to purchase Maxim common stock that are outstanding on the closing date will be assumed by EpiCept and will thereafter constitute an option or warrant to acquire the number of shares of EpiCept common stock determined by multiplying the number of shares of Maxim common stock subject to the option or warrant immediately prior to the merger by 0.194034, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed Maxim option or warrant divided by 0.194034, rounded up to the nearest whole cent. Each of these options and warrants will be subject to the same terms and conditions that were in effect for the related Maxim options and warrants. The merger is subject to customary closing conditions, including approval by Maxim stockholders.

2.	Purchase Price
      A preliminary estimate of the purchase price is as follows (table in thousands):

Fair value of EpiCept shares issued	$40,389
Estimated fair value of Maxim stock options exchanged for EpiCept stock options	621
Estimated fair value of Maxim warrants exchanged for EpiCept warrants	378

Subtotal	41,388
Estimated transaction costs incurred by EpiCept	2,700

Estimated purchase price	$44,088

      For pro forma purposes, the fair value of the EpiCept shares used in determining the purchase price was $7.33 per share, which is the implied price of EpiCept common stock based on (i) the average closing price of Maxim common stock on the two full trading days immediately preceding the public announcement of the merger, the trading day the merger was announced and the two full trading days immediately following such public announcement and (ii) the exchange ratio of 0.194034. The fair value of the EpiCept stock options and warrants exchanged was determined by using the Black-Scholes option pricing model with the following assumptions: stock price of $7.33, which is the value ascribed to the EpiCept shares in determining the purchase price; volatility of 85%; risk-free interest rate of 3.67%; and an expected life of 4.0 years.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For pro forma purposes, the estimated purchase price has been allocated based on a preliminary valuation of Maxim’s tangible and intangible assets and liabilities based on their estimated fair values as of June 30, 2005 (table in thousands):

Total current assets	$24,110
Property and equipment	2,347
Other assets	3,900
In-process technology	16,857
Intangible assets (assembled workforce)	406
Total current liabilities	(3,532)

Total	$44,088

      The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the merger is consummated.
      The purchase price allocation will remain preliminary until EpiCept completes a valuation of significant identifiable intangible assets acquired (including in-process research and development) and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after completion of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial statements.
      The estimated fair value attributed to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research projects that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the in-process research and development primarily represents the estimated fair value of Ceplene, Maxim’s drug currently in Phase III development for the treatment of advanced myeloid leukemia. The estimated fair value of the in-process research and development was determined based on a discounted forecast of the estimated net future cash flows for each project, adjusted for the estimated probability of technical success and Food and Drug Administration, or FDA, or European Agency for the Evaluation of Medicinal Products, or EMEA, approval for each research project. In-process research and development will be expensed immediately following completion of the merger.

3.	Pro Forma Adjustments
      (A) To record the value of the EpiCept common stock, stock options and warrants issued in the merger. Cash paid in lieu of fractional shares will be from existing cash balances and cannot be estimated at this time (see Note 2).
      (B) To record the estimated EpiCept transactions costs of $2.7 million; transactions costs incurred by Maxim will be expensed as incurred.
      (C) To eliminate Maxim’s historical stockholders’ equity accounts.
      (D) To eliminate Maxim’s capitalized patents and license acquisition costs.
      (E) To adjust EpiCept’s deferred financing costs to reflect the reduction in Senior Notes outstanding upon the completion of the merger.
      (F) To reflect the estimated liabilities assumed by EpiCept related to the change of control severance agreements. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statements of operations. However, this item will be recorded as an expense immediately following completion of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (G) To reflect the conversion of EpiCept’s tbg convertible loan of $2.5 million, bridge loan of $4.8 million, $3 million of Senior Notes and accrued interest of $1 million and $0.5 million in debt discount into common stock upon completion of the merger.
      (H) To eliminate the liability for warrants issued in connection with the Senior Notes issuance. Warrants associated with $3 million of Senior Notes converting into common stock will be canceled. Warrants associated with $1 million of Senior Notes will be exercised upon the completion of the merger.
      (I) To reflect the conversion of EpiCept preferred stock into common stock upon completion of the merger.
      (J) To reflect the exercise of the Preferred Stock bridge warrants upon completion of the merger.
      (K) To record the beneficial conversion feature arising from certain anti-dilution adjustments to EpiCept’s preferred stock as a result of the exercise of the bridge warrants. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statements of operations. However, this item will be recorded as an expense immediately following completion of the merger.
      (L) To record the impact of the beneficial conversion feature related to the conversion of $3 million of EpiCept’s Senior Notes into common stock at a discount to the fair value of EpiCept common stock. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statements of operations. However, this item will be recorded as an expense immediately following completion of the merger.
      (M) To record the change in fair value of warrants arising from the exercise into EpiCept common stock of 22,096 warrants issued in connection with the Senior Notes.
      (N) To adjust amounts related to Maxim’s patent costs.
      (O) To record the following adjustments:

	Year ended	Six months ended
	December 31, 2004	June 30, 2005

To eliminate Maxim’s historical weighted average shares outstanding	(28,356,192)	(28,602,799)
To reflect the issuance of EpiCept shares to Maxim shareholders’ to effect the merger	5,502,065	5,549,916
To reflect the issuance of EpiCept shares for the conversion of EpiCept’s preferred stock, convertible loans and exercise of warrants	12,124,851	12,124,851
To reflect a 1 for 4 reverse stock split, which is contingent on the closing of the merger, of EpiCept’s weighted historical shares outstanding	(5,049,598)	(5,126,532)

Pro Forma Adjustments weighted average shares outstanding	(15,778,874)	(16,054,564)

      (P) To eliminate the redeemable convertible preferred stock dividends.
      (Q) To record the adjustment of Maxim’s property and equipment at fair value. (See Note 2)
      (R) To record the estimated fair value of in-process research and development acquired in the merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statements of operations. However, this item will be recorded as an expense immediately following completion of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (S) To record the estimated fair value of intangible assets acquired in the merger.
      (T) To eliminate 2004 interest expense and beneficial conversion feature resulting from the conversion of the bridge loan into common stock upon the completion of the merger.
      (U) To eliminate 2005 interest expense upon conversion of the bridge loan and $3 million of the Senior Notes into common stock upon the completion of the merger.
      (V) To adjust the change in value of the warrants and derivatives upon the conversion of $3 million of the Senior Notes. Warrants associated with $1 million of Senior Notes will be exercised upon the completion of the merger.
      (W) To eliminate Maxim’s deferred revenue associated with a licensing agreement.
      (X) To record the amortization and depreciation on tangible assets acquired over its remaining estimated useful life.
      (Y) To record amortization of fair value of assembled workforce over its remaining estimated useful life.

COMPARATIVE PER SHARE DATA
      The following table sets forth selected historical share, net loss per share and book value per share information of EpiCept and Maxim and unaudited pro forma share, net loss per share and book value per share information after giving effect to the merger between EpiCept and Maxim, assuming that 0.194034 shares of EpiCept common stock had been issued in exchange for each outstanding share of Maxim common stock. The pro forma equivalent information of Maxim was derived using the historical share, net loss per share and book value per share information assuming that 0.194034 of a share of EpiCept common stock had been issued in exchange for each outstanding share of Maxim common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/ prospectus. The unaudited pro forma share, net loss per share and book value per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included in this proxy statement/ prospectus. The historical share, net loss per share and book value per share information is derived from unaudited consolidated financial statements of EpiCept and Maxim as of and for the six months ended June 30, 2005. The historical share and net loss per share information is derived from audited consolidated financial statements of EpiCept and from unaudited consolidated financial statements of Maxim as of and for the year ended December 31, 2004. The amounts set forth below are in thousands, except per share amounts.

	December 31, 2004

	EpiCept		Maxim

				Pro Forma
				Equivalent of
				One EpiCept
	Historical	Pro Forma	Historical	Share(1)

Basic and diluted loss per share attributable to common stockholders	$(1.34)	$(2.66)	$(1.58)	$(8.12)
Shares used in calculating loss per share attributable to common stockholders:
Basic and diluted	6,732,797	19,310,115	28,356,192	5,502,065

	June 30, 2005

	EpiCept		Maxim

				Pro Forma
				Equivalent of
				One EpiCept
	Historical	Pro Forma	Historical	Share(1)

Basic and diluted loss per share attributable to common stockholders	$(0.78)	$(0.86)	$(0.43)	$(2.19)
Book value per share	$(8.29)	$0.42	$1.11	$5.73
Shares used in calculating loss per share attributable to common stockholders:
Basic and diluted	6,835,375	19,383,610	28,602,799	5,549,916
Book value	6,885,375	19,396,110	28,602,799	5,549,916

(1)	These amounts were calculated by applying the exchange ratio of 0.194034 to the historical Maxim shares.

MARKET PRICE AND DIVIDEND INFORMATION
Maxim
      Maxim’s common stock currently trades on both the Nasdaq National Market and the OM Stockholm Exchange under the symbol “MAXM”. The following table shows the high and low sales price for the common stock by quarter, as reported by the Nasdaq National Market for the periods indicated:

	Price Range

Period	High	Low

Period Ended November 4, 2005
First Quarter (October 1 to November 4)	$1.43	$1.16
Fiscal Year Ended September 30, 2005
First Quarter	$3.70	$1.99
Second Quarter	3.09	1.61
Third Quarter	1.84	1.18
Fourth Quarter	1.65	1.25
Fiscal Year Ended September 30, 2004
First Quarter	$9.00	$5.85
Second Quarter	10.59	7.50
Third Quarter	10.45	7.46
Fourth Quarter	9.60	2.45
      On September 2, 2005, the last full trading day immediately preceding the public announcement date of the merger, and on November 4, 2005, the most recent practicable date prior to the mailing of this proxy statement/ prospectus, the last reported sales prices of Maxim’s common stock, as reported by the Nasdaq National Market, were $1.34 and $1.23 per share, respectively. You are encouraged to obtain current trading prices for Maxim’s common stock in considering whether to vote to approve the merger. As of November 11, 2005, there were approximately 280 holders of record of Maxim’s common stock. Maxim has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.
EpiCept
      EpiCept’s common stock is not listed for trading on any securities exchange, and EpiCept does not currently file reports with the SEC. Upon completion of the merger, it is anticipated that EpiCept’s common stock will be listed for trading on both the Nasdaq National Market and the OM Stockholm Exchange, and EpiCept will be an SEC reporting company.
      EpiCept has never declared or paid cash dividends on its capital stock. EpiCept does not anticipate paying any cash dividends on its capital stock in the foreseeable future. EpiCept currently intends to retain all available funds and any future earnings to fund the development and growth of its business.

RISK FACTORS
      You should consider the following risk factors in evaluating whether to vote for the approval and adoption of the merger agreement and the merger. These factors should be considered in conjunction with the other information included in this proxy statement/ prospectus. References to “we,” “us” and “our” in this “Risk Factors” section refer to the operations of the combined organization following the completion of the merger.
Risks Relating to the Merger

Some directors and executive officers of Maxim have interests that differ from those of Maxim stockholders in recommending that Maxim stockholders vote in favor of adoption of the merger agreement.
      Certain directors and executive officers of Maxim have interests in the merger as individuals that are different from, and in addition to, the interests of Maxim stockholders generally, including the following:

•	After the closing of the merger, Larry G. Stambaugh, Maxim’s current President and Chief Executive Officer, and John D. Prunty, Maxim’s current Vice President, Finance and Chief Financial Officer, are not expected to continue their employment with the combined company and in connection with their termination will be entitled to certain severance payments and Mr. Prunty will be entitled to acceleration of vesting with respect to certain stock options held by Mr. Prunty;

•	EpiCept has agreed to assume Mr. Stambaugh’s indemnification agreement providing for indemnification of Mr. Stambaugh for certain excise taxes, if any, that may arise as a result of the forgiveness of the loan made by Maxim to Mr. Stambaugh on December 8, 2000, as amended on December 8, 2001;

•	Upon the closing of the merger, Dr. Ben Tseng, Maxim’s current Vice President, Research, will become the combined company’s Chief Scientific Officer; and

•	EpiCept will maintain all rights to indemnification existing in favor of the Maxim directors and officers for their acts and omissions occurring prior to the completion of the merger and will maintain the directors’ and officers’ liability insurance to cover any such liabilities for six years following the completion of the merger.
      In addition, you should be aware that John F. Bedard will have a significant relationship with both companies due to his position as a current director of Maxim and a future director of EpiCept and that this relationship may have influenced his decision to vote in favor of the merger and to recommend that Maxim stockholders vote in favor of the merger and related transactions.
      Maxim stockholders should consider whether these interests may have influenced these executive officers and directors to vote in favor of the merger and to recommend that Maxim stockholders vote in favor of the merger agreement and the merger.

We will incur substantial expenses related to the merger.
      EpiCept and Maxim estimate that they will incur aggregate costs of approximately $4.7 million associated with the merger, of which approximately $0.1 million has been paid as of August 31, 2005, as well as severance costs relating to employees of Maxim of approximately $1.6 million. In addition, the combined organization expects to incur certain costs in connection with the integration of the two companies. Such costs cannot now be reasonably estimated, because they depend on future decisions to be made by management of the combined organization, but they could be material.

Maxim stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company following the merger.
      After the merger, Maxim stockholders will own a significantly smaller percentage of EpiCept than they currently own of Maxim. Following completion of the merger, Maxim stockholders will own approximately 28%

of the combined company. Consequently, Maxim stockholders will be able to exercise less influence over the management and policies of EpiCept than they currently exercise over the management and policies of Maxim.

If we do not successfully integrate the operations of EpiCept and Maxim and realize the expected benefits of the merger, our results of operations could be adversely affected.
      Achieving the expected benefits of the merger will depend in part upon the retention of key personnel from both EpiCept and Maxim and the successful integration of the operations, technology, vendors, suppliers and personnel of EpiCept and Maxim in a timely and efficient manner. Retention and integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions, strategic plans and other decisions. We do not know whether we will be successful in these retention and integration efforts and cannot give assurances that we will realize the expected benefits of the merger.
      In addition, successful integration of the operations of EpiCept and Maxim may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could have an adverse effect on the future business, financial condition and operating results of the combined organization.
Risks Affecting EpiCept, Maxim and the Combined Organization
      EpiCept and Maxim each currently face the following risks and, as a result, we also expect that we will face these risks following the completion of the merger.
Risks Relating to our Financial Condition

Each of EpiCept and Maxim have had limited operating activities, which may make it difficult for you to evaluate the success of our respective business to date and to assess our future viability.
      EpiCept’s and Maxim’s activities to date have been limited to organizing and staffing EpiCept’s and Maxim’s operations, acquiring, developing and securing EpiCept’s and Maxim’s technology, licensing product candidates, and undertaking preclinical and clinical studies and clinical trials. Neither EpiCept nor Maxim has yet demonstrated an ability to obtain regulatory approval, manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about the combined organization’s future success, viability or profitability based on EpiCept’s and Maxim’s historical operations.

EpiCept and Maxim each have a history of losses, and as a result the combined organization may not be able to generate sufficient net revenue from product sales in the foreseeable future.
      Each of EpiCept and Maxim has incurred significant losses since their inception, and each expects that it will experience net losses and negative cash flow for the foreseeable future. Since EpiCept’s inception in 1993, EpiCept has incurred significant net losses in each year. EpiCept’s losses have resulted principally from costs incurred in connection with EpiCept’s development activities and from general and administrative costs associated with EpiCept’s operations. EpiCept’s net loss for the fiscal year ended December 31, 2004 and for the six months ended June 30, 2005 was $7.6 million and $4.7 million, respectively. As of December 31, 2004 and June 30, 2005, EpiCept had an accumulated deficit of $59.3 million and $64.6 million, respectively. Maxim is a development-stage enterprise. Maxim has experienced net losses every year since Maxim’s inception. Maxim’s net losses applicable to common stock were $45.0 million and $21.8 million for the fiscal year ended September 30, 2004 and for the nine months ended June 30, 2005, respectively. As of September 30, 2004 and June 30, 2005, Maxim had an accumulated deficit of approximately $351.5 million and $373.2 million, respectively. Even if we succeed in developing and commercializing one or more of EpiCept’s or Maxim’s product candidates, we may never become profitable. Accordingly, we may never generate sufficient net revenue to achieve or sustain profitability.
      We expect to continue to incur increasing expenses over the next several years as we:

•	continue to conduct clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	develop, formulate and commercialize our product candidates;

•	implement additional internal systems and develop new infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.
      We expect that we will have large fixed expenses in the future, including significant expenses for research and development and general and administrative expenses. We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop and commercialize our product candidates, we will not be able to generate significant revenue from product sales or achieve profitability in the future. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

We may need substantial additional funding, may be unable to raise additional capital when needed and may not continue as a going concern. This could force us to delay, reduce or eliminate our product development and commercialization activities.
      Developing drugs, conducting clinical trials and commercializing products is time-consuming and expensive. Our future funding requirements will depend on many factors, including:

•	the progress and cost of our clinical trials and other development activities;

•	the costs and timing of obtaining regulatory approval;

•	the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patent and other intellectual property rights;

•	the cost and timing of securing manufacturing capabilities for our clinical product candidates and commercial products, if any;

•	the costs of establishing sales, marketing and distribution capabilities; and

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.
      We believe that, after giving effect to the merger, our existing cash resources will be sufficient to meet our projected operating requirements through the third quarter of 2006. However, we may need to raise additional capital or incur indebtedness to continue to fund our operations in the future. We cannot assure you that sufficient funds will be available to us when required or on satisfactory terms. If necessary funds are not available, we may have to delay, reduce the scope of or eliminate some of our development programs, which could delay the time to market for any of our product candidates.
      We may raise additional capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Our ability to raise additional capital will depend on financial, economic and market conditions and other factors, many of which are beyond our control. We cannot be certain that such additional funding will be available upon acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our then-existing stockholders may experience further dilution. Debt financing, if available, may subject us to restrictive covenants that could limit our flexibility in conducting future business activities. To the extent that we raise additional capital through collaboration and licensing arrangements, it may be necessary for us to relinquish valuable rights to our product candidates that we might otherwise seek to develop or commercialize independently.

If certain contingent liabilities of Maxim mature into actual liabilities, our cash reserves and financial condition could be adversely affected.
      Maxim has been named as a defendant in state and federal stockholder suits that were filed in 2004. The cases have been tendered to Maxim’s insurance carrier, which has denied coverage. In addition, on May 3, 2005, plaintiff Carolina Casualty Insurance Company filed a complaint in the United States District Court for the Southern District of California against Larry G. Stambaugh, Anthony E. Altig, Kurt R. Gehlsen, and Maxim’s

entire Board of Directors, seeking a declaratory judgment from the court that Maxim’s D&O insurance policy did not cover losses arising from the state and federal stockholder suits that were filed in 2004.
      Maxim disputes Maxim’s insurance carrier’s denial of coverage and fully intends to enforce Maxim’s rights under the policy. Maxim also intends to engage in a rigorous defense against Carolina Casualty Insurance Company’s claims. No assurances can be made that Maxim will be successful in enforcing its rights under the policy or defending the pending claims. If Maxim is not successful in Maxim’s enforcement of the policy or defense of such claims, Maxim could be forced to, among other things, make significant payments to resolve these claims, and such payments could have a material adverse effect on Maxim’s business, financial condition and results of operations if not covered by Maxim’s insurance carrier.
      On August 19, 2005, Maxim entered into an agreement with Larry G. Stambaugh, who has served as Maxim’s Chairman, President and Chief Executive Officer since 1993, regarding the forgiveness of all amounts owed (including principal and accrued interest) under a $2,850,000 full recourse, interest bearing, secured revolving promissory note made by Maxim to Mr. Stambaugh on December 8, 2000, as amended on December 8, 2001. The loan was originally made to replace a loan Mr. Stambaugh had with a third-party that was secured by shares of Maxim stock that he owned. The purpose of the loan was to avoid the necessity of Mr. Stambaugh selling Maxim stock during periods of market volatility and was viewed at the time to be in the best interests of Maxim and its stockholders. As reported in Maxim’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as of June 30, 2005 the loan had been written down to $264,000. This write-down resulted from Maxim’s evaluation of Mr. Stambaugh’s inability to repay the loan, which has been in default since December 2002. On August 3, 2005, Mr. Stambaugh forfeited all collateral securing the loan, including 203,333 shares of Maxim’s common stock and 1,563,667 of options to purchase Maxim’s common stock. Mr. Stambaugh is currently insolvent and unable to repay the outstanding balance of the loan. After extensively reviewing all related facts and circumstances, including Maxim’s then needs, prospects and contingency plans, Mr. Stambaugh’s then assets and liabilities, Maxim’s resulting inability to collect the loan indebtedness, and the best interests of Maxim’s stockholders and creditors, Maxim’s board of directors agreed to forgive the loan. The agreement relating to such forgiveness also provides for the release by Mr. Stambaugh of any and all claims that he may have against Maxim, its officers, directors, stockholders and certain of its other representatives with regard to any claims that he may have arising out of or in connection with the loan. In connection with the loan forgiveness, on August 19, 2005, Maxim entered into an indemnification agreement with Mr. Stambaugh. Pursuant to the indemnification agreement, Maxim agreed to indemnify Mr. Stambaugh for certain excise taxes, if any, under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, that may arise as a result of the forgiveness of the loan. These sections of the Internal Revenue Code relate to so called “golden parachute payments” made to certain individuals in connection with a change in ownership of a business. If the forgiveness of Mr. Stambaugh’s loan is found to be compensation paid contingent upon a change in ownership or control of Maxim, then Mr. Stambaugh would be subject to such excise taxes and EpiCept would be required to indemnify Mr. Stambaugh for such taxes, including the full amount of any additional taxes on the indemnification payments made to Mr. Stambaugh or on his behalf.

Our quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on our stock price.
      Our quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because we will be a relatively small company with no approved products. The level of our revenues, if any, and results of operations at any given time could fluctuate as a result of any of the following factors:

•	research and development expenses incurred in connection with our license agreement with Endo Pharmaceuticals and other license agreements;

•	results of our clinical trials;

•	our ability to obtain regulatory approval for our product candidates;

•	our ability to achieve milestones under our strategic relationships on a timely basis or at all;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	our ability to establish and maintain a productive sales force;

•	demand and pricing of any products we may offer;

•	physician and patient acceptance of our products;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	the effect of competing technological and market developments;

•	litigation involving patents, licenses or other intellectual property rights; and

•	product failures or product liability lawsuits.
      Until we obtain regulatory approval for any of our product candidates, we cannot begin to market or sell them. As a result, it will be difficult for us to forecast demand for our products with any degree of certainty. It is also difficult to predict the timing of the achievement of various milestones under our strategic relationships. In addition, we will be increasing our operating expenses as we develop product candidates and build commercial capabilities. Accordingly, we may experience significant, unanticipated quarterly losses. Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

EpiCept’s independent registered public accounting firm determined that a material weakness related to EpiCept’s internal controls and procedures existed, which could adversely impact EpiCept’s ability to report EpiCept’s consolidated financial results accurately and on a timely basis.
      As a result of numerous journal entry adjustments and corrections in connection with the audit of EpiCept’s 2004, 2003 and 2002 consolidated financial statements, and the restatement of EpiCept’s 2004, 2003, and 2002 consolidated financial statements, EpiCept’s independent registered public accounting firm communicated a reportable condition constituting a material weakness related to EpiCept’s internal control over financial reporting. This reportable condition is a continuation of the reportable condition cited by our independent registered public accounting firm in connection with previous audits. The financial statement restatements related to EpiCept’s accounting for revenue recognition, the recording of a contingent reverse stock split, and cash flow reporting of noncash deferred initial public offering costs. See Note 11 to EpiCept’s consolidated financial statements.
      EpiCept’s independent registered public accounting firm has made various recommendations to improve EpiCept’s financial reporting internal controls, including establishing formal technical accounting training for financial personnel, reviewing EpiCept’s internal financial and accounting resources, performing periodic detailed financial analysis of EpiCept’s and its German subsidiary’s financial results, documenting EpiCept’s conclusions on technical accounting issues and determinations on a timely basis and ensuring the technical proficiency of EpiCept’s audit committee to oversee EpiCept’s financial reporting function. EpiCept is addressing these issues and has acted upon many of these recommendations. EpiCept hired a Chief Financial Officer in the second quarter of 2004. EpiCept also hired a certified public accountant for EpiCept’s finance department. EpiCept has installed a new general ledger system and adopted stricter journal entry authorization procedures. EpiCept has had only limited experience with the improvements it has made to date. EpiCept cannot assure you that the steps EpiCept has taken to date or any future measures will remediate the material weakness identified by EpiCept’s independent registered public accounting firm or that EpiCept will implement and maintain adequate controls over EpiCept’s financial reporting in the future. EpiCept’s independent registered public accounting firm has not evaluated the steps EpiCept has taken or intends to take to address the material weakness described above. EpiCept cannot assure you that additional material weaknesses or reportable conditions in EpiCept’s financial reporting internal controls will not be discovered in the future. Any failure to remediate any reported material weaknesses or implement required new or improved internal controls, or difficulties encountered in their implementation, could cause EpiCept to fail to meet EpiCept’s reporting obligations or result in material misstatements in EpiCept’s consolidated financial statements. Inadequate internal controls could also cause investors to lose confidence in EpiCept’s reported financial statements, which could result in a decline in value for EpiCept’s stock.
      In addition, in connection with its 2006 audit, EpiCept will be required to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of EpiCept’s internal control over financial reporting and an attestation to, and testing and assessment of, EpiCept’s internal control over financial reporting by EpiCept’s independent registered public accounting firm. While EpiCept has begun the development and execution of a plan to ensure the effectiveness of EpiCept’s internal control over financial reporting, EpiCept’s failure to satisfy the requirements of Section 404(a) on a timely basis could result in a decline in the value of EpiCept’s common stock.

EpiCept’s recurring losses and stockholders’ deficit has raised substantial doubt regarding EpiCept’s ability to continue as a going concern.
      EpiCept’s recurring losses from operations and EpiCept’s stockholders’ deficit raise substantial doubt about EpiCept’s ability to continue as a going concern and as a result EpiCept’s independent registered public accounting firm included an explanatory paragraph in its report on EpiCept’s consolidated financial statements for the year ended December 31, 2004 with respect to this uncertainty. EpiCept will need to raise additional debt or equity capital to fund EpiCept’s product development efforts and to meet EpiCept’s obligations, including servicing EpiCept’s existing indebtedness and performing EpiCept’s contractual obligations under EpiCept’s license agreements and strategic alliances. In addition, the perception that EpiCept may not be able to continue as a going concern may cause others to choose not to deal with EpiCept due to concerns about EpiCept’s ability to meet EpiCept’s contractual obligations.
Clinical and Regulatory Risks

If we are unable to successfully design, conduct and complete clinical trials, we will not be able to obtain regulatory approval for product candidates, which could delay or prevent us from being able to generate revenue from product sales.
      Neither EpiCept nor Maxim currently have any products for sale, and neither EpiCept nor Maxim can guarantee you that the combined organization will ever have marketable products. Before our product candidates can be commercialized, we or our partners must submit a New Drug Application, or NDA, to the FDA. The NDA must demonstrate that the product candidate is safe and effective in humans for its intended use. To support our NDAs, we or our partners must conduct extensive human tests, which are referred to as clinical trials. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources.
      Each of EpiCept and Maxim currently have several product candidates in various stages of clinical testing. Maxim has not completed final testing for efficacy or safety in humans for the diseases Maxim proposes to treat with Ceplene and Maxim’s other product candidates. The results of pre-clinical studies and early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. For example, in September 2004, Maxim announced that Maxim’s confirmatory M0104 trial of Ceplene in combination with IL-2 for the treatment of advanced malignant melanoma patients with liver metastases failed to demonstrate an improvement in overall patient survival, the primary endpoint. As a result, Maxim withdrew Maxim’s pending NDA seeking approval of Ceplene therapy to treat advanced malignant melanoma patients with liver metastases.
      All of EpiCept’s and Maxim’s product candidates, and therefore the combined organization’s product candidates, are prone to the risks of failure inherent in drug development and testing. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of EpiCept’s and Maxim’s product candidates may not be sufficient to support FDA approval, or FDA officials could interpret the data differently than we do. The FDA may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during regulatory review.
      Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales, and our stock price will likely decline.

We may not obtain regulatory clearance to market our product candidates on a timely basis, or at all.
      Our product candidates will be subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA, EMEA, and other governmental and similar international regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. Even if we believe that preclinical and clinical data are sufficient to support regulatory approval for a drug candidate, the FDA, EMEA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. The FDA, EMEA or similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA, EMEA or similar international regulators may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates, and we may not generate revenues from the commercial sale of any of our products.

Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.
      We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our studies. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. For example, in May 2004, Maxim announced the results of an international Phase III clinical trial testing the combination of Ceplene plus IL-2 in patients with acute myeloid leukemia, or AML, in complete remission. The primary endpoint of the Phase III trials was achieved using intent-to-treat analysis, as patients treated with the Ceplene plus IL-2 combination therapy experienced a statistically significant increase in leukemia-free survival compared to patients in the control arm of the trial. In January 2005, Maxim announced that based on ongoing correspondence with the FDA, as well as consultations with external advisors, it determined that an additional Phase III clinical trial would be necessary to further evaluate Ceplene plus IL-2 combination therapy for the treatment of AML patients in complete remission before applying for regulatory approval in the United States. We currently anticipate filing an application for approval in Europe during the first half of 2006 based on the results of Maxim’s AML clinical trial. However, we have no assurance that (i) the EMEA or similar regulatory agencies will not require an additional Phase III trial, (ii) the EMEA or similar regulatory agencies would approve regulatory filings for drug approval, or (iii) if an additional Phase III trial is required, that the results from such additional Phase III trial would confirm the results from the first Phase III trial.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.
      Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we and our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications;

•	impose restrictions on operations;

•	close the facilities of manufacturers; or

•	seize or detain products or require a product recall.
      In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

Even if the FDA approves our product candidates, the approval will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.
      Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. In addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain FDA approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.
      While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the FDA for review. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.
      Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence or continue a study;

•	delays in reaching agreement on acceptable clinical trial parameters;

•	slower than expected rates of patient recruitment and enrollment;

•	inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.
      We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.

The use of FDA-approved therapeutics in EpiCept’s product candidates could require us to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.
      EpiCept’s product candidates utilize proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. Although the therapeutics utilized in EpiCept’s product candidates are FDA-approved, we may still be required to conduct preclinical studies and clinical trials to determine if EpiCept’s product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical studies and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical studies to establish that EpiCept’s delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process.

In some instances, we rely on third parties, over which we have little or no control, to conduct clinical trials for our products and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.
      The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other contractors to assist us with clinical testing and certain research and development activities, such as Maxim’s agreement with Myriad related to the MX90745 series of apoptosis-inducer anti-cancer compounds. As a result, our success is dependent upon the success of these outside parties in performing their responsibilities. Although each of EpiCept and Maxim believes the contractors are economically motivated to perform on their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such contractors. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed.
      Pursuant to EpiCept’s license agreement with Adolor for LidoPAIN SP, Adolor is responsible for conducting clinical studies relating to LidoPAIN SP in North America. In addition, Adolor has the exclusive control over, and authority and responsibility for, the North American regulatory strategies relating to LidoPAIN SP, including the preparation and filing of all documents submitted to the FDA. In addition, Maxim expects to rely on Schering Corporation related to Maxim’s Phase II M0406 clinical trial in non-responder hepatitis C patients and our agreement with Myriad related to the MX90745 series of apoptosis-inducer anti-cancer compounds. We may enter into similar agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if Adolor or these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, Adolor or these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.
Risks Relating to Commercialization

If we fail to enter into and maintain successful strategic alliances for our product candidates, we may have to reduce or delay our product commercialization or increase our expenditures.
      Our strategy for developing, manufacturing and commercializing potential product candidates in multiple therapeutic areas currently requires us to enter into and successfully maintain strategic alliances with pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to advance our development programs and reduce our expenditures on each development program and market any products that we may develop. EpiCept has formed a strategic alliance with Adolor with respect to EpiCept’s LidoPAIN SP product candidate and with Endo with respect to EpiCept’s LidoPAIN BP product candidate. Although we have ongoing discussions with other companies with respect to certain of our product candidates, we may not be able to negotiate additional strategic alliances on acceptable terms, or at all.
      We intend to rely on collaborative partners to market and sell Ceplene in international markets, if approved for sale in such markets. We have not yet entered into any collaborative arrangements with respect to marketing or selling Ceplene with the exception of agreements relating to Australia, New Zealand and Israel. We cannot assure you that we will be able to enter into any such arrangements on terms favorable to us, or at all.
      If we are unable to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our product development or commercialization programs, or undertake the various activities at our own expense. In addition, our dependence on strategic alliances is subject to a number of risks, including:

•	the inability to control the amount or timing of resources that our collaborators may devote to developing the product candidates;

•	the possibility that we may be required to relinquish important rights, including intellectual property, marketing and distribution rights;

•	the receipt of lower revenues than if we were to commercialize such products ourselves;

•	our failure to receive future milestone payments or royalties should a collaborator fail to commercialize one of our product candidates successfully;

•	the possibility that a collaborator could separately move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;

•	the possibility that our collaborators may experience financial difficulties;

•	business combinations or significant changes in a collaborator’s business strategy that may adversely affect that collaborator’s willingness or ability to complete its obligations under any arrangement; and

•	the chance that our collaborators may operate in countries where their operations could be negatively impacted by changes in the local regulatory environment or by political unrest.

If the market does not accept and use our product candidates, we will not achieve sufficient product revenues and our business will suffer.
      Even if we receive regulatory approval to market our product candidates, physicians, patients, healthcare payors and the medical community may not accept and use them. The degree of market acceptance and use of any approved products will depend on a number of factors, including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•	cost effectiveness of our products relative to competing products;

•	relative convenience and ease of administration;

•	availability of reimbursement for our products from government or healthcare payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors.
      Because we expect to rely on sales and royalties generated by our current lead product candidates for a substantial portion of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional funding to continue our other development programs.

Our product candidates could be rendered obsolete by technological change and medical advances, which would adversely affect the performance of our business.
      Our product candidates may be rendered obsolete or uneconomical by the development of medical advances to treat the conditions that our product candidates are designed to address. Pain management therapeutics are the subject of active research and development by many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy we developed. Technological advances affecting costs of production could also harm our ability to cost-effectively produce and sell products.

We have no manufacturing capacity and anticipate continued reliance on third parties for the manufacture of our product candidates.
      We do not currently operate manufacturing facilities for our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates. We currently rely on a single contract manufacturer for each product candidate to supply, store and distribute drug supplies for our clinical trials. Any performance failure or delay on the part of our existing manufacturers could delay clinical development or regulatory approval of our product candidates and commercialization of our drugs, producing additional losses and depriving us of potential product revenues.
      If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, the product will need to be manufactured in larger quantities. Since to date our product candidates have only been manufactured in small quantities for preclinical and clinical trials, our third party manufacturers may not be able to successfully increase their manufacturing capacity in a timely or economical manner, or at all. We may be forced to identify alternative or additional third party manufacturers, which may prove difficult because the number of potential manufacturers is limited and the FDA must approve any replacement contractor prior to manufacturing our products. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. If we are unable to successfully increase the manufacturing capacity for a drug candidate in a timely and economical manner, the regulatory approval or commercial launch of any related products may be delayed or there may be a shortage in supply, both of which may have an adverse effect on our business.
      Our product candidates require precise, high quality manufacturing. A failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or DEA, and corresponding state agencies to ensure strict compliance with current Good Manufacturing Practice and other applicable government regulations and corresponding foreign standards; however, we do not have control over third party manufacturers’ compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, third-party manufacturers must pass a preapproval inspection before we can obtain marketing approval for any of our products in development.
      Furthermore, our existing and future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our product candidates. Even if any third party manufacturer or licensee makes improvements in the manufacturing process for our product candidates, we may not own, or may have to share, the intellectual property rights to such innovation. In the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We may be the subject of costly product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.
      The risk of product liability is inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

•	delays in, or failure to complete, our clinical trials;

•	withdrawal of clinical trial participants;

•	decreased demand for our product candidates;

•	injury to our reputation;

•	litigation costs;

•	substantial monetary awards against us; and

•	diversion of management or other resources from key aspects of our operations.
      If we succeed in marketing our products, product liability claims could result in an FDA investigation of the safety or efficacy of our products or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications for which our products may be used, or suspension or withdrawal of approval.
      Although EpiCept and Maxim each currently maintain product liability insurance that covers their respective clinical trials, we cannot be certain that the coverage limits of the combined insurance policies or those of our strategic partners will be adequate. We further intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. However, insurance coverage is increasingly expensive. We may not be able to obtain additional insurance or maintain our existing insurance coverage at a reasonable cost or at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

The coverage and reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market our products.
      Our ability to commercialize any products successfully will depend in part on the extent to which reimbursement will be available from governmental and other third-party payors, both in the United States and in foreign markets. Even if we succeed in bringing one or more products to the market, the amount reimbursed for our products may be insufficient to allow them to compete effectively with products that are reimbursed at a higher level. If the price we are able to charge for any products we develop is inadequate in light of our development costs, our profitability would be reduced.
      Reimbursement by a governmental and other third-party payor may depend upon a number of factors, including the governmental and other third-party payor’s determination that the use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.
      Obtaining reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain reimbursement.
      Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

      The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.
      In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability would be reduced.
Risks Relating to the Our Business and Industry

Our failure to attract and retain skilled personnel could impair our product development and commercialization efforts.
      Our success is substantially dependent on our continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and our ability to develop and maintain important relationships with leading institutions, clinicians and scientists. We will be highly dependent upon our key management personnel, particularly John V. Talley, currently EpiCept’s President and Chief Executive Officer, Robert Cook, currently EpiCept’s Chief Financial Officer and Dr. Ben Tseng, currently Maxim’s Vice President, Research. We will also be dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Messrs. Talley and Cook have entered into employment agreements with EpiCept. However, either of them may decide to voluntarily terminate his employment with the combined organization. We will not maintain key-man life insurance on any of our employees.
      EpiCept and Maxim believe that the combined organization will need to recruit additional management and technical personnel. There is currently a shortage of, and intense competition for, skilled executives and employees with relevant scientific and technical expertise, and this shortage is likely to continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would reduce our ability to successfully commercialize product candidates and our business.

We expect to expand our operations, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
      EpiCept and Maxim expect to have significant growth in the scope of the combined organization’s operations as its product candidates are commercialized. To manage our anticipated future growth, we must implement and improve our managerial, operational and financial systems, expand facilities and recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert management and business development resources. Any inability to manage growth could delay the execution of our business strategy or disrupt our operations.

Our competitors may develop and market drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of our product candidates.
      The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Because EpiCept and Maxim anticipate that the combined organization’s research approach will integrate many technologies, it may be difficult for the combined organization to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we will be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.
      We will compete with Pfizer and Endo in the treatment of neuropathic pain; Purdue Pharmaceuticals, Johnson & Johnson and Endo in the treatment of post-operative pain; and Johnson & Johnson and others in the treatment of back pain. There are also many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and liver diseases.
      Our competitors may:

•	develop and market product candidates that are less expensive and more effective than our future product candidates;

•	adapt more quickly to new technologies and scientific advances;

•	commercialize competing product candidates before we or our partners can launch any product candidates developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third party licenses and strategic alliances; and

•	take advantage of acquisition or other opportunities more readily than we can.
      We will compete for market share against fully-integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with our product candidates, as these competitors may operate larger research and development programs or have substantially greater financial resources than us. Our competitors may also have significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.
      These and other competitive factors may negatively impact our financial performance.

EpiCept GmbH, EpiCept’s German subsidiary, is subject to various risks associated with its international operations.
      EpiCept’s subsidiary, EpiCept GmbH, operates in Germany, and EpiCept faces a number of risks associated with its operations, including:

•	difficulties and costs associated in complying with German laws and regulations;

•	changes in the German regulatory environment;

•	increased costs associated with operating in Germany;

•	increased costs and complexities associated with financial reporting; and

•	difficulties in maintaining international operations.
      Expenses incurred by EpiCept’s German operations are typically denominated in euros. In addition, EpiCept GmbH has incurred indebtedness that is denominated in euros and requires that interest payments be paid in euros. As a result, EpiCept’s costs of maintaining and operating EpiCept’s German subsidiary, and the interest payments and costs of repaying its indebtedness, increase if the value of the U.S. dollar relative to the euro declines.
Risks Relating to Intellectual Property

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products and demand for our products may decline.
      Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.
      The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of the combined organization’s intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.
      The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of its pending patent applications and issued patents, and we could lose our patent rights as a result;

•	we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued patents may not provide a basis for commercially viable drugs or therapies, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

•	our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•	we organization may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.
      Moreover, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office, or USPTO. It is possible that a third party could attempt to challenge the validity or enforceability of EpiCept’s two issued patents related to LidoPAIN SP based upon a short videotape prepared by the inventor more than one year prior to the filing of the initial patent application related to LidoPAIN SP. It is possible that a third party could attempt to challenge the validity and enforceability of these patents based on the videotape and/or its nondisclosure to the USPTO.
      The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business.
      We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we will use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose its confidential information to competitors. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.
      If we are not able to defend the patent protection position of our technologies and product candidates, then we will not be able to exclude competitors from marketing product candidates that directly compete with our product candidates, and we may not generate enough revenue from our product candidates to justify the cost of their development and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase our costs or have a negative impact on our business.
      Our ability to commercialize our products depends on our ability to sell our products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to the therapeutics utilized in our product candidates and topical delivery mechanisms. Because EpiCept is utilizing existing therapeutics, the combined organization will continue to need to ensure that it can utilize these therapeutics without infringing existing patent rights. Accordingly, EpiCept has reviewed related patents known to them and, in some instances, licensed related patented technologies. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to EpiCept, which may later result in issued patents that the combined organization’s product candidates may infringe. There could also be existing patents of which EpiCept and Maxim are not aware that our product candidates may inadvertently infringe.
      Although EpiCept and Maxim are not aware that any of their respective product candidates infringe the intellectual property of others, they cannot assure you that this is the case. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, we could face a number of issues that could increase its costs or have a negative impact on its business, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products infringes a competitor’s patent;

•	an injunction prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which the holder is not required to do; and

•	if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents.

We may be subject to damages resulting from claims that EpiCept’s or Maxim’s employees or EpiCept or Maxim has wrongfully used or disclosed alleged trade secrets of their former employers.
      Many of EpiCept’s and Maxim’s employees were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. Although no claims against EpiCept or Maxim are currently pending, the combined organization may be subject to claims that these employees or EpiCept or Maxim has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
Risks Relating to the Common Stock Following the Merger

We expect that our stock price will fluctuate significantly due to external factors.
      We intend that our common stock will trade on the Nasdaq National Market and on the OM Stockholm Exchange. EpiCept’s common stock does not currently trade on an exchange. Historically, Maxim’s common stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. Sales of substantial amounts of our common stock in the public market following the completion of the merger could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future.
      The volatility of biopharmaceutical stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

•	results from and any delays in our clinical trial programs;

•	announcements concerning our collaborations with Adolor and Endo or future strategic alliances;

•	delays in the development and commercialization of our product candidates due to inadequate allocation of resources by our strategic collaborators or otherwise;

•	market conditions in the broader stock market in general, or in the pharmaceutical and biotechnology sectors in particular;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	additions or departures of key personnel;

•	FDA or international regulatory actions affecting us or our industry;

•	issues in manufacturing our product candidates;

•	market acceptance of our product candidates;

•	third party healthcare reimbursement policies; and

•	litigation or public concern about the safety of our product candidates.
      These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise reduce the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock following the completion of the merger continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.
      EpiCept’s executive officers, directors and their affiliates will beneficially own or control approximately 37.1% of the outstanding shares of our common stock following the completion of the merger. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may cause the trading price of our common stock to decline due to investor perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about the combined organization’s business, if they change their recommendations regarding the combined organization’s stock adversely or if the combined organization’s operating results do not meet their expectations, the combined organization’s stock price and trading volume could decline.
      The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of common stock by our existing stockholders may cause our stock price to fall.
      The market price of our common stock could decline as a result of sales by our then existing stockholders in the market after the completion of the merger, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Provisions of our charter documents following the completion of the merger or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.
      Provisions of our certificate of incorporation and bylaws following the completion of the merger may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management following the completion of the merger. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.
      In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.
      As a result of these provisions in our charter documents following the completion of the merger and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

The requirements of being a public company may strain the combined organization’s resources and distract management.
      As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the listing requirements of the Nasdaq National Market and the OM Stockholm Exchange We expect that the obligations of being a public company will require significant additional expenditures and will place additional demands on our management as we comply with the reporting requirements of a public company. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

EpiCept and Maxim have never paid dividends on their capital stock, and the combined organization does not anticipate paying any cash dividends in the foreseeable future.
      Neither EpiCept nor Maxim have ever paid cash dividends on any of their classes of capital stock to date, and the combined organization currently intends to retain its future earnings, if any, to fund the development and growth of its businesses. In addition, the terms of existing or any future debt may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Maxim has been named as a defendant in litigation that could result in substantial costs and divert management’s attention and resources.
      In October 2001 and May 2002, certain former stockholders of Cytovia filed complaints in California Superior Court in San Diego, against Maxim and two of Maxim’s officers, alleging fraud and negligent misrepresentation in connection with Maxim’s acquisition of Cytovia. A binding arbitration proceeding with the American Arbitration Association was held in May 2003. The three-member arbitration panel rejected all of the plaintiffs’ claims, determined that Maxim has no liability for such claims and awarded recovery of Maxim’s reasonable attorneys’ fees and costs of approximately $922,000 as prevailing party in the proceedings. In December 2003, the decision was confirmed by the Superior Court, which entered a judgment to this effect. In June 2004, the plaintiffs filed an appeal. In December 2004, the Court of Appeal reversed the judgment of the Superior Court and remanded the lawsuit to the trial court for further proceedings. Maxim has filed a petition to the United States Supreme Court seeking further appellate review. In October 2005, Maxim learned that the United States Supreme Court denied Maxim’s request for review. Maxim will continue to vigorously defend the underlying claims back in the Superior Court.
      On September 21, 2004, plaintiff Dr. Richard Bassin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern

District of California against Maxim, Larry G. Stambaugh, Maxim’s President and Chief Executive Officer, and Anthony E. Altig, Maxim’s former Vice President Finance and Chief Financial Officer, for alleged violations of federal securities laws related to declines in Maxim’s stock price in connection with various statements and alleged omissions to the public and to the securities markets during the class period from November 11, 2002 to September 17, 2004, and seeking damages therefore. Thereafter two similar complaints were filed in the Southern District of California. These three actions were consolidated and in March 2005, plaintiffs filed a consolidated amended complaint. No discovery has been conducted. In October 2005, the United States District Court for the Southern District of California granted the Company’s motion to dismiss the consolidated amended complaint, but allowed plaintiffs leave to amend. It is possible that the plaintiffs will exercise their right to file an amended complaint. The cases have been tendered to Maxim’s insurance carrier, which has denied coverage. Maxim disputes the position taken by Maxim’s insurance carrier and fully intends to enforce Maxim’s rights under the policy.
      On October 7, 2004, plaintiff Jesus Putnam, purportedly on behalf of Maxim, filed a derivative complaint in the Superior Court for the State of California, County of San Diego, against Larry G. Stambaugh, Anthony E. Altig, Kurt R. Gehlsen, former Senior Vice President and Chief Scientific Officer, and Maxim’s entire Board of Directors for alleged breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code, all of which arise from allowing purported violations of federal securities laws related to declines in Maxim’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. No discovery has been conducted, and the parties have entered into a stipulation to stay the action pending resolution of a motion to dismiss the federal actions. On October 5, 2005, plaintiff attempted to file an amended complaint to include class action allegations that defendants breached their fiduciary duties by approving the merger. In addition, the plaintiff has requested that the court enjoin Maxim’s directors from completing the merger as presently proposed. The amended complaint was rejected by the court, pending the lifting of the stay. Maxim expects the plaintiff to re-file the amended complaint once the stay is lifted, in or about December 2005. If the court were to grant plaintiff’s request for an injunction, the merger could be delayed indefinitely. The complaint has been tendered to Maxim’s insurance carrier, which has denied coverage. Maxim disputes the position taken by Maxim’s insurance carrier and fully intends to enforce Maxim’s rights under the policy.
      On May 3, 2005, plaintiff Carolina Casualty Insurance Company filed a complaint in the United States District Court for the Southern District of California against Larry G. Stambaugh, Anthony E. Altig, Kurt R. Gehlsen, and Maxim’s entire Board of Directors, seeking a declaratory judgment from the court that Maxim’s D&O insurance policy did not cover losses arising from the state and federal stockholder suits that were filed in 2004. Maxim answered the complaint and filed counterclaims against Carolina Casualty. No discovery has been conducted and the court has issued a stay of the entire proceedings, pending certain events in the federal suit.
      Maxim intends to engage in a rigorous defense against such claims. No assurances can be made that Maxim will be successful in Maxim’s defense of the pending claims. If Maxim is not successful in Maxim’s defense of such claims, Maxim could be forced to, among other things, make significant payments to resolve these claims, and such payments could have a material adverse effect on Maxim’s business, financial condition and results of operations if not covered by Maxim’s insurance carrier. Further, regardless of success of the litigation, the litigation itself may result in substantial costs and divert management’s attention and resources, all of which could adversely affect our business.
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/ prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this proxy statement/ prospectus or made by management of EpiCept or Maxim, other than statements of historical fact regarding EpiCept or Maxim, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.

      Forward-looking statements include, among others, statements about:

•	the progress of preclinical development and laboratory testing and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	delays that may be caused by evolving requirements of regulatory agencies;

•	the number of product candidates we pursue;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	the establishment of sales, marketing and/or manufacturing capabilities;

•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization;

•	the acquisition of technologies, products and other business opportunities that require financial commitments;

•	our revenues, if any, from successful development and commercialization of our product candidates;

•	the EpiCept board of directors’ reasons for the merger and the Maxim board of directors’ reasons for the merger;

•	the opinion of Maxim’s financial advisor; and

•	the period following completion of the merger.
      This proxy statement/ prospectus contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “will,” “should,” “anticipate,” “predict,” “potential,” “estimate,” “expect,” “continue,” “may,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or the business of the combined organization identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.
      All forward-looking statements reflect present expectations of future events by EpiCept’s and Maxim’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of EpiCept, Maxim and the combined company, the uncertainty concerning the completion of the merger and the matters discussed above under “Risk Factors,” among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include the relative valuations of EpiCept and Maxim, the market’s difficulty in valuing the combined business, the possible failure to realize the anticipated benefits of the merger and the conflicts of interest of directors recommending the merger. Investors are cautioned not to place undue reliance on the forward-looking statements. Neither EpiCept nor Maxim is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
THE SPECIAL MEETING OF MAXIM STOCKHOLDERS
Date, Time and Place
      The special meeting of Maxim stockholders will be held on December 21, 2005, at 8:00 a.m., local time, at 8899 University Center Lane, San Diego, California 92122.

Matters to be Considered at the Special Meeting of Maxim Stockholders
      At the special meeting of Maxim stockholders, and any adjournment or postponement thereof, Maxim stockholders will be asked:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 6, 2005, by and among EpiCept Corporation, Magazine Acquisition Corp., a wholly-owned subsidiary of EpiCept, and Maxim Pharmaceuticals, Inc., and approve the merger of Magazine Acquisition Corp. with and into Maxim Pharmaceuticals, Inc.; and

2. To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger.
Record Date
      The Maxim board of directors has fixed November 11, 2005, as the record date for determination of Maxim stockholders entitled to notice of, and to vote at, the special meeting of Maxim stockholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting of Maxim stockholders, there were 28,402,808 shares of Maxim common stock outstanding and entitled to vote, held by approximately 280 holders of record.
Votes Required
      Holders of Maxim common stock are entitled to one vote for each share of Maxim common stock held as of the record date. Approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of a majority of the outstanding shares of Maxim common stock. Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of Maxim stockholders representing a majority of the shares of Maxim common stock casting votes at the special meeting, excluding abstentions. Because approval of such adjournment is based on the affirmative vote of a majority of shares casting votes at the special meeting, abstentions will be excluded from the vote on this proposal.
      As of the record date for the special meeting of Maxim stockholders, the directors and executive officers of Maxim and their affiliates owned less than 1% of the outstanding shares of Maxim common stock entitled to vote at the special meeting of Maxim stockholders. Each of Maxim’s directors and executive officers has entered into a voting agreement with EpiCept dated as of September 6, 2005, pursuant to which they have agreed to vote all shares of Maxim capital stock owned by them as of the record date in favor of the proposal to approve and adopt the merger agreement and approve the merger. See “The Voting Agreement.”
Quorum and Abstentions
      A majority of the shares of Maxim stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of Maxim stockholders. Abstentions will be included in determining the number of shares present and voting at the special meeting of Maxim stockholders for the purpose of determining the presence of a quorum.
      Shares abstaining from the vote on the proposal to approve and adopt the merger agreement and approve the merger will constitute a vote against this proposal. The failure of a Maxim stockholder to return a proxy or to vote in person will have the effect of a vote against this proposal. Shares abstaining from the vote on the proposal to approve the adjournment of the special meeting to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger, will be excluded from the vote on this proposal.
      Accordingly, Maxim stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Board Recommendation
      After careful consideration, the Maxim board of directors has unanimously approved the merger agreement and the merger and has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, the stockholders of Maxim. Therefore, the Maxim board of directors recommends Maxim stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger.
      In considering this recommendation, Maxim stockholders should be aware that some Maxim directors and officers may have interests in the merger that are different from, or in addition to, those of other Maxim stockholders generally. See “The Merger — Interests of Maxim’s Directors and Executive Officers.”
Solicitation of Proxies
      Maxim and EpiCept will share equally the expenses incurred in connection with the printing and filing with the SEC of this proxy statement/ prospectus. Maxim will pay the expenses incurred in connection with the mailing of this proxy statement/ prospectus. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Maxim. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. Maxim has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and Maxim estimates it will pay MacKenzie Partners, Inc. a fee not to exceed $30,000 and will reimburse MacKenzie Partners, Inc. for reasonable out of pocket expenses incurred in connection with the solicitation.
Voting of Proxies
      Maxim requests that its stockholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that Maxim receives prior to the vote at the special meeting of Maxim stockholders, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Maxim prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal in regards to which no directions are provided.
      Stockholders may revoke their proxies at any time prior to their use:

•	by delivering to the secretary of Maxim a signed notice of revocation;

•	by delivering to the secretary of Maxim a later-dated, signed proxy; or

•	by attending the special meeting of Maxim stockholders and voting in person.
      Attendance at the special meeting of Maxim stockholders does not in itself constitute the revocation of a proxy.
      Even if a Maxim stockholder plans to attend the special meeting in person, Maxim requests that the stockholder sign and return the enclosed proxy card as described in the proxy statement/ prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the stockholder will be represented at the special meeting. If a Maxim stockholder does attend the special meeting and wishes to vote in person, he or she may withdraw the proxy and vote in person.
THE MERGER
      This section of the proxy statement/ prospectus describes material aspects of the merger. While EpiCept and Maxim believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/ prospectus, the attached annexes and the other documents referred to in this proxy statement/ prospectus.

General Description of the Merger
      At the effective time of the merger, Magazine Acquisition Corp., a wholly-owned subsidiary of EpiCept, will merge with and into Maxim, with Maxim surviving the merger as a wholly-owned subsidiary of EpiCept. Maxim stockholders will receive shares of EpiCept common stock in exchange for the shares of Maxim stock they own, and Maxim warrant holders will receive warrants to purchase shares of EpiCept common stock in exchange for the warrants to purchase Maxim stock they hold. Maxim option holders holding options granted under Maxim’s Amended and Restated 1993 Long Term Incentive Plan, and holding options granted under the other Maxim stock option plans, with an exercise price of $20.00 per share or less, will receive options to purchase shares of EpiCept common stock in exchange for the options to purchase Maxim common stock they hold at the Maxim exercise price divided by the exchange ratio. Maxim has obtained the agreement of each holder of options granted under the 1993 Plan, with an exercise price above $20.00 per share, to the termination of those options immediately prior to the completion of the merger and will take action under the other plans so that each outstanding Maxim option granted under the other Maxim stock option plans that has an exercise price above $20.00 per share will terminate on or prior to the completion of the merger.
      The terms of the merger agreement provide for EpiCept to issue shares of its common stock to Maxim stockholders in exchange for all of the outstanding shares of Maxim, with Maxim stockholders receiving 0.194034 of a share of EpiCept common stock for each share of Maxim common stock that they hold. Upon completion of the merger, EpiCept stockholders will retain approximately 72%, and the former Maxim stockholders will own approximately 28%, of outstanding shares of EpiCept’s common stock.
Background of the Merger
      On March 3, 2005, Maxim retained Piper Jaffray & Co. to advise and assist in identifying and evaluating its strategic options with the goal of leveraging Maxim’s assets. Maxim’s management worked with Piper Jaffray to identify potential acquisition candidates. The initial screening included a review of a substantial number of companies, both public and private, domestic and foreign. Subsequently, a targeted subset of these was contacted by Piper Jaffray, with approximately 20 companies progressing to initial discussions with Maxim or the exchange of preliminary due diligence materials. Other than the offer from EpiCept, Maxim received an offer from one of these companies, and Maxim made an offer to another party which resulted in a counter-offer. These other offers were rejected by Maxim as unacceptable.
      Piper Jaffray first proposed EpiCept as a potential transaction candidate to Maxim’s management on May 24, 2005, and Piper Jaffray contacted EpiCept on May 26, 2005. Thereafter, on June 1, 2005, EpiCept and Maxim entered into a mutual confidentiality agreement to permit each of them to share confidential non-public information with the other to facilitate the evaluation of a potential transaction. On June 17, 2005, Maxim and EpiCept held an initial conference call to discuss their two businesses and assess EpiCept’s interest in pursuing an acquisition transaction. On June 20, 2005, a meeting between Larry Stambaugh, Maxim’s Chief Executive Officer, and Jack Talley, EpiCept’s Chief Executive Officer, was held in Philadelphia to discuss the merits of a potential transaction between the two companies.
      On July 8, 2005, a meeting between Mr. Stambaugh and Mr. Talley was held at Maxim’s offices to discuss what Maxim and EpiCept could each bring to a potential transaction and the benefits each of them would expect to receive from a potential transaction. On July 12, Wachovia Securities, EpiCept’s financial advisor, sent Maxim an outline of a proposal regarding the terms of an acquisition of Maxim. During July 13-15, representatives of Piper Jaffray negotiated with representatives of Wachovia Securities regarding the outlined proposal. At this time, the relative business valuations and equity ownership split of the combined company were established, subject to further due diligence by the investment banking firms and management of the two companies. Most of the other terms of a potential transaction, including the structure of the transaction, were not discussed or agreed upon at this preliminary stage.
      On July 18, 2005, Maxim briefed its outside counsel, Cooley Godward LLP on the potential merger. Cooley Godward advised Maxim on the structuring of the proposed transaction.

      On July 20, 2005, EpiCept and Maxim entered into an exclusivity agreement whereby each of them agreed that, until August 15, 2005, neither of them would solicit or encourage a proposal from a third party related to an acquisition transaction, and each of them would terminate any ongoing discussions with third parties regarding such a transaction. Each of parties then commenced a more detailed due diligence review of the other, including a review of material agreements and commitments, and analysis of the products under development and intellectual property owned by each of them.
      On July 25, 2005, Maxim’s management team and representatives of Piper Jaffray visited EpiCept’s offices in Englewood Cliffs, New Jersey to conduct due diligence on EpiCept. On July 27 and 28, EpiCept’s Chief Executive Officer and Chief Financial Officer, together with representatives of Wachovia Securities, visited Maxim’s offices in San Diego, California to conduct due diligence on Maxim. These due diligence meetings confirmed the preliminary valuations and post-merger equity split that had been negotiated between the two companies.
      On July 26, 2005 a first draft of the merger agreement was provided by Cooley Godward to Weil, Gotshal & Manges LLP, EpiCept’s outside counsel. Thereafter the two law firms engaged in discussions regarding alternative transaction structures, and, on July 29, 2005, Weil Gotshal provided Cooley Godward with revisions to the draft merger agreement reflecting the present structure of the merger.
      On August 2, 2005, the Maxim board met to consider the proposed transaction with EpiCept. Members of Maxim’s management team presented the results of their due diligence investigation of EpiCept’s technology, product candidates, commercialization strategy, financial position and prospects. Cooley Godward then presented the material terms of the merger agreement and received guidance from the board for further negotiations. Later that day, Cooley Godward provided a revised draft of the merger agreement to Weil Gotshal.
      On August 5, 2005, Maxim’s board met to consider a preliminary valuation analysis prepared by Piper Jaffray relating to the proposed merger. Later that day, Weil Gotshal provided a revised draft of the merger agreement to Cooley Godward. At this point, the parties were in agreement regarding the structure of the merger. However, such structure was premised upon the following events, which were contemplated to occur immediately prior to the completion of the merger:

•	conversion of all of EpiCept’s preferred stock into common stock;

•	exercise or termination of all outstanding EpiCept warrants; and

•	conversion of certain indebtedness of EpiCept and its German subsidiary into shares of EpiCept common stock.
      Before the merger agreement could be signed, EpiCept agreed to obtain the consent of its stockholders, the holders of its warrants and certain lenders to the conversion or exercise of their securities and instruments. Therefore, commencing in August 2005, EpiCept entered into discussions with representatives of each of these groups regarding the terms of these conversions. Throughout August, Weil Gotshal and Cooley Godward continued their legal due diligence, exchanged draft disclosure schedules and prepared the exhibits and schedules to the merger agreement.
      On August 15, 2005, the exclusivity agreement between Maxim and EpiCept was amended to extend the exclusivity period to August 26, 2005.
      On August 19, 2005, EpiCept’s board met to discuss the proposed transaction and, at that meeting, approved the proposed consents to be obtained from its stockholders, warrant holders and lenders relating to the conversions discussed above.
      Between August 22 and September 5, 2005, EpiCept endeavored to obtain the necessary conversion consents from its stockholders, warrant holders and debt holders. In addition, during that time, final changes to the merger agreement and the related exhibits and schedules were negotiated by Weil Gotshal and Cooley Godward.

      On September 1, 2005, EpiCept’s board met to consider the proposed merger. At this meeting, Weil Gotshal reviewed the principal terms of the merger agreement and Wachovia Securities consulted with the board with respect to the financial aspects of the proposed merger. After discussion and deliberation, the EpiCept board approved the merger agreement and other aspects of the proposed transaction and authorized management to enter into the merger agreement on behalf of EpiCept.
      On September 5, 2005, Maxim’s board met to consider the proposed merger. Cooley Godward reviewed the principal terms of the merger agreement and related agreements, and Piper Jaffray reviewed the financial analysis that it had performed related to the proposed merger. After further discussion of the proposed transaction, Piper Jaffray provided the Maxim board with its opinion that, based upon certain assumptions and qualifications, the exchange ratio specified in the merger agreement was fair, from a financial point of view, to the holders of Maxim common stock as of the date thereof. After further discussion, the Maxim board voted unanimously to approve the merger agreement, the amendment to Maxim’s rights plan and other aspects of the proposed transaction and authorized management to enter into the merger agreement on behalf of Maxim and submit the merger agreement to Maxim’s stockholders for approval and adoption.
      On September 6, 2005, Maxim and EpiCept signed the merger agreement and issued a joint press release announcing the signing.
EpiCept’s Reasons for the Merger
      In approving and authorizing the merger and the merger agreement, the EpiCept board of directors considered a number of factors, including, among others, the facts discussed in the following paragraphs. Although the foregoing discussion sets forth the material factors considered by the EpiCept board in reaching its determination, it may not include all of the factors considered by the EpiCept board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the EpiCept board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The EpiCept board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
      In reaching its decision, the EpiCept board consulted with EpiCept’s management with respect to strategic and operational matters and with EpiCept’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The EpiCept board also consulted with Wachovia Securities, EpiCept’s financial advisor, with respect to the financial aspects of the merger.
      The decision of the EpiCept board to enter into the merger agreement was the result of careful consideration by the EpiCept board of numerous factors, including the following positive factors that it believes will contribute to the success of the combined enterprise:

•	the creation of a specialty pharmaceutical company with a balanced portfolio of pain management and oncology product candidates that allow EpiCept to be less reliant on the success of any one product candidate;

•	the merger will provide EpiCept stockholders, who currently hold shares in a private company, with shares of common stock in a publicly traded company, which would provide liquidity to EpiCept stockholders;

•	the EpiCept board’s consideration of strategic alternatives to a merger or acquisition, including continuing to operate EpiCept on a stand-alone basis or acquiring compatible businesses;

•	Maxim’s available cash, along with EpiCept’s other cash resources, will be sufficient to meet EpiCept’s projected operating requirements through the third quarter of 2006 and, absent that cash, EpiCept would otherwise need to raise additional funds through a private equity or debt financing or other arrangement;

•	the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater than the options available to EpiCept on a stand-alone basis;

•	its understanding of EpiCept’s business, operations, financial condition and prospects, and of Maxim’s business, operations, financial condition and prospects; and

•	the terms of the merger agreement, including provisions limiting the circumstances under which Maxim could discuss potential alternative transactions with third parties, requiring Maxim to present the merger to Maxim stockholders regardless of whether the Maxim board of directors continues to recommend the merger and giving EpiCept the right to terminate the merger agreement if the Maxim board of directors recommends another transaction or modifies its recommendation of the merger in a manner adverse to EpiCept.
      The EpiCept board also identified and considered a number of uncertainties and risks including the following:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the challenges, costs, resource constraints and risks of entering into the merger agreement and integrating the businesses of EpiCept and Maxim and the potential management, customer, supplier and employee disruption that may be associated with the merger;

•	the securities class action litigation pending against Maxim alleging that Maxim materially misled investors regarding (a) the safety and efficacy of Maxim’s experimental drug Ceplene and (b) the FDA-approval process for Ceplene; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 19 of this proxy statement/ prospectus.
      The EpiCept board weighed the benefits, advantages and opportunities against the negative factors described above, including the possible diversion of management attention for an extended period of time. The EpiCept board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the EpiCept board concluded that the potential benefits significantly outweighed the potential risks of completing the merger.
      After taking into account these and other factors, the EpiCept board unanimously approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.
Maxim’s Reasons for the Merger
      In approving and authorizing the merger agreement and the merger, the Maxim board of directors considered a number of factors. Although the following discussion sets forth the material factors considered by the Maxim board in reaching its determination, it may not include all of the factors considered by the Maxim board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Maxim board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Maxim board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
      In reaching its decision, the Maxim board consulted with Maxim’s management with respect to strategic and operational matters and with Maxim’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The Maxim board also consulted with Piper Jaffray, Maxim’s financial advisor, with respect to the financial aspects of the merger.

      Among the factors considered by the Maxim board in its decision to approve the merger agreement were the following:

•	Maxim’s strategic alternatives to the merger, including the discussions that Maxim’s management and Maxim’s board had had during the previous five months with other potential merger partners, and Maxim’s ability to continue to operate as a stand-alone company;

•	the judgment, advice and analysis of Maxim’s senior management with respect to the potential benefits of the merger, including EpiCept’s available resources, intellectual property and employees, and liabilities assumed in the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to EpiCept;

•	the opinion of Piper Jaffray that the exchange ratio specified in the merger agreement was fair, from a financial point of view, to the holders of Maxim common stock as of the date thereof;

•	historical information concerning Maxim’s and EpiCept’s respective businesses, financial performance and condition, funding ability, operations, technology, management and competitive position and the related prospects for the combined company;

•	the current conditions of the equity market, as it relates to Maxim’s ability to raise additional capital from new investors for the continued growth of Maxim’s business, and as it relates to the potential prospects for the combined company;

•	the current conditions in the pharmaceutical and biotechnology marketplace and the positioning of EpiCept within that market after the merger;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations; and

•	the impact of the merger on Maxim’s employees.
      In reaching its determination to approve the merger agreement and the merger, the members of the Maxim board of directors identified and considered a number of the potential benefits of the merger, including the following:

•	given the current economic climate and Maxim’s prospects as a stand-alone entity, it would be difficult for Maxim to raise capital at an attractive valuation to fund its current business plan, and any such financing could, therefore, be highly-dilutive to Maxim’s stockholders;

•	the advantages of combining Maxim’s drug discovery platform and plans for development of Ceplene with EpiCept’s pain management product candidates to create a combined company with a diversified portfolio of product candidates, reducing the risk of reliance on a single product and expanding available financing alternatives;

•	the fact that the merger will provide Maxim stockholders with shares of common stock in a publicly traded company;

•	the range of options available to the combined organization to access private and public equity markets to fund future capital needs, which would likely be greater than the options available to Maxim alone;

•	the contribution of Maxim’s cash, intellectual property and other assets to a combined company, which could help accelerate EpiCept’s development plans and EpiCept’s ability to generate products while also preserving the accumulated value in Maxim’s product candidates and research platform; and

•	the prospect that EpiCept’s product candidates may provide additional sources of revenue sooner than many of Maxim’s product candidates.

      The members of the Maxim board of directors also identified and considered a number of uncertainties and risks, including the following:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed, and that a more limited range of alternative strategic transactions would be available to Maxim in that event;

•	the risk that the current EpiCept board and management will control the operations of the combined company and may not devote the same resources to Maxim’s research and development programs as Maxim’s board and management would have;

•	the risk that EpiCept’s stockholders will control the combined company and the fact that EpiCept’s stock ownership is concentrated in the hands of relatively few stockholders;

•	the substantial charges expected to be incurred in connection with the merger, including transaction fees and expenses arising from or in connection with the merger; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 19 of this proxy statement/ prospectus.
      The Maxim board weighed the benefits, advantages and opportunities of a potential transaction against the negative factors described above, including the possible diversion of management attention for an extended period of time. The Maxim board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Maxim board concluded that the potential benefits significantly outweighed the potential risks of completing the merger.
      After taking into account these and other factors, the Maxim board unanimously approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.
Recommendation of Maxim’s Board of Directors
      After careful consideration, the Maxim board of directors unanimously approved the merger agreement and the merger and determined that the merger and the merger agreement are advisable, fair to, and in the best interests of, the stockholders of Maxim. Therefore, the Maxim board of directors recommends Maxim stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger.
      In considering the recommendation of the Maxim board of directors with respect to the merger agreement and the merger, you should be aware that directors and executive officers of Maxim may have interests in the merger that are different from, or are in addition to, the interests of Maxim stockholders. Please see “The Merger — Interests of Maxim’s Directors and Executive Officers.”
      EpiCept has obtained from Maxim’s directors and executive officers their agreement to vote their shares of capital stock in favor of adoption of the merger agreement.
Opinion of Maxim’s Financial Advisor
      The Maxim board of directors retained Piper Jaffray to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, to the holders of Maxim common stock of the exchange ratio set forth in the merger agreement. On September 5, 2005, the Maxim board of directors met to review the proposed merger. During this meeting, Piper Jaffray reviewed with the Maxim board of directors certain financial analyses, which are summarized below. Also at this meeting, Piper Jaffray delivered its oral fairness opinion to the Maxim board of directors, which was subsequently confirmed in writing, to the effect that, as of September 6, 2005, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the exchange ratio specified in the merger agreement is fair, from a financial point of view, to the holders of Maxim common stock.

      The full text of the Piper Jaffray written opinion dated September 6, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B to this proxy statement/ prospectus and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Maxim common stock. The Piper Jaffray opinion was directed solely to the Maxim board of directors and was not intended to be, and does not constitute, a recommendation to any Maxim stockholder as to how any Maxim stockholder should vote or act on any matter relating to the proposed merger.
      In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of the merger agreement;

•	certain publicly available financial, business and operating information relating to Maxim and EpiCept, respectively;

•	certain internal financial, operating and other data with respect to Maxim prepared and furnished to Piper Jaffray by the management of Maxim;

•	certain internal financial projections for Maxim, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of Maxim;

•	certain internal financial, operating and other data with respect to EpiCept prepared and furnished to Piper Jaffray by the management of EpiCept;

•	certain internal financial projections for EpiCept, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of EpiCept;

•	certain financial, market performance and other data of selected publicly held companies;

•	the financial terms, to the extent publicly available, of certain other merger transactions; and

•	the reported prices and trading activity of Maxim’s common stock;

•	certain pro forma effects of the merger provided by the management of EpiCept; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.
      Piper Jaffray also conducted discussions with members of the senior management of Maxim and EpiCept concerning the financial condition, historical and current operating results, business and prospects for Maxim and EpiCept on a stand-alone basis and on a combined basis following the merger.
      The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with the Maxim board of directors at a meeting of the board held on September 5, 2005. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Maxim board of directors on September 5, 2005.
      This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Maxim board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 1, 2005, and is not necessarily indicative of current market conditions.
      Piper Jaffray reviewed the financial terms of the proposed transaction, including the exchange ratio representing the number of shares of the common stock of EpiCept received by stockholders of Maxim for each share of Maxim common stock held by such stockholder. This review was based on (i) 28.4 million fully diluted shares of Maxim common stock outstanding at a price of $1.32 per share as of September 1, 2005, (ii) 14.2 million fully diluted shares of EpiCept common stock outstanding as of such date, (iii) an exchange ratio of 0.194034 shares of EpiCept common stock for each share of the Maxim common stock, and (iv) the conversion of all preferred stock and certain warrants and debt securities of EpiCept as specified in the merger agreement. The implied equity value for EpiCept as a stand-alone entity is approximately $96.4 million and the implied enterprise value of EpiCept as a stand-alone entity is approximately $102.1 million after adding back approximately $5.7 million for EpiCept’s anticipated estimated debt, net of cash, as of December 31, 2005.
EpiCept Analyses

Comparable Biopharmaceutical Companies Analysis
      Piper Jaffray reviewed selected financial data for EpiCept and compared this to corresponding data for selected publicly traded companies that are in the biopharmaceutical industry and which Piper Jaffray believes are at a similar stage of development as EpiCept. Piper Jaffray selected these companies based on information obtained by searching Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed 13 comparable companies:

•	ACADIA Pharmaceuticals Inc.	•	GenVec, Inc.
•	Anadys Pharmaceuticals, Inc.	•	ImmunoGen, Inc.
•	Arena Pharmaceuticals, Inc.	•	Metabasis Therapeutics, Inc.
•	ARIAD Pharmaceuticals, Inc.	•	OXiGENE, Inc.
•	BioCryst Pharmaceuticals, Inc.	•	Regeneron Pharmaceuticals, Inc.
•	Cytokinetics, Incorporated	•	Seattle Genetics, Inc.
•	EntreMed, Inc.
      The financial data analyzed as part of this analysis included, among other things:

		Comparable Company Values
	Implied Value
	of EpiCept	Low	Median	Mean	High

		(In millions)
Equity Value	$96.4	$81.8	$250.0	$260.6	$535.0
Net Cash (est. as of 12/31/05)	$(5.7)	$21.1	$67.3	$69.1	$135.8
Enterprise Value	$102.1	$50.5	$189.5	$191.4	$431.3
      This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of EpiCept implied by the exchange ratio set forth in the merger agreement was within the range of values of the comparable companies.
     Recent Initial Public Offering Analysis
      Piper Jaffray reviewed selected financial data for EpiCept and compared this to corresponding data for selected publicly traded companies that are in the biopharmaceutical industry and that completed the initial public offering of their common stock during the period from January 1, 2004 through August 31, 2005. Piper Jaffray selected these companies based on information obtained by searching Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed 27 comparable companies:

•	ACADIA Pharmaceuticals Inc.	•	Memory Pharmaceuticals Corp
•	Alnylam Pharmaceuticals, Inc.	•	Metabasis Therapeutics, Inc.
•	Anadys Pharmaceuticals, Inc.	•	Momenta Pharmaceuticals, Inc.
•	Auxilium Pharmaceuticals, Inc.	•	New River Pharmaceuticals Inc.

•	Barrier Therapeutics, Inc.	•	Renovis, Inc.
•	Corcept Therapeutics Incorporated	•	Santarus, Inc.
•	CoTherix, Inc.	•	Senomyx, Inc.
•	Critical Therapeutics, Inc.	•	Tercica, Inc.
•	Cytokinetics, Incorporated	•	Threshold Pharmaceuticals, Inc.
•	Dynavax Technologies Corporation	•	ViaCell, Inc.
•	Favrille, Inc.	•	Xcyte Therapies, Inc.
•	GTx, Inc.	•	Xenogen Corporation
•	Icagen, Inc.	•	XenoPort, Inc.
•	Inhibitex, Inc.
      The financial data analyzed as part of this analysis included, among other things:

		Values of Recent Initial Public Offerings
		(at September 1, 2005)
	Implied Value of
	EpiCept	Low	Median	Mean	High

		(In millions)
Equity Value	$96.4	$12.2	$250.0	$279.6	$913.8
Net Cash (est. as of 12/31/05)	$(5.7)	$21.0	$61.4	$66.2	$166.5
Enterprise Value	$102.1	$(15.4)	$180.6	$213.4	$747.4

		Values of Recent Initial Public Offerings
		(Immediately Prior to IPO)
	Implied Value of
	EpiCept	Low	Median	Mean	High

		(In millions)
Amount Raised	NA	$29.4	$41.6	$45.6	$89.7
Pre-Money Equity Value	$96.4	$80.2	$131.7	$152.7	$288.3
Pre-Money Enterprise Value	$102.1	$61.9	$101.7	$127.0	$265.4
      These analyses showed that, based on the estimates and assumptions used in the analyses, the enterprise value of EpiCept implied by the exchange ratio set forth in the merger agreement was within the range of values of the recent initial public offering companies both (i) at September 1, 2005 and (ii) immediately prior to the initial public offering of such companies.
     Discounted Cash Flow Analysis
      Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical enterprise values for EpiCept based on (i) the net present value of implied annual cash flows of EpiCept’s business and (ii) the net present value of a terminal value, which is an estimate of the future value of EpiCept’s business at the end of the calendar year 2015 based upon a multiple of revenue. Piper Jaffray used internal projected financial planning data prepared by management of EpiCept for the period from calendar year 2006 through calendar year 2015. Piper Jaffray calculated the range of net present values for EpiCept based on a range of discount rates of 25% to 35% and a range of revenue multiples for a terminal value of 3.0x to 5.0x applied to the projected fiscal year 2015 revenue. This analysis yielded a range of estimated enterprise values for EpiCept of between $217.9 million and $562.8 million and a range of equity values between $212.1 million and $557.0 million.

Maxim Analyses

Selected Market and Financial Information Concerning Maxim
      Piper Jaffray reviewed selected market information concerning Maxim’s common stock. Among other things, Piper Jaffray noted the following with respect to the trading of Maxim’s common stock:

Market Price as of September 1, 2005	$1.32
30-day trading average	$1.36
90-day trading average	$1.38
52-week high	$7.18
52-week low	$1.18
      Piper Jaffray presented additional daily stock price and volume data for Maxim common stock for the twelve-month period from September 1, 2004 to September 1, 2005. Piper Jaffray’s analysis concerning Maxim common stock was based on information concerning Maxim and its common stock available as of September 1, 2005.

Comparable Biopharmaceutical Companies Analysis
      Piper Jaffray reviewed selected financial data for Maxim and compared this to corresponding data for selected publicly traded companies that are in the biopharmaceutical industry that Piper Jaffray believes have encountered clinical delays, negative clinical results or other circumstances similar to those encountered by Maxim. Piper Jaffray selected these companies based on information obtained by searching Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed 10 comparable companies:

•	Advancis Pharmaceutical Corporation	•	Inex Pharmaceuticals Corporation
•	Aphton Corporation	•	IntraBiotics Pharmaceuticals, Inc.
•	Axonyx Inc.	•	NeoRx Corporation
•	Cellegy Pharmaceuticals, Inc.	•	Praecis Pharmaceuticals Incorporated
•	Corgentech Inc.	•	Xcyte Therapies, Inc.
      The financial data analyzed as part of this analysis included, among other things:

		Comparable Company Values (in millions)

	Maxim	Low	Median	Mean	High

Equity Value	$37.5	$7.7	$32.2	$36.4	$72.9
Net Cash (est. as of 12/31/05)	$16.9	$(16.3)	$26.1	$31.3	$95.2
Enterprise Value	$20.6	$(22.3)	$(0.7)	$5.2	$41.0
      This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of Maxim based on the market price of Maxim common stock on September 1, 2005, was within the range of values of the comparable companies.

Comparable M&A Transactions Analysis
      Piper Jaffray reviewed selected financial data for Maxim and compared them to corresponding data from a group of five selected merger and acquisition transactions which Piper Jaffray believed to be comparable to this transaction. Each of the five comparable merger and acquisition transactions involved a target company that was being acquired, in part, for its available cash balance. Piper Jaffray identified and analyzed five such transactions:

•	GenVec, Inc.’s acquisition of Diacrin, Inc.

•	Inflazyme Pharmaceuticals Ltd.’s acquisition of GLYCODesign, Inc.

•	Dendreon Corporation’s acquisition of Corvas International, Inc.

•	Hyseq, Inc.’s acquisition of Variagenics, Inc.

•	Exelixis, Inc.’s acquisition of Genomica Corporation
      The financial data analyzed as part of this analysis included, among other things:

		Comparable Transaction Values (in millions)

	Maxim	Low	Median	Mean	High

Equity Value	$37.5	$8.2	$53.6	$57.7	$110.0
Enterprise Value	$20.6	$(4.5)	$(0.8)	$(1.7)	$0.4
Estimated Cash at Closing	$16.9	$7.0	$47.2	$52.7	$109.0
Premium to Cash	121.9%	0.9%	15.8%	13.1%	18.3%
      This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of Maxim was above the range of values of the comparable transactions and the implied premium to Maxim’s estimated cash as of December 31, 2005 was also above the range of comparable transactions.

Discounted Cash Flow Analysis
      Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical enterprise values for Maxim based on (1) the net present value of implied annual cash flows of Maxim’s business and (2) the net present value of a terminal value, which is an estimate of the future value of Maxim’s business at the end of the calendar year 2010 based upon a multiple of revenue. Piper Jaffray used internal projected financial planning data prepared by management of Maxim for the period from calendar year 2006 through calendar year 2010. Piper Jaffray calculated the range of net present values for Maxim based on a range of discount rates of 30% to 40% and a range of revenue multiples for a terminal value of 3.0x to 5.0x applied to the projected fiscal year 2010 revenue. This analysis yielded a range of estimated enterprise values for Maxim of between $12.8 million and $47.6 million and a range of estimated equity values between $29.7 million and $64.5 million.

Contribution Analysis
      Piper Jaffray performed a contribution analysis in order to evaluate the percentage contribution of each of Maxim and EpiCept to the combined company. Piper Jaffray calculated the relative contribution by both Maxim and EpiCept without regard to any potential synergies to the combined company with respect to certain projected financial data including the revenues and earnings before interest, taxes, depreciation and amortization (EBITDA), as set forth below. The financial data used for this analysis was provided by the management of Maxim and EpiCept, respectively.

	Maxim	EpiCept

Revenues
2006	7.7%	92.3%
2007	49.2%	50.8%
2008	24.4%	75.6%
2009	24.1%	75.9%
2010	18.0%	82.0%
EBITDA
2006	NM	NM
2007	NM	NM
2008	7.0%	93.0%
2009	15.2%	84.8%
2010	11.8%	88.2%

      Because the EBITDA of both Maxim and EpiCept is negative in 2006 and 2007, such comparisons are not meaningful and are therefore designated “NM” in the table, above. Piper Jaffray noted that the Maxim stockholders prior to the transaction will beneficially own approximately 28% of the outstanding common stock of the combined entity immediately following the transaction, based on the exchange ratio specified in the merger agreement.
      Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to Maxim or the proposed merger.
      The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the Maxim board of directors that the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of Maxim common stock as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which Maxim might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by Maxim and EpiCept management of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.
      Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by Maxim and EpiCept or otherwise made available to it, and did not assume the responsibility to independently verify this information. Each of Maxim and EpiCept has advised Piper Jaffray that they do not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of the management of Maxim and EpiCept, that the information provided to Piper Jaffray by Maxim and EpiCept was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of the management of Maxim and EpiCept, respectively, is based on reasonable assumptions, and that there is not, and the management of Maxim and EpiCept, respectively, was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. In arriving at its opinion, Piper Jaffray relied upon Maxim’s estimates relating to certain strategic, financial and operational benefits from the merger and assumed that such benefits will be realized at the times and in the amounts specified by Maxim. Piper Jaffray relied, with Maxim’s consent, on advice of the outside counsel and the independent accountants provided to Maxim, and on the assumptions of the management of Maxim and EpiCept, as to all accounting, legal, tax and financial reporting matters with respect to Maxim, EpiCept and the merger agreement. Without limiting the generality of the foregoing, Piper Jaffray assumed that Maxim was not a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the proposed merger.
      Piper Jaffray assumed that the merger would be completed on the terms set forth in the merger agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. Without limiting the foregoing, Piper Jaffray assumed (a) that the conversion of EpiCept’s preferred stock, warrants and outstanding convertible notes (each as contemplated by the merger agreement) and the 1-for-4 reverse stock split of EpiCept’s outstanding common stock shall have occurred on the terms of the merger agreement, (b) that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, (c) that the shares of EpiCept common stock to be issued in the merger will be listed on the Nasdaq National Market, and (d) that EpiCept has, or will obtain, sufficient financing to maintain its current operations through the closing of the merger. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not result in the disposition of any material portion of the assets of Maxim or EpiCept, or otherwise adversely affect Maxim or EpiCept or the estimated benefits expected to be derived in the proposed merger, and will not affect the terms of the merger.
      Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of Maxim or EpiCept and was not furnished with any appraisals or valuations. The analyses performed by Piper Jaffray were going-concern analyses. Piper Jaffray expresses no opinion regarding the liquidation value of any entity. Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Maxim, EpiCept or any of Maxim’s or EpiCept’s respective affiliates is a party or may be subject. At the direction of the Maxim board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.
      Piper Jaffray’s opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of Maxim or EpiCept common stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.
      In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of Maxim. While Piper Jaffray rendered its opinion and provided certain analyses to the Maxim board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the Maxim board of directors as to the specific form or amount of the consideration to be received by Maxim stockholders in the proposed merger, which was determined through negotiations between Maxim and EpiCept. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger or the structure of thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Maxim might engage.
      Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The Maxim board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray in the ordinary course of its business may actively trade securities of Maxim for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.
      Piper Jaffray acted as financial advisor to Maxim in connection with the merger. Under the terms of Maxim’s engagement letter with Piper Jaffray, Maxim has agreed to pay Piper Jaffray a fee for providing the opinion that is not contingent upon completion of the proposed merger. Maxim has also agreed to pay Piper Jaffray an additional fee in the event of the completion of the proposed merger. Whether or not the proposed merger is consummated, Maxim has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to the Maxim board of directors. These fees and expenses are customary amounts for transactions of this type.
Accounting Treatment
      EpiCept intends to account for the merger as an asset purchase. The total estimated purchase price is allocated to the net tangible and intangible assets of the acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation. This valuation will be based on the actual net tangible and intangible assets of Maxim that exist as of the closing date of the merger.
Material United States Federal Income Tax Consequences of the Merger
      The following discussion summarizes the material United States federal income tax consequences of the merger that are expected to apply generally to Maxim stockholders upon an exchange of their Maxim common stock for EpiCept common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury regulations and current administrative rulings and court decisions, all in effect as of the date thereof and all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to EpiCept, Maxim or the Maxim stockholders as described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders who do not hold their shares as capital assets; holders such as dealers in securities; banks; insurance companies; other financial institutions; mutual funds; real estate investment trusts; tax-exempt organizations; investors in pass-through entities; stockholders who are subject to the alternative minimum tax provisions of the Code; stockholders who hold Maxim shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction; U.S. holders, as defined below, that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; stockholders whose shares are qualified small business stock for purposes of Section 1202 of the Code; stockholders who acquired shares of Maxim stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and certain expatriates or former long-term residents of the United States. Stockholders described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the merger.
      In case of a stockholder that is a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of Maxim common stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the merger.
      In addition, the following discussion does not address the tax consequences of the merger under state, local or non-U.S. tax laws. Furthermore, the following discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of Maxim common stock are acquired or shares of EpiCept common stock are disposed of, (ii) the tax consequences to holders of options issued by Maxim which are assumed, exercised or converted, as the case may be, in connection with the merger or (iii) the tax consequences of the receipt of shares of EpiCept common stock other than in exchange for shares of Maxim common stock pursuant to the merger agreement.
      Accordingly, holders of Maxim common stock are urged to consult their own tax advisors regarding the United States federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and non-U.S. tax laws.

      For purposes of this discussion:

•	a “U.S. holder” is a beneficial owner of Maxim common stock, or of EpiCept common stock that is received in exchange for Maxim common stock, that is (1) an individual citizen or resident of the United States, (2) a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States or of a state of the United States or the District of Columbia, (3) a trust (i) in respect of which a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that was in existence on August 20, 1996 and validly elected to continue to be treated as a domestic trust, or (4) an estate that is subject to U.S. federal income tax on its worldwide income from all sources; and

•	a “non-U.S. holder” is any individual, corporation, trust or estate which holds common stock of Maxim, or of common stock of EpiCept that is received in exchange for Maxim common stock, other than a U.S. holder.

U.S. Holders
      EpiCept and Maxim intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a condition to each party’s obligation to consummate the merger, EpiCept and Maxim must receive the opinion of Weil, Gotshal & Manges LLP and Cooley Godward LLP, respectively, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions will be subject to certain assumptions and qualifications and will be based in part on the truth and accuracy of certain representations made by EpiCept, Magazine Acquisition Corp. and Maxim. No ruling from the Internal Revenue Service has been or will be requested in connection with the merger, and Maxim stockholders should be aware that the tax opinions discussed in this section are not binding on the Internal Revenue Service, the Internal Revenue Service could adopt a contrary position which could be sustained by a court.
      Assuming the merger constitutes a reorganization for federal income tax purposes:

•	Maxim stockholders will not recognize any gain or loss upon the receipt of EpiCept common stock for their Maxim common stock, other than with respect to cash received in lieu of fractional shares of Maxim common stock;

•	the aggregate basis of the shares of EpiCept common stock received by a Maxim stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Maxim common stock surrendered in exchange therefor;

•	the holding period of the shares of Maxim common stock received by a Maxim stockholder in the merger will include the holding period of the shares of Maxim common stock surrendered in exchange therefor; and

•	a U.S. Holder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received. Such gain or loss will be a long-term capital gain or loss, if the U.S. holder’s holding period is greater than one year as of the date of the closing of the merger. For U.S. holders who are individuals, any long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

U.S. Holders Backup Withholding and Reporting Requirements
      With respect to a cash payment received by a Maxim stockholder in lieu of a fractional share of EpiCept common stock, a noncorporate Maxim stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise proves to

EpiCept and its exchange agent that the stockholder is exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
      Each Maxim stockholder that receives EpiCept common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Maxim common stock surrendered and the fair market value of the EpiCept common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

Non-U.S. Holders
      A non-U.S. holder of Maxim common stock will not be subject to U.S. federal income or withholding tax on gain with respect to the merger and will not be subject to U.S. federal income or withholding tax on any gain recognized on a subsequent disposition of EpiCept common stock received in the merger (including a redemption of EpiCept common stock treated as a sale for U.S. federal income tax purposes), as long as:

•	such gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, is not attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States;

•	in the case of certain capital gains, the non-U.S. holder either is not considered, for U.S. federal income tax purposes, to be present in the United States for 183 days or more during the taxable year in which the capital gain is recognized or otherwise qualifies for an exemption;

•	the non-U.S. holder qualifies for an exemption from backup withholding, as discussed below;

•	in the case of the merger, Maxim is not and has not been a U.S. real property holding corporation at any time within the shorter of the five-year period ending on the date on which the proposed transaction is consummated or such non-U.S. holder’s holding period; and

•	in the case of a disposition of shares of EpiCept common stock received in the merger, EpiCept is not and has not been a U.S. real property holding corporation at any time within the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period.
      Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Maxim does not believe that it is or has been a U.S. real property holding corporation within the last five years and does not expect to become a U.S. real property holding corporation prior to the date of the closing of the merger. If Maxim nevertheless constituted a U.S. real property holding corporation at a relevant time, a non-U.S. holder who at no time actually or constructively owned more than 5% of the common stock of Maxim generally would not be subject to U.S. federal income or withholding tax on the relevant gain, provided that such common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Non-U.S. Holders Information Reporting and Backup Withholding
      Payments of EpiCept common stock and cash in lieu of fractional shares of EpiCept common stock may be subject to information reporting and backup withholding at a 28% rate. In order to qualify for an exemption from backup withholding with respect to EpiCept common stock received pursuant to the merger, cash received for a fractional share of EpiCept common stock, or proceeds received in a subsequent disposition of EpiCept common stock, a non-U.S. holder may be required to provide a TIN, certify the non-U.S. holder’s foreign status or otherwise establish an applicable exemption.

Non-U.S. Holders Taxation of Distributions and Subsequent Sale of EpiCept Stock
      Distributions made with respect to EpiCept common stock generally will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of EpiCept current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution made on EpiCept common stock exceeds EpiCept current and accumulated earnings and profits, it will be treated first as a tax-free return of the non-U.S. holder’s adjusted tax basis in such common stock and thereafter as capital gain from a deemed disposition of such common stock.
      Non-U.S. holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of EpiCept common stock, provided EpiCept is not a “U.S. real property holding corporation.” EpiCept does not believe that it is or has been a U.S. real property holding corporation within the last five years and does not expect to become a U.S. real property holding corporation prior to the date of the closing of the merger. There can be no assurance, however, that EpiCept will not become a U.S. real property holding company in the future.
      Dividends paid to a non-U.S. holder of EpiCept common stock received in the merger generally will be subject to withholding of U.S. federal income tax at a 30% rate unless the dividends are U.S. trade or business income and the non-U.S. holder files a properly executed IRS Form W-8ECI (or successor form) with the withholding agent. The 30% withholding rate may be reduced if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder of common stock will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. A non-U.S. holder of EpiCept common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its tax advisor regarding its entitlement to benefits under a relevant income tax treaty.
      EpiCept must report annually to the IRS and to each non-U.S. holder any dividend income that is subject to withholding or that is exempt from U.S. withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a non-U.S. holder resides. Dividends paid to non-U.S. holders of common stock generally will be exempt from backup withholding (currently at a rate of 28%) if the non-U.S. holder provides a properly executed IRS Form W-8BEN (or successor form) or otherwise establishes an exemption.
Appraisal Rights
      Under Delaware law, Maxim common stockholders are not entitled to appraisal rights in connection with the merger because on the record date Maxim common stock was listed on the Nasdaq National Market and will be converted into the right to receive EpiCept common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.
Federal Securities Laws Consequences
      This proxy statement/ prospectus does not cover any resales of the EpiCept common stock received in the merger, and no person is authorized to make any use of this proxy statement/ prospectus in connection with any such resale.
      All shares of EpiCept common stock received by Maxim stockholders in the merger should be freely transferable, except that if a Maxim stockholder is deemed to be an “affiliate” of Maxim under the Securities Act of 1933, as amended, at the time of the special meeting, the Maxim stockholder may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Maxim under the Securities Act generally include individuals or entities that control, are controlled by, or are under common control with, Maxim, and generally would not include stockholders who are not officers, directors or principal stockholders of Maxim.

Interests of Maxim’s Directors and Executive Officers
      Maxim’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, the interests of Maxim’s stockholders. The Maxim board of directors was aware of these interests and considered them, among other matters, in its decision to approve the merger agreement.
      After the closing of the merger, Larry G. Stambaugh, Maxim’s current President and Chief Executive Officer, and John D. Prunty, Maxim’s current Vice President, Finance and Chief Financial Officer, are not expected to continue their employment with the combined company. In connection with the termination of their employment after the closing of the merger, Messrs. Stambaugh and Prunty will be entitled to certain severance payments.
      Mr. Stambaugh is entitled to receive the continuation of his annual base salary, which is currently set at $405,000 through September 30, 2005 and $450,000 thereafter, and health care insurance coverage for a period of two years from the date of his employment termination if Mr. Stambaugh’s employment is terminated other than for cause. Mr. Prunty is entitled to receive the continuation of his annual base salary, which is currently set at $210,000, and health benefits for a period of six months from the date of his employment termination if Mr. Prunty’s employment is terminated other than for cause.
      Messrs. Stambaugh and Prunty are also parties to retention agreements with Maxim. Pursuant to the retention agreements and subject to certain limitations, as a result of remaining continuously employed by Maxim through September 30, 2005, such date being referred to as the target date, Messrs. Stambaugh and Prunty are entitled to receive retention bonuses of $225,000 and $105,000, respectively, each paid in six equal monthly installments on the last day of each month starting on the target date. If, at any time following a change in control event, Mr. Stambaugh’s or Mr. Prunty’s employment is involuntarily terminated without cause or either of them voluntarily terminate their employment for good reason, then the applicable retention bonus shall be paid in a lump sum (to the extent not already paid prior to such time). Mr. Stambaugh is also entitled to receive a $225,000 “transition bonus” upon the earlier of March 31, 2006 and the date, if ever, on which his employment is terminated other than for cause. If Mr. Stambaugh has not been continuously employed through March 31, 2006 or has been terminated for cause prior to March 31, 2006, then he is not entitled to receive the “transition bonus”.
      Mr. Prunty also holds stock options to purchase 180,000 shares of Maxim common stock, subject to various vesting provisions. If, at any time following a change in control event, Mr. Prunty’s employment is involuntarily terminated without cause or Mr. Prunty voluntarily terminates his employment for good reason, then stock options to purchase 132,500 shares of Maxim common stock held by Mr. Prunty, as may be converted into options to purchase EpiCept common shares, shall become fully vested and exercisable (to the extent not already fully vested and exercisable prior to such time). In addition, in the event Mr. Prunty’s employment is terminated without cause during the period beginning on September 6, 2005 and ending 12 months following the effective time of the merger, then Mr. Prunty shall be entitled to exercise his vested stock options within such period of time ending on the earlier of the date that is three years following the termination of Mr. Prunty’s employment or the expiration of the option.
      In addition, EpiCept has agreed to assume Mr. Stambaugh’s indemnification agreement, which provides for indemnification of Mr. Stambaugh for certain excise taxes, if any, under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, that may arise as a result of the forgiveness of the loan made by Maxim to Mr. Stambaugh on December 8, 2000, as amended on December 8, 2001.
      Upon the closing of the merger, John F. Bedard, a current director of Maxim, and a second current director of Maxim to be named by Maxim prior to the closing will join the combined company’s board of directors. In addition, upon the closing of the merger, Dr. Ben Tseng, Maxim’s current Vice President, Research, will become the combined company’s Chief Scientific Officer. After the closing of the merger, Mr. Bedard and Dr. Tseng may receive stock options to purchase shares of EpiCept common stock.
      EpiCept will maintain all rights to indemnification existing in favor of the Maxim directors and officers for their acts and omissions occurring prior to the completion of the merger and will maintain the directors’

and officers’ liability insurance to cover any such liabilities for six years following the completion of the merger.
      As a result of the foregoing, the directors and executive officers of Maxim may be more likely to vote to approve the merger than Maxim stockholders generally.
THE MERGER AGREEMENT
      The following summary describes certain material provisions of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement/ prospectus and is incorporated herein by reference. This summary may not contain all of the information that is important to you, and you are encouraged to read carefully the entire merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about EpiCept or Maxim. Such information can be found elsewhere in this document and in the other public filings Maxim makes with the SEC, which are available without charge at www.sec.gov.
      The representations and warranties described below and included in the merger agreement were made by each of EpiCept and Maxim to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by EpiCept and Maxim in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between EpiCept and Maxim rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Maxim, EpiCept or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding EpiCept and Maxim and their respective businesses.
Structure of the Merger
      At the effective time of the merger, EpiCept’s wholly-owned subsidiary, Magazine Acquisition Corp., will merge with and into Maxim. Upon completion of the merger Maxim will be the surviving corporation and a wholly-owned subsidiary of EpiCept.
Effective Time of the Transaction
      The closing of the transaction contemplated by the merger agreement will occur no later than the second business day after the last of the conditions to the transaction have been satisfied or waived, or at another time as EpiCept and Maxim may agree. Contemporaneously with, or as soon as practicable after the closing, EpiCept and Maxim will file a Certificate of Merger with the Secretary of State of the State of Delaware. The transaction will become effective upon the filing of this certificate or at another time as EpiCept and Maxim agree in writing and specify in the certificate of merger.
Officers and Directors
      At the effective time, the officers of Maxim shall be the officers of the surviving corporation, subject to change thereafter, and the directors of Magazine Acquisition Corp. will be the directors of the surviving corporation.

Conversion of Maxim Common Stock
      Each share of Maxim common stock issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive a number of shares of common stock of EpiCept equal to the exchange ratio and cash in lieu of fractional shares.
The Exchange Ratio
      The exchange ratio is 0.194034. The merger agreement allows EpiCept, at any time before closing, to issue EpiCept common stock to raise additional capital. If EpiCept issues shares of EpiCept common stock in the circumstances described above, the exchange ratio will be adjusted upward so that the former Maxim stockholders will still own approximately 28% of the combined company after the completion of the merger. If such issuance occurs, the exchange ratio will be (A) 0.388889 multiplied by (B) a fraction the numerator of which is (x) 14,173,791 plus (y) the number of any additional shares of EpiCept common stock issued by EpiCept and the denominator of which is 28,407,570. EpiCept is in the process of finalizing negotiations for a $2 million short term debt financing which would be converted into EpiCept common stock immediately prior to the closing of the merger. If this financing occurs, the exchange ratio will be appropriately adjusted.
Stock Options and Warrants
      When the merger becomes effective, each outstanding Maxim option granted under Maxim’s Amended and Restated 1993 Long Term Incentive Plan, or the 1993 Plan, and each outstanding Maxim option granted under the other Maxim stock option plans, with an exercise price of $20.00 per share or less, will be assumed by EpiCept. Each Maxim option so assumed by EpiCept will continue to have the same terms and conditions set forth in the applicable Maxim stock option plan immediately prior to the effective time, except that (i) each Maxim option will be exercisable for that number of whole shares of EpiCept common stock equal to the product of the number of shares of Maxim common stock that were issuable upon exercise of such Maxim option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of shares of EpiCept common stock and (ii) the per share exercise price for the shares of EpiCept common stock issuable upon exercise of such assumed Maxim option will be equal to the quotient determined by dividing the exercise price per share of Maxim common stock at which such Maxim option was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent.
      Maxim agreed to use commercially reasonable efforts to obtain, and has obtained, the agreement of each holder of options granted under the 1993 Plan, with an exercise price above $20.00 per share, to the termination of such options immediately prior to the effective time. Maxim shall take action under the other plans such that each outstanding Maxim option granted under the other plans that has an exercise price above $20.00 per share shall terminate on or prior to the effective time.
Assumption of Warrants
      At the completion of the merger, each outstanding Maxim warrant will be assumed by EpiCept. Each Maxim warrant so assumed by EpiCept will continue to have, and be subject to, the same terms and conditions set forth in the applicable Maxim warrant, except that (i) each Maxim warrant will be exercisable for that number of whole shares of EpiCept common stock equal to the product of the number of shares of Maxim common stock that were issuable upon exercise of such Maxim warrant immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of shares of EpiCept common stock and (ii) the per share exercise price for the shares of EpiCept common stock issuable upon exercise of such assumed Maxim warrant will be equal to the quotient determined by dividing the exercise price per share of Maxim common stock at which such Maxim warrant was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent.

Fractional Shares
      No fractional shares of EpiCept common stock will be issued in the merger. Instead, each holder of Maxim common stock otherwise entitled to receive a fraction of a share of EpiCept common stock shall receive from EpiCept an amount of cash (rounded to the nearest whole cent), without interest, determined by multiplying that fraction by the average of the closing sale prices of Maxim common stock on the Nasdaq National Market on the five most recent trading days ending immediately prior to the effective time of the merger.
Surrender of Maxim Certificates
      Following the effective time of the merger, the exchange agent, selected by EpiCept, will mail to each holder of Maxim common stock a letter of transmittal and instructions regarding the details of the exchange. The holders will use the letter of transmittal to exchange Maxim stock certificates for the shares of EpiCept common stock and cash in lieu of fractional shares of EpiCept common stock to which the holders of Maxim common stock are entitled to receive in connection with the merger.
      After the effective time of the merger and until so surrendered, outstanding Maxim certificates will be deemed to be evidence of the right to receive EpiCept common stock, and the right to receive an amount of cash in lieu of the issuance of any fractional shares to which the record holders of Maxim common stock are entitled to receive in connection with the merger. No interest will be payable on cash distributed to Maxim stockholders in lieu of any fractional shares of EpiCept common stock.
United States Tax Consequences
      It is intended by both EpiCept and Maxim that the merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code.
Representations and Warranties
      The merger agreement contains substantially reciprocal representations and warranties made by each company to the other. The representations and warranties relate to:

•	corporate organization, good standing and qualification to do business;

•	capitalization;

•	authority to enter into the merger agreement;

•	absence of a breach of the certificate of incorporation, bylaws, law or material agreement as a result of the merger;

•	financial statements;

•	the absence of any undisclosed liabilities;

•	the absence of certain changes or events since June 30, 2005;

•	taxes, tax returns and audits;

•	intellectual property matters;

•	compliance with applicable legal requirements;

•	permits required to conduct business and compliance with those permits;

•	litigation;

•	payments required to be made to brokers and agents in connection with the merger;

•	employee benefit plans and other employment matters;

•	labor relations;

•	disclosure of liens and encumbrances;

•	environmental matters;

•	agreements, contracts and commitments;

•	leased real property;

•	the accuracy of information supplied in this proxy statement/ prospectus;

•	the approval of the merger and related matters by the board of directors; and

•	required stockholder approval.
      Representations and warranties made solely by Maxim relate to Maxim’s filings and reports with the Securities and Exchange Commission and the inapplicability of Maxim’s rights agreement to the merger. Representations and warranties made solely by EpiCept relate to repatriation of dividends and other distributions payable on the equity or other interests in EpiCept GmbH.
Conduct of Business Prior to The Completion of the Merger
      Under the terms of the merger agreement, EpiCept and Maxim have agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, subject to certain exceptions, each company will carry on its business in the ordinary course, in substantially the same manner as previously conducted. In addition, except as required by law and subject to certain exceptions, each company has agreed to additional restrictions that prohibit it from:

•	accelerating, amending, modifying or waiving any stock repurchase rights, options, warrants or restricted stock; repricing or exchanging options or warrants granted under employee, consultant or director stock plans or otherwise; or authorizing cash payments in exchange for any options, warrants or restricted stock granted under such plans;

•	entering into any material partnership arrangements, joint development agreements or strategic alliances;

•	adopting any new severance plan or modifying in any manner any severance plan, agreement or arrangement existing on the date of the merger agreement, or granting any severance or termination pay to officers or employees except pursuant to existing plans and written agreements previously disclosed or payments that are immaterial in amount;

•	transferring or licensing or extending in any material respect any rights to its intellectual property other than non-exclusive licenses granted in the ordinary course of business;

•	declaring, setting aside or paying dividends on or making other distributions in respect to any capital stock or splitting, combining or reclassifying any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of capital stock of it or its subsidiaries;

•	issuing, delivering, selling, authorizing, pledging or encumbering any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire shares of capital stock or securities convertible into shares of capital stock;

•	causing, permitting or proposing any amendments to its certificate of incorporation or bylaws or the equivalent documents of any of its subsidiaries, except as contemplated by the merger agreement;

•	acquiring by merging, consolidating or purchasing any equity interest in any business, corporation, partnership, association or other business organization;

•	selling, or otherwise disposing of any material properties or material assets except in the ordinary course of business consistent with past practice;

•	making any loans, advances or capital contributions to, or investments in, any third party;

•	except as contemplated by the merger agreement, incurring any indebtedness for borrowed money or guaranteeing any such indebtedness of any third party, issuing or selling any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guaranteeing any debt securities of any third party, entering into any “keep well” or other agreement to maintain any financial statement condition of any third party or entering into any arrangement having the economic effect of any of the foregoing actions;

•	adopting or amending any employee benefit plan or employee stock purchase or employee stock option plan, or entering into any employment contract or collective bargaining agreement, paying any special bonus, or increasing the salaries or wage rates or fringe benefits;

•	making payments outside the ordinary course of business in excess of $150,000 in the aggregate;

•	modifying, amending or terminating any of its material contracts or waiving, delaying the exercise of, releasing or assigning any material rights or claims under such agreements;

•	entering into, or materially modifying, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of its or products licensed by it;

•	revaluing any of its assets or, except as required by GAAP, adopting or changing any accounting methods, principles or practices;

•	entering into any closing agreement in respect of material taxes or settling any claim or assessment in respect of any material taxes;

•	incurring or entering into any agreement or commitment in excess of $250,000;

•	hiring any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

•	paying, discharging or satisfying any claim, liability or obligation, other than in the ordinary course of business;

•	making any grant of exclusive rights to any third party;

•	modifying or amending in any manner that is materially adverse to EpiCept or Maxim, or terminating, any material agreement or any confidentiality agreement, or releasing or waiving any material rights for claims;

•	making or changing any material tax election, changing any method of accounting resulting in a material amount of additional tax or filing any material amended tax return;

•	engaging in any action with the intent to, directly or indirectly, adversely impact or materially delay the completion of the merger or any related transaction;

•	entering into or extending the term or scope of any contract or agreement that may restrict it, or any of its existing or future subsidiaries, from engaging in any line of business; and

•	agreeing to take any of the actions described above.
Additional Agreements
      Under the terms of the merger agreement EpiCept and Maxim have each agreed:

•	to file, as promptly as practicable after execution of the merger agreement, this proxy statement/ prospectus with the SEC, and EpiCept will prepare and file the registration statement in which the proxy statement/ prospectus is to be included;

•	to cooperate with each other in the preparation and filing of the proxy statement/ prospectus; and

•	to promptly notify one another of any comments from the SEC with respect to the proxy statement/ prospectus.
      In addition, Maxim has agreed:

•	to mail the proxy statement/ prospectus to its stockholders at the earliest practicable time after the registration statement is declared effective by the SEC;

•	to promptly take all steps necessary to hold and convene its stockholders’ meeting, and use commercially reasonable efforts to solicit from its stockholders proxies in favor of adoption of the merger agreement; and

•	that its board of directors shall recommend the adoption of the merger agreement and the merger to its stockholders, and, except in certain circumstances, neither the board of Maxim nor any committee thereof shall withdraw, amend or modify the recommendation.
No Solicitation
      EpiCept and Maxim have agreed, subject to limitations described below, that they will not nor will they permit or authorize any of their subsidiaries or any of their or their subsidiaries’ respective officers, directors or employees or other representatives to:

•	solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•	participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal, except as to the existence of certain terms of the merger agreement;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.
      Both parties further agree that they and their subsidiaries and their respective representatives, including non-officer employees and other agents will immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal with respect to themselves, and will promptly request each person who has entered into a confidentiality agreement in connection with their consideration of an acquisition proposal to return all confidential information furnished by the party.
Notification of Unsolicited Acquisition Proposals
      As promptly as practicable after any of Maxim’s or EpiCept’s respective officers, directors or representatives receives or becomes aware of the receipt of any acquisition proposal by Maxim or EpiCept, or any request for nonpublic information or inquiry which Maxim or EpiCept, as the case may be, reasonably believes could lead to an acquisition proposal, the receiving party will provide the other party with written notice of the material terms of the acquisition proposal.
      Maxim or EpiCept, as the case may be, will provide the other party with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal.
      “Acquisition Proposal,” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase or acquisition of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party, (B) any transaction in which the stockholders of such party immediately preceding the transaction hold less than eighty-five percent (85%) of the equity interests in the surviving entity of such transaction or in any parent entity immediately following such transaction, (C) any purchase from such party of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or the granting of rights to acquire more than a fifteen percent (15%) interest in the total outstanding voting securities of such party, (D) any sale, lease, transfer, distribution, acquisition or disposition of more than fifteen percent (15%) of the assets of such party or (E) any liquidation or dissolution of such party.
      Subsection D of the preceding paragraph will not apply, in the case of EpiCept, to any agreement with respect to the development and commercialization of LidoPAIN SP in Europe and Asia, and, in the case of Maxim, to any agreement with respect to the development and commercialization of Ceplene or compounds identified through Maxim’s apoptosis program.
Superior Offers
      In the event that Maxim receives an acquisition proposal its board determines in good faith constitutes or is reasonably likely to lead to a superior offer, it may, at any time prior to obtaining Maxim stockholder approval for the merger, then take the following actions, but only if Maxim has not otherwise breached its obligations with respect to that acquisition proposal, and its board believes in good faith, following consultation with and receipt of advice from outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the board’s fiduciary duty:

•	furnish nonpublic information to the third party making such acquisition proposal, provided that (A) at least one (1) business day prior to furnishing any such nonpublic information, Maxim gives EpiCept written notice of its intention to furnish nonpublic information and (B) Maxim receives from the third party an executed confidentiality agreement, with terms at least as restrictive as the terms contained in the confidentiality agreement entered into with EpiCept, and it furnishes such nonpublic information to EpiCept (to the extent such nonpublic information has not been previously so furnished); and

•	engage in discussions or negotiations with the third party with respect to the superior offer, provided that at least forty-eight (48) hours prior to entering into negotiations, it gives EpiCept written notice of its intention to enter into negotiations.
      “Superior Offer” shall mean an unsolicited, bona fide written acquisition proposal made by a third party after the date of the merger agreement on terms that the board of directors of Maxim believes in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor, (i) is reasonably capable of being completed on the terms proposed, and (ii) if completed would result in a transaction more favorable, from a financial point of view, to Maxim’s stockholders than the terms of the merger.
Change of Recommendation
      In response to the receipt of a superior offer, the board of directors of Maxim may withdraw, amend or modify the Maxim board recommendation and, in the case of a superior offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer, if:

•	the board determines in good faith, after consulting with and receiving advice from outside legal counsel, that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties; and

•	Maxim shall have (A) at least five (5) business days prior to a change of recommendation provided to EpiCept written notice expressly stating (1) that it has received a superior offer, (2) the material terms and conditions of such superior offer and the identity of the person or group making the superior offer, (3) that it intends to effect a change of recommendation and the manner in which it intends to do so, (B) provided to EpiCept a copy of all written and electronic materials delivered to the person or group making the superior offer it has received, and (C) made available to EpiCept all materials and information made available in connection with the superior offer it has received.

Continuing Obligation to Convene Stockholders’ Meeting
      Notwithstanding anything to the contrary contained in the merger agreement, Maxim will remain obligated to call, give notice of, convene and hold the Maxim stockholders’ meeting which shall not be limited or affected by the commencement, disclosure, announcement or submission to Maxim of any acquisition proposal or by any change of recommendation.
Confidentiality
      EpiCept and Maxim have executed a confidentiality agreement dated June 1, 2005, which will continue in full force in accordance with its terms. Subject to the confidentiality agreement, EpiCept and Maxim will each grant the other’s representatives reasonable access to its records and personnel.
Regulatory Filings
      Maxim and EpiCept shall coordinate and cooperate with one another and shall use all commercially reasonable efforts to comply with all legal requirements and make all filings required by any governmental entity in connection with the merger and related transactions contemplated by the merger. Maxim and EpiCept will notify the other promptly upon the receipt of any comments or responses from any governmental entity or official in connection with any filings made pursuant to the merger agreement and the merger.
Notification of Certain Matters
      EpiCept and Maxim shall promptly notify one another when and if either party becomes aware that any representation or warranty made by it contained in the merger agreement has become untrue or inaccurate, or that it failed to comply with any covenant, condition, or agreement contained in the merger agreement.
Employee Benefits
      For a period beginning on the closing date and ending no earlier than the first anniversary of the completion of the merger, EpiCept or its affiliates shall provide to employees of Maxim and its affiliates who continue employment with Maxim either (i) benefits that are substantially similar to the benefits provided immediately prior to the completion of the merger, (ii) benefits that are substantially similar to the benefits offered to similarly situated employees of EpiCept, or (iii) a combination of clauses (i) and (ii).
      If requested by EpiCept by written notice, Maxim shall terminate any and all 401(k) plans effective no later than the day immediately preceding the closing date.
Indemnification
      Following the transaction, EpiCept will fulfill and honor the obligations of Maxim pursuant to certain indemnification agreements with certain of its directors and officers. The certificate of incorporation and bylaws of the surviving corporation will contain exculpation and indemnification provisions at least as favorable to the directors or officers of Maxim as those contained in the certificate of incorporation and bylaws of Maxim as of the date of the merger agreement, and those provisions shall not be modified to adversely affect the rights of the individuals, for a period of six (6) years from the effective time.
      For a period of six (6) years after the effective time, EpiCept shall cause the surviving corporation to use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance maintained by Maxim covering those persons who were covered by Maxim’s directors’ and officers’ liability insurance policy as of the date of the merger agreement. The terms of such insurance shall be comparable to those applicable to the current directors and officers of Maxim; provided, however, the surviving corporation is not required to expend, with respect to any year, in excess of an amount equal to the greater of (i) one hundred fifty percent (150%) of the annual premium currently paid by Maxim for such coverage or (ii) the premium necessary to obtain the amount of coverage in effect under EpiCept’s directors’ and officers’ liability insurance policy or policies covering EpiCept’s directors and officers for such year.

Board of Directors of EpiCept
      At the effective time, the board of directors of EpiCept shall consist of five (5) directors selected by a majority of the EpiCept directors, including EpiCept’s current Chairman and current Chief Executive Officer, and two (2) directors of Maxim selected by a majority of the Maxim directors.
Treatment as Reorganization
      Neither Maxim nor EpiCept will, nor will they permit any of their respective subsidiaries to, take any action prior to or after the closing that would reasonably be expected to cause the merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code.
Conditions to the Completion of the Merger

Conditions to Obligations of Each Party
      The obligations of EpiCept and Maxim to effect the transaction are subject to the satisfaction or waiver of various conditions, which include the following, any of which may be waived, in writing, by mutual agreement of EpiCept and Maxim:

•	the Maxim stockholder approval must be obtained;

•	no governmental entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	the SEC shall have declared the registration statement effective, and no stop order shall have been issued or proceedings initiated or threatened by the SEC suspending the effectiveness of the registration statement or any part thereof;

•	the expiration or early termination of the waiting period applicable to the transaction under the Hart-Scott Rodino Act, if required, and the acquisition of all other material foreign antitrust requirements required to consummate the transaction;

•	there will not be any pending or overtly threatened suit or action asserted by any governmental authority (i) challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement or (ii) seeking to impose on either EpiCept or Maxim or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock;

•	Maxim and EpiCept shall each have received written opinions from their respective counsel in form and substance reasonably satisfactory to them, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinions shall not have been withdrawn; and

•	the shares of EpiCept common stock to be issued in the merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

Additional Conditions to the Obligations of EpiCept
      The obligation of EpiCept to effect the merger shall be subject to the satisfaction at or prior to the closing date of each of the following conditions, any of which may be waived, in writing, exclusively by EpiCept:

•	the representations and warranties of Maxim contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date, except (i) where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Maxim, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date;

•	Maxim shall have performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	EpiCept shall have received affiliate agreements, executed by the officers and directors of Maxim, and by any other person who could reasonably be deemed to be an affiliate; and

•	Maxim shall have filed with the SEC its Annual Report on Form 10-K for its fiscal year ended September 30, 2005.

Additional Conditions to the Obligations of Maxim
      The obligation of Maxim to effect the merger shall be subject to the satisfaction at or prior to the closing date of each of the following conditions, any of which may be waived, in writing, exclusively by Maxim:

•	the representations and warranties of EpiCept contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time, except (i) where the failure to be true and correct would not reasonably be expected to have a material adverse effect on EpiCept, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date;

•	EpiCept shall have performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing date;

•	EpiCept shall have received from members of its board of directors written letters of resignation such that no more than five (5) such persons shall remain members of the board of directors of EpiCept at the effective time, and the board of directors of EpiCept shall have duly adopted, prior to the receipt of the aforementioned resignations, resolutions electing John F. Bedard and a current director of Maxim to be named prior to the closing as members of the board of directors of EpiCept to fill the vacancies created by the aforementioned resignations, such elections to be effective at the effective time of the merger;

•	the conversion of EpiCept’s preferred stock and certain of its convertible notes and exercise of certain of its warrants, as contemplated by the merger agreement shall have occurred; and

•	the reverse stock split described in the merger agreement shall have occurred prior to the effective time.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time before the effective time of the merger by either party’s board under the following circumstances:

•	by mutual written consent duly authorized by the board of directors of Maxim and EpiCept;

•	by either EpiCept or Maxim if the merger shall not have been completed by March 31, 2006; however, the right to terminate shall not be available to any party whose action or failure to act is a principal cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

•	by either EpiCept or Maxim if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either EpiCept or Maxim if the required approval of the stockholders of Maxim contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of Maxim stockholders duly convened therefor or at any adjournment or postponement thereof;

•	by EpiCept prior to the approval and adoption of the merger agreement and approval of the merger by the required vote of the stockholders of Maxim if a triggering event (as described below) has occurred and such termination shall have been effected within ten (10) business days after EpiCept received notice of the occurrence of such triggering event;

•	by either EpiCept or Maxim if the other party has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of the other party shall have become inaccurate, in either case such that not all of the terminating party’s conditions to closing are satisfied, and such breach is not cured within the time period specified by the merger agreement.

      For the purposes of the merger agreement, a triggering event, with respect to Maxim, has occurred if:

•	Maxim’s board of directors or any committee thereof has withdrawn or amended or modified in a manner adverse to EpiCept, the Maxim board recommendation, or has resolved to do any of the same;

•	its board of directors fails to reaffirm (publicly, if so requested) the Maxim board recommendation within 10 business days after EpiCept requests in writing that the recommendation be reaffirmed after the public announcement of an acquisition proposal;

•	its board of directors or any committee thereof has approved or recommended any acquisition proposal, or has resolved to do the same; or

•	Maxim has intentionally breached its covenant related to its board recommendation or its obligation not to solicit alternative transactions.
Fees and Expenses
      The merger agreement provides that regardless of whether the merger is completed, EpiCept and Maxim will each pay their own expenses incurred in connection with the merger, except that EpiCept and Maxim will share equally all fees and expenses, other than attorneys’ and accountants’ fees, incurred in relation to the printing and filing with the SEC of the registration statement of which this proxy statement/ prospectus is a part, the proxy statement/ prospectus and any amendments or supplements to either of them and the filing fees under any applicable antitrust law or regulation.
Payment of Termination Fee
      In the event that the merger agreement is terminated by Maxim or EpiCept due to the failure of Maxim stockholders to adopt the merger agreement, Maxim shall pay all reasonable expenses of EpiCept up to $650,000. Any payment under these terms will be made to EpiCept no later than two (2) business days after delivery of a demand for payment, and such payment will be deducted from any other amounts paid by Maxim to EpiCept in connection with the payment of a termination fee as discussed below.
      Maxim shall pay EpiCept a fee, in cash, equal to $1,400,000, less any expenses paid to EpiCept under the preceding paragraph, if the following conditions are met:

•	either EpiCept or Maxim terminates the merger agreement (a) because the merger has not been completed by March 31, 2006 or (b) because Maxim failed to obtain the required votes for stockholder approval contemplated by the merger agreement; and

•	following the date of the merger agreement:

•	an acquisition proposal involving Maxim has been communicated to Maxim or its stockholders (whether or not abandoned at the time of termination of the merger agreement);

•	within twelve months of any such termination, Maxim enters into a definitive agreement regarding a competing transaction with either (1) the person who made such competing transaction proposal or (2) any person (so long as the acquisition with such other person is at least as favorable from a financial point of view as the competing transaction referred to in (1) above); and

•	such competing transaction is completed.

      Maxim is required to pay the fee on the day such transaction is completed.
      Maxim shall pay to EpiCept a fee, in cash, of $1,000,000, less any expenses paid to EpiCept as discussed above, if the following conditions are met:

•	either EpiCept or Maxim terminates the merger agreement (a) because the merger has not been completed by March 31, 2006, or (b) because Maxim failed to obtain the required votes for stockholder approval contemplated by the merger agreement; and

•	following the date of the merger agreement:

•	an acquisition proposal involving Maxim has been communicated to Maxim or its stockholders (whether or not abandoned at the time of termination of the merger agreement);

•	within twelve months of any such termination, Maxim enters into a definitive agreement regarding a competing transaction with any person (other than as described above); and

•	such competing transaction is completed.
      Maxim is required to pay the fee on the day such transaction is completed.
      If the merger agreement is terminated by EpiCept because of a triggering event, as defined above, then Maxim will pay to EpiCept, in cash, a termination fee in an amount equal to $1,000,000 and, if within twelve months of any such termination, Maxim enters into a definitive agreement regarding a competing transaction with any person (so long as the acquisition with such other person is at least as favorable from a financial point of view as the transaction with EpiCept), and such transaction is completed, Maxim will pay to EpiCept, in cash, an additional fee in an amount equal to $400,000.
Definition of Acquisition and Expenses
      For the purposes of the termination section of the merger agreement only, acquisition, means, other than the transactions contemplated by the merger agreement, a transaction pursuant to an acquisition proposal (as defined above and in the merger agreement), except that fifty percent (50%) shall be substituted for fifteen percent (15%) where it appears in such definition, and expenses shall mean the reasonable out of pocket fees and expenses incurred by EpiCept in connection with the authorization, preparation, negotiation, execution and performance of the merger agreement, the preparation, printing, filing and mailing of the proxy statement/ prospectus and the registration statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to the merger agreement and the merger.
Amendment, Extension and Waiver
      The merger agreement may be amended, at any time, by the parties, by action taken or authorized by their respective boards of directors, before or after adoption of the merger agreement by the stockholders of Maxim, provided that after any such adoption, no amendment can be made that requires further stockholder approval without such approval having been obtained. The merger agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Maxim and EpiCept.
      At any time prior to the effective time either Maxim or EpiCept, by action taken or authorized by their respective board of directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties hereto;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

      Any agreement to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the merger agreement shall not constitute a waiver of such right.
Material Adverse Effect
      For purposes of the merger agreement, the term material adverse effect, when used in connection with an entity, means any fact, change, event development, circumstance or effect, individually or when taken together with all other facts, changes, events, developments, circumstance or effects that have occurred prior to the date of determination of the occurrence of the material adverse effect, that is likely to be materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise) or results of operations of such entity taken as a whole with its subsidiaries.
      For purposes of the preceding paragraph, in no event shall any of the following, alone or in combination, be deemed to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect on either company:

•	any effect resulting from general economic conditions or conditions generally affecting the biotechnology industry, except in either case to the extent such party is materially disproportionately affected thereby;

•	any effect resulting from the announcement or pendency of the merger;

•	any adverse effect resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof,

•	with respect to Maxim, any adverse effect resulting from or relating to regulatory filings for the approval of Ceplene in Europe or Maxim’s licensing or partnering of Ceplene or compounds identified through its apoptosis research program; or

•	with respect to Maxim, a change in the stock price or trading volume of Maxim, unless there is an underlying effect which may have caused such change in stock price or trading volume.
THE VOTING AGREEMENT
Summary of the Voting Agreement
      In connection with the merger, each of Maxim’s directors and executive officers entered into a voting agreement with EpiCept pursuant to which these individuals agreed to vote their shares of Maxim common stock in favor of the merger, among other things. The following description of the voting agreement describes the material terms of the voting agreement.
      As of the record date, the directors and executive officers of Maxim who have entered into the voting agreement collectively owned beneficially and of record shares of Maxim common stock representing less than 1% of the total outstanding shares of Maxim common stock entitled to vote at the meeting of Maxim stockholders.
      Larry G. Stambaugh, Per-Olof Martensson, F. Duwaine Townsen, Robert L. Zerbe, Wayne P. Yetter, John F. Bedard, and John D. Prunty, have each entered into the voting agreement with EpiCept dated as of September 6, 2005.
      Pursuant to the terms of the voting agreement, each director and executive officer who signed the voting agreement has agreed to vote (i) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Maxim contained in the merger agreement, (iii) against any acquisition proposal (other than the merger agreement and the merger) and (iv) against any agreement, amendment of Maxim’s certificate of incorporation or bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the completion of the merger. The directors and executive officers also agree that until the earlier of the termination of the merger agreement or completion of the merger, they will not enter into any agreement or understanding with another person to vote or give instructions inconsistent with the foregoing obligations.
      In furtherance of the foregoing obligations, each director and executive officer appointed EpiCept as such individual’s proxy and attorney-in-fact to vote all shares owned by such director or executive officer in accordance with the voting agreement. Such proxy shall be valid and irrevocable until termination of the voting agreement
      The directors and executive officers may vote their shares of Maxim common stock on all other matters not referred to by the voting agreement, and EpiCept may not exercise its proxy with respect to such other matters.
      The directors and executive officers agreed that none of the securities covered by the voting agreement will be deposited into a voting trust and that no other proxy will be granted and no other voting agreement or similar agreement will be entered into with respect to any of the subject securities. The directors and executive officers shall not (i) other than pursuant to the merger, sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of any shares of Maxim stock owned by such director or executive officer; provided, however, that nothing contained in the voting agreement restricts the ability of the directors or officers to exercise any of the options to purchase Maxim common stock held by such director or officer in accordance with the terms of the voting agreement.
      The voting agreement shall terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

EPICEPT MANAGEMENT AFTER THE MERGER
Management and Board of Directors
      EpiCept has a strong team of experienced business executives, scientific professionals and medical specialists. EpiCept’s executive officers and directors, their ages and positions, as of September 1, 2005, are as follows:

Name	Age	Position/Affiliation

John V. Talley	49	President, Chief Executive Officer and Director
Robert W. Cook	50	Chief Financial Officer — Senior Vice President, Finance and Administration
Dov Elefant	38	Controller — Vice President, Finance and Administration
Earle Lockhart, M.D.	64	Vice President, Clinical and Regulatory Affairs
Scott B. Kozak	40	Vice President, Business Development
Oliver Wiedemann, M.D.	46	Managing Director — Medical Affairs, EpiCept GmbH
Dileep Bhagwat, Ph.D., M.B.A.	54	Senior Vice President, Pharmaceutical Development
Robert G. Savage	52	Chairman of the Board
Ernst-Günter Afting, M.D., Ph.D.	63	Director
Gert Caspritz, Ph.D.	56	Director
Mark Docherty	41	Director
Guy C. Jackson	63	Director
Thorlef Spickschen, Ph.D.	64	Director
Gerhard Waldheim	57	Director
      Upon the closing of the merger, John F. Bedard, a current director of Maxim, and a second current director of Maxim to be named by Maxim prior to the closing, will join the combined company’s board of directors. In addition, upon the closing of the merger, Dr. Ben Tseng, Maxim’s current Vice President, Research, will become the combined company’s Chief Scientific Officer.
      John F. Bedard, age 56, has served as a member of Maxim’s board since 2004. Mr. Bedard has been engaged as a principal in a pharmaceutical consulting practice since 2002. Prior to that, he served in senior management positions during a 15-year career at Bristol-Myers Squibb, a pharmaceutical company, most recently as Vice President, FDA Liaison and Global Strategy. In that position, Mr. Bedard was the liaison with the FDA for new drug development, and he was also responsible for global development plans and registration activities for new drugs. Before his tenure at Bristol-Myers Squibb, Mr. Bedard held senior regulatory affair positions at Smith Kline & French Laboratories and Ayerst Laboratories.
      Ben Tseng, Ph.D., Vice President, Research, age 61, joined Maxim as Senior Director, Research in 2000. Prior to its acquisition by Maxim in 2000, Dr. Tseng served as Vice President, Biology for Cytovia, Inc., which he joined in 1998. Dr. Tseng also served in executive research positions at Chugai Biopharmaceutical, Inc. from 1995-1998 and, Genta Inc. from 1989 to 1995. Prior to joining Genta, Dr. Tseng was a tenured Associate Adjunct Professor in the Department of Medicine, faculty member of the Physiology and Pharmacology Program, and Associate Member of the Cancer Center at the University of California, San Diego. Dr. Tseng received a B.A. in Mathematics from Brandeis University and a Ph.D in Molecular Biophysiology and Biochemistry from Yale University.
Executive Officers and Key Employees
      John V. Talley has been EpiCept’s President, Chief Executive Officer and a Director since October 2001. Mr. Talley has more than 26 years of experience in the pharmaceutical industry. Prior to joining EpiCept,

Mr. Talley was the Chief Executive Officer of Consensus Pharmaceuticals, a biotechnology drug discovery start-up company that developed a proprietary peptide-based combinatorial library screening process. Prior to joining Consensus, Mr. Talley led Penwest Ltd.’s efforts in its spin-off of its subsidiary Penwest Pharmaceuticals Co. in 1998 and served as President and Chief Operating Officer of Penwest Pharmaceuticals. Mr. Talley started his career at Sterling Drug Inc., where he was responsible for all U.S. marketing activities for prescription drugs, helped launch various new pharmaceutical products and participated in the 1988 acquisition of Sterling Drug by Eastman Kodak Co. Mr. Talley received his B.S. in Chemistry from the University of Connecticut and completed coursework towards an M.B.A. in Marketing from New York University, Graduate School of Business.
      Robert W. Cook has been EpiCept’s Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004. Prior to joining EpiCept, Mr. Cook was Vice President, Finance and Chief Financial officer of Pharmos Corporation since January 1998 and became Executive Vice President of Pharmos in February 2001. From May 1995 until his appointment as Pharmos’s Chief Financial Officer, he was a vice president in GE Capital’s commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the United States and in several overseas locations. He was named a managing director of Chase and several of its affiliates in January 1986. Mr. Cook received his B.S. in International Finance from The American University, Washington, D.C.
      Dov S. Elefant has been EpiCept’s Controller and Vice President of Finance and Administration since April 2004. Prior to being named EpiCept’s Controller and Vice President of Finance and Administration, Mr. Elefant was EpiCept’s Controller from December 1999 through September 2000, EpiCept’s Chief Financial Officer from October 2000 through January 2001 and EpiCept’s Chief Financial Officer and Vice President of Finance and Administration from January 2001 until April 2004. From October 1998 until December 1999, Mr. Elefant was Assistant Controller of Alteon Inc., a publicly traded biotechnology company. Prior to that, he served as Director of Accounting and Finance of Innapharma, Inc., a pharmaceutical contract research organization. Mr. Elefant received his B.S. in Accounting from the Sy Syms School of Business of Yeshiva University in New York.
      Earle A. Lockhart, M.D., has been EpiCept’s Vice President of Clinical and Regulatory Affairs since 2000, and prior to that served as EpiCept’s Director of Clinical Research and Medical Affairs since 1998. From 1996 until joining EpiCept, Dr. Lockhart was Medical Director supporting the launch and marketing of a controlled release oxycodone (OxyContin) for The Purdue Frederick Company. From 1991 until 1996, Dr. Lockhart served as Senior Medical Director in the OTC Division of American Home Products Corporation. From 1986 to 1991, Dr. Lockhart served as Senior Medical Director of Medical Affairs at Sterling Drug. From 1981 until 1986, Dr. Lockhart held various positions in clinical research at Bristol-Myers Squibb Company and Janssen Pharmaceutica Products, L.P. Dr. Lockhart received his M.D. from the University of Toronto and is Board Certified in both Pediatrics and Nephrology. He has been Associate Professor of Pediatrics at New York Medical College in Valhalla, N.Y. and is currently Clinical Assistant Professor at Albert Einstein College of Medicine in New York.
      Scott B. Kozak has been EpiCept’s Vice President of Business Development since April 2002 and has more than 15 years of experience in the pharmaceutical industry. Prior to joining EpiCept, Mr. Kozak was the Director of Licensing at Forest Laboratories, Inc. Before joining Forest in September 1999, Mr. Kozak was Assistant Director, Global Licensing and Corporate Development at Hoffmann-La Roche Inc., where he was responsible for the licensing efforts in the Metabolic and Drug Delivery areas and was a member of the Metabolic Therapeutic Area Strategy Team responsible for global planning. From 1989 to 1997, Mr. Kozak held various sales, marketing, and licensing and acquisition positions at Solvay Pharmaceuticals. Mr. Kozak received his B.S. in Marketing from the University of Connecticut and his M.B.A. in Marketing from Kennesaw State University’s Michael J. Coles College of Business.
      Oliver Wiedemann, M.D., joined EpiCept’s subsidiary EpiCept GmbH in October 1998 as Director of Medical Affairs. Since July 1999, he has been the Managing Director at EpiCept GmbH. From January 1992 until joining EpiCept GmbH, he was the Department Head CNS/ Muscle of the Medical Department of

Sanofi Winthrop, Munich. Prior to that, Dr. Widemann worked as a surgeon at the Olympiapark-Klinik, Munich. He is the author of several scientific publications in the pain area. Dr. Wiedemann received his Medical Doctorate Degree from the University of Munich.
      Dileep Bhagwat, Ph.D., M.B.A., has been EpiCept’s Senior Vice President of Pharmaceutical Development since February 2004 and has more than 20 years of pharmaceutical experience developing and commercializing various dosage forms. Prior to joining EpiCept in 2004, Dr. Bhagwat worked at Bradley Pharmaceuticals, as Vice President, Research and Development and Chief Scientific Officer. From November 1994 through September 1999, Dr. Bhagwat was employed at Penwest Pharmaceuticals in various capacities, including Vice President, Scientific Development and Regulatory Affairs and at Purdue Frederick Research Center as Assistant Director of Pharmaceutical Development. Dr. Bhagwat holds many U.S. and foreign patents and has presented and published on dosage form development and drug delivery. Dr. Bhagwat holds a B.S. in Pharmacy from Bombay University, an M.S. and Ph.D. in Industrial Pharmacy from St. John’s University in New York and an M.B.A. in International Business from Pace University in New York.
Board of Directors
      Robert G. Savage has been a member of EpiCept’s Board since December 2004 and serves as the Chairman. Mr. Savage has been a senior pharmaceutical executive for almost 20 years. He held the position of Worldwide Chairman of the Pharmaceuticals Group at Johnson & Johnson and was both a company officer and a member of the Executive Committee. He also served Johnson & Johnson in the capacity of a Company Group Chairman and President of Ortho-McNeil Pharmaceuticals. Most recently, Mr. Savage was President of the Worldwide Inflammation Group for Pharmacia Corporation. He has held multiple positions leading marketing, business development and strategic planning at Hoffmann-La Roche and Sterling Drug. Mr. Savage is a director of The Medicines Company, a specialty pharmaceutical company, Noven Pharmaceuticals, a drug delivery company, and NovaDel Pharma, Inc., a drug delivery company. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University.
      Ernst-Günter Afting, M.D., Ph.D., has been a member of EpiCept’s board since 1998. Since 1995, Professor Afting has been President and Chief Executive Officer of Munich-based GSF-National Research Center for Environment and Health, a large medical research organization. From 1993 until 1995, he was President and Chief Executive Officer of Roussel Uclaf, a French pharmaceutical company, which was majority owned by Hoechst AG. Professor Afting had previously held various positions with Hoechst AG since 1984, including Chief Executive Officer of the Pharmaceutical Division of the Hoechst Group and Chairman of the Divisional Pharmaceutical Board. He was a member of the Advisory Committee on Science and Technology to the German Chancellor and serves on several boards of entrepreneurial biotechnology companies in Europe and the United States. Professor Afting has been a member of the faculty at the University Göttingen since 1985. Professor Afting received his M.D. and Ph.D. from the University of Freiburg, Germany.
      Gert Caspritz, Ph.D., has been a member of EpiCept’s board since 1999 and served as EpiCept’s Chairman from July 2002 until December 2004. Dr. Caspritz joined Techno Venture Management, or “TVM,” in 1999 as an Investment Manager in the healthcare and life sciences group and has been a General Partner since 2000. Prior to that, Dr. Caspritz held various positions with Hoechst AG. Most recently he was Vice President, New Technologies Licensing at Hoechst Marion Roussel, the pharmaceutical subsidiary of Hoechst, where he had primary global responsibility for identifying business opportunities in the areas of biotechnology, enabling technologies and early-stage products in both the biotech industry and academia. Additionally, he supervised HMR’s various venture capital investments and was a member of their strategy teams for oncology and bone diseases and the oncology opportunity review team. Dr. Caspritz was previously Assistant to the Head of Hoechst’s worldwide pharmaceutical research and established or led a number of immuno and neuropharmacology laboratories as well as a drug discovery group. Dr. Caspritz received degrees in Biology and Microbiology from the University of Mainz, Germany where he wrote his doctoral thesis.
      Mark Docherty has been a member of EpiCept’s board since July 2003. Mr. Docherty is a founding director of Merlin Biosciences Limited and serves as an Investment Director. He has worked on a large number of initial investments and refinancings of biotechnology companies. He was previously associated with Arthur Andersen (UK) in the Corporate Finance Group based in the United Kingdom. Mr. Docherty is a Chartered Accountant and holds a B.Eng. in Mechanical Engineering from Sheffield University in the United Kingdom. Mr. Docherty also holds a number of non-executive directorships on the boards of directors of various private biotechnology companies.
      Guy C. Jackson has been a member of EpiCept’s Board since December 2004. In June 2003, Mr. Jackson retired from the Minneapolis office of the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson also serves as a director and member of the audit committee of Cyberonics, Inc. and Urologix, Inc., both medical device companies, as well as Digi International Inc., a technology company, and Life Time Fitness, Inc., an operator of fitness centers. Mr. Jackson received a B.S. in Business Administration from Penn State and a M.B.A. from the Harvard Business School.
      Thorlef Spickschen, Ph.D., has been a member of EpiCept’s board since November 2001. He has worked as a senior executive in the pharmaceutical industry for over 30 years. From 1994 until 2001, he served as Chairman and Chief Executive officer of BASF Pharma-Knoll AS. From 1991 until 1993, he was Chairman and CEO of Boehringer Mannheim GmbH. Earlier in his career, he held business positions at Eli Lilly and Company and McKinsey & Company. Dr. Spickschen serves on the boards of BioVisioN AG (Vice Chairman), Heidelberg Innovation GmbH (Chairman), Pharmion Corporation and GfK AG, as well as several academic and social institutions. Dr. Spickschen received a Doctorate in Business Management from the University of Cologne.
      Gerhard Waldheim has been a member of EpiCept’s board since July 2005. Since 2000, he has co-founded and built Petersen, Waldheim & Cie. GmbH, Frankfurt, which focuses on private equity and venture capital fund management, investment banking and related financial advisory services. Biotech and pharma delivery systems are among the focal points of the funds managed by his firm. Prior to that, Mr. Waldheim held senior executive and executive board positions with Citibank, RZB Bank Austria, BfG Bank in Germany and Credit Lyonnais in Switzerland; over the years, his banking focus covered lending, technology, controlling, investment banking and distressed equity. Prior to that, he worked for the McKinsey banking practice. He received an MBA from Harvard Business School in 1974 and a JD from the Vienna University School of Law in 1972.
Scientific and Medical Advisory Board
      EpiCept’s Scientific and Medical Advisory Board is composed of individuals with expertise in clinical pharmacology, clinical medicine and regulatory matters. Advisory board members assist EpiCept in identifying scientific and product development opportunities and in reviewing with management progress of the EpiCept’s projects.
      Dr. Gavril Pasternak, Chief Advisor, is a recognized authority on opioid receptor mechanisms. He has published a substantial body of literature on the subject, and he is on the editorial boards of numerous journals related to the subjects of neuropharmacology and pain. Dr. Pasternak is a Member and attending Neurologist at Memorial Sloan-Kettering Cancer Center and is Professor of Neurology and Neuroscience, Pharmacology and Psychiatry at Cornell University Medical College and Graduate School of Medical Sciences.
      Prof. Dr. Christoph Stein is a recognized authority in experimental and clinical pain research. He has studied mechanisms of peripherally mediated opioid analgesia for over 16 years and has published an extensive body of literature on this topic. He is on editorial boards of several journals related to pain, anesthesia and analgesia. Dr. Stein is Professor and Chairman of the Department of Anesthesiology at Charité — Campus Benjamin Franklin, Freie Universität Berlin, Germany, and Adjunct Professor at Johns Hopkins University.
      Bruce F. Mackler, Ph.D., J.D., M.S., received his J.D. from the South Texas College of Law of the Texas A&M University, his Ph.D. from the University of Oregon Medical School, his M.S. from Pennsylvania State University and his B.A. from Temple University. He is a member of the District of Columbia Bar and admitted to practice before the Federal District and Appeals Court and before the Supreme Court. He has published some 100 scientific articles, abstracts and books during his tenure as a scientist and has been an attorney in the food and drug area for 25 years.
      Dr. Howard Maibach is a dermatologist whose research area is dermatology, dermatopharmacology and dermatotoxicology. Dr. Maibach has published over 1900 articles on various dermatology-related subjects and is a frequent lecturer on various subjects related to dermatology. Dr. Maibach is currently professor in the Department of Dermatology, School of Medicine, at the University of California in San Francisco.
Board Composition
      Upon the closing of the merger, EpiCept’s board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of EpiCept board of directors will be “independent” of EpiCept and its management. Directors Jackson, Caspritz and the current director of Maxim to be named by Maxim prior to the closing will be in the class of directors whose initial term expires at the 2006 annual meeting of stockholders. Directors Waldheim and Bedard will be in the class of directors whose initial term expires at the 2007 annual meeting of the stockholders. Directors Talley and Savage will be in the class of directors whose initial term expires at the 2008 annual meeting of stockholders. This classification of our board of directors will make it more difficult for a third party to acquire control of our company. Directors Docherty, Afting and Spickschen intend to resign upon completion of the merger.
      Certain directors of EpiCept are non-U.S. residents and a substantial portion of the assets of those directors are located outside the United States. As a result, you may not be able to effect service of process within the United States upon these persons or to enforce, in U.S. courts, against these persons judgments of U.S. courts predicated upon any civil liability provisions of the U.S. federal or state securities laws against those directors.
Committees of the Board
      EpiCept’s board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee. These committees will also be in place after the merger. In addition, after the merger the composition of the committees will change as a result of the resignation of certain existing EpiCept directors and the election of two Maxim directors to EpiCept’s board.
      Audit Committee. EpiCept’s audit committee is responsible for preparing such reports, statements or charters as may be required by the Nasdaq National Market or federal securities laws, as well as, among other things:

•	overseeing and monitoring the integrity of its financial statements, its compliance with legal and regulatory requirements as they relate to financial statements or accounting matters and its internal accounting and financial controls;

•	preparing the report that SEC rules require be included in its annual proxy statement;

•	overseeing and monitoring its independent registered public accounting firm’s qualifications, independence and performance;

•	providing the board with the results of its monitoring and recommendations; and

•	providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.
      Messrs. Jackson, Savage and Afting are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Jackson serves as Chairman of the audit committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of EpiCept’s audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, the Nasdaq National Market and SEC rules and regulations. EpiCept intends to comply with future requirements to the extent they become applicable to EpiCept.

      Compensation Committee. EpiCept’s compensation committee is composed of Messrs. Savage, Spickschen and Jackson, each of whom is a non-employee member of the board of directors. Mr. Savage serves as Chairman of EpiCept’s compensation committee. Each member of EpiCept’s compensation committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934 and the rules of the Nasdaq National Market. The compensation committee is responsible for, among other things:

•	reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;

•	preparing a report to be included in the annual proxy statement that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of EpiCept’s current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.
      Corporate Governance and Nominating Committee. EpiCept’s corporate governance and nominating committee is composed of Messrs. Savage, Waldheim and Spickschen, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and the Nasdaq National Market. Mr. Savage serves as chairman of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for, among other things:

•	reviewing board structure, composition and practices, and making recommendations on these matters to the board;

•	reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board;

•	overseeing compliance by the chief executive officer and senior financial officers with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	overseeing compliance by employees with the Code of Business Conduct and Ethics.
Director Compensation
      EpiCept reimburses its non-employee directors for their expenses incurred in connection with attending board and committee meetings. In addition, each non-employee director receives $2,500 for their attendance at each board or committee meeting and $250 for their participation in a telephonic board or committee meeting. EpiCept has in the past granted non-employee directors options to purchase EpiCept’s common stock pursuant to the terms of its 1995 Stock Option Plan, and its board continues to have the discretion to grant options to new and continuing non-employee directors. In August 2005, EpiCept’s stockholders approved the 2005 Equity Incentive Plan, the terms of which also include the grant of stock options to directors who are not officers or employees of EpiCept.

Executive Compensation
      The following table sets forth the compensation earned for services rendered to EpiCept in all capacities by EpiCept’s chief executive officer and its executive officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2004, collectively referred to in this proxy statement/ prospectus as the “named executive officers.”

						Securities
			Other Annual		Restricted	Underlying	LTIP	All Other
	Salary	Bonus	Compensation		Stock Awards	Options/SARs	Payouts	Compensation
Name and Principal Position	($)	($)	($)		($)	(#)(1)	($)	($)

John V. Talley	285,078	—	27,974	(2)	—	—	—	—
President and Chief Executive Officer
Robert W. Cook(3)	155,769	20,000	9,874	(3)	—	—	—	—
Chief Financial Officer, Senior Vice President, Finance and Administration
Dileep Bhagwat(4)	171,731	—	9,967	(4)	—	—	—	—
Senior Vice President, Pharmaceutical Development
Dov Elefant	181,431	—	17,693	(5)	—	—	—	—
Controller and Vice President, Finance and Administration
Earle Lockhart	203,688	—	24,835	(6)	—	—	—	—
Vice President, Clinical and Regulatory Affairs
Scott Kozak	181,585	—	17,831	(7)	—	—	—	—
Vice President, Business Development
Oliver Wiedemann(8)	185,448	—	4,575	(9)	—	—	—	—
Managing Director — Medical Affairs, EpiCept GmbH

(1)	Represents the number of shares of common stock on an as converted basis.

(2)	Includes $19,161 for premiums for health benefits and for life and disability insurance paid on behalf of Mr. Talley and $8,813 for an automobile allowance.

(3)	Mr. Cook joined EpiCept in April 2004. Includes premiums for health benefits and for life and disability insurance paid on behalf of Mr. Cook.

(4)	Dr. Bhagwat joined EpiCept in February 2004. Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Bhagwat.

(5)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Mr. Elefant.

(6)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Lockhart.

(7)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Mr. Kozak.

(8)	Mr. Wiedemann’s compensation was translated from euros to the U.S. dollar using the exchange rate as of December 31, 2004.

(9)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Mr. Wiedemann.

Option Grants in 2004
      EpiCept did not grant any stock options to any of the named executive officers during 2004.
Aggregate Option Exercises in 2004 and Values at December 31, 2004
      The following table sets forth information concerning exercisable and unexercisable stock options held by the named executive officers at December 31, 2004. The value of unexercised in-the-money options is based on an implied fair value at June 30, 2005 of $1.8325 per share less the actual exercise prices. All options were granted under EpiCept’s 1995 Stock Option Plan, as amended. Except as otherwise noted, these options vest over three years and otherwise generally conform to the terms of the 1995 Stock Option Plan, as amended.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money
			Options at		Options at
			December 31, 2004 (#)		December 31, 2004 ($)(1)
	Shares Acquired	Value
Name	on Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John V. Talley	—	—	674,000	—	$1,032,905	$—
Robert Cook	—	—	—	—	—	—
Dileep Bhagwat	—	—	—	—	—	—
Earle Lockhart	—	—	225,000	—	317,813	—
Dov Elefant	—	—	225,000	—	344,813	—
Scott Kozak	—	—	160,000	20,000	213,200	26,650
Oliver Wiedemann	—	—	180,000	—	257,850	—

(1)	Value is determined by subtracting the exercise price of an option from the implied value at June 30, 2005 of $1.8325.
Employment Agreements
      EpiCept has entered into employment agreements with Messrs. John V. Talley and Robert W. Cook, each dated as of October 28, 2004. Pursuant to their employment agreements, Messrs. Talley and Cook currently receive base salaries of $275,000 and $225,000, respectively. Upon the completion of the merger, Mr. Talley’s base salary will be $350,000 and Mr. Cook’s base salary will be $250,000. In addition, the employment agreements provide that EpiCept will grant options to purchase 1,119,485 shares and 193,101 shares of common stock to Messrs. Talley and Cook, respectively, upon the completion of the merger. The exercise price for the options will be the fair market value of EpiCept’s common stock at the time of the grant. Mr. Talley’s options will be fully vested in August 2008. Mr. Cook’s options will be fully vested 48 months after the date of the grant. Each employment agreement also provides for discretionary bonuses and stock option awards and reimbursement of reasonable expenses incurred in connection with services performed under each officer’s respective employment agreement. The discretionary bonuses and stock options are based on performance standards determined by EpiCept’s board. Individual performance is determined based on quantitative and qualitative objectives, including EpiCept’s operating performance relative to budget and the achievement of certain milestones largely related to the clinical development of its products and licensing activities. The actual objectives will be established by EpiCept’s board in the future. In addition, Mr. Talley’s employment agreement provides for automobile benefits and term life and long-term disability insurance coverage. Both employment agreements expire on December 31, 2006 but are automatically extended for unlimited additional one-year periods. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, Mr. Talley and Mr. Cook will receive payment of his applicable base salary through the termination date, the balance of any annual, long-term or incentive award earned in any period prior to the termination date and a lump-sum payment for any accrued but unused vacation days.
      If Mr. Talley dies or becomes disabled, he is entitled to (i) receive a lump-sum payment equal to (a) one-third of his base salary times (b) a fraction, the numerator being the number of days he was employed in the calendar year of termination and the denominator being the number of days in that year and (ii) have (a) 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date; (b) the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and quarterly for two years following the termination date; and (c) each outstanding stock option remain exercisable for all securities for the later of (x) the 90th day following the date that the option becomes fully vested and exercisable and (y) the first anniversary of the termination date. If Mr. Cook dies or becomes disabled, he is entitled to the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on one-fourth of his base salary.
      If Mr. Talley is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as if he were terminated due to death or disability and to receive a lump-sum payment equal to (a) one and one-third times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but no more than 12 and no less than 6) divided by (d) 12. If Mr. Cook is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as Mr. Talley, but the equation for his lump-sum payment is based on one and one-fourth times his base salary.
      If Mr. Talley is terminated in anticipation of, or within one year following, a change of control, he is entitled to: (i) receive a lump-sum payment equal to (a) one and one third times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but not less than 24) divided by (d) 12 and (ii) have (a) 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date; (b) the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and monthly for the first year following the termination date; and (c) each outstanding stock option remain exercisable for all securities for the later of (x) the 90th day following the date that the option becomes fully vested and exercisable and (y) the first anniversary of the termination date. If Mr. Cook is terminated in anticipation of, or within one year following, a change of control, he is entitled to the same benefits as Mr. Talley, except his lump sum is equal to (a) one and one-fourth times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but no more than 18 and no less than 12) divided by (d) 12.
Stock Plans

1995 Stock Option Plan
      EpiCept’s 1995 Stock Option Plan, as amended, was approved by its board of directors in November 1995, and subsequently amended in April 1997, March 1999, February 2002 and June 2002. A total of 3,188,320 shares of EpiCept’s common stock were authorized for issuance under the 1995 Stock Option Plan. As of December 31, 2004, 947,770 shares were available for issuance under the 1995 Stock Option Plan.
      The purpose of the 1995 Stock Option Plan is to provide EpiCept and its stockholders the benefits arising out of capital stock ownership by its employees, officers, directors, consultants and advisors and any of its subsidiaries, who are expected to contribute to its future growth and success. EpiCept’s 1995 Stock Option Plan provides for the grant of non-statutory stock options to its (and its majority-owned subsidiaries’) employees, officers, directors, consultants or advisors, and for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code to its employees and employees of its majority-controlled subsidiaries.
      A committee duly appointed by EpiCept’s board of directors administers the 1995 Stock Option Plan. The committee has the authority to (a) construe the respective option agreements and the terms of the plan; (b) prescribe, amend and rescind rules and regulations relating to the plan; (c) determine the terms and provisions of the respective option agreements, which need not be identical; (d) make all other determinations in the judgment of the committee necessary or desirable for the administration of the plan. From and after the registration of EpiCept’s common stock under the Securities Exchange Act of 1934, the selection of a director or an officer who is a “reporting person” under Section 16(a) of the Exchange Act as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined by (a) the committee of the Board, each of which members shall be an outside director or

(b) by a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be an outside director.
      The committee shall determine the exercise price of stock options granted under the 1995 Stock Option Plan, but with respect to all incentive stock options, the exercise price must be at least equal to the fair market value of EpiCept’s common stock on the date of the grant or, in the case of grants of incentive stock options to holders of more than 10% of the total combined voting power of all classes of EpiCept’s stock (“10% owners”), at least equal to 110% of the fair market value of EpiCept’s common stock on the date of the grant.
      The committee shall determine the term of stock options granted under the 1995 Stock Option Plan, but such date shall not be later than 10 years after the date of the grant, except in the case of incentive stock options granted to 10% owners in which case such date shall not be later than five years after the date of the grant.
      Each option granted under the 1995 Stock Option Plan is exercisable in full or in installments at such time or times and during such period as is set forth in the option agreement evidencing such option, but no option granted to a “reporting person” shall be exercisable during the first six months after the grant.
      No optionee may be granted an option to purchase more than 350,000 shares in any fiscal year. In addition, no incentive stock option may be exercisable for the first time in any one calendar year for shares of common stock with an aggregate fair market value (as of the date of the grant) of more than $100,000.
      EpiCept’s 1995 Stock Option Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.
      An optionee may exercise an option at any time within three months following the termination of the optionee’s employment or other relationship with EpiCept or within one year if such termination was due to the death or disability of the optionee, but except in the case of the optionee’s death, in no event later than the expiration date of the option. If the termination of the optionee’s employment is for cause, the option expires immediately upon termination.
      EpiCept’s 1995 Stock Option Plan will automatically terminate upon the earlier of November 14, 2005 or the date on which all shares available for issuance under the plan shall have been issued.

2005 Equity Incentive Plan
      EpiCept’s board of directors adopted the 2005 Equity Incentive Plan on September 1, 2005, subject to stockholder approval, which has been obtained. EpiCept’s Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to EpiCept’s employees and its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, performance-based awards and cash awards to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants.
      A total of 4,000,000 shares of EpiCept’s common stock are reserved for issuance pursuant to the Equity Incentive Plan, of which no options were issued and outstanding as of that date. The Equity Incentive Plan will become effective at the effective time of the merger. No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year.
      EpiCept’s board of directors or a committee of its board administers the Equity Incentive Plan. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

      The administrator will determine the exercise price of options granted under the Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of EpiCept’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of EpiCept’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.
      Restricted stock may be granted under the Equity Incentive Plan. Restricted stock awards are shares of EpiCept’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to EpiCept’s right of repurchase or forfeiture.
      Performance-based awards may be granted under the Equity Incentive Plan. Performance-based awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.
      The Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.
      The Equity Incentive Plan will provide that if EpiCept experiences a Change of Control (as defined), the administrator may provide at any time prior to the Change of Control that all then outstanding stock options and unvested cash awards shall immediately vest and become exercisable and any restrictions on restricted stock awards shall immediately lapse. In addition, the administrator may provide that all awards held by participants who are at the time of the Change of Control in EpiCept’s service or the service of one of its subsidiaries or affiliates shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards will be subject to the terms of any agreement effecting the Change of Control, which agreement may provide, without limitation, that in lieu of continuing the awards, each outstanding stock option shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of common stock subject to such stock option, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such Change of Control over the exercise price (or base price) per share underlying such stock option with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the administrator, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a stock option granted within six months before the occurrence of a Change of Control if the holder of such stock option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.
      The Equity Incentive Plan will automatically terminate ten years from the effective date, unless it is terminated sooner. In addition, EpiCept’s board of directors has the authority to amend, suspend or terminate the Equity Incentive Plan provided such action does not impair the rights of any participant.

2005 Employee Stock Purchase Plan
      EpiCept’s board of directors adopted the 2005 Employee Stock Purchase Plan on September 1, 2005, subject to stockholder approval. The Employee Stock Purchase Plan will become effective at the effective time of the merger and a total of 500,000 shares of our common stock will be made available for sale.

      EpiCept’s board of directors or a committee of the board will administer the Employee Stock Purchase Plan. EpiCept’s board of directors or the committee will have full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.
      All of EpiCept’s employees are eligible to participate if they are customarily employed by EpiCept or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

•	immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of EpiCept’s capital stock, or

•	whose rights to purchase stock under all of EpiCept’s employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.
      The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and generally provides for six-month offering periods beginning on January 1 and July 1 of each calendar year, commencing on January 1, 2006 or such other date as may be determined by the committee appointed by EpiCept to administer the Employee Stock Purchase Plan.
      The Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions from their eligible compensation, which includes a participant’s base salary, wages, overtime pay, shift premium and recurring commissions, but does not include payments for incentive compensation or bonuses.
      Amounts deducted and accumulated by the participant are used to purchase shares of EpiCept’s common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of EpiCept’s common stock at the beginning of an offering period or end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with EpiCept.
      A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Employee Stock Purchase Plan.
      EpiCept’s board of directors has the authority to amend or terminate the Employee Stock Purchase Plan, except that, subject to certain exceptions described in the Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Employee Stock Purchase Plan.

401(k) Plan
      In 1998, EpiCept adopted a Retirement Savings and Investment Plan, the 401(k) Plan, covering its full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by EpiCept, and the investment earnings thereon, are not taxable to the employees until withdrawn. If the 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, the contributions will be tax deductible by EpiCept when made. EpiCept’s employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $14,000 if under 50 years old and $18,000 if over 50 years old in 2005 and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits EpiCept, but does not require EpiCept, to make additional matching contributions on behalf of all participants.
Compensation Committee Interlocks and Insider Participation
      None of the members of EpiCept’s compensation committee has at any time been one of EpiCept’s officers or employees. None of EpiCept’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on EpiCept’s Board of Directors or compensation committee.

Certain Transactions With Management and Affiliates

2002 Bridge Notes and Warrants
      In November 2002, EpiCept entered into a convertible bridge loan in an aggregate amount of up to $5,000,000. This convertible bridge loan is referred to in this proxy statement/ prospectus as the “2002 convertible bridge loan.” The lenders under the 2002 convertible bridge loan included Mr. John V. Talley, its President and Chief Executive Officer, and certain holders of its preferred stock, including TVM IV GmbH & Co. KG (“TVM IV”), Private Equity Direct Finance (“Private Equity”), The Merlin Biociences Fund L.P., The Merlin Biosciences Fund GbR (collectively, the “Merlin Investors”) and Gold-Zack Partners I B.V. The 2002 convertible bridge loan bears interest at 8% per annum and matures on October 30, 2006. In connection with the merger, the lenders agreed to convert their 2002 convertible bridge loans into 2,348,154 shares of common stock at a conversion price of $1.50. In connection with the purchase of the 2002 convertible bridge loans, each lender also received stock purchase warrants entitling that lender to purchase a specified amount of EpiCept’s preferred stock or common stock under certain circumstances. In connection with the merger, the stock purchase warrants were amended to provide that they expire at the effective time of the merger and that immediately prior to the effective time the stock purchase warrants will be automatically exercised for 15,445,858 shares of common stock at an exercise price of $0.157. Each lender will use the outstanding principal amount and accrued interest on their respective 2002 convertible bridge loans to pay the exercise price.

2006 Notes
      In March 2005, EpiCept completed the private placement of $4.0 million in aggregate principal amount of its 8% Senior Notes due 2006. These notes are referred to in this proxy statement/ prospectus as the “2006 Notes.” The purchasers of the 2006 notes included Sanders Opportunity Fund, L.P., Sanders Opportunity Fund (Institutional), L.P. (collectively, the “Sanders Investors”) and certain holders of EpiCept’s preferred stock including TVM IV, Private Equity and the Merlin Investors. The 2006 notes mature on October 30, 2006. In connection with the merger, all investors other than the Sanders Investors agreed to convert their 2006 notes into 4,475,238 shares of common stock at a conversion price of $0.71. In connection with the purchase of the 2006 notes, each investor also purchased stock purchase warrants exercisable into EpiCept’s common stock. In connection with the merger, all investors other than the Sanders Investors, have agreed to cancel their stock purchase warrants. The stock purchase warrants held by the Sanders Investors have been amended to provide that they will expire at the effective time of the merger and that immediately prior to the effective time the stock purchase warrants will be deemed exercised on a net issuance basis for 88,384 shares of EpiCept’s common stock at an exercise price of $0.99.

Amendment to Series B Warrants
      In August 2000, EpiCept issued two warrants (the “Series B Warrants”) to purchase its Series B convertible preferred stock to Alpinvest International B.V. and TVM III Limited Partnership (“TVM III”). In connection with the merger, the Series B Warrants were amended to provide that they expire at the effective time of the merger and that, immediately prior to the effective time, the Series B Warrants will be deemed exercised on a net issuance basis for 232,920 shares of EpiCept’s common stock based on an exercise price of $1.50.

Amendment to Series C Warrant
      In November 2000, EpiCept issued a warrant (the “Series C Warrant”) to purchase its Series C convertible preferred stock to Private Equity. In connection with the merger, the Series C Warrant was amended to provide that it expires at the effective time of the merger and that, immediately prior to the effective time, the Series C Warrant will be deemed exercised on a net issuance basis for 524,074 shares of EpiCept’s common stock based on an exercise price of $1.50.

Termination of Existing Second Amended and Restated Registration Rights Agreement, Shareholder Rights Agreement and Voting Agreement
      EpiCept is currently a party to the Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), the Shareholder Rights Agreement, as amended to date (the “Shareholder Agreement”), and the Amended and Restated Voting Agreement, as amended to date (the “Voting Agreement”) with certain of its stockholders. In connection with the merger, each of these agreements was amended to provide for its termination immediately prior to the effective time of the merger. In addition, the Registration Rights Agreement was amended to clarify that no registration rights are triggered by the filing of this Registration Statement on Form S-4 and the Shareholder Agreement was amended to clarify that the stockholders’ right of first refusal contained therein is not triggered by the issuance of EpiCept common stock to Maxim stockholders in the merger.

Granting of Registration Rights to Certain Stockholders and Executive Officers
      In consideration for the termination of the Registration Rights Agreement and in anticipation of the merger, EpiCept entered into a new registration rights agreement pursuant to which TVM III, TVM IV, Private Equity, the Merlin Investors, the Sanders Investors and Mr. Talley have registration rights with respect to their shares of common stock following the completion of the merger. These registration rights include customary demand, piggyback and Form S-3 registration rights.

Employment Agreements, Bonuses and Stock Option Grants
      As described above under “Executive Compensation — Employment Agreements,” EpiCept has employment agreements with Mr. John V. Talley, its President and Chief Executive Officer, and Mr. Robert Cook, its Chief Financial Officer.
      EpiCept’s board of directors has approved payments of bonuses to Messrs. Talley and Cook in the amounts of $250,000 and $90,000, respectively. A portion of such bonuses will be payable upon completion of the merger and the remainder will be payable upon a subsequent financing that fully funds the Company’s then current business plan.
      In addition, upon completion of the merger, EpiCept intends to grant options to purchase EpiCept’s common stock to the following executive officers and directors:

Name	Number of Shares

John V. Talley	1,119,485
Robert W. Cook	193,101
Dov Elefant	28,125
Earle Lockhart, M.D.	28,125
Scott B. Kozak	22,500
Oliver Wiedemann, M.D.	22,500
Dileep Bhagwat, Ph.D., M.B.A.	56,250
Robert G. Savage	100,000
Guy C. Jackson	35,000
Gerhard Waldheim	35,000
      EpiCept also intends to grant options to Mr. Bedard and Dr. Tseng after the completion of the merger.
      All of the options to be granted will have an exercise price equal to the fair market value of EpiCept’s common stock at the completion of the merger and will vest over varying periods ranging up to 48 months from the date of grant.

EPICEPT BUSINESS
      EpiCept is a specialty pharmaceutical company focused on the development and commercialization of topically-delivered prescription pain management therapeutics. EpiCept has six product candidates in clinical development; three in late-stage clinical development that are ready to enter, or have entered, pivotal Phase IIb or Phase III clinical trials, and three that have completed initial Phase II clinical trials. All of its product candidates target moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. EpiCept’s product candidates utilize proprietary formulations and several topical delivery technologies to administer FDA-approved pain management therapeutics, or analgesics. EpiCept believes using FDA-approved analgesics reduces the risks associated with new drug development, lowers its development costs and speeds time-to-market. EpiCept’s product candidates are designed to provide effective pain relief with fewer adverse side effects than systemically-delivered drugs, which are absorbed into the bloodstream. None of EpiCept’s products have been approved by the FDA or its counterparts in other countries.
      EpiCept’s lead late-stage product candidate, EpiCept NP-1, is a prescription topical analgesic cream containing a patented formulation, the contents of which include two FDA-approved drugs, amitriptyline and ketamine. Amitriptyline is a widely-used antidepressant, and ketamine is an NMDA antagonist that is used as an anesthetic. EpiCept NP-1 is designed to provide effective, long-term relief from the pain of peripheral neuropathies. Peripheral neuropathies are medical conditions caused by damage to the nerves in the nervous system. The initial indication for this product candidate is post-herpetic neuralgia, a specific type of peripheral neuropathy associated with shingles, a condition caused by the herpes zoster virus. EpiCept has completed Phase II clinical trials in the United States and Canada that included 343 subjects and plans to commence a Phase III clinical trial in the United States during 2006 that will include at least 800 subjects.
      LidoPAIN SP, EpiCept’s second late-stage product candidate, is a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound. If approved, EpiCept believes that LidoPAIN SP would be the first sterile prescription analgesic patch on the market. EpiCept has completed a Phase II clinical trial in Germany that included 221 hernia repair subjects and commenced a Phase III clinical trial in Europe during the fourth quarter of 2004 that will include at least 450 hernia repair subjects. In July 2003, EpiCept entered into an agreement with Adolor for the development and commercialization of LidoPAIN SP in North America. In September 2005, Adolor initiated a Phase II trial in the United States for which EpiCept received a milestone payment.
      EpiCept’s third late-stage product candidate is LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. EpiCept has completed Phase IIa and Phase IIb clinical trials in the United States that included 242 subjects and plans to commence a pivotal Phase IIb clinical trial in the United States during the first half of 2006 that will include at least 400 subjects. In December 2003, EpiCept entered into an agreement with Endo for the commercialization of LidoPAIN BP worldwide.
      EpiCept has three earlier-stage product candidates in clinical development: (1) EpiCept MP/ DP, a topical spray gel matrix containing morphine and lidocaine for the treatment of oral mucositis, an inflammation of the mucosa of the mouth typically resulting from chemotherapy and radiation therapy, and dental pain; (2) LidoPAIN TV, a topical lidocaine patch for the treatment of tinnitus, a constant or intermittent buzzing or ringing noise in the ear; and (3) LidoPAIN HM, a topical anesthetic patch for the treatment of headache pain. EpiCept has completed initial Phase II clinical trials and expects to conduct additional Phase II clinical trials for each of these product candidates.
Pain and Pain Management
      Pain occurs as a result of surgery, trauma or disease. It is generally provoked by a harmful stimulus to a pain receptor in the skin or muscle. Pain can range in severity (mild, moderate or severe) and duration (acute or chronic). Acute pain, such as pain resulting from an injury or surgery, is of short duration, generally less than a month, but may last up to three months. Chronic pain is more persistent, extending long after an injury has healed, and typically results from a chronic illness or appears spontaneously and persists for undefined reasons. Examples of chronic pain include chronic lower back pain and pain resulting from bone cancer or advanced arthritis. If treated inadequately, unrelieved acute and chronic pain can slow recovery and healing and adversely affect a person’s quality of life.
      IMS Health has estimated that the total U.S. market for prescription analgesics has increased from $5.3 billion in 1998 to $18.9 billion in 2004, representing an approximate 16% compounded annual growth rate. In 2004, analgesics were the third most prescribed class of medications in the United States with approximately 313 million prescriptions written. EpiCept believes that growth in this market has been primarily attributable to:

•	increased physician recognition of the need for effective pain management;

•	patient demand for more effective pain treatments;

•	an aging population, with an increased prevalence of chronic pain conditions, such as cancer, arthritis, neuropathies and lower back pain;

•	increased number of surgeries;

•	introduction of new and reformulated branded products; and

•	increased active and healthy lifestyles, resulting in additional sports and fitness related injuries.
      Analgesics typically fall into one of three categories:

•	opioid analgesics or narcotics, such as morphine, codeine, oxycodone (OxyContin) and tramadol (Ultram);

•	non-narcotic analgesics, primarily non-steroidal anti-inflammatory drugs (NSAIDs), including prostaglandin inhibitors (such as aspirin, acetaminophen and ibuprofen) and inhibitors of the enzyme cycloxygenase-2 (COX-2), so-called COX-2 inhibitors (such as Celebrex); and

•	adjuvant therapeutics, such as anesthetics (lidocaine), antidepressants (amitriptyline), anticonvulsives and corticosteriods.

Limitations of Current Therapies
      Until recently, analgesics primarily have been delivered systemically and absorbed into the bloodstream where they can then alleviate the pain. Systemic delivery is achieved either orally, via injection or through a transdermal patch. Systemic delivery of analgesics can have significant adverse side effects because the concentration of analgesics in the bloodstream can impact other organs and systems throughout the body.
      Adverse side effects of systemically-delivered analgesics are well documented. Systemically-delivered opioid analgesics can cause respiratory distress, nausea, vomiting, dizziness, sedation, constipation, urinary retention and severe itching. In addition, chronic use of opioid analgesics can lead to the need for increased dosing and potential addiction. Concerns about addiction and abuse often influence physicians to prescribe less than adequate doses of opioids or to prescribe opioids less frequently. Systemically-delivered NSAIDs and adjuvant therapeutics can also have significant adverse side effects, including kidney failure, liver dysfunction, gastric ulcers and nausea. In the United States, there are approximately 16,500 NSAID-related deaths each year, and over 103,000 patients are hospitalized annually due to NSAID complications. These adverse side effects may lead doctors to prescribe analgesics less often and at lower doses than may be necessary to alleviate pain. Further, patients may take lower doses for shorter periods of time and opt to suffer with the pain rather than risk the adverse side effects. Systemic delivery of these drugs may also result in significant interactions with other drugs, which is of particular concern when treating elderly patients who typically take multiple pharmaceutical therapies.

Recent Scientific Developments
      Almost every disease and every trauma is associated with pain. Injury or inflammation stimulates the pain receptors, causing electrical pain signals to be transmitted from the pain receptors through nerve fibers into the spinal cord and eventually to the brain. Pain receptors include central pain receptors, such as those found in the brain and spinal cord, and peripheral nerve receptors, also called “nociceptors,” such as those located directly beneath the skin and in joints, eyes and visceral organs. Within the spinal cord, the electrical pain signals are received by a second set of nerve fibers that continue the transmission of the signal up the spinal cord and through the central nervous system into the brain. Within the brain, additional nerve fibers transmit the electrical signals to the “pain center” of the brain. The brain decodes the messages being sent to the central nervous system from the peripheral nervous system, and the signals are perceived as “pain” and pain is “felt.” These messages can be disrupted with pharmaceutical intervention either at the source of the pain, such as the pain receptor, or at the point of receipt of the pain message, in the brain. Topical delivery of analgesics blocks the transmission of pain at the source of the pain message, whereas systemic delivery of analgesics primarily blocks the perception of pain within the brain.
      Not until recently has the contribution of peripheral nerve receptors to the perception of pain been well understood. Recent studies have indicated that peripheral nerve receptors can play an important role in both the sensory perception of pain and the transmission of pain impulses. Specifically, certain types of acute and chronic pain depend to some degree on the activation of peripheral pain receptors located beneath the skin’s surface. The topical administration of well-known analgesics can localize drug concentrations at the point where the pain signals originate, resulting in dramatically lower systemic blood levels. EpiCept believes this results in a new treatment strategy that provides significant pain relief, with fewer adverse side effects, fewer drug to drug interactions and lower potential for abuse.
EpiCept’s Solution
      EpiCept is targeting peripheral nerve receptors using topical analgesics as a novel mechanism to effectively treat both acute and chronic pain, without the liabilities of traditional systemically-delivered analgesics. EpiCept is developing innovative topically-delivered analgesics using a combination of internally-developed and in-licensed proprietary technologies and know-how to address the unmet medical needs and adverse side effects associated with systemically-delivered analgesics. EpiCept’s topical delivery technologies and formulations are designed to deliver FDA-approved analgesics safely, effectively and conveniently to the appropriate peripheral nerves while preventing or limiting the amount of drug that enters the bloodstream. EpiCept utilizes patch, cream and spray gel matrix delivery methods to topically deliver the active ingredients to the pain site. In some instances, EpiCept combines existing FDA-approved analgesics to create a new product having a therapeutic profile superior to either one of the standalone analgesics.

EpiCept’s Products
      EpiCept has six product candidates in clinical development; three in late-stage clinical development that ready to enter, or have entered, pivotal Phase IIb or Phase III clinical trials, and three that have completed initial Phase II clinical trials. The following table summarizes the current status of EpiCept’s principal development programs and product candidates:

Clinical
Product	Topical Dosage Form	Initial Indication	Status	Next Steps	Marketing Rights

EpiCept NP-1	Cream	Post-herpetic neuralgia	Phase II completed	Initiate Phase III during 2006	EpiCept
LidoPAIN SP	Sterile patch	Surgical incision pain	Phase III initiated in Germany	Adolor has initiated Phase II in United States	Adolor in North America; EpiCept outside of North America EpiCept retains right to negotiate future co-promotion agreement
LidoPAIN BP	Patch (non-sterile)	Acute or recurrent lower back pain	Phase IIa completed	Initiate pivotal Phase IIb clinical trial during first half of 2006	Endo worldwide; EpiCept retains right to negotiate future co-promotion agreement
EpiCept MP/DP	Spray gel matrix	Oral mucositis; Dental pain	Phase II	Continue Phase II development	EpiCept
LidoPAIN TV	Patch (non-sterile)	Tinnitus	Phase II in Europe	Continue Phase II development	EpiCept
LidoPAIN HM	Patch (non-sterile)	Headache	Phase II	Continue Phase II development	EpiCept
      The clinical trials for EpiCept’s current portfolio of product candidates have included over 2,300 patients in 21 clinical trials, including over 660 patients in six clinical trials for EpiCept NP-1; over 570 patients in four clinical trials for LidoPAIN SP; and over 720 patients in five clinical trials for LidoPAIN BP.
      EpiCept conducts its clinical trials in pain centers throughout North America and in Europe. There are various ways in which to assess a subject’s severity of pain. Pain is a subjective phenomenon, and each person has a different pain threshold. EpiCept utilizes various types of validated pain assessment scales in its clinical trials that are self-administered by each subject in the form of questionnaires. The first is the numerical pain scale, or “11-point numerical pain scale,” which is generally a number line from 0 (no pain) to 10 (worst possible pain). The subject is asked how much pain he or she feels at a given moment or over a period of time and is asked to rank it based on the 11-point numerical pain scale. A second pain assessment tool EpiCept often utilizes is the McGill Pain Questionnaire, which is a two part questionnaire that asks the subject to rate both type and intensity of pain experienced. EpiCept analyzes the data from these studies in a number of ways, including a responder analysis. In this type of analysis, subjects serve as their own control and are required to demonstrate a clinically-significant level of response depending upon the structure of the particular clinical trial.
      EpiCept utilizes various statistical analyses to evaluate the data from its clinical trials. EpiCept commonly utilizes the “area under the curve” analysis as a measure of efficacy. The term “area under the curve” is a recognized statistical analytical tool that refers to the measurement of the total sum of pain that a patient experiences over a particular period of time. EpiCept also uses statistical analyses to estimate the probability that a positive effect is actually produced by the product candidate. This probability is expressed as a “P-value,” which refers to the likelihood that the difference measured between the drug group and the placebo group occurred just “by chance.” For example, when a P-value is reported as “P<0.05,” the probability that the drug produced an effect just by chance is less than 5%. A P-value of 0.05 or less is generally considered to be statistically significant.

Peripheral Neuropathy and Post-Herpetic Neuralgia
      Peripheral neuropathy is a medical condition caused by damage to the nerves in the peripheral nervous system. The peripheral nervous system includes nerves that run from the brain and spinal cord to the rest of the body. According to Datamonitor’s study “Stakeholder Insight: Neuropathic Pain,” published in February 2004, peripheral neuropathy affects over 15 million people in the United States and is associated with conditions that injure peripheral nerves, including herpes zoster, or shingles, diabetes, HIV and AIDS and other diseases. It can also be caused by trauma or may result from surgical procedures. Peripheral neuropathy is usually first felt as tingling and numbness in the hands and feet. Symptoms can be experienced in many ways, including burning, shooting pain, throbbing or aching. Peripheral neuropathy can cause intense chronic pain that, in many instances, is debilitating.
      Post-herpetic neuralgia (PHN) is one type of peripheral neuropathic pain associated with herpes zoster, or shingles, that exists after the rash has healed. According to Datamonitor, PHN affects over 100,000 people in the United States each year. PHN causes pain on and around the area of skin that was affected by the shingles rash. Most people with PHN describe their pain as “mild” or “moderate.” However, the pain can be severe in some cases. PHN pain is usually a constant, burning or gnawing pain but can be an intermittent sharp or stabbing pain. Current treatments for PHN have limited effectiveness, particularly in severe cases and can cause significant adverse side effects. The initial indication for EpiCept’s EpiCept NP-1 product candidate is for the treatment of peripheral neuropathy in PHN patients.
      There are currently three FDA-approved treatments for post-herpetic neuralgia: Neurontin (gabapentin), Lidoderm (lidocaine patch 5%) and Lyrica (pregabalin). Neurontin generated sales of approximately $2.7 billion in the United States in 2004. According to the Scott-Levin Physician Drug and Diagnosis Audit, approximately 55% of the 5.1 million prescriptions for Neurontin relate to some form of neuropathic pain. Some patients also receive Tegretol (carbamazepine) to manage the symptoms of peripheral neuropathy. However, these drugs only work in some patients, and Neurontin may have significant side adverse effects, such as drowsiness. Often the use of these medications is combined with topical analgesics such as the Lidoderm patch and over-the-counter topical analgesic creams that provide minimal relief with a short duration of action. Lidoderm generated sales of approximately $300 million in the United States in 2004, much of which EpiCept believes was attributable to patients with PHN. Lyrica was approved for the treatment of neuralgia in December 2004.
      EpiCept NP-1. EpiCept NP-1 is a prescription topical analgesic cream containing a patented formulation, the contents of which include two FDA-approved drugs, amitriptyline (a widely-used antidepressant) and ketamine (an NMDA antagonist that is used as an anesthetic). EpiCept NP-1 is designed to provide effective, long-term relief from the pain caused by peripheral neuropathies. EpiCept believes that EpiCept NP-1 can be used in conjunction with systemically-delivered analgesics, such as Neurontin. The cream contains a 4% concentration of amitriptyline and a 2% concentration of ketamine. Since each of these ingredients has been shown to have significant analgesic effects and because NMDA antagonists, such as ketamine, have demonstrated the ability to enhance the analgesic effects of amitriptyline, EpiCept believes the combination is a good candidate for the development of a new class of analgesics. EpiCept intends to selectively seek a partner or strategic alliance to enable it to maintain financial and operational flexibility while retaining significant economic and commercial rights to this product candidate.
      EpiCept NP-1 is a white vanishing cream that is applied twice daily and is quickly absorbed into the applied area. EpiCept believes the topical delivery of its patented combination represents a fundamentally new approach for the treatment of pain associated with peripheral neuropathy. In addition, EpiCept believes that the topical delivery of its product candidate will significantly reduce the risk of adverse side effects and drug to drug interactions associated with the systemic delivery of the active ingredients. The results of EpiCept’s clinical trials to date have demonstrated the safety of the cream for use for up to one year and a potent analgesic effect in subjects with both post-herpetic neuralgia and other types of peripheral neuropathy, such as those with diabetic, traumatic and surgical causes.
      EpiCept believes EpiCept NP-1, if approved, would offer the following favorable attributes:

•	analgesic effect comparable to levels provided when using systemically-delivered analgesics;

•	additive therapy to systemically-delivered analgesics, such as Neurontin;

•	minimal adverse side effects, including reduced drowsiness;

•	ease of application and suitability for self-administration;

•	low potential for abuse;

•	good patient compliance;

•	no drug to drug interactions; and,

•	potential to treat a broad range of peripheral neuropathic conditions.
      Clinical Development. EpiCept has completed two Phase II clinical trials, one initiated in Canada in October 2001 and one initiated in the United States in February 2002.
      Placebo-controlled Factorial Trial. This four center Canadian Phase II clinical trial in Ontario and Nova Scotia (Dalhousie University) was a placebo-controlled factorial trial, i.e., a trial that evaluates the individual components of a drug that contains more than one component as compared to the effects of the combination, designed to demonstrate that the use of the combination of amitriptyline and ketamine was more effective than either drug alone. A factorial trial is a clinical trial in which the active ingredients in combination are compared with each drug used on its own accompanied by a placebo control. The trial included 92 subjects with a history of diabetic, post surgical or traumatic neuropathy or PHN. The trial tested a low-dose formulation of EpiCept NP-1, consisting of a 2% concentration of amitriptyline and a 1% concentration of ketamine, applied three times daily for three weeks. Subjects were allowed to continue their current pain medications (other than Lidoderm) as long as they did not alter their dosage level or frequency. Subjects who entered the trial had to have a score of at least 4 on the 11-point numerical pain scale. EpiCept completed the analysis of data from this clinical trial in February 2004.
      EpiCept assessed several end points in this clinical trial, including mean daily pain severity as measured on the 11-point numerical pain scale, pain relief, a responder analysis and changes in the McGill Pain Questionnaire. While none of the results was statistically significant, the results of the responder analysis were the most compelling. In the responder analysis, subjects were required to show at least a 30% reduction in their pain as compared to placebo for the duration of the study. The results indicated a desirable rank order of the combination being more effective than either amitriptyline or ketamine alone or placebo. The cream was well-tolerated by a majority of the subjects, and no significant adverse reactions were observed. Based on a review of EpiCept’s Phase II clinical trial results, the FDA concurred in EpiCept’s End of Phase II meeting that EpiCept design its Phase III clinical trial as a responder analysis.

      The following chart shows the number of subjects that completed the clinical trial with a reduction in pain of two points or more on the 11-point numerical pain scale. The number of subjects in each group were as follows: placebo: 25; ketamine only: 22; amitriptyline only: 22; and combination of amitriptyline and ketamine: 23:
NP – Factorial Trial Results
Percentage of Subjects with Reduction in Neuropathic PainL2
      Dose-Response Clinical Trial. In the United States, EpiCept conducted a Phase II placebo-controlled dose-response clinical trial in subjects recruited from 21 pain centers to determine an effective clinical dose of EpiCept NP-1. The trial included 251 subjects with post-herpetic neuralgia who had been suffering significant pain for at least three months. EpiCept tested two dosage formulations, one containing a 4% concentration of amitriptyline and a 2% concentration of ketamine, which EpiCept refers to as “high-dose” and one containing a 2% concentration of amitriptyline and a 1% concentration of ketamine, which EpiCept refers to as “low-dose,” as compared to placebo. Subjects were allowed to continue on their current pain medications as long as they did not alter their dosage level or frequency. Subjects who entered the trial had to have a score of at least 4 on the 11-point numerical pain scale. All subjects initially received the high-dose formulation twice daily for seven days. Responders, which were defined in the initial phase of this clinical trial as those experiencing a one point or greater drop on the 11-point numerical pain scale for three or more days, were then randomized into one of three study arms (high-dose, low-dose or placebo). Each study arm applied the applicable formulation of EpiCept NP-1 or placebo twice daily for an additional 14 days. EpiCept completed the analysis of the data from this clinical trial in August 2003.
      The primary endpoint was the baseline average daily pain score compared to the average daily pain score at day 21, measured on the 11-point numerical pain scale. EpiCept measured the score for a 14 day period beginning on the day the subjects were randomized. The clinical trial’s primary objective was to determine if the subjects in either the high-dose or low-dose groups experienced better analgesia as reflected by lower pain intensity scores over the length of the trial. Secondary endpoints included pain relief, sleep quality and patient global satisfaction, all measured on the 11-point numerical scale.

      The following chart shows the outcome following the selection and evaluation of patients in no particular order, or randomization, of the responding subjects in either the high-dose, low-dose or placebo group:
NP – Dose-Response Clinical Trial Results
      The clinical trial results indicated that the high-dose formulation of EpiCept NP-1 met the primary endpoint for the trial and resulted in a statistically significant reduction in pain intensity and increase in pain relief as compared to placebo. EpiCept also observed a dose-related effect, i.e. the subjects receiving the high-dose formulation had more favorable results than the subjects receiving the low-dose formulation. In addition, the subjects receiving the high-dose formulation reported better sleep quality and greater overall satisfaction than subjects receiving placebo. In addition, EpiCept observed a greater number of “responders,” which for purposes of the responder analysis conducted during the 14-day period were defined as subjects with a two or more point drop in average daily pain scores on the 11-point numerical pain scale. No significant adverse reactions were observed other than skin irritation and rash, which were equivalent to placebo.
      After the completion of the two Phase II trials, EpiCept conducted open label trials in which participants in the clinical trials could continue to use the low-dose formulation for a period of up to one year. The low-dose formulation was well-tolerated and detectable blood concentration levels of the active ingredients were insignificant, which is indicative of the safety and potential long term efficacy of the product.
      The results of its Phase II clinical trials helped EpiCept decide to use the high-dose formulation of EpiCept NP-1 in its Phase III clinical trials.
      Current Clinical Initiatives. EpiCept held an End of Phase II meeting with the FDA in April 2004 to discuss the Phase II clinical trial results and the protocols for its planned Phase III clinical trials. In that meeting, the FDA accepted EpiCept’s stability data and manufacturing plans for the combination product, as well as toxicology data on ketamine from studies conducted by others and published literature. The FDA also confirmed that the proposed New Drug Application, or NDA would qualify for a Section 505(b)(2) submission (for details on this submission process, see “Business — Government Regulation — Section 505(b)(2) Drug Applications” below). In addition, the FDA approved EpiCept’s Phase III clinical trial protocol and indicated that a second factorial Phase III clinical trial would be required. The FDA also requested that EpiCept conduct an additional pharmacokinetic trial to assess dermal absorption of ketamine and outlined the parameters for long-term safety studies for the high-dose formulation. The pharmacokinetic clinical trial will involve applying the cream twice daily and measuring blood concentration levels of amitriptyline and ketamine over 48 hours.
      EpiCept will work with the FDA to develop an appropriate toxicology program for amitriptyline and ketamine where existing data is not available. EpiCept initiated a supplemental toxicology study in the third quarter of 2004 related to the application of EpiCept NP-1 on the skin. The duration of the study and the number and types of animals to be tested will be determined during further discussions with the FDA.
      In addition, EpiCept plans to commence its Phase III clinical trial in the United States during 2006 with at least 800 subjects with PHN. The enrollment of these subjects could take up to one year to complete. This

Phase III clinical trial will test the high-dose formulation against each component used on its own accompanied by a placebo control. EpiCept expects to utilize primarily the same endpoints that EpiCept used in its Phase II clinical trial conducted in the United States. A responder analysis based on pain intensity and pain relief, as well as sleep and patient global satisfaction, will be assessed over the eight-week duration of the clinical trial.

Surgical Pain
      According to Datamonitor’s study “Postoperative Pain,” published in April 2004, there are over 53 million surgical procedures conducted annually in the United States. Traditional post-surgical pain treatment usually begins with the application of a local anesthetic at the surgical incision site during the surgery. The pain relief provided by the anesthetic applied during surgery typically wears off within the first two hours. Pain relief is then provided by a combination of oral or injectible narcotic analgesics and NSAIDs, with accompanying adverse side effects and drug to drug interactions.
      LidoPAIN SP. LidoPAIN SP is a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound. The LidoPAIN SP patch contains a 10% concentration of lidocaine and is intended to be applied once daily for as many days as needed, typically two to three days. LidoPAIN SP can be targeted for use following both inpatient and ambulatory surgical procedures, including among others: hernia repair, plastic surgery, puncture wounds, biopsy, cardiac catheterization and tumor removal.
      Currently, there is no marketed product similar to LidoPAIN SP, and EpiCept believes that it would be the first sterile prescription analgesic patch on the market. If approved, EpiCept believes LidoPAIN SP would offer the following favorable attributes:

•	safety and ease of use;

•	sterility on a sutured wound;

•	reduced need for systemically-delivered narcotic analgesics and NSAIDs;

•	once daily administration;

•	minimal adverse side effects, including no observed nausea or vomiting;

•	additive therapy to systemically-delivered analgesics;

•	no drug to drug interactions; and

•	no wound healing interference.
      Clinical Development. In December 2001, EpiCept initiated a randomized, double-blind, placebo-controlled Phase II clinical trial in 221 subjects who underwent hernia repair. EpiCept conducted the clinical trial in nine surgical centers in Germany. Subjects were randomized to receive two different doses of lidocaine, 9.5% and 3.5%, or placebo, in a patch applied once each day for two days. Subjects were not allowed to take any supplemental analgesics. EpiCept completed the analysis of this clinical trial in January 2003.
      The primary endpoint was subject pain self-assessment at various intervals during the 48-hour period following the subject’s surgery and the secondary endpoint was the number of “rescues,” i.e. subjects receiving systemically-delivered analgesics to alleviate pain. The results of this trial indicate that the 9.5% formulation of LidoPAIN SP provided a statistically significant analgesic effect in the subjects. A dose-related response was also observed, with subjects receiving the higher dose reporting a greater reduction in pain and fewer rescues. No significant adverse reactions were observed.

      The following chart shows the pain scores over time for LidoPAIN SP relative to placebo in a two-day trial following hernia repair surgery:
LidoPAIN SP Placebo-Controlled Clinical Trial Results
      Current Clinical Initiatives. EpiCept’s clinical protocol for a Phase III clinical trial in Europe was approved by Germany’s Federal Institute for Drugs and Medical Devices, commonly known as the BfArM. EpiCept initiated dosing for this trial during the fourth quarter of 2004. The clinical trial is a randomized, double-blind, placebo-controlled trial in which at least 450 subjects who underwent hernia repair will receive a LidoPAIN SP patch or a placebo patch, for 48 hours. The primary endpoint is self-assessed pain intensity at various times from 4 to 24 hours. The secondary endpoints include pain intensity over the 48-hour duration of the study, global satisfaction and the use of rescue medications. EpiCept believes that this clinical trial will be adequate for European registration, but EpiCept anticipates that it will need to conduct additional clinical trials in Europe in order to broaden the product labeling. EpiCept remains responsible for continuing and completing its ongoing dermal sensitivity study for LidoPAIN SP, but Adolor is responsible for further clinical trials and managing the approval process in North America under EpiCept’s strategic alliance with them. Adolor has announced that it has initiated a Phase II clinical trial and that it plans to conduct Phase III clinical trials in the United States.

Back Pain
      In the United States, 80% of the U.S. population will experience significant back pain at some point. Back pain ranks second only to headaches as the most frequent pain people experience. It is the leading reason for visits to neurologists and orthopedists and the second most frequent reason for physician visits overall. Both acute and chronic back pain are typically treated with NSAIDs, muscle relaxants or opioid analgesics. All of these drugs can subject the patient to systemic toxicity, significant adverse side effects and drug to drug interactions.
      LidoPAIN BP. LidoPAIN BP is a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain of moderate severity of less than three months duration. The LidoPAIN BP patch contains 140 mg of lidocaine in a 19.5% concentration, is intended to be applied once daily and can be worn for a continuous 24-hour period. The patch’s adhesive is strong enough to permit a patient to move and conduct normal daily activities but can be removed easily.
      If approved, EpiCept believes LidoPAIN BP would offer the following favorable attributes:

•	safety and ease of use;

•	reduced need for treatment with NSAIDs, muscle relaxants and narcotic analgesics;

•	once daily administration;

•	minimal adverse side effects; and

•	no drug to drug interactions.

      LidoPAIN BP is designed to treat acute or recurrent lower back pain. As part of EpiCept’s strategic alliance with Endo, EpiCept licensed to Endo certain of EpiCept’s patents to enable Endo to develop a patch for the treatment of chronic lower back pain. The significant differences between LidoPAIN BP and Endo’s product, Lidoderm, are as follows:

•	LidoPAIN BP is designed for 24-hour use whereas Lidoderm is approved for 12-hour use;

•	LidoPAIN BP is made with a stronger adhesive;

•	LidoPAIN BP contains a higher concentration of lidocaine (19.5% v. 5.0%); and

•	LidoPAIN BP is designed to provide earlier onset of action.
      Clinical Development. In May 2001, EpiCept initiated a placebo-controlled dose-response trial Phase IIa clinical trial in the United States. In this clinical trial, EpiCept tested two dosage formulations of LidoPAIN BP — one patch measuring 150 sq. cm. with a 19.5% concentration of lidocaine and one patch measuring 75 sq. cm. with a 19.5% concentration of lidocaine — compared to placebo. Each patch was applied once daily for three days to 43 subjects with acute lower back pain of at least moderate intensity. Subjects abstained from other analgesics and other therapeutic regimens.
      EpiCept completed the analysis of this clinical trial in August 2003. The primary endpoint was pain intensity measured by a 5-point numerical pain scale where 0 indicated no pain and 5 indicated severe pain. Pain measurements were made at various times over the three-day duration of the trial. EpiCept assessed a number of secondary endpoints, including pain relief, muscle stiffness and global satisfaction. The trial demonstrated a dose-related statistically significant reduction in back pain intensity and muscle stiffness as well as increase in pain relief from the initiation of the trial.
      The following chart demonstrates the significant improvement in pain intensity relative to the baseline over the three-day duration of the study:
LidoPAIN BP Placebo-Controlled Dose-Response Clinical Trial Results
      In January 2002, EpiCept initiated a double-blind, placebo-controlled Phase IIb clinical trial in three centers in the United States. In this clinical trial, EpiCept tested a LidoPAIN BP patch measuring 150 sq. cm. with a 19.5% concentration of lidocaine. Each patch was applied once daily for three days to 198 subjects with acute lower back pain of at least moderate intensity. Subjects abstained from other analgesics and other therapeutic regimens.
      Although the results at two of the three centers in this study did indicate that LidoPAIN BP had a greater analgesic effect as compared to the placebo control, the results at a third center were contradictory. At that center, the trial subjects who received placebo reported an analgesic effect that exceeded the analgesic effect reported by the subjects receiving LidoPAIN BP. After the trial, EpiCept’s consultant concluded that the unusually large placebo effect reported at this center most likely resulted because many of the subjects may have been concerned that a failure to report an analgesic effect would result in a loss of the stipend offered as compensation for participation in the trial. Due to the results reported at this center, this clinical trial did not demonstrate a statistically significant analgesic effect.
      Current Clinical Initiatives. Based on the results from the Phase I and Phase II clinical trials, EpiCept is designing a new pivotal Phase IIb clinical trial, which it expects to commence by the first half of 2006. EpiCept’s new trial will be designed to address the issues raised in previous Phase IIb clinical trial. The trial will be longer and will have more stringent enrollment criteria. Under EpiCept’s strategic alliance with Endo, EpiCept remains responsible for the development of LidoPAIN BP, including all clinical trials and regulatory submissions. EpiCept intends to request an End of Phase II meeting with the FDA during the second half of 2005.
Other Product Candidates

EpiCept MP/ DP
      EpiCept MP/ DP is a spray gel matrix of morphine and lidocaine for the treatment of oral mucositis and dental pain. A spray gel matrix is a liquid spray that solidifies upon contact with a warm surface. Oral mucositis is an inflammation of the mucosa of the mouth that ranges from redness to severe ulceration and typically results from chemotherapy and radiation therapy. It is anticipated that other clinical uses will be considered to expand upon the initial indications being studied. The FDA cleared EpiCept’s IND for EpiCept MP/ DP in July 2001, and EpiCept completed a Phase IIa clinical trial on dental pain subjects in Europe in April 2002. Preliminary results have indicated that the product is well tolerated and provided a longer duration of pain relief compared to lidocaine by itself. EpiCept intends to continue dose ranging and dose optimization trials.

LidoPAIN TV
      LidoPAIN TV is a topical lidocaine patch applied to the periauricular skin region (behind the ear) for the treatment of tinnitus. This product releases doses of lidocaine into nerve endings located behind the ear. Tinnitus is characterized by a constant or intermittent hissing, buzzing or ringing noise in the ear that affects over 50 million Americans. There are many causes of tinnitus, including defects in nerve conduction, however, there are no currently approved treatments. EpiCept completed a European Phase II clinical trial in subjects with tinnitus in May 2002. Subjects utilizing the LidoPAIN TV patch perceived a beneficial effect as compared to subjects given the placebo patch.

LidoPAIN HM
      LidoPAIN HM is a topical lidocaine patch applied to the forehead for the treatment of headaches. LidoPAIN HM releases analgesic doses of lidocaine directly into the trigeminal nerve, a nerve located in the face and forehead, stimulating the coverings (meninges) of the brain, which is believed to be a cause of migraine pain. The FDA cleared EpiCept’s IND for LidoPAIN HM in January 2001, and EpiCept completed a Phase II clinical trial for LidoPAIN HM in headache subjects. EpiCept’s initial pilot study indicated that the patch was well tolerated and demonstrated statistically significant efficacy of the lidocaine patch over the placebo patch. A second larger study was unable to replicate those results. EpiCept intends to continue clinical trials to establish efficacy of this product candidate in various types of headache pain.
EpiCept’s Strategy
      EpiCept’s objective is to address unmet medical needs in pain management by developing a broad portfolio of topically-delivered prescription analgesics for the treatment of moderate-to-severe pain where existing treatments are ineffective or cause significant adverse side effects. To achieve this objective, the key elements of EpiCept’s strategy are to:

•	Focus EpiCept’s development efforts on topically-delivered analgesics targeting peripheral nerve receptors. EpiCept intends to leverage its pain management expertise by developing proprietary products that target peripheral nerve receptors as a novel mechanism to effectively treat both acute and chronic pain, with fewer adverse side effects than conventional oral, injectable or transdermal pain therapeutics. EpiCept is developing new patent-protected products for conditions that can be treated by blocking the ability of peripheral nerve receptors to transmit pain messages to the brain.

•	Focus EpiCept’s development efforts on FDA-approved drugs. All of EpiCept’s product candidates utilize several proprietary formulations and topical delivery technologies to administer FDA-approved analgesics. EpiCept believes using FDA-approved analgesics reduces the risks associated with new drug development, lowers development costs and speeds time-to-market.

•	Opportunistically enter into development and commercialization alliances for EpiCept’s products. EpiCept plans to market products for which it obtains regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third-party collaborators. EpiCept may also consider contracting with a third party professional pharmaceutical sales organization to perform the marketing function for its products. Where appropriate, EpiCept plans to retain certain rights to the development and commercialization of its product candidates and build its own internal sales and marketing capabilities in order to retain a greater share of any potential revenues. EpiCept believes that its current approach allows it maximum flexibility of selecting the marketing method that will optimize market penetration and commercial acceptance of its products and enable it to avoid developing a large internal sales and marketing organization.

EpiCept’s Strategic Alliances
      EpiCept has established strategic alliances with Adolor with respect to EpiCept’s LidoPAIN SP product candidate for the treatment of pain associated with surgical incisions and with Endo with respect to EpiCept’s LidoPAIN BP product candidate for the treatment of lower back pain. These strategic alliances are designed to provide EpiCept with operating capital and supplement EpiCept’s development and marketing capabilities. EpiCept intends to selectively pursue additional strategic alliances as appropriate.

Adolor
      In July 2003, EpiCept entered into a license agreement with Adolor under which EpiCept granted Adolor the exclusive right to commercialize a sterile topical patch containing an analgesic alone or in combination, including without limitation, LidoPAIN SP, throughout North America. Upon the execution of the Adolor agreement, EpiCept received a non-refundable payment of $2.5 million, and EpiCept may receive additional non-refundable payments of up to $15.0 million that become due upon the achievement of various milestones relating to product development and regulatory approval. Under the agreement, EpiCept will also receive royalties from Adolor based on the net sales of licensed products in North America. These royalties are payable on a country-by-country basis until EpiCept’s last patent covering the licensed product expires or the tenth anniversary of the first commercial sale of licensed product, whichever is later. Under the agreement, Adolor is obligated to pay EpiCept a one time bonus payment of up to $5.0 million upon the achievement of specified net sales milestones of licensed product. The total amount of upfront and milestone payments EpiCept is eligible to receive from Adolor is $22.5 million.
      Under the terms of the agreement, Adolor is responsible for conducting further clinical trials and completing the approval process in North America. At Adolor’s option, EpiCept may be required to supply or to obtain supply of the clinical products necessary to complete clinical trials. Alternatively, Adolor can choose to subcontract these responsibilities to a third party. In North America, Adolor is responsible for the supply and manufacture of LidoPAIN SP for commercial use or, at its option, may subcontract these responsibilities to third parties. In October 2004, EpiCept and Adolor entered into an amendment to the license agreement to facilitate their respective clinical development activities. The amendment provided that EpiCept and Adolor would coordinate their independent pre-clinical and clinical activities with respect to the LidoPAIN SP product. In addition, EpiCept agreed to provide Adolor with clinical trial data generated from EpiCept’s recent clinical trial conducted in Europe and to permit Adolor to use such data for development, regulatory and commercialization of licensed products. Adolor, in turn, agreed to provide EpiCept with certain data generated by Adolor relating to the lidocaine patches manufactured by Corium International, Inc. and to permit EpiCept to use such data for the development, regulatory and commercialization of sterile lidocaine patches. Lastly, the amendment permits EpiCept to enter into an agreement with Corium pursuant to which Corium will manufacture and supply EpiCept’s clinical and commercial supplies of sterile lidocaine patches for use outside North America. EpiCept has not yet entered into any manufacturing or supply agreement with Corium.
      At EpiCept’s option, within 30 days after Adolor’s first filing of an NDA (or foreign equivalent) for LidoPAIN SP or similar product, EpiCept has the right to negotiate with Adolor regarding a co-promotion arrangement in any country in North America in which such filing has been made. However, neither EpiCept nor Adolor is under any obligation to enter into any such arrangement.
      The Adolor license terminates on a country-by-country and licensed product-by-licensed product basis upon the expiration of the royalty obligations in the particular country. Adolor may also terminate the agreement upon 120 days advance written notice to EpiCept, and either Adolor or EpiCept may terminate the agreement upon an uncured material breach by the other or, subject to the relevant bankruptcy laws, upon a bankruptcy event of the other.

Endo
      In December 2003, EpiCept entered into a license agreement with Endo under which EpiCept granted Endo (and its affiliates) the exclusive (including as to EpiCept and its affiliates) worldwide right to commercialize LidoPAIN BP. EpiCept also granted Endo worldwide rights to use certain of EpiCept’s patents for the development of certain other non-sterile, topical lidocaine patches, including Lidoderm, Endo’s non-sterile topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, EpiCept received a non-refundable payment of $7.5 million, and EpiCept may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development, regulatory approval and commercial success for both EpiCept’s LidoPAIN BP product and Endo’s own back pain product, so long as, in the case of Endo’s product candidate, EpiCept’s patents provide protection thereof. EpiCept will also receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. EpiCept is also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified regulatory and net sales milestones of Lidoderm, Endo’s chronic lower back pain product candidate, so long as EpiCept’s patents provide protection thereof. The total amount of upfront and milestone payments EpiCept is eligible to receive under this agreement is $90.0 million.
      EpiCept remains responsible for continuing and completing the development of LidoPAIN BP, including conducting all clinical trials (and supplying the clinical products necessary for those trials) and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. EpiCept may subcontract with third parties for the manufacture and supply of LidoPAIN BP. Endo is conducting Phase II clinical trials for its Lidoderm patch and remains responsible for continuing and completing the development, including conducting all clinical trials (and supplying the clinical products necessary for those trials) in connection with that product candidate.
      In the event that EpiCept has obtained regulatory approval of LidoPAIN BP in a particular country and Endo fails to commercialize LidoPAIN BP in that country within three years from the date on which EpiCept receives final regulatory approval in the United States, then the license granted to Endo relating to the commercialization of LidoPAIN BP in that country terminates, and EpiCept will have the right to commercialize or license the product in that country. In that event, EpiCept will be required to pay Endo a royalty on the net sales of LidoPAIN BP in any such country.
      At EpiCept’s option, within 30 days after EpiCept’s first filing of an NDA (or foreign equivalent) for LidoPAIN BP, EpiCept has the right to negotiate a co-promotion arrangement with Endo in any country in which such filing has been made. However, neither EpiCept nor Endo is under any obligation to enter into any such arrangement.

      The license terminates upon the later of the conclusion of the royalty term, on a country-by-country basis, and the expiration of the last applicable EpiCept patent covering licensed Endo product candidates on a country-by-country basis. Either Endo or EpiCept may terminate the agreement upon an uncured material breach by the other or, subject to the relevant bankruptcy laws, upon a bankruptcy event of the other.
Manufacturing
      EpiCept has no in-house manufacturing capabilities. EpiCept intends to outsource all of its manufacturing activities for the foreseeable future. EpiCept believes that this strategy will enable it to direct operational and financial resources to the development of its product candidates rather than diverting resources to establishing a manufacturing infrastructure.
      EpiCept has entered into arrangements with qualified third parties for the formulation and manufacture of its clinical supplies. EpiCept intends to enter into additional written supply agreements in the future and is currently in negotiations with several potential suppliers. EpiCept generally purchases its supplies from its current suppliers pursuant to purchase orders. EpiCept plans to use a single, separate third party manufacturer for each of its product candidates that it is responsible for manufacturing. In some cases, the responsibility to manufacture product, or to identify suitable third party manufacturers, may be assumed by EpiCept’s licensees. For example, under the Adolor agreement, Adolor is responsible for the manufacture of the commercial supply of LidoPAIN SP in North America. EpiCept may source LidoPAIN SP for marketing outside of North America from Adolor or Adolor’s third party supplier. Alternatively, EpiCept can separately arrange for other third party suppliers to manufacture the commercial supply of LidoPAIN SP outside North America. Pursuant to the October 2004 amendment to the Adolor agreement, Adolor has agreed to permit EpiCept to enter into an agreement with Corium pursuant to which Corium would manufacture and supply EpiCept’s clinical and commercial supplies of sterile lidocaine patches for EpiCept’s use outside North America. EpiCept has not yet entered into any manufacturing or supply agreement with Corium.
      EpiCept cannot assure you that its current manufacturers can successfully increase their production to meet full commercial demand. EpiCept believes that there are several manufacturing sources available to it, including its current manufacturers, which can meet EpiCept’s commercial supply requirements on commercially reasonable terms. EpiCept will continue to look for and secure the appropriate manufacturing capabilities and capacity to ensure commercial supply at the appropriate time.
Sales and Marketing
      EpiCept does not currently have internal sales or marketing capabilities. In order to commercially market its product candidates if it obtains regulatory approval, EpiCept must either develop an internal sales and marketing infrastructure or collaborate with third parties with sales and marketing expertise. EpiCept has retained full rights to commercialize EpiCept NP-1 worldwide. EpiCept has granted Adolor exclusive commercialization rights for LidoPAIN SP in North America but has also retained the right to negotiate with Adolor a co-promotion agreement for LidoPAIN SP in North America. In addition, EpiCept has granted Endo exclusive worldwide marketing and commercialization rights for LidoPAIN BP but has also retained the right to negotiate with Endo co-promotion rights for LidoPAIN BP worldwide. EpiCept will likely market its products in international markets outside of North America through collaborations with third parties. EpiCept intends to make decisions regarding internal sales and marketing of its product candidates on a product-by-product and country-by-country basis.
Intellectual Property
      EpiCept’s commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of its technologies and drug candidates as well as successfully defending these patents against third-party challenges. EpiCept has various composition of matter and use patents, which have claims directed to its product candidates or methods of their use. EpiCept’s patent policy is to retain and secure patents for the technology, inventions and improvements related to its core portfolio of product candidates. EpiCept currently owns nineteen issued U.S. patents, seven issued foreign patents, and seventeen pending

U.S. and foreign patent applications. EpiCept also relies on trade secrets, technical know-how and continuing innovation to develop and maintain its competitive position.
      The following is a summary of the patent position relating to EpiCept’s three late-stage product candidates:

EpiCept NP-1 — EpiCept owns a U.S. patent with claims directed to a formulation containing a combination of amitriptyline and ketamine, which can be used as a treatment for the topical relief of pain, including neuropathic pain, that expires in August 2021. EpiCept also has a license to additional patents, which expire in September 2015 and May 2018, and which have claims directed to topical uses of tricyclic antidepressants, such as amitriptyline, and NMDA antagonists, such as ketamine, as treatments for relieving pain, including neuropathic pain. Additional foreign patent applications are pending related to EpiCept NP-1 in many major pharmaceutical markets outside the United States.

LidoPAIN SP — EpiCept owns two U.S. patents that have claims directed to the topical use of a local anesthetic or salt thereof, such as lidocaine, for the prevention or relief of pain from surgically closed wounds, in a hydrogel patch, which expire in October 2019. Additionally, EpiCept owns a pending U.S. patent application that is directed to a breathable, sterile patch that can be used to treat pain caused by various types of wounds, including surgically closed wounds. EpiCept has foreign patent applications pending relating to LidoPAIN SP in many major pharmaceutical markets outside the United States.

LidoPAIN BP — EpiCept owns a U.S. patent that has claims directed to the use and composition of a patch containing a local anesthetic, such as lidocaine, to topically treat back pain, myofascial pain and muscular tensions, which expires in July 2016. Equivalent foreign patents have been granted in many major European pharmaceutical markets.
      EpiCept also seeks to protect its proprietary information by requiring its employees, consultants, contractors, outside partners and other advisers to execute, as appropriate, nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. EpiCept also requires confidentiality or material transfer agreements from third parties that receive its confidential data or materials.
      EpiCept also relies on trade secrets to protect its technology, especially where EpiCept does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While EpiCept uses reasonable efforts to protect its trade secrets, its employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose information to competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, EpiCept’s competitors may independently develop equivalent knowledge, methods and know-how.
      The pharmaceutical, biotechnology and other life sciences industries are characterized by the existence of a large number of patents and frequent litigation based upon allegations of patent infringement. While EpiCept’s drug candidates are in clinical trials, and prior to commercialization, EpiCept believe its current activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States and Section 55.2(1) of the Canadian Patent Act, each of which covers activities related to developing information for submission to the FDA and its counterpart agency in Canada. As EpiCept’s drug candidates progress toward commercialization, the possibility of an infringement claim against EpiCept increases. While EpiCept attempts to ensure that its drug candidates and the methods EpiCept employs to manufacture them do not infringe other parties’ patents and other proprietary rights, competitors or other parties may assert that EpiCept infringes on their proprietary rights.
      For a discussion of the risks associated with EpiCept’s intellectual property, see “Risk Factors — Risks Relating to Intellectual Property.”
License Agreements
      EpiCept has in the past licensed and will continue to license patents from collaborating research groups and individual inventors.

Cassel
      In October 1999, EpiCept acquired from Dr. R. Douglas Cassel certain patent applications relating to technology for the treatment of surgical incision pain. On July 16, 2003, this royalty agreement was amended. Pursuant to this agreement, EpiCept has agreed to pay Dr. Cassel a fee of $4,000 per month until July 2006. EpiCept will also pay Dr. Cassel royalties based on the net sales of any of its products for the treatment of pain associated with surgically closed wounds. The $4,000 per month fee will be credited towards these royalty payments. The royalty obligations will terminate upon the expiration of the last to expire acquired patent. As part of the royalty arrangement, EpiCept has engaged Dr. Cassel as a consultant, for which he is paid on a per diem basis. Dr. Cassel provides EpiCept with general scientific consulting services, particularly with respect to the development and commercialization of LidoPAIN SP. Dr. Cassel has also granted EpiCept an option to obtain, on mutually agreeable terms, an exclusive, worldwide license to any technology discovered by Dr. Cassel outside of his performance of services for EpiCept.

Epitome
      In August 1999, EpiCept entered into a sublicense agreement with Epitome Pharmaceuticals Limited under which EpiCept has an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia. This technology has been incorporated into EpiCept NP-1. EpiCept has been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. EpiCept is obligated to make payments to Epitome upon achievement of specified milestones and to pay royalties based on annual net sales derived from the products incorporating the licensed technology. At the end of each year in which there has been no commercially sold products, EpiCept will be obligated to pay to Epitome a maintenance fee that is equal to twice the fee paid in the previous year, or Epitome will have the option to terminate the contract. The sublicense terminates upon the expiration of the last to expire licensed patents. The sublicense may be terminated earlier under specified circumstances, such as breaches, lack of commercial feasibility and regulatory issues. EpiCept has paid half the 2005 maintenance fee currently due. Epitome has agreed to defer the final payment until December 15, 2005.
Government Regulation

United States
      The U.S. Food and Drug Administration and comparable state and local regulatory agencies impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of EpiCept’s product candidates. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and implementing regulations. The process required by the FDA before EpiCept’s product candidates may be marketed in the United States generally involves the following:

•	completion of extensive pre-clinical laboratory tests, pre-clinical animal studies and formulation studies all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an IND application that must become effective before clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of an NDA to the FDA;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.
      The testing and approval process requires substantial time, effort and financial resources, and EpiCept cannot be certain that any approvals for its product candidates will be granted on a timely basis, if at all.
      Pre-clinical Activities. Pre-clinical activities include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of pre-clinical tests, together with manufacturing information and analytical data, are submitted as part of an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. EpiCept’s submission of an IND, or those of its collaborators, may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development, and the FDA must grant permission before each clinical trial can begin. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center, and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, regulations and regulations for informed consent of subjects.
      Clinical Trials. For purposes of NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap:

•	Phase I: Studies are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in subjects. In some cases, a sponsor may decide to run what is referred to as a “Phase Ib” evaluation, which is a second safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs.

•	Phase II: Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some instances, a sponsor may decide to run what is referred to as a “Phase IIa” clinical trial, which is designed to provide dose-ranging and additional safety and pharmaceutical data. In other cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

•	Phase III: These are commonly referred to as pivotal studies. When Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.
      In some cases, the FDA may condition approval of an NDA for a drug candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval. Such post-approval trials are typically referred to as Phase IV clinical trials.

      New Drug Application. The results of drug candidate development, pre-clinical testing, chemistry and manufacturing controls and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, by law the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data or an additional pivotal Phase III clinical trial. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than EpiCept interprets data. Once issued, the FDA may withdraw drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, EpiCept may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require EpiCept to develop additional data or conduct additional pre-clinical studies and clinical trials.
      Satisfaction of FDA regulations and requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon EpiCept’s activities. The FDA or any other regulatory agency may not grant approvals for new indications for EpiCept’s drug candidates on a timely basis, if at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific usages, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of EpiCept’s drug candidates would harm its business. In addition, EpiCept cannot predict what additional governmental regulations may arise from future U.S. governmental action.
      Any drugs manufactured or distributed by EpiCept or its collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon EpiCept and its third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to potential legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or civil penalties. EpiCept cannot be certain that it or its present or future third-party manufacturers or suppliers, will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If EpiCept’s present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt EpiCept’s clinical trials, require EpiCept to recall a drug from distribution, or withdraw approval of the NDA for that drug.
      The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by EpiCept and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.
      Section 505(b)(2) Drug Applications. Once an FDA-approved new drug is no longer patent-protected, another company may sponsor a new indication, a new use or put the drug in a new dosage form. Each new indication from a different company requires an NDA filing. As an alternate path to FDA approval for new or improved formulations of previously approved products, a company may file a Section 505(b)(2) NDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. However, this NDA does not have to contain all of the information or data that was submitted with the original NDA because of the FDA’s prior experience with the drug product. An original NDA for an FDA-approved new drug would have required numerous animal toxicology studies that have been reviewed by the FDA. These can be referenced in the 505(b)(2) NDA submitted by the new applicant. Many studies in humans that support the safety of the drug product may be in the published literature. The FDA allows the new sponsor company to submit these publications to support its 505(b)(2) NDA. By allowing the new sponsor company to use this information, the time and cost required to obtain approval for a drug product for the new indication can be greatly reduced. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.
      To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Foreign Regulation
      Whether or not EpiCept obtains FDA approval for a product, EpiCept must obtain approval of a product by the comparable regulatory authorities of foreign countries before EpiCept can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered with the three-phase sequential process that is discussed above under “Government Regulation — United States.” However, the foreign equivalent of an IND is not a prerequisite to performing pilot studies or Phase I clinical trials.
      Under European Union regulatory systems, EpiCept may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization approval, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure, or MRP.

      In addition, regulatory approval of prices is required in most countries other than the United States. EpiCept faces the risk that the resulting prices would be insufficient to generate an acceptable return to EpiCept or its collaborators.
Competition
      The pharmaceutical industry, and the pain management sector specifically, is highly competitive and includes a number of established, large and mid-sized pharmaceutical and specialty pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on EpiCept’s target markets and areas of expertise. These organizations also compete with EpiCept to attract qualified personnel and potential parties for acquisitions, joint ventures or other strategic alliances. Many of EpiCept competitors have significantly greater financial, manufacturing, marketing and drug development resources than EpiCept does. Large pharmaceutical companies in particular have extensive experience in clinical testing, obtaining regulatory approvals and drug commercialization. If approved, EpiCept’s product candidates will compete with a large number of products that include over-the-counter treatments, prescription drugs specifically indicated for pain management and prescription drugs that are prescribed off-label. In addition, new developments occur in the pharmaceutical industry at a rapid pace.
      If approved, each of EpiCept’s product candidates will compete for a share of the existing market with products that have become standard treatments recommended or prescribed by physicians.
      EpiCept believes that the primary competition for its lead product candidates are as follows:

EpiCept NP-1. The primary competition for EpiCept NP-1 in the area of post-herpetic neuralgia is Neurontin (gabapentin), which is currently marketed by Pfizer. Gabapentin, the generic equivalent of Neurontin, is now available at a cost substantially below the price of Neurontin. Pfizer has developed a successor product candidate to Neurontin called Lyrica or pregabalin, which has been shown in Phase III clinical trials to effectively treat subjects with neuropathic pain. EpiCept also faces competition from Endo’s Lidoderm patch, which is currently indicated for post-herpetic neuralgia.

LidoPAIN SP. The primary competition in the market for acute post-operative pain are narcotic analgesics. Several competitors are seeking product candidates that would be used in combination with opioids to mitigate one or more of the adverse side effects associated with their use. For example, Endo recently announced that the FDA has approved Skyepharma’s NDA for DepoDur for the treatment of pain following major surgery, to which product Endo has licensed the commercial rights. Previously referred to as DepoMorphine, DepoDur is a single dose sustained-release injectable formulation of morphine. Other competitors include Purdue Pharmaceuticals, Johnson & Johnson and Endo.

LidoPAIN BP. There are a number of competitive products that are used to treat acute lower back pain. EpiCept competes with fully-integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drugs already approved by the FDA or in development and operate larger research and development programs in these fields than EpiCept does.
      Although EpiCept believes that, if approved, its product candidates will have favorable features for the treatment of their intended indications, existing treatments or treatments currently under clinical development that also receive regulatory approval may possess advantages in competing for market share.

Legal Proceedings
      EpiCept is not currently involved in any material legal proceedings.
Facilities
      EpiCept’s facilities consist of approximately 12,700 square feet of research and office space. EpiCept leases 9,600 square feet located at 270 Sylvan Avenue in Englewood Cliffs, New Jersey until September 2006. EpiCept also leases 2,766 square feet in Munich, Germany until August 2007, with an automatic year-long extension for an additional three years.
Employees
      EpiCept’s workforce consists of 13 full-time employees, three of whom hold a Ph.D. or M.D., and one of whom holds other advanced degrees. Of EpiCept’s total workforce, five are engaged in research and development, and eight are engaged in business development, finance and administration. EpiCept has no collective bargaining agreements with its employees and has not experienced any work stoppages. EpiCept believes that its relations with its employees are good.

EPICEPT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of EpiCept’s financial condition and results of operations in conjunction with EpiCept’s consolidated financial statements and the related notes included elsewhere in this proxy statement/ prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors” and elsewhere in this proxy statement/ prospectus, EpiCept’s actual results may differ materially from those anticipated in these forward-looking statements.
Overview
      EpiCept is a specialty pharmaceutical company focused on the development and commercialization of topically-delivered prescription pain management therapeutics. EpiCept has six product candidates in clinical development; three in late-stage development that are ready to enter, or have entered, Phase IIb or Phase III clinical trials, and three that have completed initial Phase II clinical trials. All of EpiCept’s product candidates target moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. EpiCept’s product candidates utilize proprietary formulations and several topical delivery technologies to administer FDA-approved pain management therapeutics, or analgesics.
      EpiCept’s late stage product candidates are:

•	EpiCept NP-1, a prescription topical analgesic cream designed to provide effective, long-term relief from the pain of peripheral neuropathies;

•	LidoPAIN SP, a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound; and

•	LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain.
      EpiCept’s objective is to address unmet medical needs in pain management by developing a broad portfolio of topically-delivered prescription analgesics for the treatment of moderate-to-severe pain where existing treatments are ineffective or cause significant adverse side effects. EpiCept has a strategy consisting of three key elements to achieve its objective:

•	focus its development efforts on topically-delivered analgesics targeting peripheral nerve receptors;

•	focus its development efforts on FDA-approved drugs; and

•	opportunistically enter into development and commercialization alliances for its products.
      None of EpiCept’s product candidates has been approved by the FDA or any comparable foreign agencies. EpiCept has yet to generate revenues from product sales. EpiCept has not generated any significant revenues. During 2003, EpiCept entered into two agreements, the first in July with Adolor for the development and commercialization of certain products, including LidoPAIN SP in North America, and the second in December with Endo for the worldwide commercialization of certain products, including LidoPAIN BP. EpiCept received a total of $10.0 million in upfront license fees upon the closing of these license agreements. Under these relationships, EpiCept is eligible to receive an additional $102.5 million in milestone payments and, upon receipt of appropriate regulatory approvals, royalties based on net sales of products. There is no assurance that any of these milestones will be earned or any royalties paid. EpiCept’s ability to generate additional revenue in the future will depend on it’s ability to meet development or regulatory milestones under its existing license agreements that trigger additional payments to EpiCept, to enter into new license agreements for other products or territories and to receive regulatory approvals for, and successfully commercialize, its product candidates either directly or through commercial partners.
      Since EpiCept’s inception it has incurred significant net losses each year. EpiCept’s net loss for the year ended December 31, 2004 and the six months ended June 30, 2005 was $7.6 and $4.7 million, respectively, and as of June 30, 2005, EpiCept had an accumulated deficit of $64.6 million. EpiCept’s losses have resulted principally from costs incurred in connection with its development activities and from general and administrative expenses. Even if EpiCept succeeds in developing and commercializing one or more of its product candidates, EpiCept may never become profitable. EpiCept expects to continue to incur increasing expenses over the next several years as it:

•	continues to conduct clinical trials for its product candidates;

•	seeks regulatory approvals for its product candidates;

•	develops, formulates, and commercializes its product candidates;

•	implements additional internal systems and develops new infrastructure;

•	acquires or in-licenses additional products or technologies or expands the use of its technologies;

•	maintains, defends and expands the scope of its intellectual property; and

•	hires additional personnel.
      EpiCept’s operations to date have been funded principally through the proceeds from the sales of common and preferred securities, debt, revenue from collaborative relationships, investment income earned on cash balances and short-term investments and the sales of a portion of its New Jersey net operating loss carry forwards.
      EpiCept has a 100%-owned subsidiary, EpiCept GmbH, based in Munich, Germany, which is engaged in research and development activities on EpiCept’s behalf. Historically, a significant amount of EpiCept’s debt was denominated in euros.
Financial Operations Review
      As discussed in Note 11 to EpiCept’s consolidated financial statements, the 2004, 2003 and 2002 consolidated financial statements have been restated. The accompanying management’s discussion and analysis gives effect to the restatements.

Revenues
      EpiCept’s revenues are limited to amounts earned under licenses and related development agreements. EpiCept has not generated any significant revenue from product sales or royalties, nor does EpiCept expect to generate such revenues in the near term. EpiCept is currently recognizing the payment of upfront license fees and milestone payments from its licensees as revenues either on the proportional performance method or on a straight-line basis over the anticipated development period for the respective product candidates. The straight-line basis of revenue recognition is only utilized if the research and development services are performed systematically over the development period. Proportional performance is measured based on costs incurred compared to total estimated costs over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The proportional performance method currently results in revenue recognition at a slower pace than the straight-line basis as many of EpiCept’s costs are incurred in the latter stages of the development period. EpiCept periodically reviews its estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time. Licensing fees of $2.5 and $7.5 million were received in 2003 from Adolor and Endo, respectively, of which $2.0 million in the aggregate was recognized as revenue through June 30, 2005. EpiCept expects that any revenue it generates as a result of the recognition of upfront license fees and the timing and amount of milestone payments it may receive from its strategic relationships, as well as those it may receive upon the sale of its product candidates, to the extent any are successfully commercialized, will vary from quarter-to-quarter and from year-to-year.
      In connection with the review of EpiCept’s revenue recognition policy and subsequent to the issuance of its consolidated financial statements for the year ended December 31, 2003, EpiCept determined that its consolidated financial statements for the year ended December 31, 2003 contained an error relating to the recognition of revenue under the Endo license agreement, which was signed in December 2003. EpiCept had previously recognized revenue from the nonrefundable, upfront license fee received from Endo ratably over the estimated development period in which EpiCept is obligated to participate on a continuing and substantial basis in the research and development activities as outlined in the contract. EpiCept subsequently determined that such revenue should have been recognized on the proportional performance method based on research and development costs incurred compared to total estimated costs to be incurred over the development period which approximates the proportion of value of the services provided compared to the total estimated value over the development period.

Royalty Expense
      Upon receipt of marketing approval and commencement of commercial sales, which may not occur for several years, EpiCept will owe royalties to licensors of certain patents. Under a royalty agreement with Dr. R. Douglas Cassel, EpiCept is obligated to pay a royalty based on net sales of any of its products for the treatment of pain associated with surgically closed wounds. Under a sublicense agreement with Epitome Pharmaceuticals Limited that relates to EpiCept NP-1, EpiCept is obligated to pay royalties based on annual net sales derived from the products incorporating the licensed technology. In each case, EpiCept’s royalty obligation expires upon the expiration of the last to expire related patent.

Research and Development Expense
      Research and development expense consists of development work associated with product candidates, including employee compensation, costs of preclinical studies, clinical trials and clinical supplies, consultant fees and payments to EpiCept’s research partners. EpiCept is responsible for all of the research and development costs related to EpiCept NP-1 and LidoPAIN BP and for continuing and completing EpiCept’s European Phase III clinical trial for LidoPAIN SP that EpiCept anticipates will be used to support an application for marketing approval in Europe. As EpiCept commences more extensive development activities, including Phase III clinical trials and commercial scale-up, EpiCept expects research and development expense to increase substantially.
      For the years ended December 31, 2004, 2003 and 2002, and the six months ended June 30, 2005 and 2004, EpiCept incurred the following research and development expense:

				Six Months
	Year Ended December 31,			Ended June 30,

	2002	2003	2004	2004	2005

	(Dollars in thousands)
Direct Expenses
EpiCept NP-1	$2,069	$447	$305	$74	$26
LidoPAIN SP	842	186	359	113	424
LidoPAIN BP	527	22	34	7	—
Other Projects	345	43	42	24	19

	3,783	698	740	218	469

Indirect Expenses
Staffing	681	637	820	414	426
Other Indirect	410	306	224	131	47

	1,091	943	1,044	545	473

Total Research & Development	$4,874	$1,641	$1,784	$763	$942

      The total direct costs incurred since inception through December 31, 2004 and June 30, 2005 for EpiCept’s major research and development projects were as follows:

	Through December 31,	Through June 30,
	2004	2005

	(Dollars in millions)
Direct Expenses
EpiCept NP-1	$4.3	$4.3
LidoPAIN SP	2.2	2.6
LidoPAIN BP	2.0	2.0

Total Direct Expenses	$8.5	$8.9

      Direct expenses consist primarily of fees paid to vendors and consultants for services related to preclinical product development, clinical trials, and manufacturing of the respective products. EpiCept generally maintains few fixed commitments; therefore, EpiCept has flexibility with respect to the timing and magnitude of a significant portion of its direct expenses. Indirect expenses are those expenses EpiCept incurs that are not allocated by project, which consist primarily of the salaries and benefits of EpiCept’s research and development staff.
      EpiCept expects that a large percentage of its future research and development expenses will be incurred in support of its current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. EpiCept tests its product candidates in numerous preclinical studies for toxicology, safety and efficacy. EpiCept then conducts early stage clinical trials for each drug candidate. As EpiCept obtains results from clinical trials, it may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus its resources on more promising product candidates or programs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.
      EpiCept’s expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct clinical trials on its behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, EpiCept modifies its estimates of accrued expenses accordingly on a prospective basis.
      None of EpiCept’s drug candidates has received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that EpiCept’s and its collaborators’ clinical data establishes the safety and efficacy of EpiCept’s drug candidates. Furthermore, EpiCept’s strategy includes entering into collaborations with third parties to participate in the development and commercialization of its products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under EpiCept’s control. EpiCept cannot forecast with any degree of certainty which of its drug candidates will be subject to future collaborations or how such arrangements would affect EpiCept’s development plan or capital requirements.
      As a result of these uncertainties, EpiCept is unable to determine the duration and completion costs of its research and development projects or when and to what extent it will receive cash inflows from the commercialization and sale of a product.

General and Administrative Expense
      General and administrative expense consists primarily of compensation for employees in executive and operational functions, including finance and accounting, business development and corporate development. Other significant costs include facilities costs and professional fees for accounting and legal services. After completion of this merger, EpiCept anticipates its general and administrative expenses to increase due to increased costs for insurance, professional fees, external reporting requirements, Sarbanes-Oxley compliance and investor relations associated with operating as a publicly-traded company. These increases will also likely include the hiring of additional personnel.

Stock-Based Compensation
      In connection with the grant of stock options to employees, EpiCept recorded deferred stock-based compensation as a component of stockholders’ deficit. Deferred stock compensation for options granted to employees is the difference between the fair value of EpiCept’s common stock on the date such options were granted and their exercise price. EpiCept amortizes this stock-based compensation as charges to operations over the vesting periods of the options, generally 36 months.
      EpiCept recorded $0.4 million and $24,000 in amortization of deferred stock-based compensation during the year ended December 31, 2004 and the six months ended June 30, 2005, respectively, related to options previously granted to employees. The amortization of EpiCept’s deferred stock-based compensation has been completed. EpiCept also recorded approximately $0.1 million and $6,000 of stock-based compensation expense during the year ended December 31, 2004 and six months ended June 30, 2005 related to options granted to non-employees in previous years. Stock-based compensation expense for non-employees is recorded based on the fair value method utilizing the Black-Scholes option pricing model. The value of the underlying option is periodically re-measured at each reporting date and income or expense is recognized during the vesting period. Stock-based compensation expense is classified as either research and development expense or general and administrative expense depending on the nature of the compensated services.
      The amount of stock-based compensation expense EpiCept expects to incur in future periods may increase when EpiCept adopts Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised), Share-Based Payment (“SFAS 123R”), which must be adopted for fiscal years beginning after June 15, 2005, although earlier adoption is permitted.

Other Income (Expense)
      Other income (expense) consists of non-operating items, including interest income, interest expense, gain or loss on value of warrants and derivatives and foreign exchange transaction gains or losses. Interest income is earned from funds on deposit. Interest expense is incurred from EpiCept’s various financing arrangements. A portion of EpiCept’s interest expense is from non-cash charges for debt discount and beneficial conversion features present in certain of EpiCept’s debt obligations. Foreign exchange transaction gains and losses are principally related to the payment of intercompany debt obligations denominated in foreign currencies.
Results of Operations

Six Months Ended June 30, 2005 and 2004
      Revenues. During the first half of 2005 and 2004, EpiCept recognized revenue of approximately $0.5 and $0.6 million, respectively, from the upfront licensing fees received from Adolor and Endo. In July 2003, EpiCept entered into a license agreement with Adolor relating to certain products, including

LidoPAIN SP, which resulted in EpiCept’s receipt of a $2.5 million payment upon signing. This amount has been deferred and is being recognized as revenue on a straight-line basis over the estimated development period of LidoPAIN SP. In December 2003, EpiCept signed a license agreement with Endo, which resulted in EpiCept’s receipt of a $7.5 million payment upon signing. This payment has also been deferred and is being recognized as revenue on the proportional performance method.
      Research and development expense. Research and development expense increased by 23%, to $0.9 million in 2005 from $0.8 million in 2004. The majority of the increase in research and development expense is due to increased clinical trial and manufacturing expenses by $0.3 million and $28,000, respectively, that were offset in part by lower consulting fees, amortization of stock based compensation and travel by $69,000, $49,000 and $29,000, respectively, in the first half of 2005 as compared to the same period in 2004. Primary research and development expense during first half of 2005 included costs associated with the Phase III clinical trial of LidoPAIN SP in Germany and ongoing work with respect to the design of pivotal clinical trials for EpiCept NP-1 and LidoPAIN BP.
      General and administrative expense. General and administrative expense increased by 123% or $2.1 million to $3.8 million in 2005 from $1.7 million in 2004. The increase is due primarily to expenses totaling $1.7 million incurred in connection with EpiCept’s terminated initial public offering and a $0.2 million increase in salaries and benefits in the six months ended June 30, 2005 as compared to the same period in 2004. The increase in salaries and benefits is attributable to the hiring of a chief financial officer and additional personnel to support EpiCept’s anticipated operation as a public company. These increased expenses were partially offset by a decrease in the amortization of stock based compensation for options granted to employees and consulting fees by $0.2 million and $44,000, respectively, during the six months ended June 30, 2005.
      Other expense. Other expense, net, decreased $1.2 million from $1.8 million in 2004 to $0.6 million in 2005. Loan discount and beneficial conversion feature related to the convertible bridge loan in 2002 and 2003 were almost fully accreted during the first three months of 2004. As a result, interest expense decreased to $0.9 million in 2005 from $2.0 million in 2004, including the loan discounts related to the 8% Senior Notes due in 2006 of approximately $0.3 million and increased foreign exchange gain of $0.1 million.
      Deemed Dividend and Redeemable Convertible Preferred Stock Dividends. Accreted redeemable convertible preferred stock dividends of $0.6 million and $0.8 million related to EpiCept’s Series B and C redeemable convertible preferred stock was recorded in the first half of 2005 and 2004, respectively.

Years Ended December 31, 2004 and 2003
      Revenues. EpiCept recorded $1.1 million in revenue during the year ended December 31, 2004, representing the recognized portion of the deferred revenue from upfront licensing fees received from Adolor and Endo in 2003. In July 2003, EpiCept entered into a license agreement with Adolor relating to certain products, including LidoPAIN SP, which resulted in EpiCept’s receipt of a $2.5 million payment upon signing. This amount has been deferred and is being recognized as revenue on a straight-line basis over the estimated development period of LidoPAIN SP. In December 2003, EpiCept signed a license agreement with Endo, which resulted in EpiCept’s receipt of a $7.5 million payment upon signing. This payment has also been deferred and is being recognized as revenue on the proportional performance method.
      Revenue in the year ended December 31, 2003 amounted to $0.4 million representing the recognized portion of the deferred revenue from the upfront licensing fee received from Adolor in July 2003 and Endo in December 2003.
      Research and development expense. Research and development expense increased approximately $0.2 million in the year ended December 31, 2004 to $1.8 million compared to $1.6 million during the year ended December 31, 2003. Primary research and development activity during 2004 included preparations leading to the commencement of the Phase III clinical trial of LidoPAIN SP in Germany in November 2004, an End of Phase II meeting with the FDA for EpiCept NP-1, ongoing work with respect to the design of pivotal clinical trials for EpiCept NP-1 and LidoPAIN BP, and the selection of manufacturers for the commercial scale-up of EpiCept’s product candidates. Included in 2004 research and development expense was a $0.1 million maintenance fee payment relating to EpiCept’s license agreement for EpiCept NP-1.
      Research and development expenses during 2003 consisted primarily of salaries and benefits, payments to consultants and clinical trial expenses related to EpiCept NP-1 and LidoPAIN SP. EpiCept completed two Phase II clinical trials for EpiCept NP-1 and one Phase II clinical trial for LidoPAIN SP during 2003.
      General and administrative expense. General and administrative expense increased $1.0 million to $4.4 million from $3.4 million for the years ended December 31, 2004 and 2003, respectively. The increase in general and administrative expense was primarily due to a $1.1 million increase in audit and legal expense and $0.2 million increase in consulting expense partially offset by a $0.2 million decrease in stock-based compensation, a $0.1 million decrease in depreciation and amortization and other individually insignificant expense reductions. EpiCept incurred higher legal and audit expenses during 2004 in preparation for its transition to becoming a public company.
      Other income (expense). Other expense, net, decreased $2.6 million to $2.8 million for the year ended December 31, 2004 from $5.4 million for the year ended December 31 2003. Loan discount and beneficial conversion feature related to the convertible bridge loan taken in 2002 and early 2003 were fully accreted during the first half of 2004. As a result, interest expense for the year ended December 31, 2004 decreased to $2.7 million from $4.6 million for the year ended December 31, 2003, a decline of $1.9 million. Components of interest expense for 2004 were non-cash charges of $1.3 million related to the accretion of the discount on the convertible bridge loan, $1.1 million in coupon interest payable on loans, $0.1 million increase in additional interest and $0.2 million for the increase in contingent interest on certain debt obligations. Other expense, net, was also affected by net foreign exchange transaction losses related to intercompany debt recognized in 2004 of $0.2 million compared with net foreign exchange transaction losses recognized in 2003 of $0.8 million, a net improvement of $0.6 million. Since a portion of EpiCept’s transactions is denominated in euros, foreign exchange transaction gains and losses result from changes in the exchange rate between the U.S. dollar and the euro during the relevant period.
      Benefit for Income Taxes. Income tax benefit for the year ended December 31, 2004 was $0.3 million compared to a benefit of $0.1 million for the year ended December 31, 2003. The 2004 income tax benefit consists of a New Jersey state income tax benefit resulting from the sale of state NOLs. Income tax benefit for the year ended December 31, 2003 consisted of a $0.1 million New Jersey state income tax benefit reduced by a $31,000 federal income tax expense. EpiCept did not recognize a federal income tax expense for 2004.
      The sales of cumulative state NOLs are a result of a New Jersey law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or “sell” their unused New Jersey net operating loss carryforwards and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash. EpiCept received approval from the State of New Jersey to sell NOLs in November 2004 and 2003 and entered into a contract with a third party to sell the NOLs for approximately $0.3 million and $0.2 million in December 2004 and 2003, respectively.
      Deemed Dividend and Redeemable Convertible Preferred Stock Dividends. In addition to accreted redeemable convertible preferred stock dividends of $1.3 million relating to its Series B and C redeemable convertible preferred stock in 2004 and 2003, EpiCept recorded a beneficial conversion charge of $0.2 million in 2004 related to the exercise of warrants into Series A convertible preferred stock. A total of 74,259 warrants were exercised via a net share issuance of 53,225 shares of Series A convertible preferred stock.

Years Ended December 31, 2003 and 2002
      Revenues. EpiCept recorded $0.4 million in revenue during the year ended December 31, 2003, representing the recognized portion of the deferred revenue from upfront licensing fees received from Adolor and Endo. In July 2003, EpiCept entered into a license agreement with Adolor relating to certain products, including LidoPAIN SP, which resulted in EpiCept’s receipt of a $2.5 million non-refundable payment upon signing. This amount has been deferred and is being recognized as revenue on a straight-line basis over the estimated development period of LidoPAIN SP. In December 2003, EpiCept signed a license agreement with

Endo, which resulted in EpiCept’s receipt of a non-refundable $7.5 million payment upon signing. This payment has also been deferred and is being recognized as revenue on the proportional performance method. EpiCept did not recognize any revenues in 2002.
      Research and development expense. EpiCept’s research and development expenses were $1.6 and $4.9 million for the years ended December 31, 2003 and 2002, respectively. In early 2003, EpiCept completed three clinical trials for two of its late-stage product candidates: one Phase II trial for LidoPAIN SP in Germany and two Phase II trials for EpiCept NP-1. EpiCept undertook no new significant clinical activity during the balance of the year, resulting in the reduction of expense from 2002 as compared to 2003.
      In 2002, EpiCept conducted three clinical trials for two of its late stage product candidates, including two Phase II trials for EpiCept NP-1 that involved more than 25 centers in the United States and Canada. Direct expenses related to the EpiCept NP-1 clinical trial totaled $2.1 million, or 42%, of EpiCept’s total research and development expenses in 2002. A Phase II clinical trial for LidoPAIN SP at nine centers in Germany commenced in December 2001 and continued throughout 2002. Direct expenses for the LidoPAIN SP clinical trial totaled $0.8 million, or 17%, of total research and development expenses in 2002.
      General and administrative expense. General and administrative expense amounted to $3.4 and $3.5 million for the years ended December 31, 2003 and 2002, respectively. In 2003, a $0.2 million increase in legal expense and $0.1 million increase in depreciation and amortization were offset by a $0.1 million decrease each in stock-based compensation, recruiting and marketing expenses, as well as decreases in other individually insignificant expense.
      Other income (expense). Other income (expense), net, consisted of net other expense of $5.4 and $1.5 million for the years ended December 31, 2003 and 2002, respectively. The increase in net expense in 2003 of $3.9 million from 2002 was primarily attributable to an increase of $3.8 million in interest expense, principally due to the amortization of the debt discount and the beneficial conversion feature in connection with EpiCept’s convertible bridge loan that closed in tranches beginning in November 2002. The discount was accreted over the original scheduled term of the convertible bridge loan and totaled $2.5 million for the year ended December 31, 2003. The beneficial conversion feature of approximately $1.2 million was recorded in April 2003, of which $0.8 million was recognized in 2003.
      Other expense, net of $1.5 million in 2002 was principally due to $0.7 million in net foreign exchange transaction losses recognized in 2002 as well as reduced interest income and increased interest expense as cash on hand declined while notes and loans payable increased.
      Benefit for income taxes. Income tax benefit for the year ended December 31, 2003 and 2002 amounted to $0.1 million and $0.2 million, respectively. Income tax benefit for the year ended December 31, 2003 consisted of a $0.1 million New Jersey state income tax benefit reduced by a $31,000 federal income tax expense. The state income tax benefit is comprised of current state income tax expense of $0.1 million offset by a state income tax benefit resulting from the sale of some state NOLs of $0.2 million.
      During the years ended December 31, 2003 and 2002, EpiCept sold a portion of its state NOLs resulting in a state tax benefit of approximately $0.2 million in each of those years. The sales of cumulative net operating losses are a result of a New Jersey state law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or “sell” their unused New Jersey net operating loss carryforwards and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash. EpiCept received approval from the State of New Jersey to sell NOLs in November 2003 and November 2002 and entered into a contract with a third party to sell the NOLs at a discount for approximately $0.2 million in December of each year.
License Agreements
      In December 2003, EpiCept entered into a license agreement with Endo under which EpiCept granted Endo (and its affiliates) the exclusive (including as to EpiCept and its affiliates) worldwide right to commercialize LidoPAIN BP. EpiCept also granted Endo worldwide rights to certain of EpiCept’s other patents used by Endo in the development of certain Endo products, including Lidoderm, Endo’s topical lidocaine-containing patch, for the treatment of chronic lower back pain. EpiCept remains responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. Upon the execution of the Endo agreement, EpiCept received a payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method, and EpiCept may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both EpiCept’s LidoPAIN BP product candidate and Endo’s own back pain product candidate, so long as, in the case of Endo’s product candidate, EpiCept’s patents provide protection thereof. EpiCept will also receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents of the LidoPAIN BP product candidate are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. EpiCept is also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones of covered Endo products, including Lidoderm, Endo’s chronic lower back pain product candidate, so long as EpiCept’s patents provide protection thereof. The total amount of upfront and milestone payments EpiCept is eligible to receive under the Endo agreement is $90.0 million. There is no certainty that any of these milestones will be achieved or any royalty earned.
      In July 2003, EpiCept entered into a license agreement with Adolor under which EpiCept granted Adolor the exclusive right to commercialize, among other products, LidoPAIN SP throughout North America. Upon the execution of the Adolor agreement, EpiCept received a payment of $2.5 million, which has been deferred and is being recognized as revenue ratably over the estimated development period of LidoPAIN SP. The agreement also requires Adolor to pay EpiCept up to $20.0 million upon reaching certain development, regulatory and commercial milestones and a royalty on sales of licensed products, including LidoPAIN SP. A milestone payment related to the commencement of a Phase II trial in the U.S. was paid in September 2005. There is no certainty that any future milestones will be achieved or any royalty earned.
Liquidity and Capital Resources
      EpiCept has devoted substantially all of its cash resources to research and development programs and general and administrative expenses. To date, EpiCept has not generated any meaningful revenues from the sale of products and does not expect to generate any such revenues for a number of years, if at all. As a result, EpiCept has incurred an accumulated deficit of $59.3 and $64.6 million as of December 31, 2004 and June 30, 2005, respectively, and expects to incur operating losses, potentially greater than losses in prior years, for a number of years in the future. EpiCept’s recurring losses from operations and EpiCept’s stockholders’ deficit raise substantial doubt about EpiCept’s ability to continue as a going concern and as a result EpiCept’s independent registered public accounting firm included an explanatory paragraph in its report on EpiCept’s consolidated financial statements for the year ended December 31, 2004 with respect to this uncertainty. EpiCept’s working capital deficit as of June 30, 2005 amounted to $5.9 million, including cash and cash equivalents of $1.3 million. Since EpiCept’s inception through June 30, 2005, it has financed its operations through the proceeds from the sales of common and preferred securities, debt, revenue from collaborative relationships, investment income earned on cash balances and short-term investments and the sales of a portion of its New Jersey net operating loss carryforwards. EpiCept is in the process of finalizing negotiations for a $2 million short term debt financing which would be converted into EpiCept common stock immediately prior to the closing of the merger.
      EpiCept used $3.3 million in net cash to fund its operating activity for the six months ended June 30, 2005. Net cash flows from operating activities were reduced by $0.5 million to account for the portion of the Adolor and Endo deferred revenue recognized as revenue. Foreign exchange gains of $0.3 million were recorded due to favorable movements in the exchange rate between the US dollar and the euro. EpiCept wrote off $1.7 million in deferred initial public offering costs in the second quarter 2005 upon termination of its initial public offering.
      For the year ended December 31, 2004, EpiCept used $5.4 million in net cash to fund its operating activity. Net cash flow from operating activities was reduced by $1.1 million to account for the portion of the

Adolor and Endo deferred revenue recognized as revenue. In April 2004, EpiCept concluded the accretion of discount on loans and incurred non-cash interest of $1.3 million. Foreign exchange loss amounted to $0.2 million during 2004 due to the decline in the value of the US dollar compared to the euro. Non-cash stock compensation expense amounted to $0.4 million, a decline from previous years because EpiCept granted no new stock options. Accounts payable increased $0.9 million because EpiCept deferred payments to vendors in the later part of the year to conserve cash.
      Net cash used in investing activities totaled approximately $3,000 and $49,000 during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively, primarily for the purchase of office equipment. Future cash used in investing activities for property and equipment is not expected to be significant.
      Net cash provided by financing activities totaled approximately $3.3 million during the six months ended June 30, 2005 and consisted primarily of the completion of a private placement of $4.0 million aggregate principal amount of EpiCept’s 2006 Notes. In 2004, net cash used in financing activities totaled approximately $1.3 million and consisted of $0.7 million of scheduled loan repayments and $0.6 million of costs related to EpiCept’s terminated initial public offering.
      EpiCept believes that its existing cash resources, cash available upon completion of the merger, future payments from EpiCept’s strategic partners, future sales of its New Jersey net operating loss carry forwards and interest earned on cash balances and investments will be sufficient to meet EpiCept’s projected operating requirements through the third quarter of 2006. EpiCept may raise additional funds in the future through public or private financings, strategic relationships or other arrangements.
      EpiCept future capital uses and requirements depend on numerous forward-looking factors. These factors include, but are not limited to, the following:

•	progress in EpiCept’s research and development programs, as well as the magnitude of these programs;

•	the timing, receipt and amount of milestone and other payments, if any, from present and future collaborators, if any;

•	its ability to establish and maintain additional collaborative arrangements;

•	the resources, time and costs required to successfully initiate and complete its preclinical and clinical trials, obtain regulatory approvals, protect its intellectual property and obtain and maintain licenses to third-party intellectual property;

•	the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims; and

•	the timing, receipt and amount of sales and royalties, if any, from its potential products.
      If, at any time, EpiCept’s prospects for financing its clinical development programs decline, EpiCept may decide to reduce research and development expenses by delaying, discontinuing or reducing its funding of development of one or more product candidates. Alternatively, EpiCept might raise funds through public or private financings, strategic relationships or other arrangements. EpiCept cannot assure you that the funding, if needed, will be available on attractive terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants and increased interest expense. Similarly, financing obtained through future co-development arrangements may require EpiCept to forego certain commercial rights to future drug candidates. EpiCept’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy.

Contractual Obligations
      As of December 31, 2004, the annual amounts of future minimum payments under debt obligations, interest, lease obligations and other long term liabilities consisting of research, development, consulting and license agreements (including maintenance fees) are as follows (in thousands of U.S. dollars, using exchange rates where applicable in effect as of December 31, 2004):

	12/31/05	12/31/06	12/31/07	12/31/08	Thereafter	Total

Long-term debt	$817	$6,153	$5,420	—	—	$12,390
Interest expense	751	413	1,420	—	—	2,584
Operating leases	223	76	45	—	—	344
Other obligations	1,494	810	1,225	525	950	5,004

Total	$3,285	$7,452	$8,110	$525	$950	$20,322

      As of June 30, 2005, the annual amounts of future minimum payments under debt obligations, interest, lease obligations and other long term liabilities consisting of research, development, consulting and license agreements (including maintenance fees) are as follows (in thousands of U.S. dollars, using exchange rates where applicable in effect as of June 30, 2005):

	12/31/05	12/31/06	12/31/07	12/31/08	Thereafter	Total

Long-term debt	$723	$10,003	$4,795	—	—	$15,521
Interest expense	428	366	1,256	—	—	2,050
Operating leases	85	67	40	—	—	192
Other obligations	1,000	880	1,225	525	950	4,580

Total	$2,236	$11,316	$7,316	$525	$950	$22,343

      €1.5 Million Due 2007. In August 1997, EpiCept’s subsidiary, EpiCept GmbH entered into a ten-year non-amortizing loan in the amount of €1.5 million with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank, or “tbg.” This loan is referred to in this proxy statement/ prospectus as “tbg I” loan. Proceeds must be directed toward research, development, production and distribution of pharmaceutical products. The tbg I loan bears interest at 6% per annum. Tbg is also entitled to receive additional compensation equal to 9% of the annual surplus (income before taxes, as defined in the debt agreement) of EpiCept GmbH, reduced by any other compensation received from EpiCept GmbH by virtue of other loans to or investments in EpiCept GmbH provided that tbg is an equity investor in EpiCept GmbH during that time period. To date, EpiCept GmbH has had no annual surplus. EpiCept considers the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. EpiCept has assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH is anticipated over the term of the agreement. At the demand of tbg, additional amounts may be due at the end of the loan term up to 30% of the loan amount, plus 6% of the principal balance of the loan for each year after the expiration of the fifth complete year of the loan period, such payments to be offset by the cumulative amount of all payments made to tbg from the annual surplus of EpiCept GmbH. EpiCept is accruing these additional amounts as additional interest up to the maximum amount due over the term of the loan. Accrued interest attributable to these additional amounts totaled $0.4, $0.3 and $0.4 million at December 31, 2004 and 2003 and June 30, 2005, respectively. The effective rate of interest of this loan is 9.7%.
      €2.0 Million Due 2007. In February 1998, EpiCept GmbH entered into a ten-year non-amortizing convertible term loan in the amount of €2.0 million with tbg. This loan is referred to in this proxy statement/ prospectus as the “tbg II” loan. The loan is non-interest bearing; however, the loan agreement provides for potential future annual payments from surplus of EpiCept GmbH up to 6% of the outstanding loan principal balance, not to exceed 9% of all payments made from surplus of EpiCept GmbH and limited to 7% of the total financing from tbg. To date, EpiCept GmbH has had no annual surplus. EpiCept considers the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. EpiCept has assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH is anticipated over the term of the agreement. The tbg II loan is convertible into shares of EpiCept’s common stock at any time by tbg at a conversion price of $7.07 per share. EpiCept can require conversion upon a defined triggering event (such as, among others, a sale of substantially all EpiCept’s assets, a public offering of its securities, a sale of more than 50% of the voting power of its outstanding equity securities or a merger) at a calculated conversion price ranging between $2.92 and $7.07 based on provisions pertaining to the applicable triggering event. At closing of the merger, the principal amount of the tbg II loan will be converted into 1,131,541 shares of EpiCept’s common stock.
      €2.6 Million Due 2007. In March 1998, EpiCept GmbH entered into a term loan in the amount of €2.6 million with IKB Private Equity GmbH, or “IKB,” which EpiCept guaranteed. The interest rate on the loan varies and was 10.5% per annum from August 1, 2000 through March 31, 2001, 15% per annum through June 30, 2003 and 20% per annum thereafter. The loan was amended in December 2002 to extend the maturity to December 31, 2006 and incorporate a principal repayment schedule, which commenced April 30, 2004. Principal payments totaling $0.7 million were made during the period April 2004 through September 2004. Principal and interest payments have since been deferred until the closing of the merger. Upon closing, deferred principal and interest payments will become due and thereafter, principal and interest payments will recommence in accordance with the original repayment schedule. As a result of the deferral, the maturity date has been extended until June 30, 2007. The loan agreement provides for contingent interest of 4% per annum of the principal balance, becoming due only upon EpiCept’s realization of a profit and payable up to two years thereafter, as defined in the agreement. EpiCept has not realized a profit through June 30, 2005. EpiCept values the contingent interest as a derivative using the fair value method in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 133”). Changes in the fair value of the contingent interest are recorded as an adjustment to interest expense. The fair value of the contingent interest was approximately $0.7, $0.5 and $0.8 million as of December 31, 2004 and 2003 and June 30, 2005, respectively.
      Convertible Bridge Loan Due 2006. In November 2002, EpiCept entered into the 2002 convertible bridge loan with several of its stockholders in an aggregate amount of up to $5.0 million. At June 30, 2005 and 2004, EpiCept had outstanding borrowings of $4.8 million. The 2002 convertible bridge loan bears interest at 8% per annum. The 2002 convertible bridge loan is convertible into the next round of preferred stock financing and also has provisions for optional conversion into preferred stock or common stock. The conversion rate is equal to the lowest price per share paid by any purchaser in a financing of the next round of preferred stock or at anti-dilutive conversion rates for optional conversion into preferred stock or common stock based upon the results of certain milestones. In addition, warrants to purchase preferred stock were issued to the lenders in connection with the 2002 convertible bridge loan. Such warrants were valued utilizing the Black-Scholes options pricing model and resulted in recording warrants at $3.6 million and a discount of $3.6 million to the convertible bridge loan. The discount was accreted over the original scheduled term of the loans through April 2004. During the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005 and 2004, EpiCept recognized approximately $0.9, $2.5, $0, and $0.9 million, respectively, of non-cash interest expense related to the accretion of the debt discount. The term of the 2002 convertible bridge loan was extended from April 30, 2004 until October 30, 2006. At closing of the merger, the principal amount and accrued interest of the 2002 convertible bridge loan (net of $2.4 million paid to exercise accompanying warrants) will be converted into 2,348,154 shares of EpiCept’s common stock at a conversion price of $1.50 per share.
      Senior Notes due 2006. In March 2005, EpiCept completed a private placement of $4.0 million aggregate principal amount of the 2006 Notes with a group of investors including several of its existing stockholders. The 2006 Notes mature on October 30, 2006. EpiCept is required to repurchase the 2006 Notes upon the completion of either an initial public offering or a Qualifying Financing (as defined in the terms of the note). Each of the purchasers also purchased stock purchase warrants exercisable into an amount of shares of preferred stock or common stock equal to 35% of the principal amount of such purchaser’s 2006 Notes divided by the amount per share the 2006 notes are converted into preferred stock or price per share at which the 2006 notes are converted into EpiCept’s common stock. In connection with the merger, all purchasers other than the Sanders Investors will forfeit their stock purchase warrants. The stock purchase warrants held by the Sanders Investors have been amended to provide that they expire at the effective time of the merger and that immediately prior to the effective time the stock purchase warrants will be automatically exercised for 88,384 shares of common stock at an exercise price of $0.99. Through June 30, 2005, EpiCept recognized approximately $0.1 million of expense related to the accretion of the debt discount. In connection with the merger, all purchasers other than the Sanders Investors have agreed to convert their 2006 Notes into 4,475,238 shares of common stock at a conversion price of $0.71.
      Other Commitments. EpiCept’s long-term commitments under operating leases shown above consist of payments relating to its facility leases in Englewood Cliffs, New Jersey, which expires September 2006, and Munich, Germany, which expires in July 2009, but is cancelable at EpiCept’s option in July 2007.
      EpiCept has a number of research, consulting and license agreements that require it to make payments to the other party to the agreement upon EpiCept attaining certain milestones as defined in the agreements. In 2004, EpiCept made payments of approximately $0.8 million under these agreements, the majority of which were in connection with milestones relating to preclinical and clinical trials and manufacturing. As of December 31, 2004, EpiCept may be required to make future milestone payments, totaling approximately $5.0 million, under these agreements, depending upon the success and timing of future clinical trials and the attainment of other milestones as defined in the respective agreement. Under EpiCept’s agreement with Epitome, EpiCept is obligated to pay an annual maintenance fee that is equal to twice the fee paid in the previous year as long as no commercial product sales have occurred. EpiCept recorded a maintenance expense of $0.1 millions in 2004. EpiCept’s current estimate as to the timing of other research, development and license payments, assuming all related research and development work is successful, is listed in the table above in “Other obligations.” In 2004, EpiCept entered into a clinical research agreement for approximately $1.2 million with a contract research organization to conduct a clinical trial of EpiCept’s LidoPAIN SP product in Germany. The terms of the agreement require payment upon reaching certain milestones, including patient recruitment. If the contract is cancelled for any reason, EpiCept is subject to a 15% penalty for any offered but unperformed services. EpiCept has paid the contract research organization approximately $0.1 million for services in 2004 and $0.4 million for the six months ended June 30, 2005. In the first half of 2005, EpiCept made payments of approximately $0.6 million relating to preclinical and clinical trials and manufacturing.
      EpiCept is also obligated to make future royalty payments to two of its collaborators under existing license agreements, one based on net sales of EpiCept NP-1 and the other based on net sales of LidoPAIN SP, to the extent revenues on such products are realized. EpiCept has not estimated the amount or timing of such royalty payments.
Qualitative and Quantitative Disclosures about Market Risks
      The financial currency of EpiCept’s German subsidiary is the euro. As a result, EpiCept is exposed to various foreign currency risks. First, EpiCept’s consolidated financial statements are in U.S. dollars, but a portion of its consolidated assets and liabilities is denominated in euros. Accordingly, changes in the exchange rate between the euro and the U.S. dollar will affect the translation of EpiCept’s German subsidiary’s financial results into U.S. dollars for purposes of reporting consolidated financial results. EpiCept also bears the risk that interest on its euro-denominated debt, when translated from euros to U.S. dollars, will exceed its current estimates and that principal payments EpiCept makes on those loans may be greater than those amounts currently reflected on its consolidated balance sheet. If the U.S. dollar depreciation to the euro had been 10% greater throughout 2004, EpiCept estimates that its interest expense and the fair value of its euro-denominated debt would have increased by $0.1 and $0.8 million, respectively. Historically, fluctuations in exchange rates resulting in transaction gains or losses have had a material effect on EpiCept’s consolidated financial results. EpiCept has not engaged in any hedging activities to minimize this exposure, although it may do so in the future. EpiCept’s exposure to changes in the exchange rate between U.S. dollars and euros will be substantially reduced following completion of this offering when the majority of its euro-denominated debt will be prepaid or converted into common stock.
      EpiCept’s exposure to interest rate risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of its investments are in short-term debt securities and bank deposits. The primary objective of EpiCept’s investment activities is to preserve principal while at the same time maximizing the income it receives without significantly increasing risk. To minimize risk, EpiCept maintains its portfolio of cash and cash equivalents in a variety of interest-bearing instruments, primarily bank deposits and money market funds, which may also include U.S. government and agency securities, high-grade U.S. corporate bonds and commercial paper. Due to the nature of its short-term and restricted investments, EpiCept believes that it is not exposed to any material interest rate risk.
      EpiCept does not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, EpiCept does not engage in trading activities involving non-exchange traded contracts. Therefore, EpiCept is not materially exposed to any financing, liquidity, market or credit risk that could arise if EpiCept had engaged in these relationships. EpiCept does not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with EpiCept’s related parties or EpiCept.
Critical Accounting Policies and Estimates
      EpiCept’s discussion and analysis of its financial condition and results of operations are based on EpiCept’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires EpiCept to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. EpiCept reviews its estimates on an ongoing basis. EpiCept bases its estimates on historical experience and on various other assumptions that EpiCept believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While EpiCept’s significant accounting policies are described in more detail in the notes to EpiCept’s financial statements included in this proxy statement/ prospectus, EpiCept believes the following accounting policies to be critical to the judgments and estimates used in the preparation of its financial statements.

Revenue Recognition
      EpiCept recognizes revenue relating to its collaboration agreements in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalties.
      Application of these standards requires subjective determinations and requires management to make judgments about value of the individual elements and whether they are separable from the other aspects of the contractual relationship. EpiCept evaluates its collaboration agreements to determine units of accounting for revenue recognition purposes. To date, EpiCept has determined that its upfront non-refundable license fees cannot be separated from its ongoing collaborative research and development activities and, accordingly, do not treat them as a separate element. EpiCept recognizes revenue from non-refundable, up-front licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method or ratably over the development period in which EpiCept is obligated to participate on a continuing and substantial basis in the research and development activities outlined in the contract. Ratable revenue recognition is only utilized if the research and development services are performed systematically over the development period. Proportional performance is measured based on costs incurred compared to total estimated costs over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The proportional performance method currently results in revenue recognition at a slower pace than the ratable method as many of EpiCept’s costs are incurred in the latter stages of the development period. EpiCept periodically reviews its estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time.
      EpiCept will recognize milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in EITF Issue No. 00-21; (2) the milestone payments are nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions is not met, EpiCept will recognize milestones as revenue in accordance with its accounting policy in effect for the respective contract. At the time of a milestone payment receipt, EpiCept will recognize revenue based upon the portion of the development services that are completed to date and defer the remaining portion and recognize it over the remainder of the development services on the proportional or ratable method, whichever is applicable. Through June 30, 2005, EpiCept has not recognized revenue from any milestone payment. When payments are specifically tied to a separate earnings process, revenue will be recognized when the specific performance obligation associated with the payment has been satisfied.

Stock-Based Compensation
      As permitted by Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), EpiCept accounts for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), using intrinsic values with appropriate disclosures using the fair value based method. Accordingly, EpiCept has recorded stock-based compensation expense for stock options issued to employees in fixed amounts with exercise prices that are, for financial reporting purposes, deemed to be below fair market value on the measurement date — generally being the date of grant. In the notes to EpiCept’s consolidated financial statements, EpiCept provides pro forma disclosures required by SFAS No. 123 and related pronouncements. EpiCept accounts for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value.
      Accounting for equity instruments granted by EpiCept requires fair value estimates of the equity instrument granted or sold. If EpiCept’s estimates of fair value of these equity instruments are too high or too low, it would have the effect of overstating or understating expenses. When equity instruments are granted in exchange for the receipt of goods or services, EpiCept estimates the value of the equity instruments based upon consideration of factors that EpiCept deems to be relevant at the time using cost, market and/or income approaches to such valuations. Because shares of EpiCept’s common stock have not been publicly traded, market factors historically considered in valuing stock and stock option grants include comparative values of public companies discounted for the risk and limited liquidity provided for in the shares EpiCept is issuing, pricing of private sales of EpiCept’s convertible preferred stock, prior valuations of stock grants and the effect of events that have occurred between the time of such grants, economic trends, perspective provided by investment banks and the comparative rights and preferences of the security being granted compared to the rights and preferences of EpiCept’s other outstanding equity. As a result of these factors, some of which are subjective, changes in EpiCept’s estimates of fair market value and volatility could have a significant effect on the determination of stock-based compensation.
      The fair value of EpiCept’s common stock for options granted during 2003 and 2002 was determined contemporaneously at the time of the grant by EpiCept’s board of directors, with input from management. Prior to EpiCept’s entering into the Adolor license agreement in July 2003, EpiCept utilized the value paid for each of its series of preferred stock as an estimate of the fair value of EpiCept’s common stock. During the year ended 2004, EpiCept did not grant any options to employees. During the years ended December 31, 2003 and 2002, EpiCept granted options to employees at prices, which, for financial reporting purposes, were deemed to be below fair market value on the dates of grant. As a result, EpiCept recorded deferred compensation related to these grants for the difference between the deemed fair market value and the exercise price. EpiCept is amortizing this deferred compensation as a charge to operations over the vesting period of the options. In 2002, EpiCept also granted options to non-employees for which it recorded stock-based compensation in the statements of operations based upon the fair market value of these options, as determined using the Black-Scholes model, over the service period, which is usually the vesting period. EpiCept did not grant any options to non-employees in 2004 or 2003. Stock-based compensation for third parties is re-measured through the vesting period at fair value. The following weighted average assumptions were used for grants in 2003 and 2002; dividend yield of 0% percent, risk free interest rate from 2.79% to 4.74%, volatility of 101% and expected life of four to five years. As discussed above, these stock-based compensation charges will fluctuate based primarily on the volatility and fair value of EpiCept’s common stock.

Derivatives
      EpiCept complies with SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS 133. It also specifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. As a result of certain financings, derivative instruments were created that EpiCept measured at fair value and marks to market at each reporting period. Fair value of the derivative instruments will be affected by estimates of various factors that may affect the respective instrument, including EpiCept’s cost of capital, risk free rate of return, volatility in the fair value of EpiCept’s stock price, future foreign exchange rates of the U.S. dollar to the euro and future profitability of EpiCept’s German subsidiary.

Foreign Exchange Gains and Losses
      EpiCept has a 100%-owned subsidiary in Germany, EpiCept GmbH, that performs certain research and development activities on EpiCept’s behalf pursuant to a research collaboration agreement. EpiCept GmbH has been unprofitable since its inception. Its functional currency is the euro. The process by which EpiCept GmbH’s financial results are translated into U.S. dollars is as follows: income statement accounts are translated at average exchange rates for the period and balance sheet asset and liability accounts are translated at end of period exchange rates. Translation of the balance sheet in this manner affects the stockholders’ equity account, referred to as the cumulative translation adjustment account. This account exists only in EpiCept GmbH’s U.S. dollar balance sheet and is necessary to keep the foreign balance sheet stated in U.S. dollars in balance.
      Several of EpiCept’s debt instruments, originally expressed in German deutsche marks, are now denominated in euros. Changes in the value of the euro relative to the value of the U.S. dollar could affect the U.S. dollar value of EpiCept’s indebtedness at each reporting date as substantially all of EpiCept’s assets are held in U.S. dollars. These changes are recognized by EpiCept as a foreign currency transaction gain or loss, as applicable, and are reported in other expense or income in EpiCept’s consolidated statements of operations.
Recent Accounting Pronouncements
      In May 2005, the Financial Accounting Standards Board (the “FASB”) issued SFAS 154, Accounting Changes and Error Corrections, a replacement of APB 20 and SFAS 3. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company’s first quarter of fiscal 2006. EpiCept is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets (“SFAS 153”). SFAS 153 amends Accounting Principles Board (“APB”) Opinion No. 29 (“APB 29”), Accounting for

Nonmonetary Transactions, which requires that exchanges of nonmonetary assets be measured based on the fair value of the assets exchanged, but which includes certain exceptions to that principle. SFAS 153 eliminates the exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on EpiCept’s consolidated financial position or results of operations.
      In December 2004, the FASB issued SFAS 123R. SFAS 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and is effective as of the beginning of the fiscal year that begins after June 15, 2005 for public entities that do not file as small business issuers. EpiCept has illustrated the effect on its earnings as if it had adopted the fair value method of accounting for stock-based compensation under SFAS 123 in Note 2 to EpiCept’s Consolidated Financial Statements for the years ended December 31, 2004, 2003 and 2002. The impact of adopting SFAS 123R on future period earnings cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had EpiCept adopted SFAS 123R in prior periods, the impact of the standard would have approximated the impact of FASB Statement 123 as described in Note 2 of EpiCept’s consolidated financial statements under the heading “Stock-Based Compensation”.
      In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”) was issued. This statement establishes how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, including redeemable convertible preferred stock. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise effective at the beginning of the interim period commencing July 1, 2003, except for mandatorily redeemable financial instruments of nonpublic companies. The FASB has indefinitely deferred implementation of certain provisions of SFAS 150. EpiCept’s Series B and Series C redeemable convertible preferred stock are redeemable at the option of the investor ratably on each of December 31, 2006, 2007 and 2008, or in any amount thereafter at a price of $1.50 per share and are automatically converted into EpiCept’s common stock upon completion of an initial public offering. The adoption of SFAS 150 did not have a significant impact on EpiCept’s consolidated financial position or results of operations.
EPICEPT PRINCIPAL STOCKHOLDERS
      The following table sets forth information with respect to the beneficial ownership of EpiCept common stock as of September 1, 2005 as adjusted to give effect to a 1-for-4 reverse split of EpiCept’s common stock, the conversion of EpiCept’s preferred stock and substantially all of its convertible debt into shares of EpiCept common stock and the exercise of warrants to purchase EpiCept common stock, all of which will occur immediately prior to the completion of the merger:

•	each stockholder known by EpiCept to own beneficially more than five percent of EpiCept common stock;

•	each of the named executive officers;

•	each of EpiCept’s directors; and

•	all of EpiCept’s directors and the named executive officers as a group.
      Upon the closing of the merger, John F. Bedard, a current director of Maxim, and a second current director of Maxim to be named by Maxim prior to the closing will join the combined company’s board of directors. It is expected that Mr. Bedard and the director to be named by Maxim prior to the closing will each own less than one percent (1%) of the outstanding shares of the combined company.
      Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of EpiCept Corporation, 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

		Percent of Shares
		Beneficially Owned(1)(2)
	Number of Shares
	Beneficially Owned	Before the	After the
Name and Address of Beneficial Owner	Prior to the Merger	Merger	Merger

5% Stockholders
TVM Techno Venture Management(3)	4,388,322	31.7%	22.7%
Merlin General Partner II Limited(4)	2,332,846	16.9	12.1
Private Equity Direct Finance(5)	1,933,509	14.0	10.0
GZ Paul Partners B.V.(6)	865,838	6.3	4.5
IKB Private Equity GmbH(7)	712,730	5.2	3.7
Dr. Rainer Liedtke(8)	1,073,547	7.8	5.6
Technologie-Beteiligungs Gesellschaft mbH(9)	652,787	4.7	3.4
Executive Officers and Directors
John V. Talley(10)	260,520	1.9	1.3
Robert W. Cook	—	—	—
Dov Elefant(11)	56,250	*	*
Dr. Earle Lockhart(11)	56,250	*	*
Scott B. Kozak(12)	45,000	*	*
Dr. Oliver Wiedemann(12)	45,000	*	*
Dr. Dileep Bhagwat	—	—	—
Robert G. Savage	—	—	—
Prof. Ernst-Günter Afting(13)	22,185	*	*
Dr. Gert Caspritz(3)	4,388,322	31.7	22.7
Mark Docherty(4)	2,332,846	16.9	12.1
Guy Jackson	—	—	—
Dr. Thorlef Spickschen(14)	37,625	*	*
Gerhard Waldheim(15)	70,029	*	*
All directors and named executive officers as a group (14 persons)(16)	7,314,027	51.5	37.1

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of EpiCept common stock.

(1)	Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Percentage ownership is based on 13,824,093 shares of common stock outstanding on September 1, 2005, after giving effect to the conversion of all shares of EpiCept preferred stock into shares of EpiCept common stock, the exercise of all outstanding warrants, the conversion of the 2002 convertible bridge loan, the conversion of all of the outstanding 2006 Notes (other than those held by the Sanders Investors) and the conversion of the tbg II loan. The number of shares issuable upon conversion of the 2002 convertible bridge loan and the 2006 Notes is estimated based upon the outstanding principal and accrued interest on such loans through November 30, 2005.

(3)	Includes 102,520 shares of common stock held by TVM III, 1,018,329 shares issuable upon the conversion of 2,666,667 shares of Series C redeemable convertible preferred stock, 1,592,356 shares issuable upon the exercise of the bridge warrants, 241,755 shares issuable upon conversion of the 2002 convertible bridge loans held by TVM IV and 372,936 shares issuable upon conversion of the 2006 Notes held by TVM IV. Includes 1,000,377 shares issuable upon the conversion of 1,538,389 shares of Series A convertible preferred stock, 333,333 shares of Series B redeemable convertible preferred stock and 490,731 shares of Series C redeemable convertible preferred stock held by TVM III. Also includes 41,925 shares of common stock issuable upon the exercise of the Series B Warrants held by TVM III. For a description of these warrants, see “Description of EpiCept Capital Stock — Warrants.” Includes 6,042 shares of common stock held by Dr. Gert Caspritz, one of our directors, who is a general partner of TVM, which is the general partner of each of TVM III and TVM IV, and an aggregate of 12,082 shares of common stock held by Friedrich Bornikoel, Christian Claussen, John J. DiBello, Alexandra Goll, Helmut Schuhsler and Bernd Seibel who are individual Partners of Techno Venture Management (such entities collectively with TVM III and TVM IV, “TVM”). TVM Techno Venture Management No. III, L.P. (“TVM III Management”) is the General Partner and the investment committee of TVM III. TVM IV Management GmbH & Co. KG (“TVM IV Management”) is the Managing Limited Partner and investment committee of TVM IV. The investment committees, composed of certain Managing Limited Partners of TVM, have voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. Decisions of the investment committees are made by a majority vote of their members and, as a result, no single member of the investment committees has voting or dispositive authority over the shares.

Friedrich Bornikoel, John J. Di Bello, Alexandra Goll, Christian Claussen, Bernd Seibel and Helmut Schühsler are the members of the investment committee of TVM III Management. They, along with Gert Caspritz, John Chapman and Hans G. Schreck are the members of the investment committee of TVM IV Management. Friedrich Bornikoel, John J. DiBello, Alexandra Goll, Christian Claussen, Bernd Seibel and Helmut Schühsler each disclaim beneficial ownership of the shares held by TVM III and TVM IV except to the extent any individual has a pecuniary interest therein. Gert Caspritz, John Chapman and Hans G. Schreck each disclaim beneficial ownership of the shares held by TVM IV except to the extent any individual has a pecuniary interest therein. The address of TVM III Management and TVM IV Management is 101 Arch Street, Suite 1950, Boston, MA 02110.

(4)	Includes 8,781 shares of common stock, 509,164 shares issuable upon the conversion of 1,333,333 shares of Series C redeemable convertible preferred stock, 1,194,267 shares issuable upon the exercise of the bridge warrants, 180,418 shares issuable upon conversion of the 2002 convertible bridge loans and 372,935 shares issuable upon conversion of the 2006 Notes beneficially owned by Merlin L.P. and Merlin GbR and held by Merlin. Includes 1,875 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days held by Mr. Mark Docherty, one of our directors, who is a director of Merlin, which is investment advisor to the general partner of each of Merlin L.P. and Merlin GbR. Includes 16,802 shares issuable upon the conversion of 44,000 shares of Series B redeemable convertible preferred stock and 48,604 shares of common stock held by Dr. Hellmut Kirchner, who is a director of Merlin. The Merlin Biosciences Fund is comprised of two entities: Merlin L.P. and Merlin GbR. Both are controlled by the board of directors of Merlin General Partner II Limited, a Jersey-based limited liability company, which is owned by Merlin. Merlin has agreed not to exercise its voting rights to change or replace the board of directors of Merlin General Partner II Limited. The board of directors of Merlin General Partner II Limited, effectively controls Merlin L.P. and Merlin GbR because it is General Partner of Merlin L.P. and Managing Partner of Merlin GbR. Investment decisions are made with a majority of the board of directors of Merlin General Partner II Limited, no single person has control. The directors of Merlin General Partner II Limited are as follows: Dr Max Link (Chairman), William Edge, Sir Christopher Evans OBE, Robin Herbert CBE, Professor Trevor Jones, Dr. Hellmut Kirchner, Mark Clement, Denzil Boschat, Alison Creed and Jeff Iliffe. Some of the directors hold small limited partnership interests in the Fund but none of these are individually or collectively able to influence the Fund. The registered office is at La Motte Chambers, St Helier, Jersey JE1 1BJ, UK. Mr. Docherty and Dr. Kirchner each disclaim beneficial ownership of the shares held by Merlin, Merlin L.P. and Merlin GbR except to the extent any such individual has a pecuniary interest therein. The address of Mr. Docherty, Merlin, Merlin L.P. and Merlin GbR is c/o Merlin Biosciences Limited, 33 King Street, St. James’s, London, SW1Y 6RJ, United Kingdom.

(5)	Includes 511,006 shares of common stock issuable upon conversion of 1,338,155 shares of our Series C redeemable convertible preferred stock, 796,178 shares issuable upon the exercise of the bridge warrants, 122,371 shares issuable upon conversion of the 2002 convertible bridge loans, 372,936 shares issuable upon conversion of the 2006 Notes held by Private Equity Direct Finance and 131,018 shares of common stock issuable upon the exercise of the Series C Warrant. For a description of these warrants, see “Description of EpiCept Capital Stock — Warrants.” Private Equity Direct Finance is a Cayman Islands exempted limited company and a wholly-owned subsidiary of Private Equity Holding Cayman, itself a Cayman Islands exempted limited company, and a wholly-owned subsidiary of Private Equity Holding Ltd. Private Equity Holding Ltd. is a Swiss corporation with registered office at Innere Guterstrasse 4, 6300 Zug, Switzerland, and listed on the SWX Swiss Exchange. The discretion for divestments by Private Equity Direct Finance rests with ALPHA Associates (Cayman), L.P., as investment manager. The members of the board of directors of the general partner of ALPHA Associates (Cayman), L.P. are the same persons as the members of the board of directors of Private Equity Direct Finance: Rick Gorter, Gwendolyn McLaughlin and Andrew Tyson. A meeting of the directors at which a quorum is present is competent to exercise all or any of the powers and discretions. The quorum necessary for the transaction of business at a meeting of the directors may be fixed by the directors and, unless so fixed at any other number, is two. The address of Private Equity Direct Finance is One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands.

(6)	Includes 636,456 shares of common stock issuable upon conversion of 1,666,667 shares of our Series C redeemable convertible preferred stock, 199,044 shares issuable upon the exercise of the bridge warrants and 30,338 shares issuable upon conversion of the 2002 convertible bridge loans. Mr. Helmut A. Krueger and Mr. Florus Mouthaan are managing directors of GZ Paul Partners B.V., whereby each managing director is individually authorized to represent GZ Paul Partners B.V. Through its managing directors, GZ Paul Partners B.V. has voting and dispositive authority over the shares held by GZ Paul Partners B.V. Messrs. Krueger and Mouthaan each disclaim beneficial ownership of the shares held by GZ Paul Partners B.V. The address of GZ Paul Partners B.V. is c/o GZ Paul Management Services GmbH, Lindenstrasse 43, D-60325 Frankfurt, Germany.

(7)	Includes 712,730 shares issuable upon the conversion of 1,866,403 shares of Series B redeemable convertible preferred stock. Voting rights can be executed by any designated authority to whom a power of attorney has been granted by IKB. Two signatures are required for a power of attorney. These can originate from any of the following persons: Roland Eschmann (Managing Director), Rolf Brobeck (Managing Director), Thomas Stratmann (Risk Manager), Dr. Kerstin Waterloh (Team Leader LifeSciences), Dr. Marcus Huhmann (internal legal counsel) and Helmut Taubert (internal legal counsel). Disposition decisions are made by the AnlageausschuB, or investment committee, based on a proposal by the Project Manager and Team Leader LifeSciences, in this case Dr. Kerstin Waterloh and the Exit Manager, Olaf Wilms, and approved by Managing Directors Roland Eschmann and Rolf Brobeck. The investment committee is represented by Dr. Markus Guthoff (CEO of IKB Bank and responsible for the 100% affiliate IKB Private Equity). The External Disposition Order is signed by two of the following three persons: Roland Eschmann, Rolf Brobeck, Thomas Stratmann. The address of IKB is Wilhelm-Botzkes-Strasse 1, 40002 Dusseldorf, Germany.

(8)	Includes 692,652 shares of common stock held by Dr. Liedtke, 271,517 shares of common stock held by Ms. Hanne Liedtke, his spouse, and 25,000 shares of common stock held by Dr. Liedtke’s children. Also includes 69,104 shares of common stock issuable upon conversion of our Series A convertible preferred stock and 15,274 shares of common stock issuable upon conversion of our Series C redeemable convertible preferred stock, each held by pharmed Holding GmbH, which is an entity controlled by Dr. Liedtke. Dr. Liedtke disclaims beneficial ownership of the shares held by his wife, his children and pharmed Holding GmbH except to the extent of his pecuniary interest therein. The address of Dr. Liedtke, his wife, his children and pharmed Holding GmbH is c/o pharmed Holding GmbH, P.O. Box 1306, 82027 Grunwald/ Munchen, Germany.

(9)	Includes 369,902 shares of common stock issuable upon conversion of 829,901 shares of Series A convertible stock. Pursuant to the terms of the convertible loan described under “Certain Relationships and Related Party Transactions,” tbg will receive an additional 282,885 shares of common stock. The address of the is c/o Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1, 5319 Bonn, Germany.

(10)	Includes 250 shares of common stock, 79,617 shares issuable upon exercise of the bridge warrants, 12,153 shares issuable upon conversion of the 2002 convertible bridge loans and and 168,500 shares exercisable upon the exercise of options that are exercisable within 60 days.

(11)	Includes 56,250 shares exercisable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 45,000 shares exercisable upon the exercise of options that are exercisable within 60 days.

(13)	Includes 6,250 shares of common stock, 10,310 shares of common stock issuable upon the conversion of 27,000 shares of Series B convertible stock and 5,625 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(14)	Includes 37,625 shares of common stock.

(15)	Includes 44,571 shares of common stock issuable upon conversion of 100,000 shares of Series A convertible stock and 25,458 shares of common stock issuable upon conversion of 66,667 shares of Series C redeemable convertible preferred stock.

(16)	Includes an aggregate of 378,500 shares issuable upon exercise of options and 2,908,165 shares issuable upon the exercise of warrants.

MAXIM BUSINESS
Overview
      Maxim is a biopharmaceutical company dedicated to developing innovative cancer therapeutics. Maxim’s lead drug candidate is Ceplenetm (histamine dihydrochloride), which has shown a statistically significant improvement in leukemia free survival in a Phase III clinical trial as a remission maintenance therapy for patients with acute myeloid leukemia, or AML. Ceplene is designed to prevent or reverse damage associated with oxidative stress, thereby protecting critical cells and tissues. Because Ceplene modulates basic immune functions, it has the potential to be used in the treatment of a broad range of diseases in which oxidative stress plays an important role. More than 2,000 patients have participated in Maxim’s 17 clinical trials of Ceplene, conducted in 20 countries. Maxim is currently seeking a strategic partnership to further develop Ceplene in AML and other indications and complete commercialization. Clinical trials completed to date suggest that Ceplene can be safely self-administered by most patients in their own homes.
      Maxim is discovering and developing a series of novel cancer drug candidates that are potent inducers of apoptosis, or programmed cell death. The apoptosis program is focused on discovering and developing small-molecule apoptosis inducers to treat cancer using a proprietary high-throughput screening technology and Maxim’s chemical genetics approach. The most advanced candidate from this program is in a Phase 1 human clinical trial being developed by Maxim’s exclusive, worldwide licensee Myriad Genetics. Maxim anticipates that three additional lead candidates identified through this program will advance towards clinical trials independently and through collaborations over the next 12 to 18 months.
      Although focused on cancer, the apoptosis program has wider applicability since apoptosis is relevant to a broad range of diseases and conditions. Converse to the apoptosis inducer candidates Maxim has identified several families of novel compounds capable of inhibiting the apoptotic process, which may have applications in degenerative disorders including myocardial infarction, stroke or liver disease. Maxim’s proprietary live cell high throughput screening technology can screen over 30,000 compounds per day to identify small-molecule compounds that modulate — either positively or negatively — the caspase cascade leading to apoptosis. This technology has high specificity and is amenable to most cell lines.
      The cell-based assay allows for the identification of compounds that induce or inhibit apoptosis regardless of stimuli, mode of action or mechanism. Approximately one million compounds have been screened to date. Maxim has recently acquired additional compounds for its compound library and has initiated a new screening campaign.
      Maxim’s screening technology is particularly versatile and can be adapted for use in a wide variety of primary and cultured cell lines. This assay system can measure caspase modulation inside multiple cell types including cancer cells, immune cells, or cell lines from different organ systems or genetically engineered cells. This allows the researchers to find potential drug candidates that are selective for specific cancer types, which may help identify candidates that provide increased therapeutic benefit and reduced toxicity. For example, Maxim is developing an assay to identify compounds that are selective for the myc oncogene, which is over-expressed in many types of cancers. The versatility of the platform also allows for application beyond cancer, such as inflammatory disease where Maxim has developed an assay to identify immunosuppressive agents selective for B and T cells.

Corporate Update
      During 2005, Maxim devoted substantially all of its resources to its histamine therapy and apoptosis modulator product development programs. Maxim conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by Maxim’s executive officers and other staff located primarily at its headquarters in San Diego, California.

      In May 2004, Maxim announced the results of its international Phase III clinical trial testing the combination of Ceplene plus Interleukin-2, or IL-2, in 320 patients with AML in complete remission. The primary endpoint of the Phase III trial was achieved using an intent-to-treat analysis. Patients treated with the Ceplene/ IL-2 combination therapy experienced a statistically significant (p = 0.0096) increase in leukemia-free survival compared to patients in the control arm of the trial as assessed by the stratified log-rank test. AML patients are typically treated with chemotherapy to achieve disease remission, but the majority of patients will ultimately relapse. The prognosis for AML patients after relapse is dismal, with few long-term survivors. The Ceplene/ IL-2 combination therapy treats patients during remission (after chemotherapy) with the goal to increase their remission period and prevent relapses.
      On January 18, 2005, Maxim announced that based on correspondence with the United States Food and Drug Administration, or FDA, that an additional Phase III clinical trial will be necessary to further evaluate Ceplene/ IL-2 combination therapy for the treatment of AML patients in complete remission before applying for regulatory approval by the FDA in the United States. Given the time and costs required to conduct another Phase III clinical trial, Maxim believes that any such trial would need to be done in collaboration with a corporate partner. Based upon consultations with external advisors and meetings with the EU regulatory authorities regarding the AML clinical results, Maxim currently intends to file an application for approval in Europe during the first half of 2006 based on the above AML clinical trial. Maxim is seeking a strategic partner to advance the development and potential commercialization of Ceplene in AML and other indications. Maxim will continue to evaluate strategic options related to its regulatory evaluations and partnering efforts.
      In September 2004, Maxim announced that the confirmatory Phase III trial, or M0104 trial, for the treatment of advanced malignant melanoma patients with liver metastases failed to demonstrate an improvement in overall patient survival. As a result, Maxim withdrew its United States New Drug Application, or NDA, seeking approval of Ceplene therapy to treat advanced malignant melanoma patients with liver metastases and closed the treatment protocol approved by the FDA in April 2004. In addition, in October 2004 Maxim implemented a restructuring plan that included a reduction of approximately 50% of its workforce, primarily in the area of research and development, to allow sufficient funds to support its operations. In February 2005, Maxim announced that it further reduced its workforce by 12 employees, primarily in areas associated with Ceplene development.
Histamine: Broad Therapeutic Potential

Overview
      A substantial body of research suggests that the immune system’s ability to destroy virally infected cells and cancer cells is suppressed by oxygen free radicals released by certain immune cells. This process is commonly referred to as oxidative stress. Oxidative stress, which is implicated in numerous diseases, not only can suppress the immune system, but it can cause tissue damage, including liver damage in patients with hepatitis and other chronic liver diseases. Research has demonstrated that histamine can help prevent the production and release of oxygen free radicals, thereby reducing oxidative stress. Accordingly, histamine based treatment has the potential to prevent or reverse damage induced by oxidative stress, thereby protecting critical cells and tissue, including immune cells.
      Because histamine based treatment can potentially modulate basic immune functions, it has the potential to be used in a broad range of diseases in which oxidative stress plays an important role. More than 2,000 patients have participated in Maxim’s 17 completed clinical trials of Ceplene. The results of Maxim’s completed clinical trials, which have been conducted in 20 countries, suggest that Ceplene can be safely self-administered by most patients in their own homes.
      Research and clinical results regarding Ceplene and related topics have been the subject of more than 80 presentations at major scientific and clinical meetings and have been published in more than 300 scientific and clinical articles.
      Ceplene is an investigational drug and has not been approved by the FDA or any international regulatory agency.

Ceplene Mechanism of Action
      Ceplene, based on the naturally occurring molecule histamine, prevents the production and release of oxygen free radicals, thereby reducing oxidative stress. Research suggests that treatment with Ceplene has the potential to protect critical cells and tissues, and prevent or reverse the cellular damage induced by oxidative stress. This body of research has demonstrated that the primary elements of Ceplene’s proposed mechanism of action are as follows:

Reversing Immune Suppression: Two kinds of immune cells, Natural Killer, or NK, cells and cytotoxic T cells, possess an ability to kill and support the killing of cancer cells and virally infected cells. Natural Killer/ T cells, or NK/ T cells, a form of NK cells that are commonly found in the liver, also have anti-cancer and anti-viral properties. Much of the current practice of immunotherapy is based on treatment with cytokines such as interferon, or IFN, and IL-2, proteins that stimulate NK, T and NK/T cells.

Research has shown that phagocytic cells (including monocytes, macrophages and neutrophils), a type of white blood cell typically present in large quantities in virally infected liver tissue and in sites of malignant cell growth, release reactive oxygen free radicals and have been shown to inhibit the cell-killing activity of human NK cells and T cells. In preclinical studies, human NK, T, and liver-type NK/ T cells have been shown to be sensitive to oxygen free radical-induced apoptosis when these immune cells were exposed to phagocytes. The release of free radicals by phagocytes results in apoptosis, or programmed cell death, of NK, T and NK/ T cells, thereby destroying their cytotoxic capability and rendering the immune response against the tumor or virus largely ineffective. In addition, the liver-type NK/ T cells have been shown to be particularly susceptible to oxygen free radical induced apoptosis.

Histamine, a natural molecule present in the body, and other molecules in the class known as histamine type-2, or H2, receptor agonists, bind to the H2 receptor on the phagocytes, temporarily preventing the production and release of oxygen free radicals. By preventing the production and release of oxygen free radicals, histamine based therapeutics may protect NK, T, and liver-type NK/ T cells. This protection may allow immune-stimulating agents, such as IL-2 and IFN-alpha, to activate NK cells, T cells and NK/ T cells more effectively, thus enhancing the killing of tumor cells or virally infected cells.

Preventing Oxidative Damage Most acute and chronic liver diseases have oxidative damage as a common feature of their pathology. Phagocytic cells and Kupffer cells, both typically present in large quantities in virally infected liver tissue, release oxygen free radicals in response to infections or other factors. Research suggests that oxygen free radicals cause much of the cell damage in the liver common to hepatitis, alcohol-induced liver damage and other liver diseases. By preventing the production and release of oxygen free radicals by phagocytic and Kupffer cells, histamine based therapeutics may prevent and reverse oxidative damage to the liver.
      The intellectual property protection surrounding Maxim’s histamine technology now includes 33 United States patents issued and 17 pending United States patent applications, with corresponding patents issued or pending in the international markets. Claims include the therapeutic administration of histamine or any H2 receptor agonist in the treatment of cancer, infectious diseases and other diseases, either alone or in combination therapies, the novel synthetic method for the production of pharmaceutical-grade histamine dihydrochloride, the mechanism of action including the binding receptor and pathway, and the rate and route of administration.

Potential Benefits of Histamine Based Therapy
      The results from Maxim’s clinical development program and other research suggest that histamine based therapeutics, such as Ceplene, may be integral in the growing trend toward combination therapy for certain cancers and infectious diseases and may offer a number of important clinical and commercial advantages relative to current therapies or approaches, including:

•	Extending leukemia free survival in AML. Maxim’s Phase III acute myeloid leukemia trial, or M0201 trial, of Ceplene has provided potential evidence of improved therapeutic benefit over the standard of care.

•	Outpatient administration. In clinical trials conducted to date, Ceplene has been self-administered at home by most patients, in contrast to the in-hospital administration required for many other therapies.

•	Cost effectiveness. The delivery of combination therapy with Ceplene on an outpatient basis may eliminate the costs associated with in-hospital patient care. These factors, combined with the potential improvements in efficacy, may contribute favorably to the assessment of benefit versus cost for this therapy.

Ceplene Clinical Trial Status
      The table below summarizes Maxim’s current and completed clinical trial activities for each disease it has targeted or may target in the future with Ceplene.

			Number
Indication	Trial Number	Trial Phase	Patients	Status	Location

Acute Myeloid Leukemia	MP-MA-0201	Phase III controlled	320	Completed	United States, Europe, Australia, Canada, Israel & New Zealand
	AML1 Investigator Study	Phase 2 single arm	39	Completed	Europe
Advanced Malignant Melanoma	MP-8899-0104	Phase III controlled	230	Completed	United States, Europe & Canada
	MP-US-M01	Phase III controlled	305	Completed	United States
	MP-MA-0102	Phase III controlled	241	Completed	Europe, Australia, Canada & Israel
	MP-MA-0103	Phase 2 single arm	163	Completed	United States
	MP-S01 Investigator Study	Phase II	42	Completed	Europe
	MM-2 Investigator Study	Phase II low-dose	27	Completed	Europe
	MM-1 Investigator Study	Phase II high-dose	17	Completed	Europe
Renal Cell Carcinoma	MP-MA-SO2 Investigator Study	Phase II controlled	41	Completed	Europe
	MP-MA-SO4 Investigator Study	Phase II controlled	63	Completed	Europe
	I-318-MA Investigator Study	Phase 2 single arm	48	Completed	Europe
Multiple Myeloma		Phase 1 single arm	7	Completed	Europe

			Number
Indication	Trial Number	Trial Phase	Patients	Status	Location

Hepatitis C — Nonresponder	MP-8899-0406	Phase II controlled	320	Completed	Europe, Canada & Israel
	MP-MA-S05 Investigator Study	Phase 1	18	Completed	Israel
	NP16341 Investigator Study	Phase 1	10	Completed	Sweden
Hepatitis C — Naïve	MP-MA-0405	Phase 2 single arm	129	Completed	Europe & Israel

Potential Cancer Indications for Ceplene
      A report from the American Cancer Society, 2004 Cancer Facts and Figures, estimates that a total of approximately 1,368,000 new cases and approximately 563,700 deaths were expected for invasive cancers in the United States in 2004. One in four deaths in the United States are from cancer. Other sources report that one in five deaths in Europe are from cancer, and that the worldwide incidence of cancer exceeds 10 million per year. The National Institutes of Health estimates that the direct medical cost of treating cancer in the United States is approximately $64.2 billion annually. Predominant forms of cancer include leukemia, lymphoma, breast, lung, urinary, prostate, melanoma, ovarian, colorectal and brain cancers.
      Information regarding certain cancer indications is summarized below. The following estimates for the cancers initially targeted by Ceplene are based upon the American Cancer Society’s 2004 Cancer Facts and Figures for the United States.
Estimated Incidence and Mortality for Selected Cancers for 2004 for the United States

	Annual

	New Cases	Deaths

Acute Myeloid Leukemia	11,900	8,900
Renal Cell Carcinoma	35,700	12,500
Liver and Intrahepatic Bile Duct	8,900	14,300
All Invasive Cancers	1,368,000	563,700
      Predominant methods of treating cancer generally include surgery, radiation therapy, chemotherapy and immunotherapy. Although these techniques have achieved success for certain cancers, particularly when detected in the early stages, each has drawbacks, which may significantly limit its success in treating certain types and stages of cancer. For example, cancer may recur even after repeated attempts at surgical removal of tumors or after other treatment. Surgery may be successful in removing visible tumors but may leave smaller undetectable nests of cancer cells in the patient that continue to proliferate. Radiation and chemotherapy are relatively imprecise methods for the destruction of cancer cells because such therapies can kill both cancer cells and normal cells. Radiation and chemotherapy also have toxic side effects, which may be lethal to the patient. These toxic side effects may also restrict the application of these treatments to less than optimal levels required to ensure eradication of the cancer.
      The high number of cancer-related deaths indicates the need for more efficacious therapies for many patients. Many existing therapies have been approved on the basis that they shrink or limit the growth of tumors for a short period of time, but they have failed to demonstrate a clinically meaningful survival benefit to patients.

Ceplene — Acute Myeloid Leukemia
      AML is the most common form of acute leukemia in adults. Prospects for long-term survival are poor for the majority of AML patients. There are approximately 11,900 new cases of AML and 8,900 deaths caused by this cancer each year in the United States. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority achieve complete remission. Unfortunately, 75-80% of patients who achieve their first complete remission will relapse, and the median time in remission before relapse with current treatments is only 12 months. The prospects for these relapsed patients is poor, and less than 5% survive long term. There are currently no effective remission therapies for AML patients. The objective of the Ceplene/ IL-2 combination is to treat AML patients in remission to prevent relapse and prolong leukemia-free survival while maintaining a good quality of life for patients during treatment. The FDA has granted orphan drug status to Ceplene for the treatment of AML.
      In September 2000, Maxim completed enrollment of the MP-MA-0201 Phase III AML clinical trial, or M0201 trial. This was an international, multi-center, randomized, open-label, Phase III trial that commenced in November 1997. The trial was designed to evaluate if the combination of Ceplene and IL-2 given as a remission therapy can prolong leukemia-free survival time and prevent relapse in AML patients in first or subsequent remission compared to the current standard of care, which is no therapy during remission. Accordingly, Ceplene is intended to complement rather than supplant chemotherapy.
      Prior to enrollment for remission therapy, patients were treated with induction and consolidation therapy according to institutional practices. Upon enrollment patients were randomized to one of two treatment groups, either the Ceplene plus IL-2 group or the control group (standard of care, no treatment). Randomization was stratified by country and complete remission status. Complete remission status was divided into two groups; those in their first complete remission, or CR1, and those in their second or later complete remission, or CR>1. Altogether 320 patients were entered into this study; 160 were randomized to active treatment and 160 were randomized to standard of care (no treatment).
      Patients on the active treatment arm received Ceplene plus IL-2 during ten 3-week treatment periods. After each of the first 3 treatment periods, there was a 3-week rest period, whereas each of the remaining cycles was followed by a 6-week rest period. Treatment duration was approximately 18 months. IL-2 was administered subcutaneously, or sc, 1 μg/kg body weight twice daily, or BID, during treatment periods. Ceplene was administered sc 0.5 mg BID after IL-2. After the patient became comfortable at self-injection under the investigator’s supervision, both drugs could be administered at home. Patients were followed for relapse and survival until at least 3 years from randomization of the last patient enrolled.
      Safety was assessed throughout the study by clinical symptoms, physical examinations, vital signs, and clinical laboratory tests. In addition, patients were monitored for safety for 28 days following removal from treatment for any reason. Additional assessments included bone marrow biopsies as clinically indicated and quality of life.
      The two treatment groups appear well balanced regarding baseline characteristics and prognostic factors. With a minimum follow-up of 3 years a stratified log-rank test (stratified by country and first complete remission vs. second or later complete remission) of the Kaplan-Meier, or KM, estimate of leukemia free survival of all randomized patients showed a statistically significant advantage for the treatment group (p = 0.0096). At three years after randomization, 24% of control patients were alive and free of leukemia, compared with 34% of patients treated with Ceplene plus IL-2, stratified by log-rank.
      Data from this trial were presented at the American Society of Hematology 46th Annual Meeting and Exposition on December 6, 2004.
      Previous AML Clinical Trials with Ceplene plus IL-2. A Phase II investigator trial was conducted in Sweden in which 29 AML patients in complete remission were treated with various combinations of Ceplene and low-dose IL-2. The objective of the study was to determine a Ceplene plus IL-2 treatment regimen that would have the least negative impact on normal living for patients in remission, and to determine the feasibility of using that regimen in a larger study of AML patients in complete remission in a long-term, at-home, self-administration clinical trial. Some patients were treated with chemotherapy as well as Ceplene and IL-2 therapy.
      Results from this investigator trial were encouraging: of the 18 patients in their first complete remission 67% remained in complete remission (median 23 months follow-up), and of the 11 patients in their second or later complete remission, 36% remained in complete remission (median 32 months follow-up). The trial results also demonstrated that the regimen of Ceplene 0.5 mg and IL-2 1 μg/kg administered subcutaneously at home was safe and well tolerated by most subjects. The results of this study led to the development of protocol M0201.

Ceplene — Advanced Malignant Melanoma
      In September 2004, Maxim announced that its M0104 trial of the investigational drug Ceplene in combination with IL-2 for the treatment of advanced malignant melanoma patients with liver metastases failed to demonstrate an improvement in overall patient survival, the primary endpoint. Maxim also reported that the combination therapy was generally well tolerated, and safety was consistent with previous clinical experience. Ceplene for advanced malignant melanoma represented Maxim’s most advanced clinical program with seven clinical trials in more than 1,000 patients. Malignant melanoma is the most deadly form of skin cancer and is one of the most rapidly increasing cancers in the developed world. The M0104 trial was conducted under the Special Protocol Assessment procedure of the FDA to confirm results from an earlier Phase III trial, or M01 trial, which demonstrated improved survival at 12 months in the subgroup of advanced malignant melanoma patients with liver metastases treated with Ceplene and IL-2. The M0104 trial was a multi-center, randomized, and controlled Phase III study evaluating Ceplene plus IL-2 against IL-2 alone in 230 patients at 35 sites in North America and Europe. IL-2 is an immunotherapeutic agent approved in the United States for the treatment of advanced malignant melanoma. The M0104 trial was conducted under the same treatment protocol as the prior M01 trial, but enrollment was limited to advanced malignant melanoma patients with liver metastases. The primary endpoint of the trial was duration of patient survival, as assessed by the stratified log-rank test in the intent-to-treat population.
      Based on the failure of the M0104 trial to demonstrate an improvement in overall patient survival, the primary endpoint, Maxim has withdrawn its pending NDA seeking approval of Ceplene therapy to treat advanced malignant melanoma patients with liver metastases. Maxim has also withdrawn its European Centralized Procedure Marketing Authorization Application for Ceplene.

Ceplene — Renal Cell Carcinoma
      There are approximately 35,700 new cases annually of renal cell carcinoma, or RCC, a deadly cancer of the kidneys, in the United States. Malignant RCC often is resistant to radiation therapy and chemotherapy and the disease results in more than 12,500 deaths each year. Expanding the clinical testing of Ceplene into RCC was logical as IL-2 because is also approved for the treatment of advanced RCC.
      In February 2005, Maxim announced the results from two investigator-driven studies with Ceplene plus IL-2 versus IL-2 alone in patients with metastatic renal cell carcinoma. The study performed in Denmark showed a trend towards improvement in patients treated with Ceplene plus IL-2 versus IL-2 alone in overall survival (p = 0.08), but not tumor response. In the second study performed in the United Kingdom, there was no difference in overall survival or tumor response in patients treated with Ceplene plus IL-2 compared to treatment with IL-2 alone.

Ceplene — Hepatitis C
      Hepatitis C is the leading blood-borne infection in the United States. The American Liver Foundation estimates that in the United States 3.9 million people have been infected with hepatitis C, 2.7 million of whom are chronically infected. The World Health Organization and other sources estimate that an estimated 170 million people are chronically infected worldwide. Hepatitis is a viral infection in which oxidative stress causes inflammation and tissue damage in the liver and, in many cases, cirrhosis, or scarring. The cycle of disease from infection to significant liver damage can take 20 years or more. Hepatitis C is a leading cause of liver cancer and the primary reason for liver transplantation in many countries.
      In February 2005, Maxim announced the preliminary results from its Phase II Ceplene trials treating patients with Hepatitis C. Maxim’s Phase II trial, or M0406, of Ceplene in combination with PEG-Intron® (peginterferon alfa-2b) and Rebetol® (ribavirin, USP) for the treatment of hepatitis C patients who failed to respond to previous therapy, which was conducted in cooperation with Schering-Plough Corporation, did not improve virological response compared to treatment with the PEG-Intron and Rebetol alone.

Histamine — Chronic Liver Diseases Pre-clinical Studies
      Histamine, the active agent in Ceplene, has shown the potential to prevent or inhibit oxidative stress, a condition associated with most acute and chronic liver diseases. The liver plays an important role in regulating numerous vital processes and performs many functions essential to life. In the United States alone, approximately 25 million people — approximately 1 in every 10 — are afflicted with chronic liver, bile duct or gallbladder diseases. In addition, 26,000 of these patients die each year from chronic liver diseases and cirrhosis.
      In addition to hepatitis, some of the most common diseases of the liver include:

•	Cirrhosis, in which normal liver cells are damaged and replaced by scar tissue as a result of various chronic liver diseases. A common cause of cirrhosis is excessive intake of alcohol. Alcoholic hepatitis in the severe form has a greater than 50% mortality rate.

•	Fatty liver, the accumulation of fat in liver cells. Fat accumulates in the liver usually in connection with heavy use of alcohol, extreme weight gain or diabetes mellitus.

•	Nonalcoholic steatohepatitis, or NASH, a subset of fatty liver, is an inflammation of the liver associated with an increase of fat deposits in liver cells that may lead to severe liver damage and cirrhosis. NASH may occur in middle-aged, overweight, and often diabetic patients who do not drink alcohol.
      Maxim researchers have reported at annual national meetings on the beneficial effects of histamine in a number of different models of various disease states. These include alcohol liver damage, liver regeneration, and liver damage models. These data provide a basis for any future studies on histamine therapy in liver diseases.

Oral Formulation
      Maxim is currently developing an oral formulation of histamine for the treatment of chronic liver diseases. In March 2004, Maxim reported the results from a Phase Ia pharmacokinetic clinical trial of an orally dosed histamine dihydrochloride drug candidate designated HD-O. The trial was designed to help determine a safe dose range and initial pharmacokinetics for orally administered histamine. In February 2005, Maxim completed a Phase Ib pharmacokinetics clinical trial that was designed to determine the safety and pharmacokinetics of multiple doses of HD-O. These studies provide a basis for continued clinical research of HD-O in the treatment of chronic liver diseases.
MX8899 Topical Gel — Cancer Supportive Care
      Maxim’s MX8899 topical gel is a potential treatment for patients who suffer from oral mucositis and other significant side effects of certain cancer therapies.
      Histamine dihydrochloride, the active agent in the MX8899 gel, has been shown in preclinical work to reduce inflammation by preventing the production and release of oxygen free radicals and proinflamatory cytokines such as TNF-alpha and IL-1b, thereby reducing oxidative stress and inflammation. In addition, it has been reported that histamine may improve blood circulation and assist in wound healing. Accordingly, histamine-based gels have the potential to be useful in situations where free-radical damage and excessive inflammation are involved, thereby facilitating the healing processes.
      MX8899 topical gel has been evaluated in early-stage clinical studies as a treatment for certain debilitating side effects of chemotherapy including oral mucositis and radiation dermatitis. Preliminary results from the trials suggest that MX8899 can be safely administered in patients, although no conclusion regarding the potential efficacy of MX8899 could be drawn from the small patient populations. The current continued development of this program remains under consideration.

Novel Cancer Drug Candidates

Small-Molecule Apoptosis Inducers
      All cells have dedicated molecular processes required for cell growth and expansion, but also have programmed pathways specific for inducing cell death. Cancer is a group of diseases characterized by uncontrolled cellular growth (e.g., tumor formation) without any differentiation of those cells. One reason for unchecked growth in cancer cells is the disabling, or absence, of the natural process of programmed cell death called apoptosis. Apoptosis is normally activated to destroy a cell when it outlives its purpose or it is seriously damaged. One of the most promising approaches in the fight against cancer is to selectively induce apoptosis in cancer cells, thereby checking, and perhaps reversing, the improper cell growth. Using chemical genetics and its proprietary high-throughput cell-based screening technology, Maxim researchers can effectively identify new cancer drug candidates and molecular targets with the potential to induce apoptosis selectively in cancer cells.
      Chemical genetics is a research approach that investigates the effect of small molecules on the cellular activity of a protein, enabling researchers to determine protein function. By combining chemical genetics with its proprietary live cell high-throughput caspase screening technology, Maxim researchers can specifically investigate the cellular activity of a small molecule drug candidate and its relationship to apoptosis. Screening for the activity of caspases, a family of protein-degrading enzymes with a central role in cleaving other important proteins necessary for inducing apoptosis, is an effective method for researchers to efficiently discover and rapidly test the effect of small molecules on pathways and molecular targets crucial to apoptosis.
      Maxim’s screening technology is particularly versatile, since it can adapt its assays for use in a wide variety of primary cells or cultured cancer cell lines. This platform technology can monitor activation of caspases inside living cells and is versatile enough to measure caspase activity across multiple cell types including cancer cells, primary immune cells, cell lines from different organ systems or genetically engineered cells. This allows Maxim to find potential drug candidates that are selective for specific cancer types, permitting the ability to focus on identifying potential cancer-specific drugs that will have increased therapeutic benefit and reduced toxicity or for immunosuppressive agents selective for activated B/ T cells. Maxim’s high-throughput screening capabilities allow it to screen approximately 30,000 compounds per day. To date, this program has identified more than 40 in vitro lead compounds with potentially novel mechanisms that induce apoptosis in cancer cells. Four lead oncology candidates, which vary from pre-clinical to Phase I/II clinical programs, are being developed independently or through strategic collaborations. The assays underlying the screening technology are protected by multiple United States and international patents and patent applications.
      In November 2003, the capabilities and proprietary nature of Maxim’s screening technology were presented at the 2003 Cancer Drugs Research and Development conference. As reported at the conference, the efficacy-based characteristics inherent to Maxim’s screening technology have allowed researchers to identify compounds that selectively induce apoptosis through a wide variety of underlying mechanisms of action, both known and unknown. Accordingly, the portfolio of potential drug candidates identified through the screening technology includes a number of compounds that induce apoptosis through molecular targets not previously described for the purpose of treating cancer, as highlighted with the lead candidates summarized below:

Candidate	Description	FY2004 Highlights

MX2167	Novel transferrin receptor associated apoptosis activator	Preclinical results presented at 2003 AACR Annual Meeting reporting on anticancer activity in multiple cell lines.

Presentation at 2004 AACR-EORTC-NCI International Conference on Molecular Targets and Cancer Therapeutics reporting that MX2167 rapidly activates apoptosis through the transferrin receptor by employing a previously unknown mechanism.

August 2005 publication in the Proceedings of the National Academy of Sciences, entitled “A Role for Transferrin Receptor in Triggering Apoptosis When Targeted With Gambogic Acid”

MX128504	Novel, intracellular target selective for breast and colorectal cancer	Patent filed covering novel mechanism and target Preclinical results presented at 2003 AACR Annual Meeting

March 2005 publication in Molecular Cancer Therapeutics, entitled “The discovery and mechanism of action of novel tumor-selective and apoptosis-inducing 3,5-diaryl-[1,2,4]-oxadiazole series using a chemical genetics approach”

MX128495 (MPC6827)	Broad activity	Exclusive worldwide collaboration with Myriad Genetics announced in November 2003

Announcement of pre-clinical results against pancreatic tumors in a xenograft mouse model demonstrating a statistically significant inhibition of tumor growth, with efficacy twice that of gemcitabine at a significantly lower dose.
Presentations at AACR Annual Meeting

MX2407	Anti-vascular targeting agent Broad activity	Preclinical results presented at 2003 AACR-NCI- EORTC International Conference on Molecular Targets and Cancer Therapeutics

Reacquisition of rights to this family of compounds from Shire Pharmaceuticals.

Preclinical results presented at 2004 AACR Annual Meeting demonstrating that MX2407, the lead compound from this family, produced tumor regression in lung cancer animal models as a single agent. Data was also presented demonstrating that MX2407 enhanced the anti-tumor activity in combination with existing cytotoxic agents that were superior to other vascular targeting agents currently in development.

Apoptosis Inducer Compound #1: MX2167
      Preclinical results from MX2167 were presented at the AACR Annual Meeting in Washington, D.C. in July, 2003. Researchers reported that MX2167 demonstrated attractive pharmacokinetic properties and potent efficacy in rat syngeneic prostate cancer models, with 90% inhibition of tumor growth using moderate dosing schedules. The MX2167 series features compounds whose apoptosis-inducing anti-tumor activities are mediated through the transferrin receptor via a novel molecular mechanism different from the actions of traditional cancer drugs. In preclinical testing MX2167 has been shown to induce apoptosis in cancer cells in multiple cell lines, including prostate, breast, colorectal, non-small cell lung and small cell lung cancers and leukemia. During 2004, Maxim announced that it had identified and filed United States patents covering the novel mechanism of action of the MX2167series and the use of the transferrin receptor for the induction of apoptosis for the treatment of cancer.
      Additional pre-clinical results for MX2167 were reported at the September 2004 AACR-EORTC-NCI International Conference “Molecular Targets and Cancer Therapeutics” in Geneva, Switzerland. Researchers reported that MX2167 targets the transferrin receptor leading to a previously unknown rapid induction of programmed cell death in preclinical tumor models. The transferrin receptor is located on the surface of cells and is overexpressed in several types of cancer. Although it is a known and validated oncology target, this was the first evidence describing its role as a rapid inducer of apoptosis when targeted with MX2167.
      In August 2005, a manuscript in the Proceedings of the National Academy of Sciences, (PNAS, “A Role for Transferrin Receptor in Triggering Apoptosis When Targeted With Gambogic Acid”, Shailaja Kasibhatla, Katayoun A. Jessen, Sergei Maliartchouk, Jean Yu Wang, Nicole, M. English, John Drewe, Ling Qiu. Shannon P. Archer, Anthony E. Ponce, Nilantha Sirisoma, Songchun Jiang, Han-Zhong Zhang, Kurt R. Gehlsen, Sui Xiong Cai, Douglas R. Green & Ben Tseng, PNAS. August 23, 2005, Vol. 102, No. 34, pp. 12095-12100) describing the role of the transferrin receptor and its association with the induction of apoptosis was published. The article describes the transferrin receptor as a target for gambogic acid, a substance used in traditional Chinese medicine, and a previously undiscovered link between the receptor and the rapid activation of apoptosis in tumor cells.

Apoptosis Inducer Compound #2: MX128504
      MX128504 is a novel, cell-cycle dependent inducer of apoptosis that is selective in its mechanism and targets only breast and colorectal cancer cells. The molecular target is the Insulin Growth Factor 2 Receptor Binding Protein, or IGF2R BP, also known as TIP47. This molecule affects the Insulin Growth Factor I, or IGF1 growth regulation pathway and has demonstrated efficacy as a single agent and in combination with existing chemotherapeutic agents, including a significant reduction in tumor growth in combination with Taxol.
      In May 2005, a manuscript in the Journal of Molecular Cancer Therapeutics, (MCT, “The discovery and mechanism of action of novel tumor-selective and apoptosis-inducing 3,5-diaryl [1,2,4]-oxadiazole series using a chemical genetics approach”, Katayoun A. Jessen, Nicole M. English, Jean Yu Wang, Sergei Maliartchouk, Ling Qiu, Regina Brand, Jared Kuemmerle, Han-Zhong Zhang, Kurt Gehlsen, John Drewe, Ben Tseng, Sui Xiong Cai, and Shailaja Kasibhatla, Molecular Cancer Therapeutics 2005; 4(5):1–11) describing the tail-interacting protein 47, or TIP-47, as the target for this class of compounds was published. The data indicates that MX128504 is tumor-selective and further support the discovery of novel drugs and drug targets using chemical genetics.

Apoptosis Inducer Compound #3, MX2407
      In November 2004, two manuscripts in the Journal of Molecular Cancer Therapeutics (Journal of Molecular Cancer Therapeutics, “Discovery and mechanism of action of a novel series of apoptosis inducers with potential vascular targeting activity”, Kasibhatla, S., Gourdeau, H., Meerovitch, K., Drewe, J., Reddy, S., Qiu, L., Zhang, H., Bergeron, F., Bouffard, D., Yang, Q., Herich, J., Lamothe, S., Cai, S. X., Tseng, B., Mol. Cancer Ther. 2004 3: pp. 1365-1374; “Antivascular and antitumor evaluation of 2-amino-4-(3-bromo-4,5-dimethoxy-phenyl)-3-cyano-4H-chromenes, a novel series of anticancer agents”, Henriette Gourdeau, Lorraine Leblond, Bettina Hamelin, Clemence Desputeau, Kelly Dong, Irenej Kianicka, Dominique Custeau, Chantal Boudreau, Lilianne Geerts, Sui-Xiong Cai, John Drewe, Denis Labrecque, Shailaja Kasibhatla, and Ben Tseng, Mol. Cancer Ther. 2004 3: pp. 1375-1384) describing its MX2407 anticancer drug candidate as part of a novel class of microtubule inhibitors were published. The manuscripts characterize MX2407 as a potent caspase activator demonstrating vascular targeting activity and potent antitumor activity in pre-clinical in vitro and in vivo studies. MX2407 appeared highly effective in mouse tumor models, producing tumor necrosis at doses that correspond to only 25% of the maximum tolerated dose. Moreover, in combination treatment, MX2407 significantly enhanced the antitumor activity of cisplatin, resulting in tumor-free animals.

Apoptosis Inducer Compound #4: MX128495
      In December 2003, Maxim announced the exclusive license of its MX90745 series of preclinical apoptosis inducer compounds for the treatment of cancer to Myriad Genetics, Inc. The lead compound in that series, MX128495, otherwise know as MPC6827, has shown potency in preclinical testing in multiple cancer types including prostate cancer, breast cancer, colorectal cancer, non-small cell lung cancer, small cell lung cancer and leukemia. Under the terms of the agreement, Maxim granted an exclusive worldwide license to Myriad for the development and commercialization of the MX90745 family of compounds. Myriad is responsible for the clinical development and commercialization of MX128495, with oversight provided by a joint development committee comprised of Myriad and Maxim personnel. Maxim provided research services to Myriad for a one-year period to assist with the development of MX128495. The license agreement included $27 million to Maxim in the form of milestone payments, license fees and research support assuming successful commercialization of any compound within the MX128495 series, as well as a royalty to Maxim on sales of MX128495-related products.
      In addition to collaborations related to specific compound families, the capacity of Maxim’s high-through screening assays (the ability to screen more than 30,000 compounds per day) enable Maxim to collaborate on earlier-stage discovery efforts as well. Under a collaboration with Celera Genomics, Maxim screened approximately 700,000 of Celera’s proprietary compounds to identify inducers of apoptosis. Maxim expects to seek additional corporate collaborators to augment its internal development efforts to accelerate the clinical development of its apoptosis inducer drug candidates.
      Maxim also plans to choose one or more of the compounds discovered through its apoptosis research efforts and independently advance the chosen compound(s) into human clinical trials.

Apoptosis and Protease Inhibitors
      Maxim has discovered 5 families, consisting of over 150 compounds, of highly potent, small molecule caspase inhibitors that inhibit apoptotic cell death in vivo. Intravenous administration of these compounds is highly efficacious in animal models of acute degenerative diseases, particularly myocardial infarction, stroke, hepatitis induced liver failure and sepsis. These compounds are also non-toxic in vivo and may also have applications in Biodefense.
      MX1013, Maxim’s lead clinical development candidate, has been shown in preclinical studies to effectively protect the heart muscle following an ischemic event such as myocardial infarction from ischemia-reperfusion injury. This compound was also shown to be highly active in preclinical models of acute liver failure associated with FAS-induced hepatitis, as well as in models of sepsis and stroke. In addition, several chemical families of analogues with equally good or better efficacy and safety have also been identified. These compounds are protected with composition of matter and use patents issued or applied for.
      Because nuclear detonation or radiological attack represent real and present threats to national security, the development of effective medical countermeasures are of critical importance. Excessive exposure to high dose radiation leads to bone marrow suppression with death due to the induction of apoptosis in hematopoietic stem and progenitor cells. Maxim’s lead development candidate, MX1013, is highly efficacious in animal studies (via intravenous or intraperitoneal injection) and has been shown to protect bone marrow cells from apoptosis induced by radiation and to extend the life of rodents exposed to lethal doses of radiation.
      Exposure to anthrax or other biological weapons are also significant threats to national security. Since anthrax lethal toxin is known to reduce the viability of cultured human endothelial cells and to induce caspase-dependent endothelial apoptosis, an agent like MX1013 may provide protection against human endothelial cell apoptosis induced by anthrax lethal toxin. Recent preliminary results indicate that Maxim’s caspase inhibitor MX1013 increased survival to 20% in mice exposed to lethal doses of anthrax.

      Maxim’s small molecule apoptosis inhibitor MX1013, or a related analog, may provide a safe and effective countermeasure for Biodefense applications. Specifically these include treatment for anthrax exposure, as well as treatment for excessive exposure to radiation, such as nuclear detonation or radiological attack.
      Another promising series of protease inhibitor compounds is the MX128533 series. This series of small molecules discovered by Maxim inhibits the SARS coronavirus, or SARS-CoV. They have been tested for antiviral activity by the National Institute of Allergy and Infectious Diseases, or NIAID, part of the National Institutes of Health, at the Institute for Antiviral Research, Utah State University, by Dr. Dale Barnard and Dr. Robert Sidwell.
      The lead compound demonstrated inhibition of the SARS-CoV in cell culture at very low concentrations, 0.02 microg/mL. In-vitro studies with the compound has demonstrated no toxic effect on uninfected cells even at the highest concentration tested, resulting in a selectivity index, or SI, greater than 500. An SI of greater than 10 is considered significant by NIAID criteria. This series of compounds is being further evaluated in-vitro and in preclinical animal models under the agreement with NIAID to select a potential development candidate.
      As with Maxim’s apoptosis inducing compounds for which it is seeking partners, it is also seeking to partner its apoptosis and SARS virus protease inhibitors.
Product Development and Collaborative Relationships
      Maxim conducts its research, clinical trials and other product development activities through a combination of efforts by its internal personnel and collaborative programs. For Ceplene and its other research and development programs it relies upon its clinical management personnel in collaboration with universities and other clinical research sites, contract research organizations and other similar service providers and persons. Earlier-stage research and development efforts related to the apoptosis modulator technology have historically been conducted in Maxim’s laboratories, although Maxim recently entered into a collaborative agreement for one of its compound families and Maxim expects to rely on pharmaceutical company collaborative relationships to advance the clinical development of certain other compounds and indications encompassed by this technology while Maxim contemporaneously work to independently advance at least one compound into human clinical development. Maxim has relied upon licensing and other transactions to provide access to certain of its proprietary technologies.

Ceplene Collaborations
      Maxim Pharmaceuticals is seeking a strategic partnership for the filing of European registration and commercialization of Ceplenetm for the treatment of AML. Based upon recent discussions with the rapporteur and co-rapporteur assigned to the MAA, regulators at the EMEA and European regulatory experts engaged by Maxim, it has concluded that an application should be filed to seek approval for Ceplenetm in AML based upon the recent successful Phase III trial results. AML is the most common form of adult leukemia and there is no present therapy for treating patients during remission that was the focus of the Maxim trial.
      Maxim will continue to evaluate strategic options related to its regulatory evaluations and partnering efforts in other potential indications.

Apoptosis Modulator and Other Collaborations
      In July 2000, Maxim licensed its MX2105 series of anti-cancer compounds to Biochem Pharma, subsequently becoming Shire BioChem, or Shire. This agreement required that Shire make licensing, research and milestone payments to Maxim totaling up to $55 million assuming the successful commercialization of the compound for the treatment of two cancer indications, as well as pay a royalty on product sales resulting from this collaboration. Shire was to provide the preclinical testing, manufacturing development and clinical development of the compound. In July 2003, following the combination of Shire and Biochem Pharma, Shire announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. In March 2004, Maxim entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire. Under the agreement all rights and obligations of the parties under the July 2000 agreement were terminated and Shire agreed to assign and/or license to Maxim rights it owned under or shared under the prior research program. The agreement did not require any up-front payments, however, it does require that Maxim provide Shire a portion of any sublicensing payments Maxim receives if they relicense the series of compounds or make milestone payments to Shire totaling up to $26 million, assuming the successful commercialization of the compound by Maxim for the treatment of a cancer indication, as well as pay a royalty on product sales.
      In 2000, Maxim entered into a collaboration with Celera Genomics under which Maxim has screened approximately 700,000 compounds from Celera’s proprietary libraries using its high-throughput screening technology. Maxim performed research regarding the mechanisms of action for any promising compounds identified during the screening process. The agreement called for Celera to perform the preclinical work for such compounds. Under the agreement Maxim retains the option to elect, at its sole discretion, to jointly develop with Celera any compounds that are taken into clinical trials and to share equally the development costs and commercial revenues. Maxim completed the screening of these compounds. Celera is carrying out evaluation of the leads.
      In December 2003, Maxim announced the exclusive worldwide license of its MX90745 family of preclinical apoptosis inducer compounds for the treatment of cancer to Myriad Genetics, Inc. Myriad will be responsible for the clinical development and commercialization of the lead compound, MX128495, with oversight to be provided by a joint development committee comprised of Myriad and Maxim personnel. Maxim provided research services to Myriad for a one-year period to assist with the development of MX128495. The license agreement included up to $27 million to Maxim in the form of milestone payments, license fees and research support assuming successful commercialization of any compound within the MX128495 series, as well as a royalty to Maxim on sales of MX128495-related products.
Marketing and Sales
      If Maxim is successful in attaining approval to market Ceplene from regulatory authorities in the European Union, Maxim plans to enter into a territory specific marketing collaboration with a company with relevant experience in marketing oncology drugs. The option for co-marketing of Ceplene in the United States and other territories would be negotiated with any partner.
      In 1999, Maxim entered into an agreement granting F. H. Faulding & Co., Ltd. (now Mayne Pharmaceuticals) the right to market Ceplene in Australia and New Zealand. Also during 1999, Maxim entered into an agreement granting MegaPharm, Ltd. the right to market Ceplene in Israel.
      Maxim’s marketing strategies for the initial apoptosis modulators will rely upon out-licensing and other collaborative relationships. For example, in November 2003 Maxim’s MX128495 series of anti-cancer compounds was licensed to Myriad under an agreement that calls for Myriad to market any products within this series that attain regulatory approval.
Manufacturing
      Maxim does not intend to acquire or establish its own dedicated manufacturing facilities for Ceplene in the foreseeable future. There are a number of facilities in compliance with FDA Good Manufacturing Practice available for contract manufacturing, and Maxim has contracted with established pharmaceutical manufacturers for the production of Ceplene. These manufacturers supply the Ceplene as required for Maxim’s clinical trial activities and have demonstrated the capability to supply commercial quantities of the product for any potential market launch.
      Maxim believes that, in the event of the termination of an agreement with any single supplier or manufacturer, it would likely be able to enter into agreements with other suppliers or manufacturers on similar terms. Maxim currently relies upon similar relationships for the manufacturing of its apoptosis modulator and topical gel drug candidates and expects to continue to rely upon such relationships in the future.

Patents, Licenses and Proprietary Rights
      Maxim owns or has the rights to 58 issued United States patents and 47 United States patent applications. Corresponding patent applications have been filed, and in a number of instances patents have been issued, in major international markets, including Europe, Australia and Japan. Maxim’s policy is to file, where possible, patent applications to protect technologies, inventions and improvements that are important to the development of its business. Maxim has devoted substantial attention and resources to its patent and license portfolio. Maintaining patents and licenses and conducting an assertive patent prosecution strategy is a priority for Maxim.

Granted Patents and Pending Applications in Key Areas
      Maxim owns or has rights to 27 issued United States patents and 16 United States patent applications related to Ceplene, a technology platform based upon histamine, a naturally occurring H2 receptor agonist. These patents encompass various topics relating to use, composition, methods, and manufacture of histamine, H2 receptor agonists, or radical scavengers in a variety of disease states. A number of corresponding patents have also issued in international markets.
      Maxim owns or has rights to 6 issued United States patents and 1 United States patent application for material compositions and other rights underlying the topical gel technology. Maxim also owns or has rights to 2 issued United States patents on HTLV peptides for diagnostics or therapeutic uses. Corresponding patents have also been filed in international markets.
      Maxim holds or has rights to 23 issued United States patents and 30 United States patent applications related to drug screening methodology and reagents, and compounds that induce apoptosis or inhibit apoptosis. Corresponding patent applications related to the above have also been filed internationally in most cases.

Technology Rights
      In 1993, Maxim entered into a technology transfer agreement under which it purchased certain intellectual property and patent rights related to its Ceplene technology. The technology transfer agreement required that Maxim pay certain royalty obligations to the two inventors of the technology, although one of the inventors waived his royalty rights as part of a subsequent agreement with Maxim. In October 1999, Maxim entered into a new royalty agreement with the remaining inventor under which it agreed to pay $1 million over three years in exchange for a reduced royalty rate. Maxim has also filed a large number of additional patent applications and received a substantial number of additional patents encompassing the Ceplene technology as described above.
      In 1998, Maxim entered into a license agreement with Professional Pharmaceuticals, Inc., or PPI, for an exclusive, worldwide license to technology related to material compositions and other patent rights underlying the topical gel technology. The license agreement requires that Maxim pay certain royalty obligations to PPI.
      In 2000, Maxim acquired Cytovia, Inc., a privately held biopharmaceutical research company. The technology rights associated with Maxim’s apoptosis modulator program were acquired in this transaction.
      In March 2004, Maxim reacquired the rights to the MX2105 series of vascular targeting agent cancer drug candidates from Shire. The MX2105 series was licensed in July 2000 to BioChem Pharma, a company that was subsequently acquired by Shire Pharmaceuticals. The new agreement calls for Maxim to pay Shire certain milestone and royalty payments upon the successful advancement of any drug candidates within the MX2105 series.
Government Regulation
      Regulation by governmental authorities in the United States, the European Union and other countries is a significant factor in the development, manufacture and marketing of Maxim’s proposed products and in its ongoing research and product development activities. The nature and extent to which such regulation applies to Maxim will vary depending on the nature of any products it may develop. Maxim anticipates that many, if not all, of its products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic and vaccine products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA, the EMEA and similar regulatory authorities in other countries. Various governmental statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money. Any failure by Maxim or its collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any products Maxim develops and prevent it from generating product revenues and obtaining adequate cash to continue present and planned operations.

FDA Approval Process
      Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and the safety of the product. The results of these studies are submitted to the FDA as a part of an Investigational New Drug application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time consuming and costly three-phase process. In Phase 1, clinical trials are conducted with a small number of people to assess safety and to evaluate the pattern of drug distribution and metabolism within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Monitoring of all aspects of the study to minimize risks is a continuing process. Reports of all adverse events must be made to the FDA.
      The results of the preclinical and clinical testing on a non-biologic drug and certain diagnostic drugs are submitted to the FDA in the form of an NDA for approval prior to commencement of commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all, for any of Maxim’s potential products. Similar procedures are in place in countries outside the United States.

European and Other Regulatory Approval
      Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other regions is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each region may impose their own requirements and may refuse to grant, or may require additional data before granting, an approval even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union and other developed regions have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular regions varies, but generally follows a similar sequence to that described above for FDA approval. In Europe, the European Committee for Human Medicinal Products provides a mechanism for European Union member states to exchange information on all aspects of product licensing. The European Union has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

Other Regulations
      Maxim is also subject to various United States federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with its research work. The extent of government regulation that might result from future legislation or administrative action cannot be predicted accurately.
Third-Party Reimbursement
      The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. For example, in certain European markets, pricing negotiations are often required in each country, even if approval to market the drug under the European Medical Evaluation Authority’s centralized procedure is obtained. In the United States, there have been, and Maxim expects that there will continue to be, a number of federal and state proposals to implement similar government control. Maxim’s industry is currently facing concerns related to the re-importation into the United States of pharmaceutical products, manufactured in the United States, that are sold in other countries at prices significantly below their United States prices.
      In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While Maxim cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on Maxim’s ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on Maxim’s business, financial condition and results of operations. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for Maxim, its ability to establish corporate collaborations may be adversely affected. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans that mandate predetermined discounts from list prices. Third-party payors are increasingly challenging the prices charged for medical products and services. If Maxim succeeds in bringing one or more products to the market, it cannot assure you that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow Maxim to sell its products on a competitive basis.
Competition
      Competition in the discovery and development of methods for treating or preventing cancer is intense. Numerous pharmaceutical, biotechnology and medical companies and academic and research institutions in the United States and elsewhere are engaged in the discovery, development, marketing and sale of products for the treatment of cancer. These include surgical approaches, new pharmaceutical products and new biologically derived products. Maxim expects to encounter significant competition for the principal pharmaceutical products it plans to develop. Companies that complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before Maxim may achieve a significant competitive advantage. A number of pharmaceutical companies are developing new products for the treatment of the same diseases Maxim is targeting. In some instances, Maxim’s competitors already have products in late-stage clinical trials. In addition, certain pharmaceutical companies are currently marketing drugs for the treatment of the same diseases Maxim is targeting, and may also be developing new drugs to address these disorders.
      In the area of immunotherapy, the impact of competition for Ceplene may be reduced as the drug may be complementary to many other immunotherapeutic agents. Maxim’s current clinical testing combines the administration of Ceplene with the administration of cytokines, certain immunotherapeutic agents. Accordingly, Ceplene and these immunotherapeutic agents may not be competitive but may play complementary and synergistic roles in enhancing the immune system. For this reason, Maxim believes that continuing advancements in the overall field of immunotherapy may create new opportunities for Ceplene.
      Many of Maxim’s competitors have substantially greater financial, clinical testing, regulatory compliance, manufacturing, marketing, human and other resources. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated with Maxim’s competitors. Maxim believes that its competitive success will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals, obtain orphan drug status for certain products and manufacture and successfully market its products either independently or through outside parties.
Employees and Consultants
      As of September 7, 2005, Maxim had 32 full-time employees, all of whom were based at Maxim’s three facilities in San Diego, California, 14 of whom comprise the core research team for the apoptosis program, 6 in drug development, primarily clinical and regulatory, and 12 in general and administrative, business development and management positions. Maxim believes its relationships with its employees are satisfactory.
      In addition to Maxim’s employees, they have engaged a number of experienced consultants in North America, Europe, Israel and Australia with pharmaceutical and business backgrounds to assist in product development efforts. Maxim plans to leverage its key personnel by making extensive use of contract laboratories, development consultants and collaborations with pharmaceutical companies to expand its preclinical and clinical trials.
Description of Properties
      Maxim currently leases approximately 71,000 rentable square feet of laboratory and office space in three facilities in San Diego, California. Approximately 13,000 rentable square feet of laboratory and office space is subleased to third parties and Maxim is currently pursuing the sublease of an additional portion of its office space. Maxim believes that its existing facilities will be adequate to accommodate the implementation of its current business strategies.
Legal Proceedings
      In October 2001 and May 2002, certain former stockholders of Cytovia filed complaints in California Superior Court in San Diego, against Maxim and two of its officers, alleging fraud and negligent misrepresentation in connection with Maxim’s acquisition of Cytovia. A binding arbitration proceeding with the American Arbitration Association was held in May 2003. The three-member arbitration panel rejected all of the plaintiffs’ claims, determined that Maxim has no liability for such claims and awarded recovery of Maxim’s reasonable attorneys’ fees and costs of approximately $922,000 as prevailing party in the proceedings. In December 2003, the decision was confirmed by the Superior Court, which entered a judgment to this effect. In June 2004, the plaintiffs filed an Appeal. In December 2004, the Court of Appeal reversed the judgment of the Superior Court and remanded the lawsuit to the trial court for further proceedings. Maxim has filed a petition to the United States Supreme Court seeking further appellate review. In October 2005, Maxim learned that the United States Supreme Court denied Maxim’s request for review. Maxim will continue to vigorously defend the underlying claims back in the Superior Court.
      On September 21, 2004, plaintiff Dr. Richard Bassin, on behalf of himself and purportedly on behalf of a class of other stockholders similarly situated, filed a complaint in the United States District Court for the Southern District of California against Maxim, one officer of Maxim and one former officer of Maxim, alleging violations of federal securities laws related to declines in Maxim’s stock price in connection with various statements and alleged omissions to the public and to the securities markets during the class period from November 11, 2002 to September 17, 2004, and seeking damages therefore. Thereafter two similar complaints were filed in the Southern District of California. These three actions were consolidated and in March 2005, plaintiffs filed a consolidated amended complaint. No discovery has been conducted. In October 2005, the United States District Court for the Southern District of California granted the Company’s motion to dismiss the consolidated amended complaint, but allowed plaintiffs leave to amend. It is possible that the plaintiffs will exercise their right to file an amended complaint. The cases have been tendered to Maxim’s insurance carrier, which has denied coverage. Maxim disputes the position taken by the insurance carrier and fully intends to enforce its right under the policy.
      On October 7, 2004, plaintiff Jesus Putnam, purportedly on behalf of Maxim, filed a derivative complaint in the Superior Court for the State of California, County of San Diego, against one officer of Maxim, two former officers of Maxim and Maxim’s entire Board of Directors, alleging breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code, all of which arise from allowing purported violations of federal securities laws related to declines in Maxim’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. No discovery has been conducted, and the parties have entered into a stipulation to stay the action pending resolution of the motion to dismiss the federal actions. On October 5, 2005, plaintiff attempted to file an amended complaint to include class action allegations that defendants breached their fiduciary duties by approving the merger. In addition, the plaintiff has requested that the court enjoin Maxim’s directors from completing the merger as presently proposed. The amended complaint was rejected by the Court pending the lifting of the stay. Maxim expects plaintiff to re-file the amended complaint once the stay is lifted, in or about December 2005. If the court were to grant plaintiff’s request for an injunction, the merger could be delayed indefinitely. The complaint has been tendered to Maxim’s insurance carrier, which has denied coverage. Maxim disputes the position taken by the insurance carrier and fully intends to enforce its rights under the policy.
      On May 3, 2005, plaintiff Carolina Casualty Insurance Company filed a complaint in the United States District Court for the Southern District of California against one officer of Maxim, two former officers of Maxim and Maxim’s entire Board of Directors, seeking a declaratory judgment from the court that Maxim’s D&O insurance policy did not cover losses arising from the state and federal stockholder suits that were filed in 2004. Maxim answered the complaint and filed counterclaims against Carolina Casualty. No discovery has been conducted and the court has issued a stay of the entire proceedings, pending certain events in the federal suit.
      Maxim intends to engage in a rigorous defense against such claims. No assurances can be made that Maxim will be successful in its defense of the pending claims. If Maxim is not successful in its defense of such claims, it could be forced to, among other things, make significant payments to resolve these claims, and such payments could have a material adverse effect on Maxim’s business, financial condition and results of operations if not covered by Maxim’s insurance carrier. Further, regardless of success of the litigation, the litigation itself may result in substantial costs and divert management’s attention and resources, all of which could adversely affect Maxim’s business.

MAXIM MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of Maxim’s financial condition and results of operations in conjunction with Maxim’s consolidated financial statements and the related notes included elsewhere in this proxy statement/ prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors” and elsewhere in this proxy statement/ prospectus, Maxim’s actual results may differ materially from those anticipated in these forward-looking statements.
Overview
      Maxim is a biopharmaceutical company dedicated to developing innovative cancer therapeutics. Maxim’s lead drug candidate is Ceplenetm(histamine dihydrochloride), which has shown a statistically significant improvement in leukemia free survival in a Phase III clinical trial as a remission maintenance therapy for patients with AML. Ceplene is designed to prevent or reverse damage associated with oxidative stress, thereby protecting critical cells and tissues. Because Ceplene modulates basic immune functions, it has the potential to be used in the treatment of a broad range of diseases in which oxidative stress plays an important role. More than 2,000 patients have participated in Maxim’s 17 clinical trials of Ceplene, conducted in 20 countries. Maxim is currently seeking a strategic partnership to further develop Ceplene in AML and other indications and complete commercialization.
      Maxim is also discovering and developing small-molecule apoptosis inducers to treat cancer using their proprietary high-throughput screening technology and their chemical genetics approach. This program has identified four lead oncology candidates that are proceeding to clinical trials independently and through collaborations. The most advanced candidate from the program is in a Phase 1 trial through collaboration with Myriad Genetics.
      During the nine months ended June 30, 2005, Maxim has devoted substantially all of its resources to its histamine therapy and apoptosis modulator product development programs. Maxim conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by Maxim’s executive officers and other staff located primarily at Maxim’s headquarters in San Diego, California.
      In March 2005, Maxim retained Piper Jaffray & Co. to advise and assist in identifying and evaluating its strategic options. Piper Jaffray is a leading investment bank serving the life science industry. In September 2005, Maxim announced that it entered into a definitive merger agreement with EpiCept. The transaction is anticipated to close during the fourth quarter of 2005 and is subject to satisfaction of certain customary closing conditions, including the approval of the stockholders of Maxim. There can be no assurance that Maxim will be able to close its business combination with EpiCept. Also, if such transaction does not close, there can be no assurance that existing sources of liquidity will be sufficient to complete an alternative strategic transaction. In addition, any such transactions may require Maxim to incur non-recurring or other charges, or incur other substantial financial obligations and may pose significant integration challenges with respect to Maxim’s business including the development of Maxim’s product candidates, and business disruptions, any of which could materially and adversely affect its business and financial results. Should Maxim be required to seek additional capital to complete such a transaction, there can be no assurance that such additional financing, if required, will be available when needed or, if available, will be on satisfactory terms.
Critical Accounting Policies
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires Maxim to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosure of contingent assets and liabilities. These estimates include useful lives for fixed assets, useful lives for intellectual property, estimated lives for license agreements, revenue recognition, allowance for notes receivable, valuation of intellectual property, and estimates for clinical trial expenses incurred but not yet billed. On an on-going basis, Maxim evaluates its estimates. Maxim bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Under different assumptions or conditions these estimates may vary significantly. In addition, actual results may differ materially from these estimates.
      Maxim believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.
      Revenue Recognition. Revenue is generally recognized when all of the following criteria are met: persuasive evidence that an arrangement exists; services have been rendered and amounts paid to Maxim is non-refundable; the price is fixed and determinable; and collection is reasonably assured. All multiple deliverable arrangements are reviewed by Maxim for separability in accordance with EITF 00-21. If the separability criteria are met, non-refundable upfront technology access fees are accounted for separately. Upfront technology access fees which are not considered separable from the related research fees are recognized as revenue over the applicable research period as research activities are performed. Milestone payments are recognized when earned and collectibility is assured provided that the milestone events are substantive and the payments approximate the fair value of the milestone. Amounts received but unearned are recorded as deferred revenue. Maxim is provided with donated materials and services pursuant to the terms of certain of its collaborative agreements. These donated materials and services are recorded as revenue and expense when used at the fair market value of the material received or the service provided. Grant funding is recognized as revenue when services are performed under the grant.
      Clinical trial expenses. Maxim accounts for certain study drug, clinical trial site and other clinical trial costs by estimating the services incurred but not reported for each patient enrolled in each trial. These costs and estimates vary based on the type of clinical trial, the site of the clinical trial, the length of treatment period for each patient and the length of time required to receive formal documentation of the actual expenses incurred. As actual costs become known, Maxim may need to revise its estimated accrual, which could also materially affect its results of operations.
      Valuation of Intellectual Property. Maxim evaluates its patents and licenses for impairment on an annual basis and whenever indicators of impairment exist. During this process, Maxim reviews its portfolio of pending domestic and international patent applications, domestic and international issued patents, and licenses it has acquired from other parties. To determine if any impairment is present, Maxim considers challenges or potential challenges to its existing patents, the likelihood of applications being issued, the scope of its issued patents, the assessment of future cash flows to be generated from the patents and its experience. In the event that it is determined that an impairment exists where Maxim had previously determined that one did not exist, it may result in a material adjustment to its financial statements.
Results of Operations

For the nine months ended June 30, 2005 and June 30, 2004
      Collaboration and Research Revenue. For the nine months ended June 30, 2005, collaboration and research revenue was $1,583,000, a decrease of $1,910,000 or 55% over the same period in the prior year. The decrease was primarily attributable to a decrease in donated drugs and services from a collaboration with Schering Corporation, which provided $12,900 in the nine months period ended June 30, 2005 compared to $1,824,000 in the same period in the prior year.
      Research and Development Expenses. Research and development expenses for the nine months ended June 30, 2005 totaled $15,358,000, a decrease of $12,220,000 or 44% over the same period in the prior year. The decrease was primarily due to the decrease in clinical trial activity because the Ceplene clinical trials are substantially complete. For the nine month period ended June 30, 2005, restructuring expenses of $1,103,000 were recorded in research and development expenses.
      In the future, Maxim expects to continue incurring additional research and development expenses due to:

•	research related to its apoptosis modulator program;

•	preclinical and clinical testing of its product candidates; and

•	regulatory-related expenses.
      Business Development and Marketing Expenses. For the nine months ended June 30, 2005, business development and marketing expenses were $1,907,000, a decrease of $470,000 or 20% over the same period in the prior year. The decrease was primarily due to work force reductions. For the nine month period ended June 30, 2005, restructuring of $155,000 were recorded in business development and marketing expenses.
      General and Administrative Expenses. For the nine months ended June 30, 2005, general and administrative expenses were $6,159,000, an increase of $968,000 or 19% from the same period in the prior year. The increase was primarily due to an increase in accounting, legal and consulting expenses. For the nine month periods ended June 30, 2005, restructuring expenses of $456,000 were recorded in general and administrative expenses, including a $120,000 write-down for excess or idle property and equipment.
      Provision for note receivable from an officer. For the nine months ended June 30, 2005, Maxim recorded expense of $418,000 for an additional allowance on a note receivable from an officer of Maxim due to the decrease in the value of Maxim stock and stock options held by the officer collateralizing the note. Maxim performs quarterly impairment analyses for the note receivable. There was no similar expense in the similar period of the prior year. For further information refer to the Liquidity and Capital Resource section below or Footnote 7 “Related Party Transactions” of the financial statements attached to this proxy statement/ prospectus.
      Investment Income. Investment income was $532,000 for the nine months ended June 30, 2005, a decrease of $685,000 or 56% from the same period in the prior year. These decreases were a result of a decrease in Maxim’s cash and short-term investment balances.
      Net Loss Applicable to Common Stock. Net loss applicable to common stock for the nine months ended June 30, 2005 totaled $21,758,000, a decrease of $8,731,000 or 29% from the same period in the prior year. This decrease was primarily a result of the decrease in research and development expenses, partially offset by the increase in general and administrative expenses and the provision for the note receivable from the officer and the decrease in collaboration and research revenue, as described above.

Years ended September 30, 2004, 2003 and 2002
      Collaboration and Research Revenue. For the year ended September 30, 2004, collaboration and research revenue totaled $4,118,000, an increase of $288,000 or 8% compared to the same period in the prior year. This increase was primarily attributable to $1,733,000 of research and license revenue from the Myriad Genetics, Inc., or Myriad, collaboration that Maxim entered into in November 2003. This increase is offset by a decrease in donated drugs and services from Schering Corporation on the Phase II trial in non-responder HCV patients, or M0406 trial, due to a lower number of patients in the treatment phase of the trial. The Schering agreement provided $1,844,000 of revenue in the current year versus $3,008,000 of revenue in the prior year. Other revenue recognized during the current year amounted to $541,000 from license and research agreements with Celera Genomics Corporation and a grant from the National Institute of Health. In the prior year these agreements generated $822,000 of revenue.
      For the year ended September 30, 2003, collaboration and research revenue increased by $1,677,000 or 78% compared to the same period in the prior year. This increase was primarily attributable to an increase in donated drugs and services from Schering Corporation as a result of full enrollment of Maxim’s Phase II study in nonresponder HCV patients. The Schering agreement provided $543,000 of revenue in the year ended September 30, 2002.
      Research and Development Expenses. For the year ended September 30, 2004, research and development expenses were $37,923,000, a decrease of $4,605,000 or 11% over the same period in the prior year. This decrease was primarily the result of decreased expenses resulting from the current stage of Maxim’s Ceplene Phase II M0406 trial and Phase III M0104 trial which is also known as the Phase III advanced malignant melanoma trial in patients with liver involvement. For the year ended September 30, 2003, research and development expenses were $42,528,000, an increase of $10,513,000 or 33% over the same period in the prior year. This increase was primarily the result of increased activity resulting from increased enrollment in Maxim’s Phase II M0406 trial and Phase III M0104 trial, as well as efforts to develop an oral formulation of histamine and costs related to Maxim’s planned regulatory filings. In the future Maxim expects to continue incurring substantial research and development expenses due to:

•	preclinical and clinical testing of Maxim’s product candidates

•	expansion of or additional research and development programs; and

•	regulatory-related expenses
      Costs incurred by major program for each of the three years in the period ended September 30, 2004, were as follows (in thousands):

	2004	2003	2002

Ceplene development program	$23,505	$27,502	$19,294
Apoptosis modulator program	3,392	4,264	4,941
HD-O (oral histamine) program	3,550	2,703	22
Topical histamine program	92	379	761
Histamine research	1,200	1,374	1,428
R&D support costs	6,184	6,306	5,569

Total R&D expense	$37,923	$42,528	$32,015

      The Ceplene development includes the costs of conducting clinical trials with Maxim’s lead drug candidate, Ceplene. Histamine research includes studies to identify additional uses of histamine such as testing in chronic liver disease models. R&D support costs include expenses such as rent, utilities, depreciation of laboratory equipment and leasehold improvements, amortization of intellectual property and information technology costs. During the years ended September 30, 2004, 2003 and 2002 the R&D support costs attributable to the apoptosis modulator program totaled $2,603,000, $2,693,000 and $2,514,000, respectively.
      Maxim has several other product candidates in the research stage. It can take many years from the initial decision to screen product candidates, perform preclinical and safety studies, and perform clinical trials leading up to possible FDA approval of a product. The outcome of the research is unknown until each stage of the testing is completed, up through and including the registration clinical trials. Accordingly, Maxim is unable to predict which potential product candidates Maxim may proceed with, the time and cost to complete development, and ultimately whether Maxim will have a product approved by the FDA.
      Business Development and Marketing Expenses. Business development and marketing expenses for the year ended September 30, 2004 were $4,604,000, an increase of $3,209,000 or 230% over the same period in the prior year. This increase is due to an increase in premarketing activities associated with the potential market launch of Ceplene. Business development and marketing expenses for the year ended September 30, 2003 were $1,395,000, a decrease of $1,816,000 or 57% over the same period in the prior year due to a decrease in marketing and sales management personnel during the first quarter of fiscal year 2003.
      General and Administrative Expenses. For the year ended September 30, 2004, general and administrative expenses were $6,631,000, a decrease of $1,126,000 or 15% over the same period in the prior year primarily as a result of a decrease in legal expenses. For the year ended September 30, 2003, general and administrative expenses were $7,757,000, an increase of $1,470,000 or 23% over the same period in the prior year primarily as a result of an increase in legal expenses.
      Provision for note receivable and loan guarantee to/for officers. For the years ended September 30, 2004 and 2002, Maxim recorded expense of $1,333,000 and $700,000, respectively, for an allowance on a note receivable from an officer of Maxim. For the years ended September 30, 2004 and 2002, Maxim also recorded a $3,000 credit and expense of $900,000 as a reserve on a loan guarantee made on behalf of an officer. During the fourth quarter of fiscal year 2002, Maxim determined the officers did not have the ability to fully meet these obligations. Accordingly, Maxim expensed amounts considered impaired as of September 30, 2002. During the fourth quarter of fiscal year 2004, Maxim recorded additional expense on the officer loan related to the decrease in the value of Maxim stock and stock options held by the officer collateralizing the note, following the negative Phase III M0104 melanoma trial results released in September 2004, and the subsequent decrease in the price of Maxim’s common stock. Maxim performs quarterly impairment analyses for these values. There was no similar expense in fiscal year 2003. For further information refer to the Liquidity and Capital Resources section of this MD&A or Note 7 — “Related Party Transactions” of the Maxim Consolidated Financial Statements included in this proxy statement/ prospectus.
      Investment Income. Investment income was $1,467,000 for the year ended September 30, 2004, a decrease of $1,032,000 or 41% from the prior year. Investment income was $2,499,000 for the year ended September 30, 2003, a decrease of $2,492,000 or 50% from the prior year. These decreases were primarily the result of the decrease in Maxim’s cash and short-term securities investment balances and in the rate of interest earned on Maxim’s investments.
      Cumulative Effect of Accounting Change. On October, 1, 2002, Maxim adopted the provisions of SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” and as a result of the transitional impairment test, wrote off all goodwill, which totaled $28,179,000. There was no similar expense in fiscal years 2004 and 2003.
      Net Loss Applicable to Common Stock. Net loss applicable to common stock for the year ended September 30, 2004 totaled $44,968,000, a decrease of $488,000 or 1% from the same period in the prior year. This decrease was primarily a result of decreases in research and development expenses and general and administrative expenses, partially offset by the increase in business development and marketing expenses, provision for note receivable and loan guarantee to/for officers and a decrease in investment income, as described above. Net loss applicable to common stock for the year ended September 30, 2003 totaled $45,456,000, a decrease of $18,867,000 or 29% from the same period in the prior year. This decrease was primarily a result of a cumulative effect of an accounting change recorded in fiscal year 2002, partially offset by an increase in research and development expenses, as described above.
Liquidity and Capital Resources
      Since inception, Maxim has financed its operations primarily through the sale of its equity securities providing total net proceeds of approximately $323 million, including an initial public offering in 1996, an international follow-on public offering in 1997, private offerings of preferred stock in July and November 1999, a follow-on public offering in February 2000, and a private placement of common stock in September 2003.
      Until required for operations, Maxim’s policy under established guidelines is to keep its cash reserves in bank deposits, corporate debt securities, United States government instruments and other readily marketable debt instruments, all of which are investment-grade quality. As of June 30, 2005, Maxim had cash, cash equivalents and investments (including restricted cash of $3.5 million) totaling approximately $27.0 million compared with $52.9 million at September 30, 2004. As of June 30, 2005, Maxim had working capital of approximately $20.5 million compared with $41.1 million at September 30, 2004. The decrease in Maxim’s cash, cash equivalents and short-term investments, and working capital was primarily due to day-to-day operating expenses relating to research and development activities.
      In December 2000, Maxim entered into a $2,850,000 full recourse secured revolving promissory note with an officer of Maxim. The note bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, Maxim determined that the note to the officer had become impaired because Maxim determined that the officer did not have the ability to repay the loan in full when due and recorded an allowance on the note in the amount of $700,000. Maxim has subsequently recorded $1,751,000 of expense, including $94,000 during the quarter ended June 30, 2005, to increase the allowance on the note related to the decrease in the value of Maxim stock and stock options held by the officer collateralizing the note. In addition, Maxim has not recorded interest income of $367,000 on the note subsequent to June 30, 2002. The entire outstanding balance of principal and interest was due in December 2002. Since the note came due, the officer has not had sufficient liquid assets to repay the loan in full, however, the officer has paid Maxim $394,000 related to the note. As of June 30, 2005, the recorded outstanding principal and interest balance on the note was $264,000, net of the $2,451,000 allowance. On August 3, 2005, the officer forfeited all collateral securing the loan including, including 203,333 shares of Maxim common stock and 1,563,667 options to purchase Maxim common stock resulting in Maxim receiving full consideration for the recorded value of the note and recovery of $33,000 of the allowance previously recorded. The officer was currently insolvent and unable to repay the outstanding balance of the loan. After extensively reviewing all related facts and circumstances, including Maxim’s current needs, prospects and contingency plans, the officer’s current assets and liabilities, Maxim’s resulting inability to collect the loan indebtedness, and the best interests of Maxim’s stockholders and creditors, Maxim’s board of directors agreed to forgive the loan. On August 19, 2005, Maxim entered into an agreement with the officer regarding the forgiveness of all amounts (including principal and interest) owed under the note.
      At June 30, 2005, Maxim was owed $900,000, including $4,000 of unrecorded interest, from a former officer resulting from an unpaid loan, due in July 2004, that the individual had with a bank, which Maxim guaranteed in July 2001. The purpose of the bank loan was to allow the payment of income taxes associated with the exercise of stock options. The Board determined that it was in Maxim’s best interest to provide the guarantee to avoid the necessity of the officer selling personal holdings of Maxim securities during a period of depressed market prices. During the fourth quarter of fiscal year 2002, Maxim had determined that it was probable the former officer would not have the ability to repay his bank loan. Therefore, Maxim had recorded a provision for the guarantee and a liability in the amount of $900,000, $3,000 of which was subsequently reversed. The former officer does not currently have the assets necessary to repay Maxim. As of June 30, 2005, the recorded outstanding principal and interest balance on the loan was $0, net of the $897,000 allowance. On August 1, 2005, the former officer forfeited to Maxim all 453,333 options to purchase Maxim common stock. After extensively reviewing all related facts and circumstances, including Maxim’s current needs, prospects and contingency plans, the former officer’s current assets and liabilities and Maxim’s inability to collect the loan indebtedness, and the best interests of Maxim’s stockholders and creditors Maxim’s board of directors agreed to forgive the loan. On September 5, 2005, Maxim entered into an agreement with the officer regarding the forgiveness of all amounts (including principal and interest) owed under the note.
      Maxim has term loans with a bank totaling $190,000 at June 30, 2005, the proceeds of which were used to finance capital expenditures. The term loan agreements contain customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and the maintenance of Maxim’s principal depository and operating accounts with the bank. In addition, Maxim has the choice to either maintain a minimum aggregate balance of $3,500,000 at the institution or to pay the bank a quarterly fee of $2,500. During the quarter ended June 30, 2005, Maxim maintained the minimum aggregate balance noted above at the bank and was in compliance with all covenants.
      The following table summarizes Maxim’s contractual obligations as of June 30, 2005, net of sublease commitments on operating leases of $192,000 in year one, $372,000 in years two and three, $295,000 in years four and five and $38,000 thereafter:

	Payments Due by Period

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
CONTRACTUAL OBLIGATIONS
Debt	$243	$243	$—	$—	$—
Capital Lease Obligations	6	6	—	—	—
Severance Obligations	96	96	—	—	—
Operating Lease Commitments	8,160	1,724	3,531	2,664	241
      In September 2004, a complaint was filed in Federal Court against Maxim, one officer and one former officer alleging violations of federal securities laws. Thereafter two similar complaints were filed. The actions were consolidated and in March 2005, the plaintiffs filed a consolidated amended complaint. And in October

2004, a derivative complaint was filed against one officer, two former officers and Maxim’s entire Board of Directors alleging, among other things, breach of fiduciary duty arising from allowing purported violations of federal securities laws. No discovery has been conducted. All of the foregoing complaints were tendered to Maxim’s insurance carriers, however, Maxim’s primary carrier has denied coverage for these claims. Maxim disputes the position taken by Maxim’s primary carrier and intends to enforce its rights under the policy. In May 2005, Maxim’s primary D&O insurance carrier filed a complaint in Federal Court against Maxim, one officer, two former officers and Maxim’s entire Board of Directors seeking declaratory relief as to whether Maxim’s D&O insurance policy covered the losses arising from the foregoing complaints. Maxim answered the complaint and filed counterclaims against the primary carrier. No discovery has been conducted. In addition, in December 2004, the California Court of Appeals reversed the judgment of the Superior Court and remanded to the trial court for further proceedings complaints filed in October 2001 and May 2002 by certain former stockholders of Cytovia, a company Maxim acquired in 2000. The complaints, filed against Maxim and two of its officers, allege fraud and negligent misrepresentation in connection with Maxim’s acquisition of Cytovia. These complaints are more fully discussed in the section entitled “Risk Factors” contained herein and in Note 8 — “Contingencies” to Maxim’s Condensed Consolidated Financial Statements for the three and nine month periods ended June 30, 2005 and 2004 included in this proxy statement/ prospectus. No assurances can be made as to whether Maxim will be successful in its defense of the pending claims. If Maxim is not successful in its defense of such claims, Maxim could be forced to, among other things, make significant payments to resolve these claims. To the extent such payments are not covered by Maxim’s insurance carrier, they would have a material adverse effect on Maxim’s liquidity and capital resources, including the possibility that such payments could fully deplete its cash resources.
      As a development stage enterprise, Maxim anticipates incurring additional losses, at least in the near future as it continues to expend amounts on its research and development activities related to its apoptosis modulator technology, seek a development and marketing partnership for Ceplene and its oral histamine and topical histamine technology and pursue a strategic transaction. In addition, Maxim’s cash requirements may fluctuate in future periods as it conducts additional research and development activities, including clinical trials, and undertake efforts associated with the commercial launch of any product candidates that are approved for sale by government regulatory bodies. The following activities could result in an increase in cash requirements: the anticipated filing of an application for European regulatory approval for Ceplene in AML, costs associated with pursuing a strategic transaction and other research related to liver disease, the apoptosis modulator and topical histamine technologies. Other factors that may impact Maxim’s cash requirements include: the results of clinical trials, the scope of other research and development activities, the time required to obtain regulatory approvals, costs associated with defending certain lawsuits currently pending against Maxim, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, and the ability to establish marketing alliances and collaborative arrangements. As a result of these factors, it is difficult to predict accurately the timing and amount of future cash requirements. However, based on the corporate restructuring as previously discussed and the completion of Ceplene trials, Maxim expects that in fiscal year 2005 its use of cash in operations will be lower than fiscal year 2004.
      In March 2005, Maxim retained Piper Jaffray to advise and assist in identifying and evaluating its strategic options. Piper Jaffray is a leading investment bank serving the life science industry. In September 2005, Maxim announced that it entered into a definitive merger agreement with EpiCept. The transaction is anticipated to close during the fourth quarter of 2005 and is subject to satisfaction of certain customary closing conditions, including the approval of the stockholders of Maxim. There can be no assurance that Maxim will be able to close its business combination with EpiCept. Also, if such transaction does not close, there can be no assurance that existing sources of liquidity will be sufficient to complete an alternative strategic transaction. In addition, any such transactions may require Maxim to incur non-recurring or other charges, or incur other substantial financial obligations and may pose significant integration challenges with respect to Maxim’s business including the development of Maxim’s product candidates, and business disruptions, any of which could materially and adversely affect Maxim’s business and financial results. Should Maxim be required to seek additional capital to complete such a transaction, there can be no assurance that such additional financing, if required, will be available when needed or, if available, will be on satisfactory terms.

      Maxim believes that its available cash, cash equivalents and investments at June 30, 2005 will be sufficient to satisfy its funding needs for at least the next 12 months. To meet its cash requirements, Maxim may pursue the issuance of additional equity securities and corporate collaborative agreements. The issuance of additional equity securities, if any, could result in substantial dilution to Maxim’s stockholders. There can be no assurance that additional funding will be available on terms acceptable to Maxim, if at all. The failure to fund capital requirements would have a material adverse effect on Maxim’s business, financial condition and results of operations.
      Maxim is currently seeking a strategic partnership to complete the development and commercialization of Ceplene in AML and other indications. Maxim is also seeking collaborations for the further development of its other histamine technologies and its apoptosis modulator drug candidates for cancer and other diseases. Maxim intends to independently advance one apoptosis lead drug candidate for the treatment of cancer to an IND within approximately the next 12 months.
      In November 2003, Maxim entered into an agreement with Myriad under which Maxim licensed its MX90745 series of caspase-inducer anti-cancer compounds to Myriad. The agreement requires that Myriad make licensing, research and milestone payments to Maxim totaling up to $27 million, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay a royalty on product sales. In March 2005, Myriad began human clinical trials with this compound, initiating a Phase 1 clinical trial in patients with advanced solid tumors, which triggered a $1 million milestone payment that Maxim received in April 2005. Maxim is currently seeking collaborations to advance two additional apoptosis lead compounds to an IND. There can be no assurance that Maxim will be able to enter into any additional agreements on acceptable terms, if at all.
      Maxim has never paid a cash dividend on its common stock and such payments are prohibited by the terms of its bank loan. Maxim does not contemplate the payment of cash dividends on its common stock in the foreseeable future.
Impact of Inflation
      The impact of inflation on Maxim’s operations for the period presented was not material.
Quantitative and Qualitative Disclosures About Market Risk
      Maxim’s exposure to market risk is principally confined to Maxim’s cash equivalents and investments that have maturities of less than three years. Maxim maintains a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in Maxim’s investment portfolio are not leveraged, are classified as available-for-sale and are subject to interest rate risk. Maxim currently does not hedge interest rate exposure. A hypothetical ten percent change in interest rates during the quarter ended June 30, 2005 would have resulted in approximately a $17,000 change in net loss. Maxim has not used derivative financial instruments in Maxim’s investment portfolio. There have been no significant changes in the types or maturities of investments held from September 30, 2004.
Recent Accounting Pronouncements
      On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued SFAS 123(R), “Share-Based Payment”, which is a revision of SFAS 123. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure will no longer be an alternative. This statement also eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The statement, which was delayed, is effective at the beginning of the fiscal year beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. Maxim adopted SFAS 123(R) on October 1, 2005.

      SFAS 123(R) permits public companies to adopt its requirements using one of two methods: 1) A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date, 2) A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. Maxim adopted SFAS 123 on October 1, 2005.
      As permitted by SFAS 123, Maxim currently account for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)’s fair value method may have a significant impact on Maxim’s results of operations. Maxim has not yet determined the impact of the adoption of SFAS 123(R).
      In March 2004, the FASB’s Emerging Issues Task Force issued EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. EITF 03-1, which was originally effective for interim and annual reporting periods beginning after June 15, 2004 requires a three-step model to determine other-than-temporary impairments for all current and future investments in marketable securities. In September 2004, the FASB delayed the requirement to record impairment losses under EITF 03-1 until new guidance is issued. Maxim does not expect that the adoption of EITF 03-1 will have a material impact on its operating results and financial position.
      In May 2005, the FASB, issued SFAS 154, “Accounting Changes and Error Corrections”, SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle and applies to all voluntary changes in accounting principle, as well as changes pursuant to accounting pronouncements that do not include transition rules. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Under SFAS 154, changes in accounting principle must be applied retrospectively to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The statement also provides guidance for determining whether retrospective application is impracticable (for example, if assumptions about management’s earlier intent are necessary, but cannot be independently substantiated). The statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 with early adoption permitted. Maxim adopted SFAS 154 on October 1, 2005. Maxim does not expect that the adoption of SFAS 154 will have a material impact on its operating results and financial position.

MAXIM PRINCIPAL STOCKHOLDERS
      The following table sets forth certain information regarding the ownership of Maxim’s common stock as of September 7, 2005 by: (i) each director; (ii) Maxim’s Chief Executive Officer and its other most highly compensated executive officers, including two former executive officers; (iii) all executive officers, former executive officers and directors of Maxim as a group; and (iv) all those known by Maxim to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)

	Number of	Percent of
Beneficial Owner	Shares	Total

Larry G. Stambaugh(2)	13,657	*
F. Duwaine Townsen(3)	267,018	*
Per-Olof Martensson(4)	280,333	*
John D. Prunty(5)	93,208	*
Robert L. Zerbe(6)	85,000	*
Wayne P. Yetter(7)	75,000	*
John F. Bedard, Ph.D.(8)	52,500	*
Richard A. Mafrica(9)	175,000	*
Sharon A. Tonetta, Ph.D.(10)	0	*
All executive officers and directors as a group (10 persons)(11)	1,041,716	3.55%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Maxim believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,402,808 shares outstanding on September 7, 2005, adjusted as required by rules promulgated by the SEC.

(2)	Includes 10,000 shares held by Mr. Stambaugh’s spouse.

(3)	Includes (i) 70,793 shares held jointly by Mr. Townsen and his spouse and (ii) 790 shares held individually by Mr. Townsen’s spouse. Also includes 195,000 shares subject to stock options exercisable within 60 days of September 7, 2005.

(4)	Includes 280,000 shares subject to stock options exercisable within 60 days of September 7, 2005.

(5)	Includes 89,166 shares subject to stock options exercisable within 60 days of September 7, 2005.

(6)	Includes 85,000 shares subject to stock options exercisable within 60 days of September 7, 2005.

(7)	Includes 75,000 shares subject to stock options exercisable within 60 days of September 7, 2005.

(8)	Includes 52,500 shares subject to stock options exercisable within 60 days of September 7, 2005.

(9)	Mr. Mafrica’s employment with Maxim was terminated on August 15, 2005. Includes 175,000 shares subject to stock options exercisable within 60 days of September 7, 2005.

(10)	Ms. Tonetta’s employment with Maxim was terminated on July 14, 2005.

(11)	Includes 951,666 shares subject to stock options exercisable within 60 days of September 7, 2005.
DESCRIPTION OF EPICEPT CAPITAL STOCK
General
      After the closing of the merger, the restated certificate of incorporation will authorize 50,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The foregoing and the following description of capital stock give effect to the restated certificate of incorporation and is subject to and qualified by our restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this proxy statement/ prospectus forms a part, and by the provisions of the applicable Delaware law. The following description of capital stock also gives effect to a 1-for-4 reverse split of EpiCept’s common stock, the conversion of EpiCept’s preferred stock and substantially all of its convertible debt into shares of EpiCept common stock and the exercise of warrants to purchase EpiCept common stock, all of which will occur immediately prior to the completion of the merger.
Common Stock
      Assuming the conversion of all of EpiCept’s outstanding preferred stock, the exercise of all outstanding warrants (other than those held by TVM IV, the Merlin Investors and Private Equity which are being cancelled as part of the amendments to the 2006 Notes), the conversion of the 2002 convertible bridge loan into 587,035 shares of common stock, the conversion of the 2006 Notes into 1,118,807 shares of common stock and the conversion of the tbg II loan into 282,885 shares of common stock at the closing of the merger, as of September 1, 2005 EpiCept would have had 13,824,093 shares of common stock outstanding that were held of record by approximately 85 stockholders.
      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of EpiCept’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.
Preferred Stock
      Upon the closing of the merger, EpiCept’s board of directors will have the authority, without action by its stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.
      EpiCept has no present plans to issue any shares of preferred stock.
Warrants
      As of September 1, 2005, the following warrants were outstanding:

•	In August 2000, in connection with the issuance of convertible term notes, EpiCept issued two warrants to purchase an aggregate of 333,333 shares of Series B redeemable convertible preferred stock at an exercise price of $1.50 per share to Alpinvest International B.V. and TVM Techno Ventures Enterprises No. III Limited Partnership (now known as TVM III Limited Partnership). These warrants are referred to as the “Series B Warrants” in this proxy statement/ prospectus. The expiration date of the Series B Warrants is August 15, 2010. In connection with the merger, the Series B

Warrants were amended to provide that they expire at the effective time of the merger and that, immediately prior to the effective time, the Series B Warrants will be deemed exercised on a net issuance basis for 58,229 shares of EpiCept’s common stock.

•	In November 2000, in connection with the issuance of a convertible term note, EpiCept issued one warrant to purchase an aggregate of 750,000 shares of Series C redeemable convertible preferred stock at an exercise price of $1.50 per share to Private Equity US Direct Finance (which thereafter transferred its warrants to Private Equity Direct Finance). This Warrant is referred to as the “Series C Warrant” in this proxy statement/ prospectus. The expiration date of the Series C Warrant is November 30, 2010. In connection with the merger, the Series C Warrant was amended to provide that it expires at the effective time of the merger and that, immediately prior to the effective time, it will be deemed exercised on a net issuance basis for 131,018 shares of EpiCept’s common stock.

•	In November 2002, in connection with the 2002 convertible bridge loan, EpiCept issued stock purchase warrants to the lenders thereunder entitling them to purchase a number of shares of common stock equal to 50% of the greatest principal amount outstanding under the convertible bridge loan, divided by the applicable exercise price as defined in the warrant. These warrants are referred to as the “bridge warrants” in this proxy statement/ prospectus. The bridge warrants are exercisable into preferred stock or common stock at any time through November 2012 and possess certain anti-dilutive rights. In connection with the merger, the bridge warrants were amended to provide that they expire at the effective time of the merger and that immediately prior to the effective time the bridge warrants will be automatically exercised for 3,861,462 shares of common stock at an exercise price of $0.628. Each lender will use the outstanding principal amount and accrued interest on their respective 2002 convertible bridge loans to pay the exercise price.

•	In March 2005, in connection with the issuance of the 2006 Notes, each of the purchasers also purchased stock purchase warrants exercisable into common stock. These warrants are referred to as the “2006 Warrants” in this proxy statement/ prospectus. In connection with the merger, all purchasers, other than the Sanders Investors, have agreed to cancel their 2006 Warrants. The 2006 Warrants held by the Sanders Investors have been amended to provide that they expire at the effective time of the merger and that immediately prior to the effective time they will be deemed exercised on a net issuance basis for 22,096 shares of common stock at an exercise price of $3.96.

Registration Rights
      In consideration for the termination of the existing registration rights agreement and in anticipation of the merger, EpiCept has entered into a new registration rights agreement pursuant to which TVM III Limited Partnership, TVM IV GmbH & Co. KG, Private Equity Direct Finance, The Merlin Biosciences Fund L.P., The Merlin Biosciences Fund GbR, the Sanders Investors and Mr. John V. Talley have registration rights with respect to their shares of common stock following the completion of the merger. These registration rights include customary demand, piggyback and Form S-3 registration rights.
      Demand Registration Rights. Demand registration rights are rights that entitle holders to require EpiCept to register some or all of their shares of our common stock under the Securities Act at such holder’s election. Generally, holders of 25% of the then outstanding registrable securities may require EpiCept to register their shares pursuant to these demand registration rights, subject to applicable minimum thresholds to be included in the requested registration.
      Collectively, there are a total of 8,851,888 shares of common stock that are subject to these demand registration rights. EpiCept will not be obligated to effect more than two registrations on behalf of these holders pursuant to their demand registration rights. EpiCept has the right, under various circumstances, to delay the registration of the requesting holders’ shares for a limited time period. EpiCept generally must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand registration rights.

      Piggyback Registration Rights. Piggyback registration rights are rights that entitle holders to require EpiCept to register some or all of their shares of EpiCept common stock under the Securities Act if EpiCept registers any securities for public sale, subject to specified exceptions. The underwriters of any underwritten offering may have the right to limit the number of shares registered by these holders due to marketing conditions. There are a total of 8,851,888 shares of common stock that are subject to these piggyback registration rights. EpiCept generally must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these piggyback registration rights.
      Form S-3 Registration Rights. If EpiCept is eligible to file a registration statement on Form S-3, holders of at least 25% of the then outstanding registrable securities can request that EpiCept register their shares under the Securities Act on Form S-3, provided that the total proceeds of the shares of common stock offered to the public is at least $250,000. EpiCept generally must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these Form S-3 registration rights.
Anti-Takeover Provisions
      Provisions of Delaware law and the amended and restated certificate of incorporation and amended bylaws to be in effect upon the closing of the merger could make the acquisition of EpiCept through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. EpiCept expects these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of EpiCept to first negotiate with EpiCept’s board of directors. EpiCept believes that the benefits provided its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. EpiCept believes the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.
      Effects of Some Provisions of Delaware Law. Upon the closing of the merger, EpiCept will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.
      Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. EpiCept expects the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. EpiCept also anticipates that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
      Anti-Takeover Effects of Provisions of the Charter Documents. The amended and restated certificate of incorporation to be in effect upon the closing of the merger provides for EpiCept’s board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of EpiCept and could increase the likelihood that incumbent directors will retain their positions. The amended and restated certificate of incorporation to be in effect upon the closing of the merger also provides that directors may be removed with cause by the affirmative vote of the holders of 75% of the outstanding shares of common stock.
      The amended and restated bylaws to be in effect upon the closing of the merger establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of EpiCept stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The amended bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, the amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.
      Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the amended and restated certificate of incorporation or the amended and restated bylaws. The amended and restated bylaws authorize a majority of EpiCept’s board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because EpiCept’s stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.
      Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows EpiCept to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, EpiCept believes that the elimination of stockholders’ written consents may deter hostile takeover attempts. Without the availability of stockholders’ actions by written consent, a holder controlling a majority of EpiCept’s capital stock would not be able to amend its bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders meeting and satisfy the notice periods determined by the board of directors. The amended and restated certificate of incorporation to be in effect upon the closing of the merger provides for the elimination of actions by written consent of stockholders upon the closing of the merger.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Wachovia Bank, N.A., located at 1525 W. WT Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153.

Stock Market Listings
      We have applied to have our common stock quoted upon the closing of the merger on the Nasdaq National Market and the OM Stockholm Exchange under the symbol “EPCT.”
COMPARISON OF RIGHTS OF HOLDERS OF EPICEPT
COMMON STOCK AND MAXIM COMMON STOCK
      This section of the proxy statement/ prospectus describes certain differences between the rights of holders of Maxim common stock and the rights of holders of EpiCept common stock. While EpiCept and Maxim believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a stockholder of Maxim and being a stockholder of EpiCept.
      As a stockholder of Maxim, your rights are governed by Delaware law, Maxim’s amended and restated certificate of incorporation and Maxim’s bylaws, each as currently in effect. After completion of the merger, you will become a stockholder of EpiCept and your rights will be governed by Delaware law, EpiCept’s amended and restated certificate of incorporation, and EpiCept’s amended and restated bylaws. EpiCept’s amended and restated certificate of incorporation and EpiCept’s amended and restated bylaws, which are described below, will go into effect upon the closing of the merger.

EpiCept Stockholder Rights
	(After Giving Effect to the Merger)	Maxim Stockholder Rights

Corporate Governance:	The rights of EpiCept’s stockholders are currently governed by Delaware law, EpiCept’s certificate of incorporation and EpiCept’s by-laws. Upon completion of the merger, the rights of EpiCept stockholders will continue to be governed by Delaware law, EpiCept’s certificate of incorporation and EpiCept’s bylaws.	The rights of Maxim’s stockholders are currently governed by Delaware law, Maxim’s certificate of incorporation and Maxim’s by-laws. Upon completion of the merger, Maxim’s stockholders will become stockholders of EpiCept, and their rights will be governed by Delaware law, EpiCept’s certificate of incorporation and EpiCept’s bylaws.
Authorized Capital Stock:	The authorized capital stock of EpiCept consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.	The authorized capital stock of Maxim consists of 60,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 400,000 are designated Series A Convertible Preferred Stock.
Number of Directors:	The EpiCept bylaws provide that the number of directors constituting the entire board of directors shall be between 2 and 9, as may be selected by the board of directors.	The Maxim certificate of incorporation and bylaws provide that the number of directors which shall constitute the board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors.
Classification of Board of Directors:	The EpiCept certificate of incorporation provides that the board of directors shall be divided into three classes, with each class serving for a three-year period, provided however that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2006, each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2007, and each initial director in Class II shall serve for a term ending on the	The Maxim certificate of incorporation provides that the directors shall be divided into three classes and each class of directors shall serve for three years.

EpiCept Stockholder Rights
	(After Giving Effect to the Merger)	Maxim Stockholder Rights

date of the annual meeting in 2008. Directors shall be elected at each annual meeting of stockholders. If the number of directors is changed, each director then serving shall continue as a director of the class of which he or she is a member and any increase or decrease shall be apportioned by the board of directors among the three classes so as to ensure that no one class has more than one director more than any other class.
Removal of Directors:	The EpiCept certificate of incorporation provides that a director may not be removed from office without cause and may be removed from office for cause by the affirmative vote of the holders of at least 75% of the shares of the capital stock of EpiCept issued and outstanding and entitled to vote generally in the election of directors.	The Maxim certificate of incorporation and bylaws provide that a director may not be removed from office without cause and may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of Maxim entitled to vote at an election of directors.
Amendments of Certificate of Incorporation:	Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless otherwise provided certificate of incorporation. EpiCept’s certificate of incorporation requires the affirmative vote of at least 75% of the then outstanding shares of capital stock of EpiCept entitled to vote generally in the election or directors to amend certain provisions of the certificate of incorporation regarding the board of directors, amendment of the bylaws, special meetings of stockholders and action of stockholders by written consent.	Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless otherwise provided certificate of incorporation. Maxim’s certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of all of the then- outstanding shares of voting stock of the corporation entitled to vote at an election of directors, voting together as a single class, to amend certain provisions of the certificate of incorporation regarding the board of directors, liability of directors, and the amendment of the certificate of incorporation.
Amendments of Bylaws:	The EpiCept certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed or new bylaws adopted by the affirmative vote of the holders of at least 75% of the votes which all stockholders of EpiCept would be entitled to cast in any annual election of directors. The EpiCept certificate of incorporation and bylaws also provide that the board of directors shall have the power to adopt, amend, alter or repeal the bylaws.	The Maxim certificate of incorporation and bylaws provide that the bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock of the corporation entitled to vote at an election of directors. The Maxim bylaws and certificate of incorporation also provide that the board of directors shall have the power to adopt, amend or repeal bylaws.
Stockholder Action by Written Consent:	The EpiCept certificate of incorporation provides that at any time during which a class of capital stock of EpiCept is	The Maxim certificate of incorporation provides that no action shall be taken by stockholders by written consent.

EpiCept Stockholder Rights
	(After Giving Effect to the Merger)	Maxim Stockholder Rights

registered under Section 12 of the Securities Exchange Act of 1934, stockholders of EpiCept may not take any action by written consent in lieu of a meeting.
Stockholder Proposals and Nomination of Candidates for Election to the Board of Directors:	EpiCept’s bylaws allow stockholders to propose business to be brought before an annual meeting if a stockholder is entitled to vote at the meeting, has complied with certain notice requirements described below and such stockholder is a holder of record at the time notice is provided. In addition, EpiCept’s bylaws allow stockholders to nominate candidates for election to the EpiCept board of directors at an annual meeting, if a stockholder is entitled to vote at the meeting, has complied with certain notice requirements described below and such stockholder is a holder of record at the time notice is provided.	Maxim’s bylaws allow stockholders to propose business to be brought before an annual meeting if a stockholder has complied with certain notice requirements described below. In addition, Maxim’s bylaws allow stockholders to nominate candidates for election to the Maxim board of directors at an annual meeting, if a stockholder is entitled to vote for the election of directors at the annual meeting, and has complied with certain notice requirements described below.
	Proposals and director nominations may only be brought before an annual meeting by a stockholder who has given timely notice in writing to EpiCept’s Secretary prior to the meeting. To be timely, the notice must be delivered to EpiCept’s principal executive offices not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting.	Proposals and director nominations may only be brought before an annual meeting by a stockholder who has given timely notice in writing to Maxim’s Secretary prior to the meeting. To be timely, the notice must be delivered to Maxim’s principal executive offices not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting.
	If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 60th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by EpiCept.	If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not earlier than 90 days nor later than 60 days prior to such annual meeting.
	If the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by EpiCept naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional	If announcement of the date of such annual meeting is made less than 70 days prior to the date of such annual meeting, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

EpiCept Stockholder Rights
	(After Giving Effect to the Merger)	Maxim Stockholder Rights

directorships, if it is delivered to the secretary at the principal executive offices of EpiCept not later than the close of business on the 10th day following the day on which such public announcement is first made by EpiCept.
Evaluation of Tender or Exchange Offer by Board of Directors:	The EpiCept certificate of incorporation provides that the board of directors, when evaluating any offer of another party to make a tender or exchange offer for any equity security of EpiCept, shall, in connection with the exercise of its judgment in determining what is in the best interests of EpiCept as a whole, be authorized to give due consideration to any such factors as the board of directors determines to be relevant, including without limitation: (i) the interests of the stockholders of EpiCept; (ii) whether the proposed transaction might violate federal or state laws; (iii) not only the consideration being offered in the proposed transaction, in relation of the then current market price for the outstanding capital stock of EpiCept, but also to the market price for the capital stock of EpiCept over a period of years, the estimated price that might be achieved in a negotiated sale of EpiCept as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and EpiCept’s financial condition and future prospects; and (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with EpiCept, and the communities in which EpiCept conducts its business.	Maxim does not have a similar provision in its certificate of incorporation or bylaws.
Stockholder Rights Plan:	EpiCept does not have a stockholder rights plan.	Maxim adopted a stockholder rights plan in June 2000. The rights issued thereunder expire on June 22, 2010. Under the rights plan, each stockholder receives one right for each shares of Maxim common stock held. The rights are not exercisable until:(i) 10 days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of Maxim’s outstanding common stock, or, if earlier, (ii) 10 business days (or a

EpiCept Stockholder Rights
(After Giving Effect to the Merger)	Maxim Stockholder Rights

later date determined by Maxim’s board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.
Exercise Price. Each right will allow its holder to purchase from Maxim one one-hundredth of a share of Maxim’s Series A Convertible Preferred Stock for $325, once the rights become exercisable as set forth above. This portion of a share of Series A Convertible Preferred Stock will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $325, purchase shares of Maxim’s common stock with a market value of $650, based on the market price of Maxim’s common stock prior to such acquisition. If Maxim is acquired in a merger or similar transaction after the distribution date, all holders of rights except the acquiring person may, for $325, purchase shares of the acquiring corporation with a market value of $650, based on the market price of the acquiring corporation’s stock, prior to such merger.
Redemption. Maxim’s board of directors may redeem the rights for $.01 per right (as adjusted for stock splits or dividends) at any time before any person or group becomes an acquiring person. If Maxim’s board of directors redeems any rights, it must redeem all of the rights.
Exchange. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of Maxim’s outstanding common stock, Maxim’s board of directors may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.
Amendments. The terms of the rights agreement governing the rights plan may be amended by Maxim’s board of directors without the consent of the holders of the rights, provided however,

EpiCept Stockholder Rights
(After Giving Effect to the Merger)	Maxim Stockholder Rights

after a person or group becomes an acquiring person, Maxim’s board of directors may not amend the rights agreement in any way that adversely affects the holders of the rights.
Amendment to Permit the Merger. Prior to the execution of the merger agreement, Maxim amended its rights plan to ensure (among other things) that none of the (a) approval, execution, delivery of performance of the merger agreement,(b) the public disclosure of the merger, the merger agreement and the transactions contemplated thereby or (c) the completion of the merger or any of the transactions contemplated by the merger agreement would trigger the rights. In addition, the amendment to the rights plan provides that the rights issued under the plan will expire immediately prior to the effective date of the merger.
EXPERTS
      The consolidated financial statements of Maxim Pharmaceuticals, Inc as of September 30, 2004 and 2003, and for each of the years in the three year period ended September 30, 2004 and for the period from inception (October 23, 1989) to September 30, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. In 2002 the Company adopted the provisions of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets” and accordingly changed its method of accounting for goodwill.
      The consolidated financial statements of EpiCept Corporation as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this proxy statement/ prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to EpiCept Corporation’s ability to continue as a going concern as discussed in Note 1 and the restatements discussed in Note 11), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      EpiCept’s consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ (deficiency) equity and cash flows for the years then ended and the period from March 9, 1993 (inception) through December 31, 2001 were previously audited by Ernst & Young LLP, an independent registered public accounting firm. On May 10, 2004, Ernst & Young LLP resigned.
      On July 13, 2004, EpiCept’s board of directors approved the appointment of Deloitte & Touche LLP to serve as its independent registered public accounting firm. EpiCept engaged Deloitte & Touche LLP to audit its consolidated financial statements as of December 31, 2003 and 2002, and for the years then ended, and to re-audit its consolidated financial statements for the year ended December 31, 2001. During the years ended December 31, 2003 and 2002 and through July 13, 2004, EpiCept did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of regulation S-K.
      In connection with the audits of EpiCept’s consolidated financial statements for the years ended December 31, 2000 and 2001 and in the interim period through May 10, 2004, there were no disagreements with Ernst &

Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report. Further, during the same periods there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. Except for a paragraph relating to a going concern uncertainty, the audit report of Ernst & Young LLP on EpiCept’s consolidated financial statements described above did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
      As a result of the reaudit of EpiCept’s consolidated financial statements for the year ended December 31, 2001, EpiCept determined that a restatement was required for certain items and EpiCept informed Ernst & Young LLP about these matters.
      EpiCept has requested Ernst & Young LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter confirming its agreement, dated October 24, 2005, is filed as Exhibit 16.1 to the registration statement of which this proxy statement/ prospectus is a part.
LEGAL MATTERS
      The validity of the shares of EpiCept common stock offered hereby and certain tax matters will be passed upon for EpiCept by Weil, Gotshal & Manges LLP, New York, NY. Certain tax matters will be passed upon for Maxim by Cooley Godward LLP, San Diego, California and Broomfield, Colorado.
STOCKHOLDER PROPOSALS
      The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. In the event the merger is not consummated prior to the time of Maxim’s 2006 Annual Meeting of Stockholders, Maxim stockholders may submit proposals to be considered for inclusion in Maxim’s 2005 proxy materials. In order to be timely, such Maxim stockholder proposals were required to be submitted in writing by September 21, 2005, to Maxim’s Secretary at 8899 University Center Lane, Suite 400, San Diego, California 92122. If a Maxim stockholder wishes to submit a proposal that is not to be included in Maxim’s 2006 proxy materials or to nominate a director for election at Maxim’s 2006 Annual Meeting of Stockholders, the stockholder must do so by December 20, 2005, but not earlier than November 20, 2005. Maxim stockholders are also advised to review Maxim’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
WHERE YOU CAN FIND MORE INFORMATION
      Maxim has filed reports, proxy statements and other information with the Securities and Exchange Commission. Copies of Maxim’s reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.
      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Maxim. The address of the SEC website is http://www.sec.gov.
      Reports, proxy statements and other information concerning Maxim may also be inspected at The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

      You should rely only on the information contained in this proxy statement/ prospectus or on information to which Maxim has referred you. EpiCept and Maxim have not authorized anyone else to provide you with any information. EpiCept provided the information concerning EpiCept. Maxim provided the information concerning Maxim.
      EpiCept has filed a registration statement under the Securities Act with the SEC with respect to EpiCept common stock to be issued to Maxim stockholders in the merger. This proxy statement/ prospectus constitutes the prospectus of EpiCept filed as part of the registration statement. This proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

INDEX TO FINANCIAL STATEMENTS

EPICEPT CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003 and June 30, 2005 (Unaudited)	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002 and for the Six Months Ended June 30, 2005 and 2004 (Unaudited)	F-4
Consolidated Statements of Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2004, 2003 and 2002 and Six Months Ended June 30, 2005 (Unaudited)	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002 and for the Six Months Ended June 30, 2005 and 2004 (Unaudited)	F-7
Notes to Consolidated Financial Statements	F-8
MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED FINANCIAL STATEMENTS
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-34
Consolidated Balance Sheets as of September 30, 2004 and 2003	F-35
Consolidated Statements of Operations and Comprehensive Loss for the years ended September 30, 2004, 2003 and 2002 and from inception (October 23, 1989) through September 30, 2004	F-36
Consolidated Statements of Stockholders’ Equity from October 23, 1989 (inception) through September 30, 2004	F-37
Consolidated Statements of Cash Flows for the years ended September 30, 2004, 2003 and 2002 and from inception (October 23, 1989) through September 30, 2004	F-42
Notes to Consolidated Financial Statements	F-43
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2005 and 2004 (Unaudited)	F-60
Condensed Consolidated Statements of Operations for the three and nine months ended June 30, 2005 and 2004 and from inception (October 23, 1989) through June 30, 2005 (Unaudited)	F-61
Condensed Consolidated Statements of Stockholders’ Equity from October 23, 1989 (inception) through June 30, 2005 (Unaudited)	F-62
Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 2005 and 2004 and from inception (October 23, 1989) through June 30, 2005 (Unaudited)	F-66
Unaudited Notes to Condensed Consolidated Financial Statements	F-67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
EpiCept Corporation and subsidiary:
      We have audited the accompanying consolidated balance sheets of EpiCept Corporation and subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EpiCept Corporation and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
      As discussed in Note 11, the accompanying 2004, 2003 and 2002 consolidated financial statements have been restated.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 29, 2005
(October 11, 2005 as to the effects of
the restatements discussed in the first three paragraphs in Note 11)

EpiCept Corporation and Subsidiary
Consolidated Balance Sheets

	December 31,		June 30,

	2004	2003	2005

			(Unaudited)
	(As Restated, See Note 11)
ASSETS
Current assets:
Cash and cash equivalents	$1,253,507	$8,007,187	$1,310,197
Prepaid expenses and other current assets	47,616	36,285	70,872

Total current assets	1,301,123	8,043,472	1,381,069
Property and equipment, net	109,033	110,135	81,395
Deferred financing and initial public offering costs	1,197,888	28,552	78,372
Other assets	18,748	13,345	63,876

Total assets	$2,626,792	$8,195,504	$1,604,712

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,622,382	$387,230	$1,385,003
Accrued research contract costs	162,183	114,537	12,500
Accrued interest	806,714	419,597	1,099,671
Other accrued liabilities	445,714	478,490	728,694
Warrant liability	—	—	878,148
Notes and loans payable, current portion	817,260	1,010,400	1,205,100
Deferred revenue, current portion	2,399,679	1,115,089	1,978,759

Total current liabilities	6,253,932	3,525,343	7,287,875
Notes and loans payable	11,572,628	10,272,177	13,623,332
Deferred revenue	6,108,657	8,508,336	5,980,475
Accrued interest	413,467	343,654	449,948
Contingent interest	706,065	483,173	764,347
Deferred rent and other noncurrent liabilities	13,534	31,578	4,511

Total long term liabilities	18,814,351	19,638,918	20,822,613

Total liabilities	25,068,283	23,164,261	28,110,488

Commitments
Series B Redeemable Convertible Preferred Stock, $.0001 par value; authorized 3,440,069 shares; issued and outstanding 3,106,736 shares ($9,320,208 liquidation preference plus accrued dividends of $1,606,080, $1,279,873 and $1,769,183 at December 31, 2004 and 2003 and June 30, 2005 (unaudited), respectively)	6,748,052	6,421,845	6,911,156

Series C Redeemable Convertible Preferred Stock, $.0001 par value; authorized 12,769,573 shares; issued and outstanding 8,839,573 shares ($26,518,719 liquidation preference plus accrued dividends of $3,722,792, $2,794,637 and $4,186,869 at December 31, 2004 and 2003 and June 30, 2005 (unaudited), respectively)	18,605,762	17,677,607	19,069,838

Warrants	4,583,974	4,583,974	4,583,974

Stockholders’ Deficit:
Series A Convertible Preferred Stock, $.0001 par value; authorized 3,422,620 shares, issued and outstanding 3,368,385, 3,315,160 and 3,368,385 shares at December 31, 2004 and 2003 and June 30, 2005 (unaudited); (liquidation preference of $6,804,138, $6,696,623 and $6,804,138 at December 31, 2004 and 2003 and June 30, 2005 (unaudited))	8,225,806	8,191,840	8,225,806
Common stock, $.0001 par value; authorized 60,000,000 shares; issued and outstanding 6,798,485, 6,603,359 and 6,846,985 at December 31, 2004 and 2003 and June 30, 2005 (unaudited)	680	660	685
Additional paid-in capital	150,000	33,966	150,000
Deferred stock compensation	(24,444)	(394,972)	—
Accumulated deficit	(59,291,948)	(50,410,962)	(64,594,810)
Accumulated other comprehensive loss	(1,364,373)	(997,715)	(777,425)
Treasury stock, at cost (50,000 shares)	(75,000)	(75,000)	(75,000)

Total stockholders’ deficit	(52,379,279)	(43,652,183)	(57,070,744)

Total liabilities and stockholders’ deficit	$2,626,792	$8,195,504	$1,604,712

See accompanying notes.

EpiCept Corporation and Subsidiary
Consolidated Statements of Operations

	Year Ended December 31,			Six Months Ended June 30,

	2004	2003	2002	2005	2004

	(As Restated, See Note 11)			(Unaudited)
Revenue	$1,115,089	$376,575	$—	$549,101	$618,157

Operating expenses:
General and administrative	4,407,702	3,406,648	3,492,928	3,754,354	1,682,023
Research and development	1,784,451	1,640,955	4,873,999	941,530	762,616

	6,192,153	5,047,603	8,366,927	4,695,884	2,444,639

Loss from operations	(5,077,064)	(4,671,028)	(8,366,927)	(4,146,783)	(1,826,482)

Other income (expense):
Interest income	39,828	—	41,978	16,004	746
Foreign exchange gain (loss)	(175,693)	(770,777)	(728,167)	322,201	176,360
Interest expense	(2,670,364)	(4,593,180)	(823,389)	(873,155)	(1,957,980)
Change in value of warrants and derivatives	—	—	—	(15,449)	—

Other expense, net	(2,806,229)	(5,363,957)	(1,509,578)	(550,399)	(1,780,874)

Loss before benefit for income taxes	(7,883,293)	(10,034,985)	(9,876,505)	(4,697,182)	(3,607,356)
Benefit for income taxes	274,886	74,454	225,343	—	—

Net loss	(7,608,407)	(9,960,531)	(9,651,162)	(4,697,182)	(3,607,356)
Deemed dividend and redeemable convertible preferred stock dividends	(1,404,362)	(1,254,362)	(1,288,328)	(627,180)	(773,370)

Loss attributable to common stockholders	$(9,012,769)	$(11,214,893)	$(10,939,490)	$(5,324,362)	$(4,380,726)

Basic and diluted loss per common share	$(1.34)	$(1.70)	$(1.66)	$(0.78)	$(0.66)
Weighted average common shares outstanding	6,732,797	6,602,871	6,597,638	6,835,375	6,672,782
See accompanying notes

EpiCept Corporation and Subsidiary
Consolidated Statements of Preferred Stock and Stockholders’ Deficit
For the Years Ended December 31, 2002, 2003 and 2004
and the Six Months Ended June 30, 2005 (Unaudited)

	Series B Redeemable		Series C Redeemable
	Convertible Preferred		Convertible Preferred			Series A Convertible							Accumulated
	Stock		Stock			Preferred Stock		Common Stock		Additional	Deferred		Other		Total
										Paid-In	Stock	Accumulated	Comprehensive	Treasury	Stockholders	Comprehensive
	Shares	Amount	Shares	Amount	Warrants	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	(Loss)	Stock	Deficit	Loss

	(As restated, see Note 11)
Balance at January 1, 2002	3,106,736	$5,148,084	8,839,573	$14,053,383	$949,957	3,315,160	$7,274,762	6,572,768	$657	$3,118,837	$(1,350,944)	$(30,013,159)	$(128,817)	$(75,000)	$(21,173,664)
Exercise of stock options								28,591	3	8,575					8,578
Accretion of preferred stock dividends		326,207		928,155						(1,254,362)					(1,254,362)
Issuance of Series A Convertible Preferred Stock warrants to investor										33,966					33,966
Series A Convertible Preferred Stock warrants deemed dividend										(33,966)					(33,966)
Deferred stock compensation related to employee stock options										573,770	(573,770)				—
Amortization of deferred stock compensation											858,908				858,908
Stock-based compensation to third parties										47,112					47,112
Sale of warrants					1,677,380										—
Foreign currency translation adjustment													(265,339)		(265,339)	$(265,339)
Net loss												(9,651,162)			(9,651,162)	(9,651,162)

Balance at December 31, 2002 (as restated, see Note 11)	3,106,736	5,474,291	8,839,573	14,981,538	2,627,337	3,315,160	7,274,762	6,601,359	660	2,493,932	(1,065,806)	(39,664,321)	(394,156)	(75,000)	(31,429,929)	$(9,916,501)

Exercise of stock options								2,000		600					600
Accretion of preferred stock dividends		326,207		928,155						(771,960)		(482,402)			(1,254,362)
Beneficial conversion feature related to preferred stock		621,347		1,767,914			917,078			(3,081,595)		(224,744)			(2,389,261)
Deferred stock compensation related to employee stock options										(1,552)	80,516	(78,964)			—
Amortization of deferred stock compensation											590,318				590,318
Stock-based compensation to third parties										178,558					178,558
Sale of warrants					1,956,637										—
Beneficial conversion feature related to convertible bridge loans										1,215,983					1,215,983
Foreign currency translation adjustment													(603,559)		(603,559)	$(603,559)
Net loss (as restated, see Note 11)												(9,960,531)			(9,960,531)	(9,960,531)

Balance at December 31, 2003 (as restated, see Note 11)	3,106,736	6,421,845	8,839,573	17,677,607	4,583,974	3,315,160	8,191,840	6,603,359	660	33,966	(394,972)	(50,410,962)	(997,715)	(75,000)	(43,652,183)	$(10,564,090)

EpiCept Corporation and Subsidiary
Consolidated Statements of Preferred Stock and Stockholders’ Deficit — (Continued)

	Series B Redeemable		Series C Redeemable
	Convertible Preferred		Convertible Preferred			Series A Convertible							Accumulated
	Stock		Stock			Preferred Stock		Common Stock		Additional	Deferred		Other		Total
										Paid-In	Stock	Accumulated	Comprehensive	Treasury	Stockholders	Comprehensive
	Shares	Amount	Shares	Amount	Warrants	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	(Loss)	Stock	Deficit	Loss

								(As restated, see Note 11)
Balance at December 31, 2003 (as restated, see Note 11)	3,106,736	6,421,845	8,839,573	17,677,607	4,583,974	3,315,160	8,191,840	6,603,359	660	33,966	(394,972)	(50,410,962)	(997,715)	(75,000)	(43,652,183)	$(10,564,090)

Exercise of stock options								195,126	20	69,018					69,038
Exercise of Series A Convertible Preferred Stock warrants						53,225	33,966			(33,966)					—
Beneficial conversion feature related to Series A Convertible Preferred Stock warrant exercise										150,000		(150,000)			—
Accretion of preferred stock dividends		326,207		928,155						(131,783)		(1,122,579)			(1,254,362)
Amortization of deferred stock compensation											370,528				370,528
Stock-based compensation to third parties										62,765					62,765
Foreign currency translation adjustment													(366,658)		(366,658)	$(366,658)
Net loss												(7,608,407)			(7,608,407)	(7,608,407)

Balance at December 31, 2004 (as restated, see Note 11)	3,106,736	6,748,052	8,839,573	18,605,762	4,583,974	3,368,385	8,225,806	6,798,485	680	150,000	(24,444)	(59,291,948)	(1,364,373)	(75,000)	(52,379,279)	$(7,975,065)

Exercise of stock options (unaudited)								48,500	5	17,545					17,550
Accretion of preferred stock dividends (unaudited)		163,104		464,076						(21,500)		(605,680)			(627,180)
Amortization of deferred stock compensation (unaudited)										(2,222)	24,444				22,222
Stock-based compensation to third parties (unaudited)										6,177					6,177
Foreign currency translation adjustment (unaudited)													586,948		586,948	$586,948
Net loss (unaudited)												(4,697,182)			(4,697,182)	(4,697,182)

Balance at June 30, 2005 (unaudited)	3,106,736	$6,911,156	8,839,573	$19,069,838	$4,583,974	3,368,385	$8,225,806	6,846,985	$685	$150,000	$—	$(64,594,810)	$(777,425)	$(75,000)	$(57,070,744)	$(4,110,234)

See accompanying notes.

EpiCept Corporation and Subsidiary
Consolidated Statements of Cash Flows

				Six Months Ended
	Year Ended December 31,			June 30,

	2004	2003	2002	2005	2004

	(As Restated, See Note 11)			(Unaudited)
Cash flows from operating activities:
Net loss	$(7,608,407)	$(9,960,531)	$(9,651,162)	$(4,697,182)	$(3,607,356)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	57,627	78,424	97,143	30,028	32,650
Gain on disposal of assets	(1,895)	—	—	—	—
Foreign exchange loss (gain)	175,693	770,777	728,167	(322,201)	(176,360)
Stock-based compensation expense	433,293	768,876	906,020	28,399	249,421
Amortization of deferred financing costs	28,552	85,657	14,276	19,150	28,552
Write off of deferred initial public offering costs	—	—	—	1,740,918	—
Amortization of discount on loans	1,316,563	3,356,400	177,057	170,305	1,316,543
Change in value of warrants and derivatives	—	—	—	15,449	—
Change in operating assets and liabilities-(Increase) decrease in prepaid expenses and other current assets	(11,331)	453	(1,324)	(23,256)	(8,206)
(Increase) decrease in other assets	(5,403)	(2,513)	(2,041)	(45,128)	494
Increase (decrease) in accounts payable	874,892	(155,725)	377,733	(71,118)	149,443
Increase (decrease) in accrued research contract costs	47,646	(469,806)	277,887	(149,683)	(104,019)
Increase in accrued interest-current	387,117	377,268	22,051	292,957	192,926
(Decrease) increase in other accrued liabilities	(275,276)	58,594	109,624	147,885	(177,700)
Increase in deferred revenue	—	10,000,000	—	—	—
Recognition of deferred revenue	(1,115,089)	(376,575)	—	(549,101)	(618,157)
Increase in accrued interest	69,813	64,093	53,425	36,481	34,228
Increase in contingent interest	222,892	183,246	111,442	58,282	56,097
Decrease in other liabilities	(18,044)	(11,637)	(8,433)	(9,023)	(9,022)

Net cash (used in) provided by operating activities	(5,421,357)	4,767,001	(6,788,135)	(3,326,838)	(2,640,466)

Cash flows from investing activities:
Purchase of property and equipment	(50,054)	(17,357)	(9,933)	(2,985)	(25,864)
Proceeds from sale of property and equipment	999	—	—	—	—

Net cash used in investing activities	(49,055)	(17,357)	(9,933)	(2,985)	(25,864)

Cash flows from financing activities:
Issuance of common stock	69,038	600	8,578	17,550	39,750
Proceeds from bridge loans and warrants	—	2,654,546	2,195,454	4,000,010
Repayment of loan	(729,340)	—	—	—	(482,600)
Deferred financing costs	—	—	(128,485)	(56,454)	—
Deferred initial public offering costs	(595,128)	—	—	(615,265)	(41,146)

Net cash (used in) provided by financing activities	(1,255,430)	2,655,146	2,075,547	3,345,841	(483,996)

Net (decrease) increase in cash and cash equivalents	(6,725,842)	7,404,790	(4,722,521)	16,018	(3,150,326)
Effect of exchange rate changes on cash	(27,838)	(17,155)	(14,371)	40,672	(25,252)
Cash and cash equivalents at beginning of period	8,007,187	619,552	5,356,444	1,253,507	8,007,187

Cash and cash equivalents at end of period	1,253,507	8,007,187	619,552	1,310,197	4,831,609

Supplemental disclosure of cash flow information
Cash paid for interest	$709,493	$493,579	$453,333	$217,502	$477,069

Supplemental disclosure of non-cash financing activities
Deemed dividend and redeemable convertible preferred stock dividends	$1,254,362	$1,254,362	$1,288,328	$627,180	$773,370

Beneficial conversion feature related to preferred stock or warrant exercise	$150,000	$3,306,339	$—	$—	$—

Beneficial conversion feature related to convertible term notes	$—	$1,215,983	$—	$—	$—

Deferred financing and initial public offering costs	$602,760	$—	$—	$571,594	$373,159

See accompanying notes.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2004, 2003 and 2002 and
Six Months Ended June 30, 2005 and 2004 (Unaudited)

1.	Organization and Description of Business
      EpiCept Corporation (“EpiCept” or the “Company”) is a specialty pharmaceutical company focused on the development and commercialization of topically delivered prescription pain management therapeutics. The Company has six product candidates in clinical development, three of which are in late-stage clinical development and ready to enter, or which have entered, Phase IIb or Phase III clinical trials. EpiCept’s product candidates target moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. The Company’s product candidates utilize several proprietary formulations and topical delivery technologies to administer established, FDA-approved pain management therapeutics, or analgesics.
      The Company’s late stage product candidates are EpiCept NP-1, a prescription topical analgesic cream designed to provide effective long-term relief of peripheral neuropathies; LidoPAIN SP, a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound; and LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain.
      The Company has yet to generate product revenues from any of its product candidates in development. During 2003, the Company entered into two strategic alliances, the first in July 2003 with Adolor Corporation (“Adolor”) for the development and commercialization of certain products, including LidoPAIN SP in North America, and the second in December 2003 with Endo Pharmaceuticals, Inc. (“Endo”) for the worldwide commercialization of LidoPAIN BP. The Company received a total of $10.0 million in upfront non-refundable license fees upon the closing of these license agreements. Under these relationships, the Company is eligible to receive an additional $102.5 million in milestone payments and, upon receipt of appropriate regulatory approvals, the Company will earn royalties based on net sales of products. There is no assurance that any of these milestones will be earned or any royalties paid. The Company’s ability to generate additional revenue in the future will depend on its ability to meet development or regulatory milestones under its existing license agreements that trigger additional payments, to enter into new license agreements for other products or territories, and to receive regulatory approvals for, and successfully commercialize, its product candidates either directly or through commercial partners.
      The Company is subject to a number of risks associated with companies in the specialty pharmaceutical industry. Principal among these are risks associated with the Company’s dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with the U.S. Food and Drug Administration and other governmental regulations and approval requirements, as well as the ability to grow the Company’s business and the need to obtain adequate financing to fund this growth.
      The Company has prepared its financial statements under the assumption that it is a going concern. The Company has devoted substantially all of its cash resources to research and development programs and general and administrative expenses, and to date it has not generated any meaningful revenues from the sale of products and does not expect to generate any such revenues for a number of years, if at all. As a result, the Company has incurred an accumulated deficit of $59.3 and $64.6 million as of December 31, 2004 and June 30, 2005, respectively, and expects to incur operating losses, potentially greater than losses in prior years, for a number of years. The Company’s recurring losses from operations and the accumulated deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has financed its operations through the proceeds from the sales of common and preferred equity securities, debt, proceeds from

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
collaborative relationships, investment income earned on cash balances and short-term investments and the sales of a portion of its New Jersey net operating loss carryforwards.
      The Company expects to utilize its cash and cash equivalents to fund its operations, including research and development of its product candidates, primarily for clinical trials. Based upon the projected spending levels for the Company, the Company does not currently have adequate cash and cash equivalents to complete the trials and therefore will require additional funding. As a result, the Company intends to monitor its liquidity position and the status of its clinical trials and to continue to actively pursue fund-raising possibilities through the sale of its equity securities. If the Company is unsuccessful in its efforts to raise additional funds through the sale of its equity securities or achievement of development milestones, it may be required to significantly reduce or curtail its research and development activities and other operations if its level of cash and cash equivalents falls below pre-determined levels. The Company believes that its existing cash and cash equivalents will be sufficient to fund its operations into the fourth quarter of 2005.
      The Company will require, over the long-term, substantial new funding to pursue development and commercialization of its product candidates and continue its operations. The Company believes that satisfying these capital requirements over the long-term will require successful commercialization of its product candidates. However, it is uncertain whether any products will be approved or will be commercially successful. The amount of the Company’s future capital requirements will depend on numerous factors, including the progress of its research and development programs, the conduct of pre-clinical tests and clinical trials, the development of regulatory submissions, the costs associated with protecting patents and other proprietary rights, the development of marketing and sales capabilities and the availability of third-party funding.
      There can be no assurance that such funding will be available at all or on terms acceptable to the Company. If the Company obtains funds through arrangements with collaborative partners or others, the Company may be required to relinquish rights to certain of its technologies or product candidates.
      The Company was incorporated in Delaware in March 1993. A 100%-owned subsidiary, EpiCept GmbH, organized in Munich, Germany, is engaged in research and development activities on behalf of the Company.

2.	Summary of Significant Accounting Policies

Consolidation
      The accompanying consolidated financial statements include the accounts of EpiCept Corporation and the Company’s 100%-owned subsidiary, EpiCept GmbH. All significant intercompany transactions and balances have been eliminated.

Interim Financial Statements
      The consolidated balance sheet as of June 30, 2005, the consolidated statements of operations and cash flows for the six months ended June 30, 2005 and 2004, the consolidated statement of preferred stock and stockholders’ deficit for the six months ended June 30, 2005 and related disclosures contained in the accompanying notes are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the consolidated balance sheet as of June 30, 2005, the results of operations and cash flows for the six months ended June 30, 2005 and 2004 and the change in preferred stock and stockholders’ deficit for the six months ended June 30, 2005 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or eliminated. The results for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005 or for any other year.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
      The Company recognizes revenue relating to its collaboration agreements in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalty payments.
      The Company’s application of these standards requires subjective determinations and requires management to make judgments about value of the individual elements and whether they are separable from the other aspects of the contractual relationship. The Company evaluates its collaboration agreements to determine units of accounting for revenue recognition purposes. To date, the Company has determined that its upfront non-refundable license fees cannot be separated from its ongoing collaborative research and development activities and, accordingly, do not treat them as a separate element. The Company recognizes revenue from non-refundable, upfront licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method or ratably over the development period in which the Company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in the contract. Ratable revenue recognition is only utilized if the research and development services are performed systematically over the development period. Proportional performance is measured based on costs incurred compared to total estimated costs to be incurred over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The Company periodically reviews its estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time.
      The Company recognizes milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in EITF Issue No. 00-21; (2) the milestone payment is nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions is not met, the Company recognizes milestones as revenue in accordance with the accounting policy in effect for the respective contract. At the time of a milestone payment receipt, the Company would recognize revenue based upon the portion of the development services that are completed to date and defer the remaining portion and recognize it over the remainder of the development services on the proportional or ratable method, whichever is applicable. Through June 30, 2005, the Company has not recognized revenue from any milestone payment. When payments are specifically tied to a separate earnings process, revenue will be recognized when the specific performance obligation associated with the payment has been satisfied.
      Deferred revenue represents the excess of cash received compared to revenue recognized to date under licensing agreements.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation
      The financial statements of the Company’s foreign subsidiary are translated into U.S. dollars using the period-end exchange rate for all balance sheet accounts and the average exchange rates for expenses. Adjustments resulting from translation have been reported in other comprehensive loss.
      Gains or losses from foreign currency transactions relating to intercompany debt are recorded in the consolidated statements of operations in other income (expense).

Stock-Based Compensation
      As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), using intrinsic values with appropriate disclosures using the fair value based method.
      Pro forma information regarding net loss is required by SFAS 123, as amended by SFAS No. 148 Accounting for Stock-Based Compensation, Transition and Disclosure (“SFAS 148”), and has been determined as if the Company had accounted for its employee stock options under the fair value method. As allowed by SFAS 123 and SFAS 148, the Company has elected to continue to apply the intrinsic-value-based method of accounting for employee stock options described above, and has adopted only the disclosure requirements of SFAS 123. The following table illustrates the effect on earnings as if the Company applied the fair value method of accounting for stock-based employee compensation under SFAS 123:

	Year Ended December 31,

	2004	2003	2002

Net loss	$(7,608,407)	$(9,960,531)	$(9,651,162)
Add back: Total stock-based employee compensation expense under the APB 25 intrinsic value method	370,528	590,318	858,908
Deduct: Total stock-based employee compensation expense determined under fair value based method	(378,569)	(634,148)	(869,844)

Net loss — pro forma	(7,616,448)	(10,004,361)	(9,662,098)
Deemed dividend and redeemable convertible preferred stock dividends	(1,404,362)	(1,254,362)	(1,288,328)

Pro forma loss attributable to common stockholders	$(9,020,810)	$(11,258,723)	$(10,950,426)

Basic and diluted loss per common share
As reported	$(1.34)	$(1.70)	$(1.66)
Pro forma	$(1.34)	$(1.71)	$(1.66)

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended June 30,

	2005	2004

	(Unaudited)
Net loss	$(4,697,182)	$(3,607,356)
Add back: Total stock-based employee compensation expense under the APB 25 intrinsic value method	22,222	211,167
Deduct: Total stock-based employee compensation expense determined under fair value based method	(26,244)	(218,137)

Net loss — pro forma	(4,701,204)	(3,614,326)
Deemed dividend and redeemable convertible preferred stock dividends	(627,180)	(773,370)

Pro forma loss attributable to common stockholders	$(5,328,384)	$(4,387,696)

Basic and diluted loss per common share
As reported	$(0.78)	$(0.66)
Pro forma	$(0.78)	$(0.66)
      The pro forma net loss may not be representative of pro forma net loss in future years because the pro forma results include the impact of previous grants and related vesting, while subsequent years will include additional grants and vesting.
      The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 2003 and 2002: dividend yield of 0%, risk free interest rate of 2.87% and 3.81%-4.65%, volatility of 0% and expected life of 4 years. No options were granted in 2004 and the first half of 2005. The weighted-average fair value of options granted was $1.05 and $1.17 for the years ended December 31, 2003 and 2002, respectively.
      Options issued to non-employees are valued using the fair value method (Black-Scholes option pricing model) under SFAS 123 and EITF Issue 96-18, Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services (“EITF 96-18”). The value of such options is periodically remeasured and income or expense is recognized during the vesting terms.

Income Taxes
      The Company accounts for its income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2004 and 2003 and June 30, 2005, a full valuation allowance has been applied against the Company’s deferred tax assets (See Note 10).

Loss Per Share
      Basic and diluted loss per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted weighted average shares outstanding excludes shares underlying the Series A convertible preferred stock, the Series B redeemable convertible preferred stock and the Series C redeemable convertible preferred stock (collectively

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the “Preferred Stock”), stock options and warrants, since the effects would be anti-dilutive. Accordingly, basic and diluted loss per share is the same. Such excluded shares are summarized as follows:

				For the Six Months Ended
	For the Year Ended December 31,			June 30,

	2004	2003	2002	2005	2004

				(Unaudited)
Common stock options	1,866,500	2,061,626	2,574,641	1,778,000	1,949,126
Warrants	25,499,999	25,601,284	25,601,284	25,499,999	25,499,999
Series A Convertible Preferred Stock	4,594,286	4,521,690	4,521,690	4,594,286	4,594,286
Redeemable convertible preferred stock
Series B	3,584,695	3,584,695	3,584,695	3,584,695	3,584,695
Series C	10,199,507	10,199,507	10,199,507	10,199,507	10,199,507

Total shares excluded from calculation	45,744,987	45,968,802	46,481,817	45,656,487	45,827,613

Cash Equivalents
      Cash equivalents consist of money market mutual funds, which invest in U.S. government securities and bank deposits. The Company considers all highly liquid instruments which have a maturity of three months or less when acquired to be cash equivalents.

Deferred Financing and Initial Public Offering Costs
      Deferred financing costs represent legal and other costs and fees incurred to negotiate and obtain financing. These costs are capitalized and amortized on a straight-line basis (which approximates the effective interest method) over the life of the applicable financing. Through December 31, 2004 and for the six months ended June 30, 2005, deferred financing and initial public offering costs amounted to approximately $1.2 and $1.7 million, respectively, of costs incurred relating to the Company’s terminated initial public offering of common stock. Deferred initial public offering costs of $1.7 million were expensed during the second quarter of 2005 following the termination of the Company’s initial public offering in May.

Property and Equipment
      Property and equipment consists of office furniture and equipment, laboratory equipment, and leasehold improvements stated at cost. Furniture and equipment are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets
      The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to fair value. No such impairments have been identified with respect to the Company’s long-lived assets, which consist primarily of property and equipment.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives
      The Company accounts for its derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 133”). SFAS 133 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. The Company does not enter into hedging activities. As a result of certain financings (see Note 6), derivative instruments were created that are measured at fair value and marked to market at each reporting period.

Comprehensive Loss
      The Company’s only element of comprehensive loss other than net loss is foreign currency translation adjustments.

Fair Value of Financial Instruments
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
      Cash and Cash Equivalents. The estimated fair value of cash and cash equivalents approximates its carrying value due to the short-term nature of these instruments.
      Non-Convertible Loans. The estimated fair value of non-convertible loans is based on the present value of their cash flows discounted at a rate that approximates current market returns for issues of similar risk.
      Convertible Loans and Redeemable Convertible Preferred Stock. The fair value of the convertible loan, the convertible bridge loans, and the two series of redeemable convertible preferred stock is estimated based on the Company’s estimated fair value of its common stock of $4.00 per share at December 31, 2004 and 2003 and $1.8325 per share at June 30, 2005 into which such instruments are convertible.
      The estimated fair values of the Company’s financial instruments are as follows:

					At June 30,

	At December 31,				2005

	2004		2003
					(Unaudited)
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

	(In millions)
Cash and cash equivalents	$1.3	$1.3	$8.0	$8.0	$1.3	$1.3
Non-convertible loans	4.8	5.4	5.2	5.4	8.2	8.5
Convertible bridge loans	7.6	31.5	7.4	31.1	7.3	15.3
Redeemable convertible preferred stock	25.4	55.1	24.1	55.1	26.0	26.0

Recent Accounting Pronouncements
      In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB 20 and SFAS 3.” SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
impracticable. SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company’s first quarter of fiscal 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets (“SFAS 153”). SFAS 153 amends Accounting Principles Board (“APB”) Opinion No. 29 (“APB 29”), Accounting for Nonmonetary Transactions, which requires that exchanges of nonmonetary assets be measured based on the fair value of the assets exchanged, but which includes certain exceptions to that principle. SFAS 153 eliminates the exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s consolidated financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005.
      As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB Opinion 25’s intrinsic value method and as such, the Company generally recognizes no compensation cost for employee stock options. The impact of the adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of the standard would have approximated the pro forma impact of FASB Statement 123 as described above under the heading “Stock-Based Compensation”. The adoption of SFAS 123R’s fair value method is expected to have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s asset, liability and stockholders’ deficit position. Management has not yet completed the analysis of the ultimate impact that this statement will have on the Company’s operating results or financial position, nor the method of adoption for this new standard.
      In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”) was issued. This statement establishes how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, including redeemable convertible preferred stock. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the interim period commencing July 1, 2003, except for mandatorily redeemable financial instruments of nonpublic companies. The Financial Accounting Standards Board (“FASB”) has indefinitely deferred implementation of certain provisions of SFAS 150. The Company’s Series B redeemable convertible preferred stock and Series C redeemable convertible preferred stock are redeemable at the option of the investor ratably on each of December 31, 2006, 2007 and 2008, or in any amount thereafter at a price of $1.50 per share and are automatically converted into common stock of the

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company upon an initial public offering. The adoption of SFAS 150 did not have a significant impact on the Company’s consolidated financial position or results of operations.

3.	License Agreements

Adolor Corporation
      In July 2003, the Company entered into a license agreement with Adolor under which it granted Adolor the exclusive right to commercialize a sterile topical patch containing an analgesic alone or, in combination, including without limitation, LidoPAIN SP throughout North America. Upon the execution of the Adolor agreement, the Company received a non-refundable payment of $2.5 million, which has been deferred and is being recognized as revenue ratably over the estimated product development period. Under the Adolor agreement, Adolor is obligated to pay the Company additional non-refundable amounts of up to $15.0 million upon the achievement of various milestones relating to product development and regulatory approval, and is also obligated to pay royalties to the Company based on the net sales of licensed products in North America on a country-by-country basis until the last patent covering the licensed product expires or the tenth anniversary of the first commercial sale of licensed product, whichever is later. Adolor is also obligated to pay the Company a one-time bonus payment of up to $5.0 million upon the achievement of specified net sales milestones of licensed product. The total amount of upfront and milestone payments the Company is eligible to receive from Adolor is $22.5 million.
      Under the terms of the agreement, Adolor is responsible for conducting further clinical trials and completing the approval process in North America. At Adolor’s option, the Company may be required to supply or to obtain supply of the clinical products necessary to complete clinical trials. Alternatively, Adolor may choose to subcontract these responsibilities to a third party. In North America, Adolor is responsible for the supply and manufacture of LidoPAIN SP for commercial use or, at its option, may subcontract these responsibilities to third parties.
      The Company has the option to negotiate a co-promotion arrangement with Adolor for LidoPAIN SP or similar product in any country in which a New Drug Application (“NDA”) (or foreign equivalent) filing has been made within thirty days of such filing. However, neither EpiCept nor Adolor is under any obligation to enter into any such agreement.

Endo Pharmaceuticals Inc.
      In December 2003, the Company entered into a license agreement with Endo under which it granted Endo (and its affiliates) the exclusive (including as to the Company and its affiliates) worldwide right to commercialize LidoPAIN BP. The Company also granted Endo worldwide rights to use certain of its patents for the development of certain other non-sterile, topical lidocaine containing patches, including Lidoderm, Endo’s topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, the Company received a non-refundable payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method, and the Company may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both the Company’s LidoPAIN BP product and licensed Endo products, including Lidoderm, Endo’s own back pain product candidate, so long as, in the case of Endo’s product candidate, the Company’s patents provide protection thereof. The Company is also entitled to receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. The Company is also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones for licensed Endo

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
products, including Lidoderm, Endo’s chronic lower back pain product candidate, so long as the Company’s patents provide protection thereof. The total amount of upfront and milestone payments the Company is eligible to receive under the Endo agreement is $90.0 million.
      The Company is responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. It may subcontract with third parties for the manufacture and supply of LidoPAIN BP. Endo remains responsible for continuing and completing the development of Lidoderm for the treatment of chronic lower back pain, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials.
      The Company has the option to negotiate a co-promotion arrangement with Endo for LidoPAIN BP or similar product in any country in which an NDA (or foreign equivalent) filing has been made within thirty days of such filing. The Company also has the right to terminate its license to Endo with respect to any territory in which Endo has failed to commercialize LidoPAIN BP within three years of the receipt of regulatory approval permitting such commercialization.

Cassel
      In October 1999, the Company acquired from Dr. R. Douglas Cassel certain patent applications relating to technology for the treatment of surgical incision pain. On July 16, 2003, this agreement was amended. Pursuant to the agreement, as amended, the Company is obligated to pay Dr. Cassel a consultant fee of $4,000 per month until July 2006 and is also obligated to pay Dr. Cassel royalties based on the net sales of any of the licensed products for the treatment of pain associated with surgically closed wounds. The $4,000 per month fee will be credited towards these royalty payments. The royalty obligations will terminate upon the expiration of the last to expire acquired patent. As part of the royalty arrangement, the Company has engaged Dr. Cassel as a consultant, for which he is paid on a per diem basis.

Epitome
      In August 1999, the Company entered into a sublicense agreement with Epitome Pharmaceuticals Limited under which the Company was granted an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia. This technology has been incorporated into EpiCept NP-1. The Company has been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. The Company is obligated to make payments to Epitome upon achievement of specified milestones and to pay royalties based on annual net sales derived from the products incorporating the licensed technology. At the end of each year in which there has been no commercially sold products, the Company is obligated to pay Epitome a maintenance fee that is equal to twice the fee paid in the previous year, or Epitome will have the option to terminate the contract. In October 2004, the Company paid Epitome a $0.1 million maintenance fee. The sublicense terminates upon the expiration of the last to expire licensed patent. The sublicense may be terminated earlier under specified circumstances, such as breaches, lack of commercial feasibility and regulatory issues.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property and Equipment
      Property and equipment consist of the following:

	December 31,		June 30,

	2004	2003	2005

			(Unaudited)
Furniture, office and laboratory equipment	$501,356	$500,125	$500,560
Leasehold improvements	125,834	125,834	125,701

	627,190	625,959	626,261
Less accumulated depreciation	(518,157)	(515,824)	(544,866)

	$109,033	$110,135	$81,395

      Depreciation expense was approximately $0.1 million for each of the years ended December 31, 2004, 2003 and 2002 and $30,000 and $33,000 for the six month period ended June 30, 2005, and 2004, respectively.

5.	Other Accrued Liabilities
      Other accrued liabilities consist of the following:

	December 31		June 30,

	2004	2003	2005

			(Unaudited)
Accrued professional fees	$314,941	$242,865	$511,119
Income taxes	34,679	145,417	34,670
Other	96,094	90,208	182,905

	$445,714	$478,490	$728,694

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
6.     Notes, Loans and Financings
      The Company is a party to several loan agreements, the amounts, terms and descriptions of which are as follows:

	December 31		June 30,

	2004	2003	2005

			(Unaudited)
Ten-year, non-amortizing loan due December 31, 2007(A)	$2,089,292	$1,937,285	$1,848,474
Ten-year, non-amortizing convertible loan due December 31, 2007(B)	2,785,723	2,583,047	2,464,632
Term loan due June 30, 2007(C)	2,664,873	3,228,808	2,357,729
Convertible bridge loans due October 30, 2006(D)	4,850,000	4,850,000	4,850,000
Senior Notes due October 30, 2006(E)	—	—	4,000,000

Total notes and loans payable, before debt discount	12,389,888	12,599,140	15,520,835
Less: Debt discount(D)(E)	—	1,316,563	692,413

Total notes and loans payable	12,389,888	11,282,577	14,828,422
Less: Notes and loans payable, current portion	817,260	1,010,400	1,205,100

Notes and loans payable, long-term	$11,572,628	$10,272,177	$13,623,322

(A)	In August 1997, EpiCept GmbH entered into a ten-year non-amortizing loan in the amount of €1.5 million with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank (“tbg”). Proceeds must be directed toward research, development, production and distribution of pharmaceutical products. The loan bears interest at 6% per annum. The lender also receives additional compensation equal to 9% of the annual surplus (income before taxes, as defined in the agreement) of EpiCept GmbH, reduced by any other compensation received from EpiCept GmbH by virtue of other loans to or investments in EpiCept GmbH provided that tbg is an equity investor in EpiCept GmbH during that time period. To date, EpiCept GmbH has had no annual surplus. The Company considers the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. The Company has assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH is anticipated over the term of the agreement.

At the demand of tbg, additional amounts may be due at the end of the loan term up to 30% of the loan amount, plus 6% of the principal balance of the note for each year after the expiration of the fifth complete year of the loan period, such payments to be offset by the cumulative amount of all payments made to the lender from the annual surplus of EpiCept GmbH. The Company is accruing these additional amounts as additional interest up to the maximum amount due over the term of the loan. Accrued interest attributable to these additional amounts totaled $0.4, $0.3 and $0.4 million at December 31, 2004 and 2003 and June 30, 2005, respectively. The effective rate of interest of this loan is 9.7%.

(B)	In February 1998, EpiCept GmbH entered into a ten-year non-amortizing convertible term loan in the amount of €2.0 million with tbg. The loan is non-interest bearing; however, the loan agreement provides for potential future annual payments from surplus of EpiCept GmbH up to 6% of the outstanding loan principal balance, not to exceed 9% of all payments made from surplus of EpiCept GmbH and limited to 7% of the total financing from tbg. To date, EpiCept GmbH has had no annual surplus. The Company considers the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. The Company has assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH is anticipated over the term of the agreement.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The loan is convertible into shares of the Company’s common stock at any time by the holder at a conversion price of $7.07 per share. The Company can require conversion upon a defined triggering event (such as a sale of substantially all assets of the Company, a public offering of the Company’s securities, a sale of more than 50% in voting power of outstanding equity securities of the Company, a merger, etc.) at a calculated conversion price ranging between $2.02 and $7.07 based on provisions pertaining to the applicable triggering event. Shares issuable upon conversion of this loan range from 323,297 to 1,131,541 shares.

(C)	In March 1998, EpiCept GmbH entered into a term loan in the amount of €2.6 million with IKB Private Equity GmbH (“IKB”), guaranteed by the Company. The interest rate on the loan varies and was 10.5% per annum from August 1, 2000 through March 31, 2001, 15% per annum through June 30, 2003 and 20% per annum thereafter. The loan was amended in November 2002 by extending the maturity to December 31, 2006 and incorporating a principal repayment schedule, which commenced April 30, 2004. Quarterly principal payments are €0.2 million (approximately $0.3 and $0.2 million as of December 31, 2004 and June 30, 2005, respectively) except for the payment due December 31, 2006, which will be approximately €0.4 million (approximately $0.5 million and $0.4 million as of December 31, 2004 June 30, 2005, respectively). The loan agreement provides for contingent interest of 4% per annum of the principal balance, becoming due only upon the Company’s realization of a profit, as defined in the agreement. The Company has not realized a profit through June 30, 2005. The Company values the contingent interest as a derivative using the fair value method in accordance with SFAS 133. Changes in the fair value of the contingent interest are recorded as an adjustment to interest expense. The fair value of the contingent interest was approximately $0.7, $0.5 and $0.8 million as of December 31, 2004 and 2003 and June 30, 2005, respectively. The repayment schedule in effect December 31, 2004 was deferred until July 31, 2005 when repayments in accordance with the schedule will resume. Payments due December 31, 2004 and March 31, 2005 have been deferred until March 31, 2007 and June 30, 2007, respectively. As a result of the deferral, the maturity date has been extended until June 30, 2007. Payment of accrued interest during the period of October 1, 2004 through March 31, 2005 was deferred and paid on July 31, 2005.

(D)	In November 2002, the Company entered into convertible bridge loans with several of its stockholders, in an aggregate amount of up to $5.0 million. At December 31, 2004 and 2003 and June 30, 2005, the Company had borrowings outstanding of $4.8 million. The convertible bridge loans bear interest at 8% per annum. The convertible bridge loans are convertible into the next round of preferred stock financing, and also have provisions for optional conversion into preferred stock or common stock. The conversion rate is equal to the lowest price per share paid by any purchaser in a financing of the next round of preferred stock, or at anti- dilutive conversion rates for optional conversion into preferred stock or common stock based upon the achievement of certain milestones. In addition, warrants to purchase preferred stock were issued to the lenders in connection with the convertible bridge loans (see Note 9). In accordance with APB Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” the Company allocated the net proceeds between the convertible notes and the preferred stock purchase warrants based on estimated fair value. Such warrants were valued utilizing the Black-Scholes options pricing model and resulted in recording warrants at $3.6 million and a discount of $3.6 million to the convertible bridge loan. The discount is being accreted over the term of the loan. During the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005 and 2004, the Company recognized approximately $0.9, $2.5, $0 and $0.9 million, respectively, of non-cash interest expense related to the accretion of the debt discount. The term of the convertible bridge loans have been extended from April 30, 2004 until October 30, 2006.

Emerging Issues Task Force Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, as supplemented by EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, requires the Company to compute the

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

beneficial conversion feature (“BCF”). The Company computed the BCF of the convertible bridge loan as of the commitment date and accounted for it when certain clinical trial results became available in 2003 that determined the appropriate conversion rate. The BCF is being amortized as additional interest expense through the debt’s redemption date. For these convertible bridge loans, the BCF was recorded in April 2003 at approximately $1.2 million. For the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005 and 2004, approximately $0.4, $0.8, $0 and $0.4 million of the BCF was amortized and included as interest expense, respectively.

(E)	In March 2005, the Company completed a private placement of $4.0 million aggregate principal amount of 8% Senior Notes due 2006 with a group of investors including several of our existing stockholders. The Senior Notes mature on October 30, 2006. The Company is required to repurchase the Senior Notes upon the completion of either an initial public offering or a Qualifying Financing (as defined in the terms of the Note). Each of the purchasers also purchased stock purchase warrants exercisable into an amount of shares of preferred stock or common stock equal to 35% of the principal amount of such purchaser’s Senior Notes divided by the amount per share the Senior Notes are converted into preferred stock or the price per share at which the Senior Notes are converted into the Company’s common stock. The exercise price for the warrants will be the amount per share the Senior Notes are converted into preferred stock or 75% of the initial public offering price of the Company’s common stock. The warrants are exercisable by the purchaser at any time before the earlier to occur of (a) March 3, 2008 or (b) a merger, consolidation, share exchange sale of the company, certain change of control events, and events of liquidation. If an initial public offering has not been consummated by March 3, 2006, the expiration date of the warrants will be extended until March 3, 2009. Through June 30, 2005, the Company recognized approximately $0.1 million of expense related to the accretion of the debt discount. The Senior Notes included an embedded derivative under FAS 133 “Accounting for Derivatives and Hedging Activities” related to the prepayment option. At the time of the financing, FAS 133 required the Company to value the embedded derivative at fair market value of approximately $0.1 million. At June 30, 2005, the embedded derivative had a nominal value. The value of the derivative is marked to market each reporting period and a derivative gain or loss is recorded until the Senior Notes are repaid.
      Investors in the Company’s common stock and Preferred Stock hold most of the Company’s notes, loans and financings. For the years ended December 31, 2004, 2003 and 2002 and the six months ended June 30, 2005 and 2004, the interest expense related to these notes, loans and financings was $1.4, $1.2, $0.6, $0.7 and $0.6 million, respectively. The above loans are unsecured. Accretion of the discount of the loans approximated $1.3, $3.4, $0.2, $0.2 and $1.3 million for the years ended December 31, 2004, 2003 and 2002 and the six months ended June 30, 2005 and 2004, respectively. Such amounts are included in interest expense in the accompanying consolidated statements of operations.
      At December 31, 2004 and June 30, 2005 principal payments due on long-term debt are as follows:

	As of December 31,	As of June 30,
Year Ending	2004	2005

		(Unaudited)
2005	$817,260	$723,060
2006	6,152,773	10,002,630
2007	5,419,855	4,795,145

Total	$12,389,888	$15,520,835

7.	Commitments
      The Company leases facilities and certain equipment under agreements through 2007 accounted for as operating leases. The leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. Rent expense was $0.3 million for each of the years ended

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002 and $0.1 million for the six months ended June 30, 2005 and 2004, respectively.
      Future minimum rental payments under non-cancelable operating leases as of December 31, 2004 and June 30, 2005 are as follows:

	As of December 31,	As of June 30,
Year Ending	2004	2005

		(Unaudited)
2005	$223,000	$85,000
2006	76,000	67,000
2007	45,000	40,000

	$344,000	$192,000

      In August 2005, the Company extended one of its operating leases through September 2006 with minimum annual rental payments totaling $0.2 million.
      The Company maintains a 401(k) plan covering substantially all employees. The Company is not obligated to make matching contributions to the plan. In 2003, the Company made a contribution of approximately $35,000 to employees participating in the 401(k) plan for plan year 2002 in order to comply with the top-heavy provisions of Section 416 of the Internal Revenue Code. No contributions were made in 2004, 2002 and for the six months ended June 30, 2005.
      The Company is a party to a number of research, consulting, and license agreements, which require the Company to make payments to the other party to the agreement upon the other party attaining certain milestones as defined in the agreements. The Company paid approximately $0.8 million in 2004, the majority of which was in connection with milestones relating to preclinical and clinical trials and manufacturing. As of December 31, 2004, the Company may be required to make future milestone payments, totaling approximately $5.0 million, under these agreements, of which approximately $1.5 million is payable during 2005 and approximately $0.8, $1.2, $0.5, and $1.0 million from 2006 through 2009. In the six months ended June 30, 2005, the Company made payments of approximately $0.6 million relating to preclinical and clinical trials and manufacturing. In 2004, the Company entered into a clinical research agreement for approximately $1.2 million with a contract research organization to conduct a clinical trial of LidoPAIN SP in Germany. The terms of the agreement require payment upon reaching certain milestones, including patient recruitment. If the contract is cancelled for any reason, the Company is subject to a 15% penalty for any offered but unperformed services. The Company has paid the contract research organization approximately $0.1 million in 2004 and $0.4 million for the six months ended June 30, 2005. The Company is also obligated to make future royalty payments to two of its collaborators under existing license agreements, one based on net sales of EpiCept NP-1 and the other based on net sales of LidoPAIN SP, to the extent revenues on such products are realized. Under its agreement with Epitome Pharmaceuticals, the Company is obligated to pay a maintenance fee annually that is equal to twice the fee paid in the previous year so long as no commercial product sales have occurred and the Company desires to maintain its rights under the license agreement. A maintenance fee payment of $0.1 million was paid in October 2004.
      The Company’s Board of Directors ratified the employment agreements between the Company and its chief executive officer and chief financial officer dated as of October 28, 2004. The employment agreements cover an initial term through December 31, 2006, but may be extended for unlimited additional one-year periods, and provide for base salary, discretionary compensation, stock option awards, and reimbursement of reasonable expenses in connection with services performed under the employment agreements. The agreements also compensate such officers in the event of their death or disability, termination without cause, or

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
termination within one year of an initial public offering or a change of control, as defined in the respective employment agreements.
      A compensation plan for directors was approved by the Board of Directors. This plan contemplates the payment of annual retainers, meeting fees and the granting of stock options and will be effective upon the completion of an initial public offering.

8.	Preferred Stock and Stockholders’ Deficit
      The Company is currently authorized to issue two classes of stock: common stock and preferred stock. Pursuant to the Company’s Amended Restated Certificate of Incorporation (the “Certificate”), preferred stockholders and common stockholders vote together as a class on all matters presented to the stockholders. Preferred stockholders have the right to the number of votes equal to the number of shares of common stock into which each such share of preferred stock held by such holder could be converted on the date for determination of stockholders entitled to vote. Pursuant to the terms of a voting agreement, the preferred stockholders also have the right, separately from the common stockholders, to elect three directors to the Company’s Board of Directors. The voting agreement also fixes the number of directors to be at least seven but no more than eight directors.

Preferred Stock
      The Company has issued Preferred Stock, as of December 31, 2004 and June 30, 2005 (unaudited), as follows:

			Common
	Shares	Shares	Shares as if
Preferred Stock Series	Authorized	Outstanding	Converted

A	3,422,620	3,368,385	4,594,286
B	3,440,069	3,106,736	3,584,695
C	12,769,573	8,839,573	10,199,507

	19,632,262	15,314,694	18,378,488

      A summary of the rights, preferences, and privileges of the Preferred Stock is as follows:

Liquidation Preference
      In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series C redeemable convertible preferred stock (“Series C Preferred”) are entitled to be ratably paid first out of the assets of the Company available for distribution an amount equal to $3.00 per share, plus all dividends accrued or declared thereon but unpaid. The holders of Series B redeemable convertible preferred stock (“Series B Preferred”) are entitled to be ratably paid next in an amount equal to $3.00 per share, plus all dividends accrued or declared thereon but unpaid. The holders of Series A convertible preferred stock (“Series A Preferred”) are entitled then to be ratably paid in an amount equal to $2.02 per share, plus all dividends accrued or declared thereon but unpaid. No payment shall be made with respect to any series of preferred stock unless and until full payment has been made to the holders of the series of convertible preferred stock with preferential rights of the amounts that they are entitled to receive. After the payment in full of the Series A Preferred, the remaining assets and funds of the Company legally available for distribution, if any, are distributable ratably among the holders of common stock and the Preferred Stock in proportion to the number of shares of common stock then held by them or issuable to them upon conversion of the Preferred Stock then held by them.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Conversion Rights
      Each share of Preferred Stock is convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder, subject to future adjustments for stock splits, stock dividends, recapitalizations or other similar events, as well as future dilutive issuances of common stock. Future dilutive issuances of common stock or Preferred Stock may result in additional beneficial conversion features.
      Each share of Preferred Stock will automatically be converted into shares of common stock upon the closing of a firm commitment for an underwritten public offering pursuant to an effective registration statement covering the offer and the sale of the common stock at an offering price per share of not less than $1.00 and with gross proceeds to the Company of not less than $15 million. The holders of Preferred Stock have registration rights, under an amended and restated registration rights agreement, which requires the Company, upon request, to register 25% of the “Registrable Securities” as defined in the registration rights agreement at any time after the earlier of April 28, 2002 or the date that is six months after the closing of the Company’s first public offering of securities. In addition, the holders of the Preferred Stock are entitled to “piggy back” registration rights in conjunction with a public offering of the Company’s common stock.

Dividends
      The holders of Series B Preferred and Series C Preferred are entitled to receive, when and as declared by the Board of Directors, preferential cumulative dividends in cash at the rate of 7% per annum of the preferred stock’s stated value of $1.50 per share, subject to adjustment as defined in the Certificate. Such dividends accrue from the original issue date, as defined, of each of the Series B Preferred and Series C Preferred. Dividends are payable to the holders of Series B Preferred only to the extent that holders of Series C Preferred first receive the dividend payment to which they are entitled. The Company’s Board of Directors has not declared any dividend payment on any class of preferred stock or common stock. However, dividends are being recorded as an addition to the preferred stock carrying value. The total amount of accreted dividends was approximately $5.3, $4.1 and $6.0 million as of December 31, 2004 and 2003 and June 30, 2005, respectively.

Redemption
      Each holder of Series B Preferred and Series C Preferred may request the Company to redeem for cash such holder’s preferred stock, ratably on each of December 31, 2006, 2007 and 2008, or in any amount thereafter at $1.50 per share plus all dividends accrued but unpaid, and any and all other amounts owing with respect to the holder’s shares of such preferred stock. The redemption price for each share of Series B Preferred or Series C Preferred is subject to adjustment to take account of any stock splits, stock dividend, combination of shares, or other similar event.

Other
      In connection with the convertible bridge loans (see Note 6), the Company recorded BCF’s related to adjustments made to the conversion ratios of the Preferred Stock. The adjustments to the conversion ratios entitled the Preferred Stockholders to additional shares of common stock upon conversion. The BCF approximated $3.3 million, increasing the carrying value of the Preferred Stock with a related charge to additional paid-in capital, to the extent available, and to accumulated deficit in 2003.

Common Stock
      In 1999, the Company repurchased 50,000 shares of its common stock at a cost of $75,000, which has been recorded as treasury stock.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Stock Options and Warrants

Stock Options
      The EpiCept Corporation 1995 Stock Option Plan as amended in 1997 and 1999 (the “Plan”) provides for the granting of incentive stock options and non-qualified stock options to purchase the Company’s stock through the year 2005. A total of approximately 3.2 million shares of the Company’s common stock are authorized under the Plan. As of December 31, 2004 and June 30, 2005, the number of shares of common stock available for grant under the Plan is 947,770 and 987,770 shares, respectively. Options are to be granted and vest as determined by the Board of Directors, generally over a three-year period.
      Stock option activity under the Plan is as follows:

		Weighted
	Under	Average
	Option	Exercise Price

Options outstanding at December 31, 2002	2,574,641	$0.38
Options granted	45,000	$0.50
Options canceled/expired	(556,015)	$0.46
Options exercised	(2,000)	$0.30

Options outstanding at December 31, 2003	2,061,626	$0.36
Options exercised	(195,126)	$0.35

Options outstanding at December 31, 2004	1,866,500	$0.37
Options canceled/expired (unaudited)	(40,000)	$0.50
Options exercised (unaudited)	(48,500)	$0.36

Options outstanding at June 30, 2005 (unaudited)	1,778,000	$0.36

Options exercisable at December 31, 2002	1,550,805	$0.41

Options exercisable at December 31, 2003	1,665,851	$0.36

Options exercisable at December 31, 2004	1,839,170	$0.36

Options exercisable at June 30, 2005 (unaudited)	1,778,000	$0.36

      The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

	Options	Weighted-	Weighted-	Shares	Weighted-
	Outstanding at	Average	Average	Exercisable at	Average
	December 31,	Remaining	Exercise	December 31,	Exercise
Range of Exercise Price	2004	Contractual Life	Price	2004	Price

$0.30	1,434,000	6.3 years	$0.30	1,433,695	$0.30
0.50	287,500	7.4 years	0.50	260,475	0.50
0.75	145,000	4.5 years	0.75	145,000	0.75

	1,866,500		0.37	1,839,170	0.36

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options outstanding at June 30, 2005 (unaudited):

	Options Outstanding			Options Exercisable

	Options	Weighted-	Weighted-	Shares	Weighted-
	Outstanding at	Average	Average	Exercisable at	Average
	June 30,	Remaining	Exercise	June 30,	Exercise
Range of Exercise Price	2005	Contractual Life	Price	2005	Price

$0.30	1,400,500	5.8 years	0.30	1,400,500	0.30
0.50	232,500	6.9 years	0.50	232,500	0.50
0.75	145,000	4.0 years	0.75	145,000	0.75

	1,778,000		0.36	1,778,000	0.36

      During 2004 and the six months ended June 30, 2005, the Company granted no options to employees.
      During 2003, the Company granted options to employees to purchase an aggregate of 45,000 shares of common stock at exercise prices that were considered to be below the deemed fair value at the date of grant for financial reporting purposes resulting in deferred stock compensation of $45,000. Such amount is being amortized over the option vesting period. The Company adjusted the deferred stock compensation by $0.1 million for stock option forfeitures during 2003.
      During 2002, the Company granted options to employees to purchase an aggregate of 646,667 shares of common stock at exercise prices, that were considered to be below the deemed fair value at the date of grant for financial reporting purposes resulting in deferred stock compensation of approximately $0.7 million. Such amount is being amortized over the option vesting period. The Company adjusted the deferred stock compensation by $0.1 million for stock option forfeitures during 2002.
      Amortization of deferred stock compensation approximated $0.4 million, $0.6 million, $0.9 million, $24,000 and $0.2 million for the years ended December 31, 2004, 2003 and 2002 and for the six months ended June 30, 2005 and 2004, respectively.
      The fair value of the Company’s common stock for options granted during 2003 and 2002 was determined contemporaneously at the time of the grant by the board of directors, with input from management. Prior to the completion of the Adolor license agreement in July 2003, the Company utilized the value paid for each of its series of preferred stock as an estimate of the fair value of its common stock. The majority of the Company’s historical stock option grants contained exercise prices below the estimated fair value of the underlying shares at the time of grant.

2005 Equity Incentive Plan (Unaudited)
      EpiCept’s board of directors adopted the 2005 Equity Incentive Plan on September 1, 2005, subject to stockholder approval, which was obtained on September 5, 2005. EpiCept’s Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to EpiCept’s employees and its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, performance-based awards and cash awards to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants.
      A total of 4,000,000 shares of EpiCept’s common stock are reserved for issuance pursuant to the Equity Incentive Plan, of which no options were issued and outstanding. The Equity Incentive Plan will become effective at the effective time of the merger (see Note 13). No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. EpiCept’s board of directors has granted options to purchase approximately 1.7 million shares of common stock which grants are contingent upon completion of the merger (see Note 13).

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005 Employee Stock Purchase Plan (Unaudited)
      EpiCept’s board of directors adopted the 2005 Employee Stock Purchase Plan on September 1, 2005, subject to stockholder approval. The Employee Stock Purchase Plan will become effective upon the completion of the merger (see Note 13) and a total of 500,000 shares of common stock will be made available for sale.

Warrants
      In connection with the issuance of the convertible bridge loans discussed in Note 6, the Company issued warrants in 2002 and 2003 entitling the lenders, subject to adjustments as defined, to purchase a number of shares equal to 50% of the greatest principal amount outstanding under the loan divided by the applicable exercise price as described in the warrant. The warrants are exercisable into the next round of preferred stock or common stock financing, at any time through November 2012 and possess certain anti-dilutive rights, as defined in the warrant. In the event of an initial public offering of the Company’s common stock, the warrants are exercisable into 15,445,858 shares of common stock at an exercise price of $0.157 per share, however, such warrants will expire on the first business day following the date of the completion of an initial public offering. The fair value ascribed to the warrants was $1.9 million in 2003 and $1.7 million in 2002 and was determined utilizing the Black-Scholes option pricing model. The following assumptions were used: dividend yield of zero (0%) percent; risk free interest rate of 4.53%; volatility of 101%; and expected life of 4 years. The value of these warrants of $3.6 million has been recorded as temporary equity as the warrants are potentially exercisable into redeemable preferred stock.
      The following table summarizes shares issuable upon exercise of warrants outstanding at December 31, 2004:

				Common
Issuance Date	Expiration Date	Shares Issuable Upon Exercise	Exercise Price	Shares Issuable

August 2000	August 2010	333,333 Series B Preferred	$1.30	384,615
November 2000	November 2012	750,000 Series C Preferred	$1.30	865,384
November 2002	November 2012	24,250,000 Common	$0.10	24,250,000

Total				25,499,999

      The number of shares issuable upon the exercise of the warrants is subject to adjustment to take account of any stock splits, stock dividend, combination of shares, or other similar event. In April 2002, warrants to purchase 24,753 shares of Series A Preferred expired unexercised. In April 2004, warrants to purchase 74,259 shares of Series A Preferred were exercised via a net share issuance of 53,225 shares of Series A Preferred. A BCF charge of $0.2 million was recorded to reflect a dividend deemed to be paid at the exercise date.
      In March 2005, the Company issued $4.0 million of Senior Notes (see Note 6). Each of the purchasers also purchased stock purchase warrants exercisable into an amount of shares of preferred stock or common stock equal to 35% of the principal amount of such purchaser’s Senior Notes divided by the amount per share the Senior Notes are converted into preferred stock or the price per share at which the Senior Notes are converted into the Company’s common stock. The exercise price for the warrants will be the amount per share the Senior Notes are converted into preferred stock or 75% of the initial public offering price. The warrants are exercisable by the purchaser at any time before the earlier to occur of (a) March 3, 2008 or (b) a merger, consolidation, share exchange sale of the company, certain change of control events, and events of liquidation. If an initial public offering has not been consummated by March 3, 2006, the expiration date of the warrants will be extended until March 3, 2009. The warrants meet the requirements of and are accounted for as a liability in accordance with EITF 00-19 as the number and price of the warrant shares are unknown at the time of financing. The number and price of the warrant shares will be determined by the price of the common stock issued in an initial public offering or the next qualifying financing transaction, as defined. The Company calculated the value of the warrants at the date of the issuance of the Senior Notes at approximately

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$0.9 million. The fair value of the warrants was determined utilizing the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 3.76% volatility of 90% and an expected life of three years. The value of the warrant shares is marked to market each reporting period as a derivative gain or loss until exercised or expiration and has a fair value of $0.9 million at June 30, 2005.

Third Party Stock-Based Compensation
      During 2002 and 2001, the Company granted options to purchase the Company’s common stock to third party consultants in connection with service agreements. Compensation expense relating to third party stock-based compensation was approximately $0.1 million, $0.2 million and $47,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Compensation expense relating to third party stock-based compensation was approximately $6,000, and $38,000 for the six months ended June 30, 2005 and 2004, respectively. The Company values these options utilizing the Black-Scholes option pricing model and remeasures them during the vesting period.

10.	Income Taxes
      The Company has deferred tax assets of $19.5 and $16.9 million as of December 31, 2004 and 2003, respectively, for items including: net operating loss carryforwards (“NOLs”), stock-based compensation, deferred revenue, patent costs and accrued liabilities. As of December 31, 2004 and 2003, the Company has federal, state, and foreign NOLs of approximately $60.4 and $44.6 million, respectively, available to reduce future taxable income. The Company’s federal and state NOLs expire in various intervals through 2024. In the event of certain ownership changes, the Company’s ability to utilize the tax benefits from NOLs could be substantially limited. In accordance with SFAS 109, Accounting for Income Taxes, the Company has provided a valuation allowance for the full amount of its net deferred tax assets because it is not more likely than not that the Company will realize future benefits associated with deductible temporary differences and NOLs at December 31, 2004 and 2003.
      The valuation allowance at December 31, 2004 and 2003 was approximately $19.5 and $16.9 million, respectively. For the years ended December 31, 2004, 2003 and 2002, the valuation allowance increased by $2.6, $3.4 and $3.6 million, respectively.
      A reconciliation of the federal statutory tax rate and the effective tax rates for the years ended December 31, 2004, 2003, and 2002 is as follows:

	For the Year Ended
	December 31,

	2004	2003	2002

Statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(3.4)	(0.6)	(1.5)
Nondeductible expenses	1.8	2.8	—
Change in valuation allowance	32.2	31.2	33.2

Effective tax rate	(3.4)%	(0.6)%	(2.3)%

      The principal differences between the U.S. statutory tax benefit rate of 34% and the Company’s effective tax rates of (3.4)%, (0.6)%, and (2.3)% for the years ended December 31, 2004, 2003 and 2002, respectively, are primarily due to the state income tax benefit from the sale of state NOLs and the Company not recognizing the benefit of its NOLs incurred during the year.
      Federal income tax expense for the years ended December 31, 2004, 2003 and 2002 was $0, $31,000 and $0, respectively. Federal income tax expense for 2003 was comprised of current alternative minimum tax.

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
State income benefit for the years ended December 31, 2004 and 2003 was $(0.3) and $(0.1) million, respectively.
      The 2004 and 2002 state income tax benefit resulted from the sale of state NOLs of $0.3 and $0.2 million, respectively. The 2003 state income tax benefit was comprised of state income tax expense of $0.1 million offset by a state income tax benefit resulting from the sale of state NOLs of $0.2 million. The sales of cumulative NOLs are a result of a New Jersey state law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or “sell” their unused New Jersey NOLs and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash. The Company received approval from the State of New Jersey to sell NOLs in November of each year and entered into a contract with a third party to sell the NOLs at a discount for approximately $0.3, $.02 and $0.2 million in December of each year. Accordingly, the valuation allowance was reduced by the gross amount of $0.3 million each as of December 31, 2004, 2003 and 2002.
      The principal components of deferred tax assets, liabilities and the valuation allowance are as follows:

	December 31,

	2004	2003

Deferred tax assets:
Patent costs	$544,000	$623,000
Stock-based compensation	1,495,000	1,321,000
Accrued liabilities	590,000	818,000
Amortization of discount	—	167,000
Deferred revenue	2,828,000	3,124,000
Other assets	53,000	64,000
Net operating loss carryforwards	14,014,000	10,767,000

Total deferred tax assets	19,524,000	16,884,000
Valuation allowance	(19,524,000)	(16,884,000)

Net deferred tax asset	$—	$—

11.	Restatements
      Subsequent to the issuance of the December 31, 2004 consolidated financial statements, the Company identified errors in its previously issued financial statements relating to the recording of a contingent reverse stock split and the classification of accrued deferred initial public offering costs in the Company’s consolidated statement of cash flows as discussed below.
      The Company inappropriately reflected a one for four reverse stock split of its common stock that was contingent on the closing of an initial public offering. Since the initial public offering had not occurred, the Company should not have retroactively adjusted its 2004, 2003 and 2002 consolidated financial statements to reflect the reverse stock split. The Company has corrected the financial statements to remove the effect of the reverse stock split. Additionally, all share and per share amounts disclosed in the accompanying financial statements and notes have been restated.
      The Company determined that the deferred initial public offering costs that had not been paid represented a non-cash financing activity that should not have been included in the classification of cash flows from financing activities in the consolidated cash flows for the year ended December 31, 2004. The Company has corrected the December 31, 2004 consolidated statement of cash flows to remove the accrued deferred

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
initial public offering costs from cash flows from financing activities and present them separately as a non-cash financing activity.
      Subsequent to the issuance of the December 31, 2003 consolidated financial statements, the Company identified an error in its previously issued financial statements relating to the recording of revenue pursuant to a license agreement concluded in 2003. The Company determined that its consolidated financial statements for the year ended December 31, 2003 contained an error relating to the recognition of revenue under the Endo license agreement, which was signed in December 2003 (see Note 3). The Company had previously recognized revenue from the non-refundable, upfront license fee received from Endo ratably over the estimated development period in which the Company is obligated to participate on a continuing and substantial basis in the research and development activities as outlined in the contract. The Company subsequently determined that such revenue should have been recognized on the proportional performance method based on research and development costs incurred compared to total estimated costs to be incurred over the development period which approximates the proportion of value of the services provided compared to the total estimated value over the development period. As a result, the accompanying December 31, 2003 consolidated financial statements have been restated from the amounts previously reported to correct the accounting for this item.
      A summary of the significant effects of the restatements are as follows:

	As Previously
	Reported	As Restated

Consolidated Balance Sheet Information
At December 31, 2004:
Common stock	$170	$680
Additional paid-in capital	$150,510	$150,000
Common shares outstanding	1,699,620	6,798,485
Treasury shares outstanding	12,500	50,000

At December 31, 2003:
Deferred revenue, current portion	$2,500,508	$1,115,089
Deferred revenue	$7,065,682	$8,508,336
Common stock	$165	$660
Additional paid-in capital	$34,461	$33,966
Common shares outstanding	1,650,839	6,603,359
Treasury shares outstanding	12,500	50,000
Accumulated deficit	$(50,353,727)	$(50,410,962)
Stockholders’ deficit	$(43,594,948)	$(43,652,183)

Consolidated Statement of Operations Information
For the year ended December 31, 2004:
Basic and diluted loss per common share	$(5.35)	$(1.34)
Weighted average shares outstanding	1,683,199	6,732,797

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As Previously
	Reported	As Restated

For the year ended December 31, 2003:
Revenue	$433,810	$376,575
Net loss	$(9,903,296)	$(9,960,531)
Basic and diluted loss per common share	$(6.79)	$(1.70)
Weighted average shares outstanding	1,650,717	6,602,871

For the year ended December 31, 2002:
Basic and diluted loss per common share	$(6.63)	$(1.66)
Weighted average shares outstanding	1,649,409	6,597,638

Consolidated Statement of Cash Flows Information
For the year ended December 31, 2004:
Net cash used in operating activities	$(4,818,597)	$(5,421,357)
Net cash used in financing activities	$(1,858,190)	$(1,255,430)
Non-cash financing activities	$—	$(602,760)

12.	Quarterly Results (Unaudited)
      Summarized quarterly results of operations for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 are as follows (in thousands except per share and share amounts):

	Year Ended December 31, 2004

	First	Second	Third	Fourth

Revenue	$308	$311	$362	$134
Operating expenses	922	1,523	1,975	1,772
Net loss	(1,768)	(1,839)	(1,955)	(2,046)
Redeemable convertible preferred stock dividends	(312)	(462)	(317)	(313)
Loss attributable to common stockholders	(2,080)	(2,301)	(2,272)	(2,360)
Basic and diluted loss per common share(1)	(0.31)	(0.34)	(0.33)	(0.35)
Weighted average shares outstanding	6,630,941	6,715,859	6,784,610	6,798,485

	Year Ended December 31, 2003

	First	Second	Third	Fourth

Revenue	$—	$—	$160	$217
Operating expenses	994	728	1,592	1,734
Net loss	(1,910)	(2,017)	(2,840)	(3,194)
Redeemable convertible preferred stock dividends	(313)	(314)	(314)	(313)
Loss attributable to common stockholders	(2,223)	(2,331)	(3,154)	(3,507)
Basic and diluted loss per common share(1)	(0.34)	(0.35)	(0.48)	(0.53)
Weighted average shares outstanding	6,601,381	6,603,359	6,603,359	6,603,359

EPICEPT CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	December 31, 2005

	First	Second

Revenue	$285	$264
Operating expenses	1,486	3,210
Net loss	(1,441)	(3,256)
Redeemable convertible preferred stock dividends	(314)	(313)
Loss attributable to common stockholders	(1,755)	(3,569)
Basic and diluted loss per common share(1)	(0.26)	(0.52)
Weighted average shares outstanding	6,824,874	6,846,282

(1)	The addition of loss per common share by quarter may not equal the total loss per common share for the year or year to date due to rounding.

13.	Subsequent Events (Unaudited)

Merger
      On September 6, 2005 the Company entered into a merger agreement with Maxim Pharmaceuticals, Inc. pursuant to which the Company will issue shares of its common stock to Maxim shareholders in exchange for all of the outstanding stock of Maxim and will assume most of Maxim’s outstanding options and warrants. Upon completion of the merger, Maxim will become a wholly-owned subsidiary of the Company, with Maxim stockholders holding approximately 28% of the Company’s common stock outstanding. If the transaction is completed, all of the Company’s preferred stock and certain of its outstanding debt obligations will convert into shares of the Company’s common stock, and outstanding warrants to purchase the Company’s common stock will be exercised or canceled. Certain of the transactions will result in beneficial conversion feature charges being recorded at the time of the merger. The transaction is subject to approval by Maxim’s stockholders and certain other customary closing conditions.

Reverse Stock Split
      On September 5, 2005, the Company’s stockholders approved a 1 for 4 reverse stock split of its common stock, which will occur immediately prior to the completion of the merger.

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
Audited Financial Statements
Years ended September 30, 2004, 2003 and 2002 and the period from
October 23, 1989 (inception) to September 30, 2004
Contents

Report of Independent Registered Public Accounting Firm	F-34
Consolidated Balance Sheets as of September 30, 2004 and 2003	F-35
Consolidated Statements of Operations and Comprehensive Loss for the years ended September 30, 2004, 2003 and 2002 and from inception (October 23, 1989) through September 30, 2004	F-36
Consolidated Statements of Stockholders’ Equity from October 23, 1989 (inception) through September 30, 2004	F-37
Consolidated Statements of Cash Flows for the years ended September 30, 2004, 2003 and 2002 and from inception (October 23, 1989) through September 30, 2004	F-42
Notes to Consolidated Financial Statements	F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Maxim Pharmaceuticals, Inc.:
      We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2004 and for the period from inception (October 23, 1989) through September 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004 and for the period from inception (October 23, 1989) through September 30, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 3 to the consolidated financial statements, in 2002 the Company adopted the provisions of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets” and accordingly changed their method of accounting for goodwill.

/s/ KPMG LLP

San Diego, California
November 24, 2004, except for note 17 which is as of December 10, 2004

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	As of September 30	As of September 30
	2004	2003

	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$10,658	32,861
Investments in marketable securities, available for sale	38,746	58,468
Accrued interest and other current assets	2,354	2,210

Total current assets	51,758	93,539
Restricted cash and cash equivalents	3,500	3,500
Property and equipment, net	3,579	4,358
Patents and licenses, net	4,393	3,521
Notes receivable from officers, net of allowance of $2,930,000 and $700,000 at September 30, 2004 and 2003, respectively	682	2,287
Deposits and other assets	273	142

Total assets	$64,185	$107,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,311	$5,141
Accrued expenses	4,177	3,805
Notes payable and current portion of long-term debt and obligations under capital leases	1,071	1,246
Provision for loan guarantee for officer	—	900
Deferred revenue	131	190

Total current liabilities	10,690	11,282
Long-term debt and obligations under capital leases, excluding current portion	96	828
Stockholders’ Equity:
Convertible preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2004 and September 30, 2003	—	—
Common stock, $.001 par value, 60,000,000 shares authorized; 28,561,091 and 27,951,059 shares issued and outstanding at September 30, 2004 and September 30, 2003, respectively	28	28
Additional paid-in capital	405,031	401,251
Deficit accumulated during the development stage	(351,472)	(306,504)
Accumulated other comprehensive income (loss)	(188)	462

Total stockholders’ equity	53,399	95,237

Total liabilities and stockholders’ equity	$64,185	$107,347

See Accompanying Notes to Consolidated Financial Statements

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

				From Inception
				(October 23, 1989)
	Year Ended September 30			through
				September 30,
	2004	2003	2002	2004

	(In thousands, except per share amounts)
Collaboration and research revenue	$4,118	$3,830	$2,153	$18,936

Operating expenses:
Research and development	37,923	42,528	32,015	253,703
Business development and marketing	4,604	1,395	3,211	26,275
General and administrative	6,631	7,757	6,287	46,978
Amortization of goodwill and other acquisition-related intangible assets	—	—	—	2,955
Purchased in-process technology	—	—	—	42,300
Provisions for note receivable and loan guarantee to/for officers	1,330	—	1,600	2,930

Total operating expenses	50,488	51,680	43,113	375,141

Loss from operations	(46,370)	(47,850)	(40,960)	(356,205)

Other income (expense):
Investment income	1,467	2,499	4,991	31,322
Gain on sale of assets	—	—	—	4,435
Interest expense	(72)	(123)	(186)	(2,866)
Other income	7	18	11	21

Total other income	1,402	2,394	4,816	32,912

Loss before cumulative effect of accounting change and preferred stock dividends	(44,968)	(45,456)	(36,144)	(323,293)
Cumulative effect of accounting change	—	—	(28,179)	(28,179)

Net loss before preferred stock dividends	(44,968)	(45,456)	(64,323)	(351,472)
Dividends on preferred stock	—	—	—	5,496

Net loss applicable to common stock	(44,968)	(45,456)	(64,323)	(356,968)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(4)	(4)
Unrealized gains (losses) on securities	(650)	(629)	157	(184)

Other comprehensive income (loss), net of tax	(650)	(629)	153	(188)

Total comprehensive loss	$(45,618)	$(46,085)	$(64,170)	$(357,156)

Basic and diluted net loss per share of common stock excluding cumulative effect of accounting change	$(1.59)	$(1.94)	$(1.55)
Cumulative effect of accounting change	—	—	(1.21)

Basic and diluted net loss per share of common stock	$(1.59)	$(1.94)	$(2.76)

Weighted average shares outstanding	28,211,817	23,444,028	23,273,621

See Accompanying Notes to Consolidated Financial Statement

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	—	—	—	—

Balance at December 31, 1989	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	1	—	—	1

Balance at December 31, 1990	—	—	1	8	—	1	—	—	9
Net income	—	—	—	—	—	—	—	—	—

Balance at December 31, 1991	—	—	1	8	—	1	—	—	9
Additional funding	—	—	—	—	1,259	—	—	—	1,259
Net loss	—	—	—	—	—	(2,445)	—	—	(2,445)

Balance at December 31, 1992	—	—	1	8	1,259	(2,444)	—	—	(1,177)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181	(8)	53	(1,198)	—	—	(1,153)
Net loss	—	—	—	—	—	(4,239)	—	—	(4,239)

Balance at September 30, 1993	—	—	182	—	1,312	(7,881)	—	—	(6,569)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1	—	66	—	—	—	66
Issuance of Series A preferred stock for cash at $3.00 per share	250	—	—	—	487	—	—	—	487
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	113	—	5,934	—	—	—	5,934
Net loss	—	—	—	—	—	(2,433)	—	—	(2,433)

Balance at September 30, 1994	250	—	296	—	7,799	(10,314)	—	—	(2,515)
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553	1	1,659	—	—	—	1,660
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137	1	(1)	—	—	—	—

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Issuance of common stock at $3.00 per share for subscription receivable	—	—	104	—	311	—	(311)	—	—
Net loss	—	—	—	—	—	(2,790)	—	—	(2,790)

Balance at September 30, 1995	250	—	2,090	2	9,768	(13,104)	(311)	—	(3,645)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	745	1	2,249	—	—	—	2,250
Receipt of subscription receivable	—	—	—	—	—	—	311	—	311
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	466	1	1,740	—	—	—	1,741
Issuance of common stock at $4.50 per share for cash	—	—	400	—	1,800	—	—	—	1,800
Exercise of common stock options	—	—	—	—	3	—	—	—	3
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875	3	18,217	—	—	—	18,220
Conversion of preferred stock to common stock	(250)	—	103	—	—	—	—	—	—
Options granted to employees	—	—	—	—	395	—	(163)	—	232
Amortization of deferred compensation	—	—	—	—	—	—	44	—	44
Net loss	—	—	—	—	—	(833)	—	—	(833)

Balance at September 30, 1996	—	—	6,679	7	34,172	(13,937)	(119)	—	20,123
Option granted to consultant	—	—	—	—	97	—	—	—	97
Amortization of deferred compensation	—	—	—	—	—	—	68	—	68
Net loss	—	—	—	—	—	(6,895)	—	—	(6,895)

Balance at September 30, 1997	—	—	6,679	7	34,269	(20,832)	(51)	—	13,393
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500	3	34,711	—	—	—	34,714
Exercise of common stock purchase warrants	—	—	392	—	4,116	—	—	—	4,116

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Exercise of stock options and warrants	—	—	313	—	634	—	—	—	634
Options granted to consultants	—	—	—	—	50	—	—	—	50
Contribution to 401(k) plan	—	—	2	—	27	—	—	—	27
Amortization of deferred compensation	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	(21,855)	—	—	(21,855)

Balance at September 30, 1998	—	—	9,886	10	73,807	(42,687)	(14)	—	31,116
Issuance of Series A preferred stock cash, net of issuance costs	207	—	—	—	18,259	—	—	—	18,259
Exercise of stock options and warrants	—	—	314	—	1,083	—	—	—	1,083
Options granted to consultants	—	—	—	—	80	—	—	—	80
Contribution to 401(k) plan	—	—	6	—	72	—	—	—	72
Dividends on Series A preferred stock	—	—	—	—	(483)	—	—	—	(483)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69)	(69)
Amortization of deferred compensation	—	—	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	(39,226)	—	—	(39,226)

Balance at September 30, 1999	207	—	10,206	10	92,818	(81,913)	(3)	(69)	10,843
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205	3	164,826	—	—	—	164,829
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533	2	72,898	—	—	—	72,900
Issuance of Series B preferred stock for cash, net of issuance costs	268	1	—	—	22,551	—	—	—	22,552
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,013)	—	—	—	(5,013)
Issuance of Series A and Series B preferred stock in payment of dividends	56	—	—	—	5,193	—	—	—	5,193
Conversion of preferred stock to common stock	(531)	(1)	5,307	5	(5)	—	—	—	(1)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Exercise of stock options and warrants	—	—	2,839	3	21,684	—	—	—	21,687
Options granted to consultants	—	—	—	—	223	—	—	—	223
Common stock issued as payment for technology rights	—	—	23	—	199	—	—	—	199
Contribution to 401(k) plan	—	—	3	—	101	—	—	—	101
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(78)	(78)
Amortization of deferred compensation	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(77,489)	—	—	(77,489)

Balance at September 30, 2000	—	—	23,116	23	375,475	(159,402)	—	(147)	215,949
Exercise of stock options and warrants	—	—	105	—	512	—	—	—	512
Options granted to consultants	—	—	—	—	149	—	—	—	149
Contribution to 401(k) plan	—	—	31	—	195	—	—	—	195
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	1,085	1,085
Stock based compensation for modifications in stock option agreements	—	—	—	—	80	—	—	—	80
Net loss	—	—	—	—	—	(37,323)	—	—	(37,323)

Balance at September 30, 2001	—	—	23,252	23	376,411	(196,725)	—	938	180,647
Exercise of stock options and warrants	—	—	11	—	53	—	—	—	53
Warrants granted to consultants	—	—	—	—	1	—	—	—	1
Contribution to 401(k) plan	—	—	48	—	202	—	—	—	202
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	157	157
Net loss	—	—	—	—	—	(64,323)	—	—	(64,323)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	(4)

Balance at September 30, 2002	—	—	23,311	23	376,667	(261,048)	—	1,091	116,733

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Issuance of common stock and warrants at $5.60 per share in private placement, net of issuance costs	—	—	4,555	5	24,083	—	—	—	24,088
Exercise of stock options	—	—	68	—	341	—	—	—	341
Warrants and options granted to consultants	—	—	—	—	108	—	—	—	108
Options granted to employees	—	—	—	—	6	—	—	—	6
Contribution to 401(k) plan	—	—	17	—	46	—	—	—	46
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(629)	(629)
Net loss	—	—	—	—	—	(45,456)	—	—	(45,456)

Balance at September 30, 2003	—	—	27,951	28	401,251	(306,504)	—	462	95,237
Exercise of stock options and warrants	—	—	610	—	3,611	—	—	—	3,611
Warrants and options granted to consultants	—	—	—	—	174	—	—	—	174
Options granted to employees	—	—	—	—	(5)	—	—	—	(5)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(650)	(650)
Net loss	—	—	—	—	—	(44,968)	—	—	(44,968)

Balance at September 30, 2004	—	$—	28,561	$28	$405,031	$(351,472)	$—	$(188)	$53,399

See Accompanying Notes to Consolidated Financial Statements

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				From Inception
				(October 23, 1989
	Year Ended September 30			through
				September 30,
	2004	2003	2002	2004

	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(44,968)	$(45,456)	$(64,323)	$(351,472)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,718	2,325	2,273	14,267
Stock contributions to 401(k) plan	—	46	202	643
Cumulative effect of accounting change	—	—	28,179	28,179
Stock-based compensation	169	114	1	1,557
Loss (gain) on disposal of property and equipment	15	8	(2)	304
Provisions for note receivable and loan guarantees to/for officers	1,330	—	1,600	2,930
Purchased in-process technology	—	—	—	44,946
Gain on sale of assets	—	—	—	(2,146)
Amortization of premium on investments	—	—	—	535
Cumulative effect of reorganization	—	—	—	1,153
Gain on sale of subsidiary	—	—	—	(2,288)
Other	—	—	—	160
Changes in operating assets and liabilities:
Accrued interest and other current assets	291	1,324	1,849	101
Deposits and other assets	(131)	22	210	(769)
Accounts payable	170	3,284	(870)	4,219
Accrued expenses	372	1,157	(1,133)	2,880
Deferred revenue	(59)	(285)	(369)	131

Net cash used in operating activities	(41,093)	(37,461)	(32,383)	(254,670)

INVESTING ACTIVITIES:
Purchases of marketable securities	(65,031)	(49,926)	(66,542)	(503,492)
Sales and maturities of marketable securities	84,103	74,045	105,600	465,061
Purchases of property and equipment	(672)	(842)	(1,590)	(11,564)
Additions to patents and licenses	(1,154)	(849)	(1,121)	(7,519)
Net proceeds from sale of assets	—	—	—	3,452
Cash acquired in acquisition of business	—	—	—	1,121

Net cash provided by (used in) investing activities	17,246	22,428	36,347	(52,941)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	3,611	24,429	53	281,326
Net proceeds from issuance of preferred stock	—	—	—	41,298
Payment of preferred stock dividends	—	—	—	(302)
Proceeds from issuance of notes payable, capital lease and long-term debt	—	—	1,040	9,318
Restricted cash	—	—	500	(3,500)
Payments on notes payable, long-term debt, and capital lease obligations	(1,342)	(1,432)	(1,124)	(9,911)
Proceeds from issuance of notes payable to related parties	—	—	—	4,982
Payments on notes payable to related parties	—	—	—	(1,330)
Loan to officer and payment of guarantee, net	(625)	122	(97)	(3,612)

Net cash provided by financing activities	1,644	23,119	372	318,269

Net decrease (increase) in cash and cash equivalents	(22,203)	8,086	4,336	10,658
Cash and cash equivalents at beginning of period	32,861	24,775	20,439	—

Cash and cash equivalents at end of period	$10,658	$32,861	$24,775	$10,658

See Accompanying Notes to Consolidated Financial Statements

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND BASIS FOR PRESENTATION
      Maxim Pharmaceuticals, Inc. (the “Company”) was incorporated in Delaware and merged in 1993 with Syntello Vaccine Development AB (“SVD”), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the “Reorganization”). The Company’s proprietary technologies, which provide the basis for drug candidates for life-threatening cancers and liver diseases, were acquired during and following the Reorganization. The statements of operations inception-to-date information reflect the cumulative operations of SVD from the date of its inception (October 23, 1989). The statements of stockholders’ equity for the periods from inception to the date of the Reorganization reflect the equity activity of SVD. The Company sold SVD in July 1996. In June 2000, the Company acquired Cytovia, Inc., (“Cytovia”) and in September 2000, the Company incorporated Maxim Pharmaceuticals Europe Limited, both of which operate as wholly owned subsidiaries.
      Since the Reorganization, the Company has devoted substantially all of its resources to its Ceplenetm (histamine dihydrochloride) product development program and to the development of an oral formulation of histamine and, as a result of the June 2000 acquisition of Cytovia, Inc., the Company also has undertaken research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company’s executive officers and other staff primarily located at its headquarters in San Diego, California.
      For the period from commencement of operations to date, the Company has been a development stage enterprise, and accordingly, the Company’s operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of September 30, 2004, had an accumulated deficit of $351.5 million. Such losses and accumulated deficit resulted from the Company’s absence of significant revenue and significant costs incurred in the development of the Company’s proprietary technologies.
      The Company expects to incur substantial losses as it continues its research and development activities, particularly the conduct of clinical trials of its drug candidates. The future success of the Company is dependent on its ability to obtain additional capital required to develop and commercialize its drug candidates and upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, if required, or that it will attain positive cash flow from operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the financial statements of Maxim Pharmaceuticals, Inc. and its wholly owned subsidiaries, Cytovia, Inc. and Maxim Pharmaceuticals Europe Limited. All significant intercompany balances and transactions have been eliminated in consolidation.
      CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES — Investments with original maturities of less than 90 days at the date of purchase are considered to be cash equivalents. All other investments are classified as short-term investments which are deemed by management to be available-for-sale and are reported at fair value with net unrealized gains or losses reported within other comprehensive loss in the statement of stockholders’ equity. Realized gains and losses, and declines in value judged to be other than temporary, are included in investment income or interest expense. The cost of securities sold is computed using the specific identification method.
      CONCENTRATION OF CREDIT RISK — The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and U.S. and foreign corporations

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
with strong credit ratings. These instruments are held at various institutions. The Company has established guidelines which these institutions must follow relative to diversification and maturities to maintain an adequate level of liquidity and safety. Cash and cash equivalents held at an individual institution may exceed the Federal Deposit Insurance Corporation’s limits.
      PROPERTY AND EQUIPMENT — Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.
      PATENTS AND LICENSES — The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired. Costs related to patents the Company is not actively pursuing are evaluated for impairment and written off to expense, if appropriate.
      GOODWILL AND INTANGIBLE ASSETS — Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Intangible assets represent identified intangible assets in acquisitions. Prior to October 1, 2001 goodwill and intangible assets were amortized over fifteen years and five years, respectively, their estimated period of benefit, on a straight-line basis. Effective October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and ceased the amortization of goodwill and indefinite lived intangible assets. The transitional impairment analysis performed under SFAS No. 142 on October 1, 2001, resulted in an implied fair value of the goodwill of zero. Therefore, a charge of $28.2 million was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill and intangible assets. Intangible assets with definite lives continue to be amortized over their estimated period of benefit on a straight-line basis.
      IMPAIRMENT OF LONG-LIVED ASSETS — The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
      FAIR VALUE OF FINANCIAL INSTRUMENTS — The carrying amount of cash and cash equivalents, short-term investments, accrued interest and other current assets, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the note payable and long-term debt are reasonable estimates of their fair value as these amounts bear interest based on market rates currently available for notes with similar terms. The carrying amount of the notes receivable from officers approximates its fair value due to the allowance recorded against the notes.
      REVENUE RECOGNITION — Revenue consists of up-front technology access fees, research fees and milestone payments. Revenue is generally recognized when all of the following criteria are met: persuasive evidence that an arrangement exists; services have been rendered and are non-refundable; the price is fixed and determinable and collection is reasonably assured. All multiple deliverable arrangements are reviewed by the Company for separability in accordance with EITF 00-21. If the separability criteria are met, non-

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
refundable upfront technology access fees are accounted for separately. Upfront technology access fees which are not considered separable from the related research fees are recognized as revenue over the applicable research period as research activities are performed. Milestone payments are recognized when earned and collectibility is assured provided that the milestone events are substantive and the payments approximate the fair value of the milestone. Amounts received but unearned are recorded as deferred revenue. Certain collaborative agreements provide the Company donated materials and services which are recorded as revenue and expense when used at the fair market value of the material received or the service provided. Grant funding is recognized as revenue when services are performed under the grant.
      RESEARCH AND DEVELOPMENT — All research and development expenses, including purchased research and development, are expensed as incurred.
      INCOME TAXES — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      NET LOSS PER SHARE — Net loss per share is calculated in accordance with SFAS No. 128 “Earnings per Share.” Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by including the additional common shares issuable upon exercise of options and warrants in the basic weighted average share calculation, unless the effect of their inclusion is antidilutive. At September 30, 2004, 2003 and 2002, outstanding options and warrants totaled 5,712,000, 5,379,000, and 3,783,000, respectively. As these securities were antidilutive for the years then ended, diluted loss per share equaled the basic loss per share in each respective year.

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      STOCK OPTION PLANS — The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Compensation expense associated with stock options awarded to employees for the years ending September 30, 2004 and 2003 was a $5,000 credit and $6,000, respectively. No other stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Year Ended

	September 30,	September 30,	September 30,
	2004	2003	2002

	(In thousands, except per share data)
Net loss, as reported	$(44,968)	$(45,456)	$(64,323)
Less: Compensation expense (credit) associated with stock options	(5)	6	—
Add: Total stock-based employee compensation expense determined under fair value based methods for all awards	(3,466)	(3,331)	(4,997)

Pro forma net loss	$(48,439)	$(48,781)	$(69,320)

Net loss per share:
Basic and diluted-as reported	$(1.59)	$(1.94)	$(2.76)

Basic and diluted- pro forma	$(1.72)	$(2.08)	$(2.98)

      The fair value of the stock options were estimated at the date of grant using the “Black-Scholes” method for option pricing and the following weighted-average assumptions for the years ended September 30, 2004, 2003 and 2002, respectively:

	Year Ended

	September 30,	September 30,	September 30,
	2004	2003	2002

Risk free interest rate	2.48%	2.31%	1.77%
Dividend yield	0%	0%	0%
Volatility factor	77.0%	75.0%	86.0%
Expected life (in years)	3.83	3.81	3.21
Resulting average fair value	$4.46	$1.70	$2.09
      TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS — Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the years ended September 30, 2004, 2003 and 2002.
      USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.
      BUSINESS SEGMENTS — The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” and has determined that it operates in one business segment dedicated to research and development of therapeutic candidates for life-threatening cancers and liver disease.

3.	ADOPTION OF ACCOUNTING PRONOUNCEMENT — GOODWILL AND OTHER INTANGIBLE ASSETS
      On June 16, 2000, the Company acquired all of the outstanding capital stock of Cytovia, Inc., a privately held biopharmaceutical research company. As a result of the acquisition, the Company recorded goodwill and other intangible assets that combined had an unamortized book value of $28.2 million at September 30, 2001. Through September 30, 2001, goodwill and other intangible assets were being amortized over fifteen years and five years, respectively.
      Effective October 1, 2001, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.”
      As a result of the adoption of SFAS No. 142, the Company ceased amortizing goodwill on October 1, 2001, and performed the transitional impairment assessment of the goodwill related to the Cytovia acquisition for impairment as of October 1, 2001. Although the goodwill arose from purchase accounting applied to the acquisition of a specific entity, SFAS No. 142 requires that this test be applied to the relevant “reporting unit” which may differ from the specific entity acquired. Due to the integrated nature of the Company’s operations, the entire Company was determined to be one single reporting unit. Under the provisions of SFAS No. 142, the Company was required to identify potential impairment of goodwill by comparing the fair value of the Company, with the fair value based on the market price of the Company’s common stock, to the carrying value of its assets, including goodwill. As this analysis indicated an impairment of goodwill, the Company was required to measure the amount of impairment by comparing the “implied” fair value of the goodwill to its carrying amount. The analyses performed under SFAS No. 142 resulted in an implied fair value of the goodwill of zero. Therefore, a charge of $28.2 million was recorded during the quarter ended December 31, 2001, the first quarter of the year ending September 30, 2002, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill.

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	SHORT-TERM INVESTMENTS IN MARKETABLE SECURITIES
      The following is a summary of the Company’s investment securities, all of which are classified as available-for-sale. Determination of estimated fair value is based upon quoted market prices.

	September 30, 2004

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

	(In thousands)
Corporate debt securities	$19,930	$—	$(113)	$19,817
Other securities	8,000	—	—	8,000
U.S. securities & other government obligations	11,000	—	(71)	10,929

	$38,930	$—	$(184)	$38,746

	September 30, 2003

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

	(In thousands)
Asset-backed securities	$8,124	$159	$—	$8,283
Corporate debt securities	33,869	316	(23)	34,162
Other securities	10,000	—	—	10,000
U.S. securities & other government obligations	6,009	14	—	6,023

	$58,002	$489	$(23)	$58,468

      The amortized cost and estimated fair value of securities available-for-sale at September 30, 2004, by contractual maturity, are as follows (in thousands):

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$22,918	$22,807
Due after one year through three years	16,012	15,939

	$38,930	$38,746

5.	PROPERTY AND EQUIPMENT
      Property and equipment consists of the following (in thousands):

	September 30

	2004	2003

Laboratory equipment	$3,588	$3,466
Office equipment and furniture	4,816	4,479
Leasehold improvements	2,703	2,983

	11,107	10,928
Less accumulated depreciation and amortization	(7,528)	(6,570)

	$3,579	$4,358

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At September 30, 2004 and 2003, property and equipment included equipment under capital leases of $84,000 and $157,000 with related accumulated amortization of $28,000 and $114,000, respectively.

6.	ACCRUED INTEREST AND OTHER CURRENT ASSETS
      Accrued interest and other current assets consist of the following (in thousands):

	September 30

	2004	2003

Accrued interest	$427	$634
Prepaid insurance	421	413
Prepaid clinical trial costs	586	493
Other	920	670

	$2,354	$2,210

7.	RELATED PARTY TRANSACTIONS
      In December 2000, the Company entered into a $2.85 million full recourse secured revolving promissory note with an officer of the Company. The note bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, the Company determined that the note to the officer had become impaired because the Company determined that the officer did not have the ability to repay the loan in full when due and recorded an allowance on the note in the amount of $700,000. In addition, the Company has not recorded interest income of $278,000 on the note subsequent to June 30, 2002. During the quarter ended September 30, 2004, the Company recorded $1,333,000 of expense to increase the allowance on the note related to the decrease in the value of the Company stock and stock options held by the officer collateralizing the note, following the negative Phase III M0104 trial results released in September 2004, and the subsequent decrease in the price of the Company’s common stock. The entire outstanding balance of principal and interest was due in December 2002. Since the note came due, the officer has not had sufficient liquid assets to repay the loan in full, however, the officer has paid the Company $394,000 related to the note, which includes $272,000 paid in fiscal year 2004. The Company is continuing to review its options and alternatives and intends to continue to pursue collection on the loan. As of September 30, 2004, the recorded outstanding principal and interest balance on the note was $682,000, net of the $2,033,000 allowance.
      At September 30, 2004, the Company was owed $922,000 from an officer and a former officer resulting from unpaid loans, due in July 2004, that the individuals had with a bank, which the Company guaranteed in July 2001. The purpose of the bank loans was to allow the payment of income taxes associated with the exercise of stock options. The Board determined that it was in the Company’s best interest to provide the guarantees to avoid the necessity of the officers selling personal holding of the Company’s securities during a period of depressed market prices. In October 2004, the former officer paid the Company $25,000, the total amount he owed. The remaining balance of $897,000 is due from an officer who was included in the October 2004 workforce reduction. During the fourth quarter of fiscal year 2002, the Company had determined that it was probable that this former officer would not have the ability to repay his bank loan. Therefore, the Company had recorded a provision for the guarantee and a liability in the amount of $900,000. The former officer does not currently have the assets necessary to repay the $897,000 and the Company does not hold any assets as collateral. The Company is reviewing its options and alternatives, has full recourse and intends to continue to pursue collection of the $897,000 from the former officer. As of September 30, 2004, the recorded outstanding principal and interest balance on the loan was $0, net of the $897,000 allowance.

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	ACCRUED EXPENSES
      Accrued expenses consist of the following (in thousands):

	September 30

	2004	2003

Clinical trial costs	$1,198	$2,156
Compensation	1,019	995
Deferred rent	679	255
Other	1,281	399

	$4,177	$3,805

9.	NOTES PAYABLE AND LONG TERM DEBT
      The Company had a credit agreement with a bank that provided for a $3,200,000 committed line of credit which it was able to access for equipment and other capital assets. In July 2002, the Company amended the credit agreement, which increased the Company’s available line of credit to $3,800,000. The Company was able to access the line for equipment and other capital assets purchased from the date of the amendment through September 30, 2002, after which time the line became a term loan. The agreement contains customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and minimum tangible net worth. The Company is also prohibited from paying dividends under the terms of the loan. The Company is required to maintain its principal depository and operating accounts with the bank. In addition, the Company has the choice to either maintain a minimum aggregate balance of $3,500,000 at the institution or pay to the bank a quarterly fee of $2,500. At September 30, 2004 and 2003, the Company was in compliance with all covenants.
      Notes payable and long-term debt consist of the following (in thousands):

	September 30

	2004	2003

Bank term loan payable in monthly installments commencing January 1, 2002 through April 1, 2006, at an interest rate of prime plus .75% (5.50% at September 30, 2004)	$808	$1,633
3.75% promissory note payable, payable in monthly installments through June 30, 2005	339	—
3.118% promissory note payable, payable in monthly installments through June 30, 2004	—	331

Total notes payable and long-term debt	1,147	1,964
Less current portion of notes payable and long-term debt	(1,053)	(1,156)

Total long-term portion of notes payable and long-term debt	$94	$808

      The aggregate amounts of debt outstanding at September 30, 2004 which will become due in 2005 and 2006 are $1,053,000 and $94,000, respectively.

10.	LEASES
      The Company leases office and laboratory facilities under five and ten-year noncancelable operating leases with expiration dates through September 2010. Rent expense approximated $2,044,000, $2,080,000, and $2,059,000 for the years ended September 30, 2004, 2003, and 2002, respectively. The Company entered into

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
agreements to sublease certain of its facilities. Total sublease income for the years ended September 30, 2004, 2003 and 2002 was $55,000, $152,000, and $277,000, respectively. In addition, the Company is obligated under a capital lease for equipment.
      Future commitments under noncancelable operating leases for the next five years, net of sublease commitments of $57,000 in 2005 and $5,000 in 2006, and future minimum lease payments due under capital lease agreements as of September 30, 2004, are as follows (in thousands):

	Operating	Capital
Year Ended September 30	Leases	Leases

2005	$2,007	$18
2006	1,860	2
2007	1,946	—
2008	2,004	—
2009	1,413	—

Total	$9,230	$20

11.	SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended September 30

				From Inception
				through
	2004	2003	2002	September 30, 2004

Noncash investing and financing activities:
Unrealized gain (loss) on investments available for sale	$(650)	$(629)	$157	$(184)
Other assets acquired under note payable	434	425	356	2,029
Property and equipment acquired under capital leases	—	50	—	270
Issuance of common stock/warrants for services	169	114	1	350
Issuance of common stock to convert debt	—	—	—	7,594
Dividends on preferred stock	—	—	—	5,496
Issuance of preferred stock in payment of dividend	—	—	—	(4,891)
Acquisition of subsidiary:
Assets acquired	—	—	—	7,872
Liabilities assumed	—	—	—	(10,336)
Net equity effect of acquisition	—	—	—	(72,899)
Sale of subsidiary:
Net patents sold	—	—	—	154
Other liabilities transferred	—	—	—	(121)
Note payable transferred	—	—	—	(2,422)
Other accruals	—	—	—	100
Supplemental disclosure of cash flow information — cash paid for interest	72	123	178	2,183

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	STOCKHOLDERS’ EQUITY
      WARRANTS — The Company has granted warrants to certain consultants primarily in connection with certain financing transactions and investor communication activities. At September 30, 2004, the Company has outstanding warrants to purchase 42,000 shares of common stock issued to non-employees. Compensation expense related to the 42,000 warrants during the years ended September 30, 2004, 2003 and 2002 totaled $78,000, $39,000 and $1,000, respectively, and was recorded as a general and administrative expense. In September 2003, in connection with a private placement of common stock, the Company issued to investors 1,367,000 warrants and issued to the placement agent 148,000 warrants. These warrants are exercisable at $7.70. During the year ended September 30, 2004, the investors exercised 271,000 of these warrants. As of September 30, 2004, warrants to purchase 1,286,000 shares of the Company’s common stock at a weighted average exercise price of $7.74 per share were outstanding. Warrants to purchase 1,274,000 shares were exercisable as of September 30, 2004, and the remainder vest at various periods through March 2006. These warrants have terms expiring in 2005 through 2011. No warrants were exercised during the years ended September 30, 2003 and 2002.
      STOCK OPTIONS — In 1993, the Company established a stock option plan (the “1993 Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,800,000 shares of common stock. Options that are granted generally vest over four years and have a maximum term of ten years. The 1993 Plan terminated on September 30, 2003. All granted options remain outstanding under their original terms, but no additional options may be granted from the plan. In August 2000, the Company adopted a non-statutory stock option plan (the “2000 Plan”) under which nonqualified stock options may be granted to employees, consultants, officers and directors of the Company. Under the 2000 Plan, options may be granted to purchase up to 750,000 shares of common stock, of which total grants to officers and directors must be less than half of the authorized shares; options that are granted generally vest over four years and have a maximum term of ten years. In 2001, the Company established a stock option plan (the “2001 Incentive Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 2001 Plan, as amended, options may be granted to purchase up to 4,250,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.
      The Company also grants options to non-employees in connection with their execution of consulting agreements with the Company. The fair value of the options granted to non-employees is estimated using the “Black-Scholes” method for option pricing, and the expense is recorded over the period services are performed. Compensation expense related to option grants recorded during the years ended September 30, 2004, 2003 and 2002 totaled $96,000, $69,000 and $0, respectively.

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the Company’s stock option activity (in thousands, except per share amounts):

		Weighted Average
	Number	Exercise Price
	of Shares	per Share

Outstanding September 30, 2001	2,910	$13.83
Granted	1,187	$3.59
Exercised	(11)	$4.82
Canceled	(362)	$8.42

Outstanding September 30, 2002	3,724	$11.12
Granted	539	$3.11
Exercised	(68)	$5.07
Canceled	(390)	$5.46

Outstanding September 30, 2003	3,805	$10.67
Granted	1,133	$8.09
Exercised	(339)	$4.50
Canceled	(173)	$15.98

Outstanding September 30, 2004	4,426	$10.28

      At September 30, 2004, options for 2,901,000 shares of common stock are exercisable, and the remaining 1,525,000 become exercisable at various dates through September 29, 2008. The options expire at various dates through September 29, 2014.
      The following table summarizes information concerning outstanding and exercisable options as of September 30, 2004 (in thousands, except contractual life and exercise price data).

	Options Outstanding			Options Exercisable

			Weighted-Average
		Weighted-Average	Remaining		Weighted Average
Price Range	Shares	Exercise Price	Contractual Life	Shares	Exercise Price

$ 0.66 - $ 2.13	690	$2.10	7.92 years	577	$2.10
$ 2.14 - $ 5.05	561	$3.88	7.37 years	411	$3.99
$ 5.06 - $ 8.00	1,771	$6.78	6.82 years	923	$6.69
$ 8.01 - $14.50	900	$10.17	6.42 years	661	$10.63
$14.51 - $37.00	433	$36.01	4.27 years	258	$35.33
$37.01 - $72.50	71	$72.39	2.44 years	71	$72.39

$ 0.66 - $72.50	4,426	$10.28	6.66 years	2,901	$10.44

      STOCKHOLDER RIGHTS PLAN — In June 2000, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of Maxim held of record at the close of business on June 22, 2000. The Rights will initially trade with, and will be inseparable from Maxim’s common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Maxim’s outstanding common stock, or announces a tender offer which, if successful, would result in ownership by a person or group of 15% or more of Maxim’s common stock. Each Right will entitle stockholders, other than the 15% or more acquirer, to buy one one-hundredth of a share of Maxim’s series A junior participating preferred stock at an exercise price of $325. If a person or group acquires 15% or

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
more of Maxim’s common stock, each Right will entitle its holder, other than such person or member of such group, to purchase a number of Maxim’s common shares having a market value of $650. If Maxim were to be acquired in a merger or other business combination transaction after a person has acquired 15% or more of Maxim’s common stock, each Right will entitle its holder other than the acquiring person, to purchase a number of the acquiring company’s common shares having a market value of $650. The Rights Plan also includes an exchange option. In general, after the rights become exercisable, the Maxim Board may, at its option, effect an exchange of part or all of the Rights, other than Rights that have become void, for shares of Maxim common stock. Under this option, Maxim would issue one share of common stock for each right, subject to adjustment in certain circumstances. The Rights expire on June 22, 2010, unless redeemed by the Company’s Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable.

13.	401(K) PLAN
      The Company has a 401(k) retirement plan (the “401(k) Plan”) under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employee’s deferral or 3% of the employee’s qualifying compensation. The Company contribution can be made in the form of either the common stock of the Company or cash at the discretion of the Company’s Board of Directors. Company contributions to the 401(k) plan for the fiscal years ended September 30, 2004, 2003, and 2002 were $212,000, $210,000, and $202,000, respectively, in the form of cash in fiscal year 2004, in the form of cash and Company common stock in fiscal year 2003 and primarily in the form of Company common stock in fiscal year 2002.

14.	INCOME TAXES
      Income taxes for the years ended September 30, 2004, 2003 and 2002 differed from the amounts expected by applying the U.S. federal income tax rate of 34% to loss before taxes as follows (in thousands):

	2004	2003	2002

Computed income benefit	$(15,289)	$(15,449)	$(21,868)
State taxes, net of federal benefit	1	2	3
Goodwill amortization	—	—	9,581
Change in federal valuation allowance	13,918	15,182	12,553
General business credit, net	(572)	(446)	(753)
Foreign loss	—	(4)	(190)
Other, net	1,942	715	674

	$—	$—	$—

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components that comprise deferred tax assets and liabilities at September 30, 2004 and 2003 are as follows (in thousands):

	2004	2003

Deferred tax assets:
Net operating loss carryforwards	$119,232	$104,994
General business credit carryforwards	8,592	7,458
Other	4,835	4,190

Total gross deferred tax assets	132,659	116,642
Less valuation allowance	(132,659)	(116,642)

Net deferred tax asset	$—	$—

      The net change in the valuation allowance for the years ended September 30, 2004 and 2003 was an increase of $16,017,000 and $19,800,000, respectively. The valuation allowance of $132,659,000 at September 30, 2004 represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences or taxable income. The valuation allowance includes $4,039,000 related to stock option deductions, the benefit of which will be eventually credited to equity. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2004 and 2003, we had a valuation allowance equal to our deferred tax assets since we have not established a pattern of profitable operations for income tax reporting purposes.
      At September 30, 2004, the Company has federal and California tax net operating loss carryforwards of approximately $290 million and $234 million, respectively. The federal and California tax loss carryforwards are expected to expire beginning 2005 and 2006, respectively.
      At September 30, 2004, the Company has federal and California tax credit carryforwards of approximately $6 million and $2 million, respectively. The federal tax credit carryforwards are expected to expire beginning 2005.
      The Company has determined that “ownership changes” within the meaning of Internal Revenue Code Section 382 have occurred in prior years. However, the Company has determined based on an analysis of rules contained in Section 382, that any limitations on the future utilization of net operating loss carryforwards will not have a material impact on such utilization.

15.	LICENSES AND COLLABORATIVE AGREEMENTS
      The Company’s strategy for development of its technologies includes, in some cases, the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate. During the years ended September 30, 2004, 2003, and 2002, the Company paid the inventor $0, $200,000 and

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$200,000 in cash. During the years ended September 30, 2001 and 2000, the Company paid the inventor $200,000 each year with an additional $200,000 paid in common stock in the year ended September 30, 2000.
      In August 2001, the Company entered into a Material Transfer Agreement with Schering Corporation (“Schering”) for the Company’s ongoing Phase II hepatitis C trial. Under the terms of the agreement, Schering will contribute the study drug and perform the viral testing for the study. During the years ended September 30, 2004, 2003 and 2002, the Company recognized revenue and the corresponding expense of $1,749,000, $2,858,000 and $493,000 in contributed product and $94,000, $150,000 and $49,000 in contributed services from Schering, respectively.
      In November 2003, the Company entered into an agreement with Myriad under which the Company licensed its MX90745 series of caspase-inducer anti-cancer compounds to Myriad. Under the terms of the agreement the Company granted to Myriad a research license, to perform Myriad’s obligations under the research plan, with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myriad is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. The Company granted to Myriad a development and commercialization license with an exclusive, worldwide, royalty-bearing license, with the right to sublicense the technology. The agreement requires that Myriad make licensing, research and milestone payments to the Company totaling up to $27 million, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay a royalty on product sales. Myriad paid an upfront fee as well as research funding for the first year of the agreement. The Company determined the upfront fee did not meet the criteria for separability and is recognizing the amount as revenue over the research period. During the year ended September 30, 2004, the Company recognized $1,733,000 in collaboration revenue, comprised of $866,000 for the upfront payment and $867,000 for research funding.
      In March 2004, the Company entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire Biochem, Inc (formerly known as BioChem Pharma, Inc.) who had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. Under the agreement all rights and obligations of the parties under the July 2000 agreement were terminated and Shire BioChem agreed to assign and/or license to the Company rights it owned under or shared under the prior research program. The agreement did not require any up-front payments, however, it does require that the Company provide Shire Biochem a portion of any sublicensing payments the Company receives if the Company relicenses the series of compounds or make milestone payments to Shire BioChem totaling up to $26 million, assuming the successful commercialization of the compound by the Company for the treatment of a cancer indication, as well as pay a royalty on product sales. In July 2000, the Company had entered into an agreement with BioChem Pharma under which the Company licensed its MX2105 series of compounds. During the year ended September 30, 2002, the Company recognized $1,312,000 in collaboration revenue, comprised of $843,000 for an upfront license payment and $469,000 for research funding. The Company did not record any related collaboration revenue during the years ended September 30, 2004 and 2003.

16.	SUBSEQUENT EVENT
      In October 2004, the company implemented a restructuring plan which resulted from the negative outcome of the Company’s confirmatory Phase III clinical trial of Ceplene in advanced malignant melanoma patients with liver metastases. The restructuring plan included a reduction in the Company’s workforce of approximately 50%. The cost of the severance package including pay, benefits continuation and outplacement services totaled approximately $1,228,000. As part of the restructuring plan the Company is also pursuing the sublease of certain of its office space.

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	COMMITMENTS AND CONTINGENCIES
      On December 14, 2000, plaintiff Blake Martin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company and two officers of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. In December 2003, the United States Federal Court granted the Company’s motion to dismiss the lawsuit with prejudice and without leave to amend, which was the third dismissal entered by the court in the case. On December 30, 2003, plaintiff Blake Martin exercised his right to appeal the decision of the United States District Court for the Southern District of California to the Ninth Circuit Court of Appeals. That appeal was dropped, ending the litigation with prejudice in favor of the Company.
      In October 2001 and May 2002, certain former stockholders of Cytovia filed complaints in California Superior Court in San Diego, against the Company and two of its officers, alleging fraud and negligent misrepresentation in connection with the Company’s acquisition of Cytovia. A binding arbitration proceeding with the American Arbitration Association was held in May 2003. The three-member arbitration panel rejected all of the plaintiffs’ claims, determined that the Company has no liability for such claims and awarded recovery of the Company’s reasonable attorneys’ fees and costs of approximately $922,000 as prevailing party in the proceedings. In December 2003, the decision was confirmed by the Superior Court, which entered a judgment to this effect. In June 2004, the plaintiffs filed an Appeal. On December 10, 2004, the Court of Appeal reversed the judgment of the Superior Court and remanded the lawsuit to the trial court for further proceedings. The Company is assessing the opportunity for further appellate review and intend to continue vigorously defending against these claims.
      On September 21, 2004, plaintiff Dr. Richard Bassin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company, one officer of the Company, and one former officer of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets during the class period from November 11, 2002 to September 17, 2004, and seeking damages therefore. Thereafter two similar complaints were filed in the Southern District. The Company expects that all three of the Southern District complaints will be consolidated into a single action. No discovery has been conducted. The complaints have been tendered to the Company’s insurance carrier, which has initially denied coverage. The Company disputes the initial position taken by the insurance carrier and fully intends to enforce its rights under the policy.
      On October 7, 2004, plaintiff Jesus Putnam, purportedly on behalf of the Company, filed a derivative complaint in the Superior Court for the State of California, County of San Diego, against one officer of the Company, two former officers of the Company, and the Company’s entire Board of Directors, alleging breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and violations of the California Corporations Code, all of which arise from allowing purported violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. No discovery has been conducted, and plaintiff’s counsel has stipulated to stay the action pending resolution of a motion to dismiss the federal actions. The complaint has been tendered to the Company’s insurance carrier, which has initially denied coverage. The Company disputes the initial position taken by the insurance carrier and fully intends to enforce its rights under the policy.
      The Company intends to engage in a rigorous defense against such claims. No assurances can be made that the Company will be successful in its defense of the pending claims. If the Company is not successful in

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
its defense of such claims, the Company could be forced to, among other things, make significant payments to resolve these claims, and such payments could have a material adverse effect on the Company’s business, financial condition and results of operations if not covered by the Company’s insurance carrier. Further, regardless of success of the litigation, the litigation itself may result in substantial costs and divert management’s attention and resources, all of which could adversely affect the Company’s business.

18.	QUARTERLY RESULTS (UNAUDITED)
      Summarized quarterly results of operations for the years ended September 30, 2004 and 2003 are as follows (in thousands, except per share amounts):

	Year Ended September 30, 2004

	First	Second	Third	Fourth

Collaboration and research revenue	$1,419	$1,273	$801	$625
Research and development expenses	9,331	8,363	9,883	10,346
Net loss applicable to common stock	(9,871)	(8,939)	(11,678)	(14,480)
Net loss per share of common stock	(0.35)	(0.32)	(0.41)	(0.51)

	Year Ended September 30, 2003

	First	Second	Third	Fourth

Collaboration and research revenue	$390	$651	$1,300	$1,489
Research and development expenses	8,255	9,974	11,583	12,716
Net loss applicable to common stock	(9,330)	(10,981)	(12,381)	(12,764)
Net loss per share of common stock	(0.40)	(0.47)	(0.53)	(0.54)

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
Unaudited Financial Statements
Three and nine months ended June 30, 2005 and 2004 and the period from
October 23, 1989 (inception) to June 30, 2005
Contents

Condensed Consolidated Balance Sheets as of June 30, 2005 and 2004	F-60
Condensed Consolidated Statements of Operations for the three and nine months ended June 30, 2005 and 2004 and from inception (October 23, 1989) through June 30, 2005	F-61
Consolidated Statements of Stockholders’ Equity from October 23, 1989 (inception) through June 30, 2005	F-62
Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 2005 and 2004 and from inception (October 23, 1989) through June 30, 2005	F-66
Unaudited Notes to Condensed Consolidated Financial Statements	F-67

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of June 30	As of September 30
	2005	2004

	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$4,662	$10,658
Investments in marketable securities, available for sale	18,796	38,746
Accrued interest and other current assets	652	2,354

Total current assets	24,110	51,758
Restricted cash and cash equivalents	3,500	3,500
Property and equipment, net	2,497	3,579
Patents and licenses, net	4,923	4,393
Notes receivable from officer and former officer, net of allowance of $3,348 and $2,930 at June 30, 2005 and September 30, 2004, respectively	264	682
Deposits and other assets	136	273

Total assets	$35,430	$64,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,158	$5,311
Accrued expenses	2,125	4,177
Notes payable and current portion of long-term debt and obligations under capital leases	249	1,071
Deferred revenue	75	131

Total current liabilities	3,607	10,690
Long-term debt and obligations under capital leases, excluding current portion	—	96
Commitments and contingencies
Stockholders’ Equity:
Convertible preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2005 and September 30, 2004	—	—
Common stock, $.001 par value, 60,000,000 shares authorized; 28,606,141 and 28,561,091 shares issued and outstanding at June 30, 2005 and September 30, 2004, respectively	29	28
Additional paid-in capital	405,185	405,031
Deficit accumulated during the development stage	(373,230)	(351,472)
Accumulated other comprehensive loss	(161)	(188)

Total stockholders’ equity	31,823	53,399

Total liabilities and stockholders’ equity	$35,430	$64,185

See Accompanying Notes to Condensed Consolidated Financial Statements

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

					From Inception
	Three Months Ended June 30		Nine Months Ended June 30		(October 23, 1989)
					through June 30,
	2005	2004	2005	2004	2005

	(In thousands, except per share amounts)
Collaboration and research revenue	$100	$801	$1,583	$3,493	$20,519

Operating expenses:
Research and development	3,290	9,883	15,358	27,578	269,061
Business development and marketing	443	1,086	1,907	2,377	28,182
General and administrative	1,959	1,836	6,159	5,191	53,137
Amortization of goodwill and other acquisition-related intangible assets	—	—	—	—	2,955
Purchased in-process technology	—	—	—	—	42,300
Provisions for note receivable and loan guarantee to/for officers	94	—	418	—	3,348

Total operating expenses	5,786	12,805	23,842	35,146	398,983

Loss from operations	(5,686)	(12,004)	(22,259)	(31,653)	(378,464)

Other income (expense):
Investment income	161	340	532	1,217	31,854
Gain on sale of assets	—	—	—	—	4,435
Interest expense	(8)	(14)	(31)	(56)	(2,897)
Other income	—	—	—	3	21

Total other income	153	326	501	1,164	33,413

Loss before cumulative effect of accounting change and preferred stock dividends	(5,533)	(11,678)	(21,758)	(30,489)	(345,051)
Cumulative effect of accounting change	—	—	—	—	(28,179)

Net loss before preferred stock dividends	(5,533)	(11,678)	(21,758)	(30,489)	(373,230)
Dividends on preferred stock	—	—	—	—	5,496

Net loss applicable to common stock	$(5,533)	$(11,678)	$(21,758)	$(30,489)	$(378,726)

Basic and diluted net loss per share of common stock	$(0.19)	$(0.41)	$(0.76)	$(1.08)

Weighted average shares outstanding	28,606,141	28,282,906	28,588,743	28,100,889

See Accompanying Notes to Condensed Consolidated Financial Statements

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	—	—	—	—

Balance at December 31, 1989	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	1	—	—	1

Balance at December 31, 1990	—	—	1	8	—	1	—	—	9
Net income	—	—	—	—	—	—	—	—	—

Balance at December 31, 1991	—	—	1	8	—	1	—	—	9
Additional funding	—	—	—	—	1,259	—	—	—	1,259
Net loss	—	—	—	—	—	(2,445)	—	—	(2,445)

Balance at December 31, 1992	—	—	1	8	1,259	(2,444)	—	—	(1,177)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181	(8)	53	(1,198)	—	—	(1,153)
Net loss	—	—	—	—	—	(4,239)	—	—	(4,239)

Balance at September 30, 1993	—	—	182	—	1,312	(7,881)	—	—	(6,569)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1	—	66	—	—	—	66
Issuance of Series A preferred stock for cash at $3.00 per share	250	—	—	—	487	—	—	—	487
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	113	—	5,934	—	—	—	5,934
Net loss	—	—	—	—	—	(2,433)	—	—	(2,433)

Balance at September 30, 1994	250	—	296	—	7,799	(10,314)	—	—	(2,515)
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553	1	1,659	—	—	—	1,660
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137	1	(1)	—	—	—	—
Issuance of common stock at $3.00 per share for subscription receivable	—	—	104	—	311	—	(311)	—	—
Net loss	—	—	—	—	—	(2,790)	—	—	(2,790)

Balance at September 30, 1995	250	—	2,090	2	9,768	(13,104)	(311)	—	(3,645)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	745	1	2,249	—	—	—	2,250
Receipt of subscription receivable	—	—	—	—	—	—	311	—	311
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	466	1	1,740	—	—	—	1,741
Issuance of common stock at $4.50 per share for cash	—	—	400	—	1,800	—	—	—	1,800
Exercise of common stock options	—	—	—	—	3	—	—	—	3

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875	3	18,217	—	—	—	18,220
Conversion of preferred stock to common stock	(250)	—	103	—	—	—	—	—	—
Options granted to employees	—	—	—	—	395	—	(163)	—	232
Amortization of deferred compensation	—	—	—	—	—	—	44	—	44
Net loss	—	—	—	—	—	(833)	—	—	(833)

Balance at September 30, 1996	—	—	6,679	7	34,172	(13,937)	(119)	—	20,123
Option granted to consultant	—	—	—	—	97	—	—	—	97
Amortization of deferred compensation	—	—	—	—	—	—	68	—	68
Net loss	—	—	—	—	—	(6,895)	—	—	(6,895)

Balance at September 30, 1997	—	—	6,679	7	34,269	(20,832)	(51)	—	13,393
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500	3	34,711	—	—	—	34,714
Exercise of common stock purchase warrants	—	—	392	—	4,116	—	—	—	4,116
Exercise of stock options and warrants	—	—	313	—	634	—	—	—	634
Options granted to consultants	—	—	—	—	50	—	—	—	50
Contribution to 401(k) plan	—	—	2	—	27	—	—	—	27
Amortization of deferred compensation	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	(21,855)	—	—	(21,855)

Balance at September 30, 1998	—	—	9,886	10	73,807	(42,687)	(14)	—	31,116
Issuance of Series A preferred stock cash, net of issuance costs	207	—	—	—	18,259	—	—	—	18,259
Exercise of stock options and warrants	—	—	314	—	1,083	—	—	—	1,083
Options granted to consultants	—	—	—	—	80	—	—	—	80
Contribution to 401(k) plan	—	—	6	—	72	—	—	—	72
Dividends on Series A preferred stock	—	—	—	—	(483)	—	—	—	(483)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69)	(69)
Amortization of deferred compensation	—	—	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	(39,226)	—	—	(39,226)

Balance at September 30, 1999	207	—	10,206	10	92,818	(81,913)	(3)	(69)	10,843
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205	3	164,826	—	—	—	164,829

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533	2	72,898	—	—	—	72,900
Issuance of Series B preferred stock for cash, net of issuance costs	268	1	—	—	22,551	—	—	—	22,552
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,013)	—	—	—	(5,013)
Issuance of Series A and Series B preferred stock in payment of dividends	56	—	—	—	5,193	—	—	—	5,193
Conversion of preferred stock to common stock	(531)	(1)	5,307	5	(5)	—	—	—	(1)
Exercise of stock options and warrants	—	—	2,839	3	21,684	—	—	—	21,687
Options granted to consultants	—	—	—	—	223	—	—	—	223
Common stock issued as payment for technology rights	—	—	23	—	199	—	—	—	199
Contribution to 401(k) plan	—	—	3	—	101	—	—	—	101
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(78)	(78)
Amortization of deferred compensation	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(77,489)	—	—	(77,489)

Balance at September 30, 2000	—	—	23,116	23	375,475	(159,402)	—	(147)	215,949
Exercise of stock options and warrants	—	—	105	—	512	—	—	—	512
Options granted to consultants	—	—	—	—	149	—	—	—	149
Contribution to 401(k) plan	—	—	31	—	195	—	—	—	195
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	1,085	1,085
Stock based compensation for modifications in stock option agreements	—	—	—	—	80	—	—	—	80
Net Loss	—	—	—	—	—	(37,323)	—	—	(37,323)

Balance at September 30, 2001	—	—	23,252	23	376,411	(196,725)	—	938	180,647
Exercise of stock options and warrants	—	—	11	—	53	—	—	—	53
Warrants granted to consultants	—	—	—	—	1	—	—	—	1
Contribution to 401(k) plan	—	—	48	—	202	—	—	—	202
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	157	157
Net loss	—	—	—	—	—	(64,323)	—	—	(64,323)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	(4)

Balance at September 30, 2002	—	—	23,311	23	376,667	(261,048)	—	1,091	116,733

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
							Subscription	Other
	Preferred Stock		Common Stock		Additional		Receivable/	Comprehensive
					Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total

	(In thousands)
Issuance of common stock and warrants at $5.60 per share in private placement, net of issuance costs	—	—	4,555	5	24,083	—	—	—	24,088
Exercise of stock options	—	—	68	—	341	—	—	—	341
Warrants and options granted to consultants	—	—	—	—	108	—	—	—	108
Options granted to employees	—	—	—	—	6	—	—	—	6
Contribution to 401(k) plan	—	—	17	—	46	—	—	—	46
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(629)	(629)
Net loss	—	—	—	—	—	(45,456)	—	—	(45,456)

Balance at September 30, 2003	—	—	27,951	28	401,251	(306,504)	—	462	95,237
Exercise of stock options and warrants	—	—	610	—	3,611	—	—	—	3,611
Warrants and options granted to consultants	—	—	—	—	174	—	—	—	174
Options granted to employees	—	—	—	—	(5)	—	—	—	(5)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(650)	(650)
Net loss	—	—	—	—	—	(44,968)	—	—	(44,968)

Balance at September 30, 2004	—	—	28,561	28	405,031	(351,472)	—	(188)	53,399
Exercise of stock options and warrants (unadited)	—	—	45	1	94	—	—	—	95
Warrants and options granted to consultants (unaudited)	—	—	—	—	8	—	—	—	8
Extension of stock options to executive (unaudited)	—	—	—	—	52	—	—	—	52
Unrealized loss on investments available for sale (unaudited)	—	—	—	—	—	—	—	27	27
Net loss (unaudited)	—	—	—	—	—	(21,758)	—	—	(21,758)

Balance at June 30, 2005 (unaudited)	—	$—	28,606	$29	$405,185	$(373,230)	$—	$(161)	$31,823

See Accompanying Notes to Condensed Consolidated Financial Statements

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended		From Inception
	June 30		(October 23, 1989)
			through June 30,
	2005	2004	2005

	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(21,758)	$(30,489)	$(373,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,250	1,258	15,517
Stock contributions to 401(k) plan	—	—	643
Cumulative effect of accounting change	—	—	28,179
Stock-based compensation	60	332	1,617
Loss on disposal of property and equipment	125	20	429
Provisions for note receivable and loan guarantees to/for officers	418	—	3,348
Purchased in-process technology	—	—	44,946
Gain on sale of assets	—	—	(2,146)
Amortization of premium on investments	—	—	535
Cumulative effect of reorganization	—	—	1,153
Gain on sale of subsidiary	—	—	(2,288)
Other	—	—	160
Changes in operating assets and liabilities:
Accrued interest and other current assets	1,834	280	1,935
Deposits and other assets	137	(131)	(632)
Accounts payable	(4,153)	(1,372)	66
Accrued expenses	(2,052)	372	828
Deferred revenue	(56)	191	75

Net cash used in operating activities	(24,195)	(29,539)	(278,865)

INVESTING ACTIVITIES:
Purchases of marketable securities	—	(57,244)	(503,492)
Sales and maturities of marketable securities	19,977	66,160	485,038
Purchases of property and equipment	(50)	(457)	(11,614)
Additions to patents and licenses	(820)	(1,058)	(8,339)
Net proceeds from sale of assets	47	—	3,499
Cash acquired in acquisition of business	—	—	1,121

Net cash provided by (used in) investing activities	19,154	7,401	(33,787)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	94	2,815	281,420
Net proceeds from issuance of preferred stock	—	—	41,298
Payment of preferred stock dividends	—	—	(302)
Proceeds from issuance of notes payable and long-term debt	—	—	9,318
Restricted cash and cash equivalents	—	—	(3,500)
Payments on notes payable, long-term debt, and capital lease obligations	(1,049)	(1,036)	(10,960)
Proceeds from issuance of notes payable to related parties	—	—	4,982
Payments on notes payable to related parties	—	—	(1,330)
Loan to officer	—	272	(3,612)

Net cash (used in) provided by financing activities	(955)	2,051	317,314

Net (decrease) increase in cash and cash equivalents	(5,996)	(20,087)	4,662
Cash and cash equivalents at beginning of period	10,658	32,861	—

Cash and cash equivalents at end of period	$4,662	$12,774	$4,662

Noneash investing activities:
Acquisition of property and equipment under capital lease	$—	$—	$270
Increase (decrease) in fair value of securities available for sale	$27	$(762)	$493
See Accompanying Notes to Condensed Consolidated Financial Statements

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	PRINCIPLES OF INTERIM PERIOD REPORTING
      Maxim Pharmaceuticals, Inc. (the “Company”) has not earned significant revenues from planned principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7, “Accounting and Reporting by Development Stage Enterprises”.
      The information at June 30, 2005 and for the three and nine months ended June 30, 2005 and 2004 and from inception (October 23, 1989) through June 30, 2005 is unaudited. In the opinion of the Company, these condensed consolidated financial statements contain all of the adjustments, consisting only of normal recurring adjustments and accruals, necessary to present fairly the condensed consolidated financial position of the Company as of June 30, 2005 and September 30, 2004, and the condensed consolidated results of operations for the three and nine months ended June 30, 2005 and 2004 and from inception (October 23, 1989) through June 30, 2005. The condensed consolidated results of operations for the three and nine months ended June 30, 2005 are not necessarily indicative of the results to be expected in subsequent periods or for the year as a whole. For further information, refer to the consolidated financial statements and footnotes thereto in our Annual Report on Form 10-K for the year ended September 30, 2004.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Stock Option Plans — The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Compensation expense associated with stock options to employees was $0 and $29,000 for the three months ended June 30, 2005 and 2004, respectively, and $52,000 and $81,000 for each of the nine month periods ended June 30, 2005 and 2004, respectively. Compensation expense to non-employees was $1,000 and $97,000 for the three months ended June 30, 2005 and 2004, respectively, and $8,000 and $251,000 for the nine months ended June 30, 2005 and 2004, respectively. No other stock-based employee compensation cost is reflected in net loss, as all options granted under our stock option plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation, in thousands, except per share data.

	Three Months Ended		Nine Months Ended

	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Net loss, as reported	$(5,533)	$(11,678)	$(21,758)	$(30,489)
Add: Total stock-based employee compensation expense determined under fair value based methods for all awards	(463)	(778)	(824)	(2,335)
Less: Compensation expense associated with stock options	0	29	52	81
Pro Forma net loss	$(5,996)	(12,427)	(22,530)	(32,743)
Net loss per share:
Basic and diluted — as reported	$(0.19)	$(0.41)	$(0.76)	$(1.08)
Basic and diluted — pro forma	$(0.21)	$(0.44)	$(0.79)	$(1.17)

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      The fair value of the stock options were estimated at the date of grant using the “Black-Scholes” method for option pricing and the following weighted-average assumptions were used for grants made during the three and nine months ended, June 30, 2005 and 2004, respectively:

	Three Months Ended		Nine Months Ended

	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Risk free interest rate	3.625%	1.94%	3.07%	2.20%
Dividend Yield	0	0	0	0
Volatility Factor	73%	75%	81%	75%
Expected Life (in years)	3.10	3.09	3.27	3.59
Resulting average fair value	$0.79	$4.37	$1.12	$4.35

3.	TOTAL OTHER COMPREHENSIVE LOSS
      Total other comprehensive loss for the three months ended June 30, 2005 and 2004 was $5,440,000 and $12,049,000, respectively. Total other comprehensive loss for the nine months ended June 30, 2005 and 2004 was $21,731,000 and $31,251,000, respectively. The difference between total other comprehensive loss and net loss attributable to common stock was composed of a net unrealized gain on available-for-sale securities.

4.	NET LOSS PER SHARE
      Net loss per share is calculated in accordance with SFAS No. 128, “Earnings per Share”. Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is calculated by including the additional common shares issuable upon exercise of outstanding options and warrants in the basic weighted average share calculation unless the effect of their inclusion is antidilutive. As of June 30, 2005 and 2004, outstanding options and warrants totaled 5,781,000 and 5,602,000, respectively. As these securities were antidilutive, diluted loss per share equaled basic loss per share in each respective period.

5.	DEFERRED RENT
      In accordance with SFAS No. 13, “Accounting for Leases”, the Company records operating lease rent expenses on a straight-line basis over the lease term, which causes the amount expensed in our financial statements to vary from the actual amounts paid during the period. This variance is recorded as deferred rent and included in Accrued Expenses on the accompanying condensed consolidated balance sheets. As of June 30, 2005 and September 30, 2004, the deferred rent balance was $698,000 and $679,000, respectively.

6.	RESTRUCTURING
      In February 2005, the Company announced an involuntary workforce reduction of twelve employees as part of a plan to realign its resources and corporate objectives based upon several factors, including that an additional Phase III trial of Ceplene therapy for the treatment of Acute Myeloid Leukemia is necessary before submitting a New Drug Application to the United States Food and Drug Administration. The cost of the severance packages associated with the workforce reduction, including pay, benefits continuation and outplacement services, totaled approximately $405,000 of which $91,000 was expensed in the three months ended June 30, 2005. In October 2004, the Company implemented a restructuring plan which resulted from the negative outcome of the Company’s confirmatory Phase III clinical trial of Ceplene in advanced malignant melanoma patients with liver metastases. The restructuring plan included a reduction in the

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
Company’s workforce of approximately 50%. The cost of the severance packages associated with these two restructurings, including pay, benefits continuation and outplacement services, totaled approximately $1,594,000 which was expensed in the nine months ended June 30, 2005. Of the total $1,594,000 of restructuring charges approximately $1,103,000 was included in research and development expense, approximately $155,000 was included in business development and marketing expense and approximately $336,000 was included in general and administrative expense for the nine months ended June 30, 2005. Through June 30, 2005, approximately $1,498,000 of this amount was paid and the remaining $96,000 will be paid through September 30, 2005.

7.	RELATED PARTY TRANSACTIONS
      In December 2000, the Company entered into a $2,850,000 full recourse secured revolving promissory note with an officer of the Company. The note bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, the Company determined that the note to the officer had become impaired because the Company determined that the officer did not have the ability to repay the loan in full when due and recorded an allowance on the note in the amount of $700,000. The Company has subsequently recorded $1,751,000 of expense, including $94,000 during the quarter ended June 30, 2005, to increase the allowance on the note related to the decrease in the value of the Company stock and stock options held by the officer collateralizing the note. In addition, the Company has not recorded interest income of $367,000 on the note subsequent to June 30, 2002. The entire outstanding balance of principal and interest was due in December 2002. Since the note came due, the officer has not had sufficient liquid assets to repay the loan in full, however, the officer has paid the Company $394,000 related to the note. The Company is continuing to review its options and alternatives and is discussing with the officer the resolution of the loan. As of June 30, 2005, the recorded outstanding principal and interest balance on the note was $264,000, net of the $2,451,000 allowance.
      At June 30, 2005, the Company was owed $900,000, including $4,000 of unrecorded interest, from a former officer resulting from an unpaid loan, due in July 2004, that the individual had with a bank, which the Company guaranteed in July 2001. The purpose of the bank loan was to allow the payment of income taxes associated with the exercise of stock options. The Board determined that it was in the Company’s best interest to provide the guarantee to avoid the necessity of the officer selling personal holdings of the Company’s securities during a period of depressed market prices. During the fourth quarter of fiscal year 2002, the Company determined that it was probable the former officer would not have the ability to repay his bank loan. Therefore, the Company had recorded a provision for the guarantee and a liability in the amount of $900,000, $3,000 of which was subsequently reversed. The former officer does not currently have the assets necessary to repay the Company. The Company holds the stock options of the former officer as collateral. The Company has full recourse and is reviewing its options and alternatives and is discussing with the former officer the resolution of the amount due. As of June 30, 2005, the recorded outstanding principal and interest balance on the loan was $0, net of the $897,000 allowance.

8.	CONTINGENCIES
      In October 2001 and May 2002, certain former stockholders of Cytovia filed complaints in California Superior Court in San Diego, against the Company and two of its officers, alleging fraud and negligent misrepresentation in connection with the Company’s acquisition of Cytovia. A binding arbitration proceeding with the American Arbitration Association was held in May 2003. The three-member arbitration panel rejected all of the plaintiffs’ claims, determined that the Company has no liability for such claims and awarded recovery of the Company’s reasonable attorneys’ fees and costs of approximately $922,000 as prevailing party in the proceedings. In December 2003, the decision was confirmed by the Superior Court, which entered a judgment to this effect. In June 2004, the plaintiffs filed an Appeal. In December 2004, the Court of Appeal

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
reversed the judgment of the Superior Court and remanded the lawsuit to the trial court for further proceedings. The Company has filed a petition to the United States Supreme Court seeking further appellate review and is also vigorously defending the underlying claims back in the Superior Court.
      On September 21, 2004, plaintiff Dr. Richard Bassin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company, one officer of the Company and one former officer of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets during the class period from November 11, 2002 to September 17, 2004, and seeking damages therefore. Thereafter two similar complaints were filed in the Southern District of California. These three actions were consolidated and in March 2005, plaintiffs filed a consolidated amended complaint. The Company has filed a motion to dismiss that complaint. No discovery has been conducted. The cases have been tendered to the Company’s insurance carrier, which has denied coverage. The Company disputes the position taken by the insurance carrier and fully intends to enforce its rights under the policy.
      On October 7, 2004, plaintiff Jesus Putnam, purportedly on behalf of the Company, filed a derivative complaint in the Superior Court for the State of California, County of San Diego, against one officer of the Company, two former officers of the Company and the Company’s entire Board of Directors, alleging breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code, all of which arise from allowing purported violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. No discovery has been conducted, and the parties have entered into a stipulation to stay the action pending resolution of a motion to dismiss the federal actions. The complaint has been tendered to the Company’s insurance carrier, which has denied coverage. The Company disputes the position taken by the insurance carrier and fully intends to enforce its rights under the policy.
      On May 3, 2005, plaintiff Carolina Casualty Insurance Company filed a complaint in the United States District Court for the Southern District of California against one officer of the Company, two former officers of the Company and the Company’s entire Board of Directors, seeking a declaratory judgment from the court that the Company’s D&O insurance policy did not cover losses arising from the state and federal stockholder suits that were filed in 2004. The Company answered the complaint and filed counterclaims against Carolina Casualty. No discovery has been conducted.
      The Company intends to engage in a rigorous defense against such claims. No assurances can be made that the Company will be successful in its defense of the pending claims. If the Company is not successful in its defense of such claims, the Company could be forced to, among other things, make significant payments to resolve these claims, and such payments could have a material adverse effect on the Company’s business, financial condition and results of operations if not covered by the Company’s insurance carrier. The Company has not accrued any expenses related to the above claims as the extent or range of such payments, if any, cannot yet be reasonably estimated. Further, regardless of success of the litigation, the litigation itself may result in substantial costs and divert management’s attention and resources, all of which could adversely affect the Company’s business.

Maxim Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

9.	QUARTERLY RESULTS (UNAUDITED)
      Summarized quarterly results of operations for the nine months ended June 30, 2005 are as follows (in thousands, except per share amounts):

	Nine Months Ended
	June 30, 2005

	First	Second	Third

Collaboration and research revenue	$363	$1,120	$100
Research and development expenses	6,949	5,119	3,290
Net loss applicable to common stock	(9,587)	(6,638)	(5,533)
Net loss per share of common stock	(0.34)	(0.23)	(0.19)

10.	SUBSEQUENT EVENTS
      On August 1, 2005, a former officer forfeited to Maxim all 453,333 options to purchase Maxim common stock. After extensively reviewing all related facts and circumstances, including Maxim’s current needs, prospects and contingency plans, the former officer’s current assets and liabilities and Maxim’s inability to collect the loan indebtedness, and the best interests of Maxim’s stockholders and creditors Maxim’s board of directors agreed to forgive the loan. On September 5, 2005, Maxim entered into an agreement with the officer regarding the forgiveness of all amounts (including principal and interest) owed under the note.
      On August 3, 2005 Larry Stambaugh, CEO, returned to the Company 203,333 shares he owned in Maxim stock and returned to the Company all 1,563,667 stock option grants he currently holds. These shares of Maxim stock and stock options were collateral on the loan the Company made to Mr. Stambaugh. The returned shares were valued at the most recent closing price or a total of $297,000 resulting in recovery of the recorded loan balance of $264,000 and recovery of $33,000 of the allowance previously recorded.
      On August 19, 2005, Maxim entered into an agreement with Mr. Stambaugh regarding the forgiveness of all amounts (including principal and interest) owed under the note. After extensively reviewing all related facts and circumstances, including the Company’s current needs, prospects and contingency plans, Mr. Stambaugh’s current assets and liabilities, the Company’s resulting inability to collect the loan indebtedness, and the best interests of Maxim’s stockholders and creditors, the board of directors agreed to forgive the loan.
      On September 6, 2005, the Company entered into a merger agreement with EpiCept Corporation pursuant to which EpiCept will issue shares of its common stock to the Company’s stockholders in exchange for all of the outstanding stock of the Company and will assume most of the Company’s outstanding options and warrants. Upon completion of the merger, the Company will become a wholly-owned subsidiary of EpiCept, with the Company’s stockholders holding approximately 28% of EpiCept’s common stock outstanding. As a result of the transaction, it is likely that the future utilization of the Company’s net operating loss carryforwards and credits will be limited by Sections 382 and 383 of the Internal Revenue Code. The transaction is subject to approval by the Company’s stockholders and certain other customary closing conditions.

Annex A
AGREEMENT AND PLAN OF MERGER
AMONG
EPICEPT CORPORATION,
MAGAZINE ACQUISITION CORP.
AND
MAXIM PHARMACEUTICALS, INC.
Dated as of
September 6, 2005

i

ii

INDEX OF EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation

Exhibit B	Maxim Voting Agreement

Exhibit C	Certificate of Incorporation of the Surviving Corporation

Exhibit D	Maxim Affiliate Agreement

iii

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 6, 2005 among EpiCept Corporation, a Delaware corporation (“EpiCept”), Magazine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of EpiCept (“Merger Sub”), and Maxim Pharmaceuticals, Inc., a Delaware corporation (“Maxim”).
RECITALS
      A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Maxim and EpiCept will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Maxim (the “Merger”).
      B. The Board of Directors of Maxim (i) has determined that the Merger is advisable and fair to, and in the best interests of, Maxim and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of Maxim.
      C. The Board of Directors of EpiCept (i) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) has approved and declared advisable an amended and restated Certificate of Incorporation of EpiCept in the form attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”), and (iii) has approved the issuance of shares of EpiCept Common Stock (as defined below) to the stockholders of Maxim pursuant to the terms of this Agreement (the “Share Issuance”).
      D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Maxim’s willingness to enter into this Agreement, certain EpiCept stockholders (collectively, the “Principal EpiCept Stockholders”), who in the aggregate own sufficient outstanding shares of each class of voting capital stock of EpiCept to approve the transactions contemplated hereby and convert all outstanding shares of EpiCept preferred stock into EpiCept Common Stock pursuant to the requirements of EpiCept’s charter and the DGCL, have executed and delivered written consents in accordance with Section 228 of the DGCL (the “Principal Stockholder Consent”) pursuant to which the record holders of the shares of EpiCept Common Stock beneficially owned by each of the Principal EpiCept Stockholders have consented to the adoption of the Amended and Restated Certificate of Incorporation and approval of the Share Issuance without a meeting, without prior notice and without a vote.
      E. On or prior to the Effective Time (as defined below), (i) all of the outstanding shares of EpiCept’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, (ii) all of the outstanding warrants to purchase shares of EpiCept Preferred Stock and shares of EpiCept Common Stock (other than the Sanders Warrants (as defined below)) and (iii) all outstanding convertible notes issued by EpiCept which are convertible into shares of EpiCept Common Stock (other the Sanders Notes (as defined below)), in each case will be converted into EpiCept Common Stock in accordance with their terms (collectively, the “EpiCept Conversions”).
      F. Concurrently with the execution of this Agreement and as a condition and inducement to EpiCept’s willingness to enter into this Agreement, EpiCept and certain stockholders of Maxim are entering into voting agreements in substantially the form attached hereto as Exhibit B (the “Maxim Voting Agreements”).
      G. The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and by executing this Agreement, to adopt a plan of reorganization.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
      1.1     The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Maxim, the separate corporate existence of Merger Sub shall cease and Maxim shall continue as the surviving corporation. Maxim as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
      1.2     Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, located at 4401 Eastgate Mall, San Diego, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).
      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Maxim and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Maxim and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      1.4     Certificate of Incorporation; Bylaws; Officers and Directors.
      (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit C.
      (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.
      (c) At the Effective Time, the officers of Maxim shall be the officers of the Surviving Corporation, subject to change thereafter, and the directors of Merger Sub shall be the directors of the Surviving Corporation.
      1.5     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Maxim or the holders of any of the following securities, the following shall occur:

(a) Conversion of Maxim Common Stock. Each share of Common Stock, $0.001 par value per share, of Maxim (the “Maxim Common Stock”) issued and outstanding immediately prior to the Effective Time, including Maxim Common Stock held by Maxim or any direct or indirect wholly owned subsidiary of Maxim, but excluding any shares of Maxim Common Stock to be canceled pursuant to Section 1.5(c), will be automatically converted into the right to receive a number of shares of Common Stock, par value $0.0001 per share, of EpiCept (the “EpiCept Common Stock”) equal to the Exchange Ratio and cash in lieu of fractional shares pursuant to Section 1.5(f). For this purpose, “Exchange Ratio” shall mean 0.194034 (subject to appropriate adjustment as a result of any inaccuracies in the capitalization representations in Sections 2.2 and 3.2); provided, however, that if shares of EpiCept

Common Stock are issued after the date of this Agreement as permitted by Section 5.22, the Exchange Ratio shall be .388889 (28 divided by 72) multiplied by a fraction the numerator of which is 14,173,791 (the number of EpiCept shares deemed outstanding post reverse split as determined for the calculation) plus the number of post split shares of EpiCept Common Stock issued in accordance with Section 5.22 and the denominator of which is 28,407,570 (the number of Maxim shares deemed outstanding as determined for the calculation).

(b) Unvested Stock. If any shares of Maxim Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Maxim, then the shares of EpiCept Common Stock issued in exchange for such shares of Maxim Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of EpiCept Common Stock shall accordingly be marked with appropriate legends. Maxim shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Cancellation of Treasury Stock. Each share of Maxim Common Stock held by Maxim immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Stock Options and Warrants. At the Effective Time (i) all options to purchase Maxim Common Stock then outstanding (the “Maxim Options”), including options issued under Maxim’s Amended and Restated 1993 Long Term Incentive Plan (the “1993 Plan”), the Cytovia, Inc. 1998 Equity Incentive Plan, the 2000 Nonstatutory Stock Option Plan and the 2001 Incentive Stock Option Plan (collectively, the “Maxim Stock Option Plans”), and (ii) all warrants to purchase Maxim Common Stock then outstanding, shall be assumed by EpiCept, in each case only to the extent provided in Section 5.9.

(e) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) Fractional Shares. No fraction of a share of EpiCept Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Maxim Common Stock who would otherwise be entitled to receive a fraction of a share of EpiCept Common Stock (after aggregating all fractional shares of EpiCept Common Stock to be received by such holder) shall receive from EpiCept an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) the number of such shares of Maxim Common Stock that would otherwise be converted into a fraction of a share of EpiCept Common Stock, multiplied by (ii) the average of the closing sale prices of one share of Maxim Common Stock for the five (5) most recent days that Maxim Common Stock has traded ending on the full trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market (“Nasdaq”).

      1.6     Surrender of Certificates.
      (a) Exchange Agent. Prior to the Effective Time, EpiCept shall select an institution reasonably satisfactory to Maxim to act as the exchange agent (the “Exchange Agent”) in the Merger.
      (b) Maxim to Provide Common Stock. Promptly after the Effective Time, EpiCept shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) certificates representing the shares of EpiCept Common Stock issuable pursuant to Section 1.5(a) in exchange for outstanding shares of Maxim Common Stock, (ii) an “Exchange Fund” consisting of cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.5(f) and any dividends or distributions to which holders of shares of Maxim Common Stock may be entitled pursuant to Section 1.6(d).
      (c) Exchange Procedures. Promptly after the Effective Time, EpiCept shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) to such holder’s address of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Maxim Common Stock whose shares were converted into shares of EpiCept Common Stock pursuant to Section 1.5, cash in lieu of any fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EpiCept may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of EpiCept Common Stock, cash in lieu of any fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d), and (iii) such other documents as may reasonably be required by the Exchange Agent. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EpiCept, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of EpiCept Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law rule or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of, the number of whole shares of EpiCept Common Stock issuable pursuant to Section 1.5(a), and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d).
      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to EpiCept Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.5(f) will be paid to the holder of any unsurrendered Certificate with respect to the shares of EpiCept Common Stock issuable pursuant to Section 1.5, until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or any other agent designated by EpiCept shall deliver to the holders thereof, without interest, (i) promptly after such surrender, the number of whole shares of EpiCept Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.5(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of EpiCept Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of EpiCept Common Stock.
      (e) Transfers of Ownership. If certificates for shares of EpiCept Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to EpiCept or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of EpiCept Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the reasonable satisfaction of EpiCept or any agent designated by it that such tax has been paid or is not payable.
      (f) Required Withholding. Each of EpiCept, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this

Agreement to any former holder of Maxim Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.
      (g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares Maxim Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EpiCept on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Maxim stockholders pursuant to this Section 1.6. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Maxim stockholders pursuant to this Section 1.6 shall promptly be paid to EpiCept.
      (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at EpiCept’s request, be delivered to EpiCept and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.6 shall after such delivery to EpiCept look only to EpiCept for the shares of EpiCept Common Stock pursuant to Section 1.5(a), cash in lieu of fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d) with respect to the shares of Maxim Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Maxim Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4(b)) shall, to the extent permitted by law, become the property of EpiCept free and clear of any claims or interest of any Person previously entitled thereto.
      1.7     No Further Ownership Rights in EpiCept Common Stock. All shares of EpiCept Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.5(f) and 1.6(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Maxim Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Maxim Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
      1.8     Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of EpiCept Common Stock to which such holder is entitled pursuant to Section 1.5(a), cash for fractional shares, if any, as may be required pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that EpiCept may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against EpiCept, Maxim or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
      1.9     Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).
      1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Maxim and Merger Sub, the officers and directors of Maxim and Merger Sub will take all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EPICEPT AND MERGER SUB
      EpiCept and Merger Sub represent and warrant to Maxim, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by EpiCept to Maxim, dated as of the date hereof and certified by a duly authorized officer of EpiCept (the “EpiCept Disclosure Schedule”), which disclosure in the EpiCept Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of EpiCept and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties, as follows:
      2.1     Organization of EpiCept.
      (a) EpiCept, Merger Sub and each of EpiCept’s subsidiaries is a corporation duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and, to the extent applicable in such jurisdiction, in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on EpiCept.
      (b) EpiCept has delivered to Maxim a true and complete list of all of EpiCept’s subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and EpiCept’s equity interest therein.
      (c) EpiCept has delivered or made available to Maxim a true and correct copy of the Certificate of Incorporation and Bylaws of EpiCept and similar governing instruments of each of its subsidiaries, including a recent excerpt from the commercial register (Handelsregisterauszug) for EpiCept GmbH, each as amended to date, and each such instrument is in full force and effect. Neither EpiCept nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.
      2.2     EpiCept Capital Structure.
      (a) As of the date hereof, the authorized capital stock of EpiCept consists of (i) 60,000,000 shares of EpiCept Common Stock, and (ii) 19,632,262 shares of Preferred Stock, par value $0.0001 per share, of which (A) 3,422,620 shares are designated as Series A Convertible Preferred Stock, (B) 3,440,069 shares are designated as Series B Convertible Preferred Stock, and (C) 12,769,573 shares are designated as Series C Convertible Preferred Stock. As of the close of business on August 31, 2005, 6,796,985 shares of EpiCept Common Stock were issued and outstanding, 3,368,385 shares of EpiCept’s Series A Convertible Preferred Stock were issued and outstanding, 3,106,736 shares of EpiCept’s Series B Convertible Preferred Stock were issued and outstanding, 8,839,573 shares of EpiCept’s Series C Convertible Preferred Stock were issued and outstanding, and no other shares of EpiCept Preferred Stock were issued or outstanding and no shares of EpiCept Common Stock were held by EpiCept or any direct or indirect wholly owned subsidiary of EpiCept. As of August 31, 2005, EpiCept had reserved an aggregate of 2,987,770 shares of EpiCept Common Stock for issuance pursuant to EpiCept’s 1995 Stock Option Plan (the “EpiCept Stock Option Plan”), of which 1,778,000 shares were issuable upon exercise of outstanding stock options (the “EpiCept Options”). As of August 31, 2005, EpiCept had fully reserved shares pursuant to outstanding and exercisable warrants to purchase 1,083,333 shares of EpiCept Preferred Stock and 15,445,858 shares of EpiCept Common Stock (plus shares of EpiCept Common Stock issuable upon the exercise of the Sanders Warrants) (collectively, the “EpiCept Warrants”). As of August 31, 2005, EpiCept had fully reserved shares of EpiCept Common Stock for issuance pursuant to (i) outstanding convertible notes issued by EpiCept (other than the Sanders Notes) in an aggregate amount, inclusive of accrued and unpaid interest and net of the notes to be used to exercise

EpiCept Warrants, of $6,542,650 which are convertible into 6,674,218 shares of EpiCept Common Stock (other than the Sanders Notes, collectively, the “EpiCept Convertible Notes”), and (ii) outstanding convertible notes issued by EpiCept GmbH in an aggregate principal amount of 2,045,168 euros which are convertible into 1,131,541 shares of EpiCept Common Stock (collectively, the “Subsidiary Notes”). Except as set forth in the immediately preceding three sentences, no shares of capital stock or other equity securities of EpiCept are issued, reserved for issuance or outstanding. All of the outstanding shares of EpiCept’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of EpiCept Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. For purposes of this Agreement, “Sanders Warrants” means (i) that certain Amended and Restated Stock Purchase Warrant, dated August 26, 2005, issued by EpiCept to Sanders Opportunity Fund, L.P. and (ii) that certain Amended and Restated Stock Purchase Warrant, dated August 26, 2005, issued by EpiCept to Sanders Opportunity Fund (Institutional), L.P., and “Sanders Notes” means (i) that certain 8% Senior Note Due 2006, dated March 3, 2005, issued by EpiCept to Sanders Opportunity Fund, L.P. and (ii) that certain 8% Senior Note Due 2006, dated March 3, 2005, issued by EpiCept to Sanders Opportunity Fund (Institutional), L.P.
      (b) Section 2.2 of the EpiCept Disclosure Schedule sets forth for each outstanding EpiCept Option and EpiCept Warrant as of the date hereof, (i) the name of the holder of such EpiCept Option or EpiCept Warrant, (ii) the EpiCept Stock Option Plan pursuant to which such option was issued, (iii) the number of shares of EpiCept Common Stock or EpiCept Preferred Stock issuable upon the exercise of such EpiCept Option or EpiCept Warrant, (iv) the exercise price of such EpiCept Option or EpiCept Warrant, (v) the date on which such EpiCept Option or EpiCept Warrant was granted, (vi) the applicable vesting schedule for such EpiCept Option or EpiCept Warrant, and (vii) the date on which such EpiCept Option or EpiCept Warrant expires.
      (c) The EpiCept Warrants (other than the Sanders Warrants) provide that (i) such EpiCept Warrants shall be exercisable only for shares of EpiCept Common Stock immediately prior to the Effective Time and (ii) such EpiCept Warrants will expire if not exercised prior to the Effective Time. The EpiCept Convertible Notes (other than the Sander Notes) provide that the principal amount and all accrued interest thereon will be automatically converted into shares of EpiCept Common Stock, in full satisfaction of such indebtedness, immediately prior to the Effective Time.
      (d) Immediately prior to the Effective Time (but without giving effect to the EpiCept reverse stock split described in Section 5.20 and except as contemplated by Section 5.22), upon (i) the exercise of all EpiCept Warrants (other than the Sanders Warrants) for shares of EpiCept Common Stock, (ii) the conversion of all EpiCept Convertible Notes into shares of EpiCept Common Stock and (iii) the conversion of all EpiCept Preferred Stock into shares of EpiCept Common Stock, there will be (x) 53,927,401 shares of EpiCept Common Stock issued and outstanding, plus (1) shares of EpiCept Common Stock issuable upon the exercise of the Sanders Warrants, (2) 1,131,541 shares of EpiCept Common Stock issued or deemed to be issued upon conversion of the Subsidiary Notes, and (3) shares of EpiCept Common Stock issuable upon the conversion of the post August 31, 2005 accrued and unpaid interest portion of the EpiCept Convertible Notes, (y) no shares of EpiCept Preferred Stock issued and outstanding and (z) EpiCept Options to purchase 1,778,000 shares of EpiCept Common Stock. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of EpiCept will be issued, reserved for issuance or outstanding immediately prior to the Effective Time, other than shares issuable upon conversion of the Sanders Notes and, if the Sanders Warrant and the Subsidiary Notes are not exercised or exchanged prior to the Effective Time for shares of Common Stock, then shares issuable upon the exercise or exchange thereof. EpiCept agrees to use commercially reasonable efforts to amend the Sanders Warrants to be substantially in form delivered to Maxim prior to the date of this Agreement.
      2.3     Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of EpiCept, or any securities or rights exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities EpiCept owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of EpiCept, or any security or rights exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which EpiCept or any of its subsidiaries is a party or by which it is bound obligating EpiCept or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of EpiCept or any of its subsidiaries or obligating EpiCept or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the Knowledge of EpiCept there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of EpiCept or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.
      2.4     Authority.
      (a) Each of EpiCept and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the filing of (i) the amendment to the Certificate of Incorporation with respect to the conversion of the EpiCept Preferred Stock (the “Conversion Amendment”), (ii) the amendment to the Certificate of Incorporation to effect the reverse stock split provided in Section 5.20 (the “Reverse Split Amendment”) and (iii) the Amended and Restated Certificate of Incorporation pursuant to the DGCL and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EpiCept. This Agreement has been duly executed and delivered by EpiCept and Merger Sub and, assuming the due authorization, execution and delivery by Maxim, constitutes a valid and binding obligation of EpiCept and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by EpiCept and Merger Sub does not, and the performance of this Agreement by EpiCept and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of EpiCept or Merger Sub or the equivalent organizational documents of any of EpiCept’s subsidiaries, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree (each a “Legal Requirement”) applicable to EpiCept, Merger Sub or any of EpiCept’s subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair EpiCept’s rights or alter the rights or obligations of EpiCept or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of EpiCept or any of its subsidiaries pursuant to, any EpiCept Contract (as defined in Section 2.15). The EpiCept Disclosure Schedule lists all consents, waivers and approvals under any of EpiCept’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained, other than those already obtained, in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a Material Adverse Effect on EpiCept or the Surviving Corporation or have a material adverse effect on the ability of the parties to consummate the Merger.
      (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to EpiCept, Merger Sub or any of EpiCept’s subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/ Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Form S-4 Registration Statement (the “Registration

Statement”) to be filed by EpiCept with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Nasdaq and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the comparable laws of any foreign country reasonably determined by the parties to be required, (iv) the listing of the EpiCept Common Stock for trading on Nasdaq and the Stockholm Stock Exchange, (v) the filing of the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to EpiCept or Maxim or have a material adverse effect on the ability of the parties to consummate the Merger. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents”.
      2.5     EpiCept Financial Statements. EpiCept has delivered or made available to Maxim true and complete copies of (i) the audited consolidated balance sheets of EpiCept and its subsidiaries as of December 31, 2003 and 2004, and the related audited statements of operations, preferred stock and stockholders’ deficit and cash flows for the three years ended December 31, 2004, together with all related notes and any required schedules thereto, and (ii) the unaudited consolidated balance sheet of EpiCept and its subsidiaries as of June 30, 2005 and the related statements of operations and cash flows for the six months ended June 30, 2005 (collectively, the “EpiCept Financials”). The EpiCept Financials (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financials, as permitted by GAAP) and each present fairly in all material respects the consolidated financial position of EpiCept and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financials were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The unaudited balance sheet of EpiCept and its subsidiaries as of June 30, 2005 is hereinafter referred to as the “EpiCept Balance Sheet.” Except as disclosed in the EpiCept Financials, neither EpiCept nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of EpiCept and its subsidiaries taken as a whole, except liabilities incurred since the date of the EpiCept Balance Sheet in the ordinary course of business consistent with past practices.
      2.6     Absence of Certain Changes or Events.
      (a) Since the date of the EpiCept Balance Sheet, there has not been: (i) any Material Adverse Effect on EpiCept, (ii) any change by EpiCept in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by EpiCept of any of its assets including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) other than pursuant to the Amended and Restated Certificate of Incorporation, any split, combination or reclassification of any of EpiCept’s or any of its subsidiaries’ capital stock.
      (b) From December 31, 2004 until the date of this Agreement, EpiCept and its subsidiaries have not taken or legally committed to take any of the actions specified in Sections 4.1(a) through 4.1(y).
      2.7     Taxes.
      (a) Definitions. For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, unemployment, national health and geriatric care taxes, excise, severance, stamp, occupation and property taxes, customs duties, fees and charges of any kind, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise. “Taxing Authority” means any taxing or other Governmental Body responsible for the administration of any Tax.
      (b) Tax Returns and Audits.

(i) EpiCept and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by EpiCept and each of its subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. EpiCept and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) Neither EpiCept nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against EpiCept or any of its subsidiaries, nor has EpiCept or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iii) No audit or administrative or court proceeding with respect to any material Return of EpiCept or any of its subsidiaries by any Governmental Authority is presently in progress, nor has EpiCept or any of its subsidiaries been notified in writing of any request for such an audit or other proceeding.

(iv) Neither EpiCept nor any of its subsidiaries had, as of June 30, 2005, any liability for any material unpaid Taxes that has not been accrued or reserved against on the EpiCept Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise. Since June 30, 2005, neither EpiCept nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

(v) There is no contract, agreement, plan or arrangement to which EpiCept or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of EpiCept or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment that would not be deductible pursuant to Sections 404 or 280G or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which EpiCept or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vi) Neither EpiCept nor any of its subsidiaries (a) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, (b) has ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was EpiCept), or (c) has any liability for the Taxes of any person (other than EpiCept or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) Neither EpiCept nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(viii) EpiCept is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(ix) EpiCept has made available to Maxim correct and complete copies of (i) all income and other material Returns of the EpiCept and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to all income and other material Taxes of EpiCept or any of its subsidiaries.

(x) No claim has been made by a Taxing Authority in a jurisdiction where EpiCept or any of its subsidiaries does not file Returns that EpiCept or a subsidiary of EpiCept is or may be subject to taxation in that jurisdiction.
      2.8     EpiCept Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean U.S. and foreign rights under patent, copyright, trademark or trade secret law or any other similar statutory provision or common law doctrine.

“Software” shall mean computer programs whether in source code or object code form, together with all related documentation.

“Technology” shall mean, collectively, designs, formulas, formulations, compounds, cell lines, clinical, pre-clinical and technical data, algorithms, procedures, models, methods, techniques, discoveries, ideas, know-how, Software, tools, data, databases, confidential and proprietary information, trade secrets, inventions (whether patentable or not), creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, documentation and any other embodiment of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“EpiCept Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, EpiCept or any of its subsidiaries.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“EpiCept Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, EpiCept or any of its subsidiaries.

(a) Section 2.8(a) of the EpiCept Disclosure Schedule sets forth a complete and accurate list of all registered patents, trademarks, service marks and copyrights (collectively, the “EpiCept Registered Intellectual Property”) and pending applications therefor, owned by EpiCept or any of its subsidiaries, including the jurisdictions in which such registrations or applications for registration have been filed. Section 2.8(a) of the EpiCept Disclosure Schedule lists any proceedings or actions before any court, tribunal or regulatory body (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to EpiCept Registered Intellectual Property.

(b) To the Knowledge of EpiCept, except as set forth in Section 2.8(b) of the EpiCept Disclosure Schedule no Intellectual Property or product or service owned by EpiCept or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by EpiCept or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Intellectual Property owned by EpiCept in a manner that would reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of EpiCept, (i) except with respect to any registered trademark or service mark that EpiCept is no longer using, each material item of EpiCept Registered Intellectual Property is valid and subsisting; (ii) all necessary registration, maintenance and renewal fees currently due in connection with such EpiCept Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such EpiCept Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such EpiCept Registered Intellectual Property; and (iii) except as set forth in Section 2.8(c) of the EpiCept Disclosure Schedule, there are no actions that must be taken by EpiCept within 120 days of the Closing Date, including the payment of any registration, renewal or maintenance fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(d) Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000, Section 2.8(d) of the EpiCept Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which EpiCept or its subsidiaries licenses or otherwise is authorized to use any Technology or Intellectual Property of a third party used in the businesses of EpiCept and its subsidiaries, and all such contracts, licenses and agreements are in full force and effect. Following the Closing, EpiCept will continue to be permitted to exercise all of its rights under such contracts, licenses and agreements to the same extent and in the same manner EpiCept would have been able to had the transaction not occurred, and without the payment of any additional consideration and without the necessity of any third party consent. Except pursuant to the licenses set forth on Section 2.8(d) of the EpiCept Disclosure Schedule, neither EpiCept nor any of its subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any third party with respect to use of any Intellectual Property or Technology used in the business of EpiCept and its subsidiaries.

(e) Section 2.8(e) of the EpiCept Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which any EpiCept Intellectual Property has been licensed to any third party. All such contracts, licenses and agreements are in full force and effect and, to the Knowledge of EpiCept or any of its subsidiaries, no third party has materially breached any term thereof.

(f) EpiCept and its subsidiaries have taken reasonable steps to protect the proprietary status of confidential information and trade secrets owned by EpiCept and its subsidiaries and of any confidential information or trade secrets of third parties provided to EpiCept or any of its subsidiaries (to the extent subject to confidentiality restrictions). Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, EpiCept and its subsidiaries have (i) executed valid and enforceable written agreements with all of their employees by which the employees have (A) acknowledged the “work for hire” status of Technology and Intellectual Property they may develop during their employment; (B) agreed to assign to EpiCept or its subsidiaries all their rights in and to any Technology and Intellectual Property they may develop during their employment that does not qualify as a “work for hire”; and (C) agreed to hold all confidential information of EpiCept and its subsidiaries in confidence both during and after their employment; and (ii) executed valid and enforceable written agreements with all consultants and contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and contractors have agreed to assign to EpiCept or its subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all confidential information of EpiCept and its subsidiaries in confidence both during and after the term of their engagements.

(g) To the Knowledge of EpiCept, (i) all Intellectual Property used in or necessary to the conduct of EpiCept’s and each of its subsidiaries’ businesses as presently conducted or currently contemplated to be conducted by EpiCept and its subsidiaries is either owned exclusively by EpiCept or is the subject of a valid and enforceable license agreement; and (ii) the products, services and the operation of the business of EpiCept and its subsidiaries as such business currently is conducted, including EpiCept’s and its subsidiaries’ design, development, manufacture, marketing and sale of the products or services of EpiCept and its subsidiaries (including products currently under development) do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 2.8(g) of the EpiCept Disclosure Schedule, neither EpiCept nor any of its subsidiaries has received notice from any third party that the operation of the business of EpiCept or any of its subsidiaries or any act, product or service of EpiCept or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

      2.9     Compliance; Permits; Restrictions.
      (a) Neither EpiCept nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, any Legal Requirement applicable to EpiCept or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Knowledge of EpiCept, threatened against EpiCept or its subsidiaries, nor has any Governmental Entity indicated to EpiCept or any of its subsidiaries an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon EpiCept or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of EpiCept or any of its subsidiaries, any acquisition of material property by EpiCept or any of its subsidiaries or the conduct of business by EpiCept or any of its subsidiaries as currently conducted or presently proposed to be conducted.
      (b) EpiCept and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of EpiCept, or any of its subsidiaries, as the case may be, including such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “EpiCept Permits”). EpiCept and its subsidiaries are in compliance in all material respects with the terms of the EpiCept Permits.
      2.10     Litigation. There is no suit, action, judgment, proceeding, claim, arbitration or investigation (each an “Action”) pending or, to the Knowledge of EpiCept, threatened, against or affecting EpiCept or any subsidiary of EpiCept or any property or asset of EpiCept or any subsidiary of EpiCept which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on EpiCept, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.
      2.11     Brokers’ and Finders’ Fees. Except for fees payable to Wachovia Securities pursuant to an engagement letter dated June 29, 2005, and a side letter dated August 17, 2005 (true and correct copies of which have been delivered to Maxim), EpiCept has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      2.12     Employee Benefit Plans.
      (a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments, occupational pension scheme or other arrangements (whether or not set forth in a written document including for the avoidance of doubt and for purposes of employees of EpiCept GmbH, any arrangements to be deemed general bonus plan and gratification practices “betriebliche Übung,” and including all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active employee, former employee, director or consultant of EpiCept, any subsidiary of EpiCept or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with EpiCept within the meaning of Section 414 of the Code (for purposes of Section 2.12 and Section 3.12, an “Affiliate”), or with respect to which EpiCept or any of its subsidiaries has any liability (contingent or otherwise), are referred to herein as the “EpiCept Plans.” EpiCept Disclosure Schedule 2.12(a) contains a complete and accurate list of each of the EpiCept Plans. EpiCept has provided to Maxim: (i) correct and complete copies of all documents embodying each EpiCept Plan including all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such EpiCept Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each EpiCept Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each EpiCept Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to any EpiCept Plan; (v) all material correspondence to or from any governmental agency relating to any EpiCept Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each EpiCept Plan, if applicable, for the most recent three (3) plan years; (viii) if the EpiCept Plan is funded, the most recent periodic accounting of the EpiCept Plan assets; and (ix) a description of any payments made in conformance with EpiCept GmbH’s general bonus plan and gratification practices (betriebliche Übung).
      (b) Each EpiCept Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such EpiCept Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of EpiCept Plan activities) has been brought, or to the Knowledge of EpiCept is threatened, against or with respect to any such EpiCept Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of EpiCept, threatened by the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to any EpiCept Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the EpiCept Plans have been timely made or accrued. Section 2.12(b) of the EpiCept Disclosure Schedule includes a listing of the accrued vacation liability of EpiCept and any of its subsidiaries as of June 30, 2005. Any EpiCept Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the EpiCept Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation. EpiCept and or any of its subsidiaries does not have any plan or commitment to establish any new EpiCept Plan, to modify any EpiCept Plan (except to the extent required by law or to conform any such EpiCept Plan to the requirements of any applicable law, in each case as previously disclosed to Maxim in writing, or as required by this Agreement), or to enter into any new EpiCept Plan. Each EpiCept Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Maxim, EpiCept or any of its subsidiaries or any of its Affiliates (other than ordinary administration expenses or the issuance of EpiCept Common Stock upon exercise of previously granted EpiCept Options).
      (c) Neither EpiCept, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has EpiCept, any of its subsidiaries, nor any of their Affiliates contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA. Neither EpiCept, any of its subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. Neither EpiCept, any of its subsidiaries, nor any officer or director of EpiCept or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any EpiCept Plan.
      (d) Neither EpiCept, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state or foreign law applicable to EpiCept or any of its subsidiaries’ employees. None of the EpiCept Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither EpiCept nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. Except as specifically set forth in Section 2.12(d) of the EpiCept Disclosure Schedule, no EpiCept Plan provides health benefits that are not fully insured through an insurance contract.
      (e) Neither EpiCept nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. Neither EpiCept nor any of its subsidiaries is a party to any works council agreement or any other contract with a works council under the laws of any foreign jurisdiction. No employee of EpiCept or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of EpiCept, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of EpiCept, threatened labor dispute involving EpiCept or any of its subsidiaries and any group of its employees nor has EpiCept or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and EpiCept and its subsidiaries consider their relationships with their employees to be good. EpiCept and any of its subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (including national health tax, national geriatric care tax, payroll tax or, if applicable under the laws of any foreign jurisdiction, any national pension insurance contributions levy, assessment or tariff); and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations (including national health, geriatric care, pension and unemployment insurance laws; personnel leasing laws or works constitution laws) for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against EpiCept or any of its subsidiaries under any worker’s compensation policy or long-term disability policy. The EpiCept Disclosure Schedule identifies each employee of EpiCept GmbH who is not fully available to perform work because of disability or other leave, including childcare leave or maternity leave under the laws of Germany, and sets forth the basis of such disability or leave.
      (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of EpiCept or any of its subsidiaries under any EpiCept Plan or otherwise, (ii) materially increase any benefits otherwise payable under any EpiCept Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
      (g) No payment or benefit which will or may be made by EpiCept or any of its subsidiaries or its Affiliates in connection with this transaction with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results in any payment or benefit which will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2), Section 2.12(g) of the EpiCept Disclosure Schedule shall list all persons who EpiCept reasonably believes are, with respect to EpiCept or any of its subsidiaries, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof and provide a calculation of the aggregate “excess parachute payments” within the meaning of Code Section 280G(B)(1). Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected date of the Closing, EpiCept shall, as and to the extent necessary, deliver to Maxim a revised Schedule 2.12(g) which sets forth any additional information which EpiCept reasonably believes would affect the determination of the persons who are, with respect to EpiCept or any of its subsidiaries, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) or of the calculation of the aggregate “excess parachute payments” as of the date of each such revised Schedule 2.12(g).
      (h) Each EpiCept Plan that has been adopted or maintained by EpiCept or any of its subsidiaries or its Affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 2.12(h) of the EpiCept Disclosure Schedule.
      2.13     Absence of Liens and Encumbrances. EpiCept and each of its subsidiaries has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of its tangible assets used in its business, free and clear of any liens or encumbrances except as reflected in the EpiCept Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to EpiCept.
      2.14     Environmental Matters.
      (a) Hazardous Material. Except as set forth in Section 2.14(a) of the EpiCept Disclosure Schedule no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of EpiCept, or its subsidiaries or any affiliate of EpiCept, or, to the Knowledge of EpiCept, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, groun d water and surface water thereof, that EpiCept or any of its subsidiaries has at any time owned, operated, occupied or leased.
      (b) Hazardous Materials Activities. Except as set forth in Section 2.14(b) of the EpiCept Disclosure Schedule (i) neither EpiCept nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither EpiCept nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.
      (c) Permits. EpiCept and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of EpiCept’s and its subsidiaries’ Hazardous Material Activities and other businesses of EpiCept and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to EpiCept.
      (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to EpiCept’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of EpiCept or any of its subsidiaries.
      2.15     Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which EpiCept or one of its subsidiaries is a party or is bound are referred to herein as the “EpiCept Contracts”:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of EpiCept’s Board of Directors, other than those that are terminable by EpiCept or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to EpiCept;

(b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of guaranty;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of EpiCept or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution or marketing rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by EpiCept or any of its subsidiaries after the date of this Agreement of assets in excess of $150,000 not in the ordinary course of business or pursuant to which EpiCept has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than EpiCept’s subsidiaries;

(f) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which EpiCept or any of its subsidiaries have continuing material obligations to jointly market any product, technology, compound or service, or any material agreement pursuant to which EpiCept or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by EpiCept or any of its subsidiaries;

(g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any EpiCept product, technology, compound or service or any material agreement, contract or commitment currently in force to sell or distribute any EpiCept product, compound or service except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Maxim;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade payables arising, and advances to employees made, in the ordinary course of business consistent with past practice);

(i) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

(j) any other agreement, contract or commitment (i) in connection with or pursuant to which EpiCept and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $150,000 during the current fiscal year or during the next fiscal year, or (ii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

      Section 2.15 of the EpiCept Disclosure Schedule sets forth a complete list of the EpiCept Contracts (except that for this purpose the reference to $150,000, where it appears in clause (i) of Section 2.15(j), instead shall be deemed to refer to $300,000).
      Neither EpiCept nor any of its subsidiaries, nor to EpiCept’s Knowledge any other party to an EpiCept Contract, is in material breach, violation or default under, and neither EpiCept nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any EpiCept Contract in such a manner as would permit any other party to cancel or terminate any such EpiCept Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate).

      2.16     EpiCept Properties. Neither EpiCept nor any of its subsidiaries owns any real property. EpiCept and each of its subsidiaries have valid leasehold interests in all of their material properties, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which EpiCept or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of EpiCept or any of its subsidiaries or, to EpiCept’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which EpiCept or its subsidiary has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of EpiCept and its subsidiaries, except such as may be under construction as set forth in Section 2.16 of the EpiCept Disclosure Schedule, are in good operating condition and repair, in all material respects, normal wear and tear excepted.
      2.17     Statements; Proxy Statement/ Prospectus. None of the information supplied or to be supplied by EpiCept or Merger Sub for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/ prospectus to be sent to the stockholders of Maxim in connection with the meeting of Maxim’s stockholders to consider the approval and adoption of this Agreement and approval of the Merger (the “Maxim Stockholders’ Meeting”) (such proxy statement/ prospectus as amended or supplemented is referred to herein as the “Proxy Statement/ Prospectus”) shall not, on the date the Proxy Statement/ Prospectus is first mailed to Maxim’s stockholders or at the time of the Maxim Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time before the Effective Time, any event relating to EpiCept, Merger Sub or any of their affiliates, officers or directors should be discovered by EpiCept or Merger Sub which should be set forth in a supplement to the Proxy Statement/ Prospectus, EpiCept shall promptly inform Maxim. Notwithstanding the foregoing, neither EpiCept nor Merger Sub makes any representation or warranty with respect to any information supplied or to be supplied by Maxim that is, will be, or is required to be, contained in any of the foregoing documents.
      2.18     Board Approval. The Board of Directors of EpiCept (i) has determined that the Merger is advisable and fair to, and in the best interests of, EpiCept and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has approved and declared advisable the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation, and (iv) has approved the Share Issuance.
      2.19     Opinion of Financial Advisors. The Board of Directors of EpiCept has received an opinion from Wachovia Securities to the effect that, as of September 5, 2005, the Exchange Ratio is fair, from a financial point of view, to EpiCept, a signed copy of which opinion will be delivered to Maxim solely for informational purposes as promptly as practicable after receipt thereof by EpiCept.
      2.20     Approvals. Pursuant to the Principal Stockholder Consent, EpiCept has obtained the necessary approval of its stockholders for the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation and the Share Issuance. The holders of (i) all of the outstanding shares of EpiCept’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, (ii) all of the outstanding warrants to purchase shares of EpiCept Preferred Stock and shares of EpiCept Common Stock and (iii) all outstanding convertible notes issued by (x) EpiCept which are convertible into shares of EpiCept Common Stock and (y) EpiCept GmbH which are convertible into shares of EpiCept Common Stock, have agreed to the EpiCept Conversions.
      2.21     Repatriation of Dividends and Other Distributions. All dividends and other distributions declared and payable on the equity or other interests in EpiCept GmbH may, under the laws and regulations of the

Federal Republic of Germany as presently enacted or promulgated, be paid to EpiCept and such dividends and distributions will be subject to withholding taxes at a rate of 21.1% that may be reduced to 5% by means of refund under the laws and regulations of the Federal Republic of Germany as presently enacted or promulgated and are otherwise free and clear of any other tax, withholding or deduction in the Federal Republic of Germany.
      2.22     German Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of EpiCept to the Federal Republic of Germany or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery and performance of this Agreement.
      2.23     Foreign Corrupt Practices Act. To EpiCept’s Knowledge, and to the actual knowledge of the executive officers of EpiCept GmbH, neither EpiCept nor any of its subsidiaries, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of EpiCept or any of its subsidiaries, has taken any action or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MAXIM
      Maxim represents and warrants to EpiCept, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Maxim to EpiCept, dated as of the date hereof and certified by a duly authorized officer of Maxim (the “Maxim Disclosure Schedule”), which disclosure in the Maxim Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of Maxim contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties, as follows:
      3.1     Organization of Maxim.
      (a) Maxim and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on Maxim.
      (b) Maxim has delivered to EpiCept a true and complete list of all of Maxim’s subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Maxim’s equity interest therein.
      (c) Maxim has delivered or made available to EpiCept a true and correct copy of the Certificate of Incorporation and Bylaws of Maxim and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Maxim nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.
      3.2     Maxim Capital Structure.
      (a) The authorized capital stock of Maxim consists of (i) 60,000,000 shares of Maxim Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 400,000 are designated Series A Convertible Preferred Stock. As of the close of business on August 31, 2005, 28,402,808 shares of Maxim Common Stock were issued and outstanding and no shares of Maxim Common Stock were held by Maxim or any direct or indirect wholly owned subsidiary of Maxim. As of the date hereof, no shares of Maxim Preferred Stock were issued or outstanding. As of August 31, 2005, Maxim had reserved an aggregate of (i) 1,175,999 shares of Maxim Common Stock for issuance pursuant to Maxim’s 1993 Long Term Incentive Plan, of which 620,092 shares had been issued and 361,333 shares were issuable upon exercise of outstanding stock options, (ii) 750,000 shares of Maxim Common Stock for issuance pursuant to Maxim’s 2000 Nonstatutory Stock Option Plan, of which 79,940 shares had been issued and 155,920 shares were issuable upon exercise of outstanding stock options, and (iii) 4,173,500 shares of Maxim Common Stock for issuance pursuant to Maxim’s 2001 Incentive Stock Option Plan, of which 303,603 shares had been issued and 1,463,475 shares were issuable upon exercise of outstanding stock options. In addition, as of August 31, 2005, Maxim had reserved for issuance 142,674 shares of Maxim Common Stock pursuant to Maxim’s 401(k) Plan, and 1,421,500 shares of Maxim Common Stock pursuant to: (i) outstanding and exercisable direct option grants outside of any plan to purchase 130,000 shares of Maxim Common Stock, (ii) outstanding and exercisable options assumed in connection with Maxim’s acquisition of Cytovia, Inc. to purchase 14,166 shares of Maxim Common Stock, and (iii) outstanding and exercisable warrants to purchase 1,277,334 shares of Maxim Common Stock (the “Maxim Warrants”). Except as set forth in the immediately preceding two sentences, no shares of capital stock or other equity securities of Maxim are issued, reserved for issuance or outstanding except for rights issuable pursuant to the Maxim Rights Agreement (as defined in Section 3.22) or any other right issued in substitution thereof (the “Maxim Rights”). Under the Maxim Rights Agreement, until the Distribution Date (as defined in the Maxim Rights Agreement), (i) the Maxim Rights will be evidenced by the certificates for Maxim Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for Maxim Rights (the “Maxim Rights Certificates”)) and not by separate Maxim Rights Certificates and (ii) the right to receive Maxim Rights Certificates will be transferable only in connection with the transfer of Maxim Common Stock. All of the outstanding shares of Maxim’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Maxim Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.
      (b) Section 3.2 of the Maxim Disclosure Schedule sets forth for each outstanding option to purchase shares of Maxim Common Stock (each a “Maxim Option”) and for each outstanding Maxim Warrant as of the date hereof, (i) the name of the holder of such Maxim Option or Maxim Warrant (ii) the Maxim Stock Option Plan pursuant to which such option was issued, if applicable, (iii) the number of shares of Maxim Common Stock issuable upon the exercise of such Maxim Option or Maxim Warrant, (iv) the exercise price of such Maxim Option or Maxim Warrant, (v) the date on which such Maxim Option or Maxim Warrant was granted, (vi) the applicable vesting schedule for such Maxim Option or Maxim Warrant, and (vii) the date on which such Maxim Option or Maxim Warrant expires.
      3.3     Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Maxim, or any securities or rights exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities Maxim owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Maxim, or any security or right exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Maxim or any of its subsidiaries is a party or by which it is bound obligating Maxim or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Maxim or any of its subsidiaries or obligating Maxim or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except for the Maxim Voting Agreements, there are no registration rights and, to the Knowledge of Maxim there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Maxim or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      3.4     Authority.
      (a) Maxim has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Maxim, subject only to the approval and adoption of this Agreement and the approval of the Merger by Maxim’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Maxim and, assuming the due authorization, execution and delivery by EpiCept and Merger Sub, constitutes a valid and binding obligation of Maxim, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Maxim does not, and the performance of this Agreement by Maxim will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Maxim or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Maxim’s stockholders as contemplated in Section 5.2 (the “Maxim Stockholder Approval”) and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any Legal Requirement applicable to Maxim or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Maxim’s rights or alter the rights or obligations of Maxim or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of Maxim or any of its subsidiaries pursuant to, any Maxim Contract (as defined in Section 3.15). The Maxim Disclosure Schedule lists all consents, waivers and approvals under any of Maxim’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained (other than those already obtained) in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a Material Adverse Effect on Maxim or the Surviving Corporation or have a material adverse effect on the ability of the parties to consummate the Merger.
      (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Maxim or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Maxim or EpiCept or have a material adverse effect on the ability of the parties to consummate the Merger.
      3.5     SEC Filings; Maxim Financial Statements.
      (a) Maxim has filed and furnished all forms, reports, schedules, prospectuses, registration, proxy and other statements required to be filed by Maxim with the SEC since September 30, 2004, and has made available to EpiCept such forms, reports, schedules, prospectuses, registration, proxy and other statements in the form filed with the SEC. All such required forms, reports, schedules, prospectuses, registration, proxy and other statements (including those that Maxim may file subsequent to the date hereof), and all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, are referred to herein collectively as the “Maxim SEC Reports.” As of their respective effective dates (in the case of Maxim SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Maxim SEC Reports), the Maxim SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Maxim SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Maxim SEC Report has been revised or superseded by a later-filed Maxim SEC Report, none of the Maxim SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Maxim’s subsidiaries is required to file any forms, reports or other documents with the SEC.
      (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Maxim SEC Reports (the “Maxim Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes and schedules thereto) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes and schedules thereto) and (iii) present fairly in all material respects the consolidated financial position of Maxim and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Maxim contained in the Maxim SEC Reports as of June 30, 2005 is hereinafter referred to as the “Maxim Balance Sheet.” Except as disclosed in the Maxim Financials included in the Maxim SEC Reports filed by Maxim and publicly available prior to the date of this Agreement, neither Maxim nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes and schedules to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Maxim and its subsidiaries taken as a whole, except liabilities incurred since the date of the Maxim Balance Sheet in the ordinary course of business consistent with past practices.
      (c) Maxim has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Maxim, including its consolidated subsidiaries, required to be disclosed by Maxim in the reports that it files or submits under the Exchange Act is accumulated and communicated to Maxim’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and Maxim’s principal executive officer and its principal financial officer believe such disclosure controls and procedures are effective to ensure that information required to be disclosed by Maxim in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Maxim’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to Maxim’s auditors and the audit committee of the Board of Directors of Maxim (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Maxim’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Maxim’s internal controls over financial reporting. The principal executive officer and the principal financial officer of Maxim have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to all Maxim SEC Reports, and the statements contained in such certifications are complete and correct.
      3.6     Absence of Certain Changes or Events.
      (a) Since the date of the Maxim Balance Sheet, there has not been: (i) any Material Adverse Effect on Maxim, (ii) any change by Maxim in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Maxim of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) any split, combination or reclassification of any of Maxim’s or any of its subsidiaries’ capital stock.
      (b) From December 31, 2004 until the date of this Agreement, Maxim and its subsidiaries have not taken or legally committed to take any of the actions specified in Sections 4.2(a) through 4.2(y).

      3.7     Taxes.
      (a) Maxim and each of its subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Maxim and each of its subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Maxim and each of its subsidiaries have paid all Taxes shown to be due on such Returns.
      (b) Neither Maxim nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against Maxim or any of its subsidiaries, nor has Maxim or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.
      (c) No audit or administrative or court proceeding with respect to any material Return of Maxim or any of its subsidiaries by any Governmental Authority is presently in progress, nor has Maxim or any of its subsidiaries been notified in writing of any request for such an audit or other proceeding.
      (d) Neither Maxim nor any of its subsidiaries had, as of June 30, 2005, any liability for any material unpaid Taxes that has not been accrued for or reserved against on the Maxim Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise. Since June 30, 2005, neither Maxim nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.
      (e) There is no contract, agreement, plan or arrangement to which Maxim or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Maxim or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment that would not be deductible pursuant to Sections 404, 280G or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Maxim or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
      (f) Neither Maxim nor any of its subsidiaries (a) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement (b) has ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Maxim) or (c) has any liability for the Taxes of any person (other than Maxim or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
      (g) Neither Maxim nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
      (h) Maxim is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.
      (i) Maxim has made available to EpiCept correct and complete copies of (i) all income and other material Returns of Maxim and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and other material Taxes of Maxim or any of its subsidiaries.
      (j) No claim has been made by a Taxing Authority in a jurisdiction where Maxim or any of its subsidiaries does not file Returns that the Maxim or a subsidiary of Maxim is or may be subject to taxation in that jurisdiction.

      3.8     Maxim Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Maxim Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Maxim or any of its subsidiaries.

“Maxim Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Maxim or any of its subsidiaries.

(a) Section 3.8(a) of the Maxim Disclosure Schedule sets forth a complete and accurate list of all registered patents, trademarks, service marks and copyrights (collectively, the “Maxim Registered Intellectual Property”) and pending applications therefor, owned by Maxim or any of its subsidiaries, including the jurisdictions in which such registrations or applications for registration have been filed. Section 3.8(a) of the Maxim Disclosure Schedule lists any proceedings or actions before any court, tribunal or regulatory body (including the PTO) or equivalent authority anywhere in the world) related to Maxim Registered Intellectual Property.

(b) To the Knowledge of Maxim, except as set forth in Section 3.8(b) of the Maxim Disclosure Schedule no Intellectual Property or product or service owned by Maxim or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Maxim or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Intellectual Property owned by Maxim in a manner that would reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of Maxim, (i) except with respect to any registered trademark or service mark that Maxim is no longer using, each material item of Maxim Registered Intellectual Property is valid and subsisting; (ii) all necessary registration, maintenance and renewal fees currently due in connection with such Maxim Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Maxim Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Maxim Registered Intellectual Property; and (iii) except as set forth in Section 3.8(c) of the Maxim Disclosure Schedule, there are no actions that must be taken by Maxim within 120 days of the Closing Date, including the payment of any registration, renewal or maintenance fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(d) Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000, Section 3.8(d) of the Maxim Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which Maxim or its subsidiaries licenses or otherwise is authorized to use any Technology or Intellectual Property of a third party used in the businesses of Maxim and its subsidiaries, and all such contracts, licenses and agreements are in full force and effect. Following the Closing, the Surviving Corporation will be permitted to exercise all of Maxim’s rights under such contracts, licenses and agreements to the same extent and in the same manner Maxim would have been able to had the transaction not occurred, and without the payment of any additional consideration and without the necessity of any third party consent. Except pursuant to the licenses set forth on Section 3.8(d) of the Maxim Disclosure Schedule, neither Maxim nor any of its subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any third party with respect to use of any Intellectual Property or Technology used in the business of Maxim and its subsidiaries.

(e) Section 3.8(e) of the Maxim Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which any Intellectual Property owned by Maxim has been licensed to any third party. All such contracts, licenses and agreements are in full force and effect and, to the Knowledge of Maxim or any of its subsidiaries, no third party has materially breached any term thereof.

(f) Maxim and its subsidiaries have taken reasonable steps to protect the proprietary status of confidential information and trade secrets owned by Maxim and its subsidiaries and of any confidential information or trade secrets of third parties provided to Maxim or any of its subsidiaries (to the extent subject to confidentiality restrictions). Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Maxim and its subsidiaries have (i) executed valid and enforceable written agreements with all of their employees by which the employees have (A) acknowledged the “work for hire” status of Technology and Intellectual Property they may develop during their employment; (B) agreed to assign to Maxim or its subsidiaries all their rights in and to any Technology and Intellectual Property they may develop during their employment that does not qualify as a “work for hire”; and (C) agreed to hold all confidential information of Maxim and its subsidiaries in confidence both during and after their employment; and (ii) executed valid and enforceable written agreements with all consultants and contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and contractors have agreed to assign to Maxim or its subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all confidential information of Maxim and its subsidiaries in confidence both during and after the term of their engagements.

(g) To the Knowledge of Maxim, (i) all Intellectual Property used in or necessary to the conduct of Maxim’s and each of its subsidiaries’ businesses as presently conducted or currently contemplated to be conducted by Maxim and its subsidiaries is either owned exclusively by Maxim or is the subject of a valid and enforceable license agreement; and (ii) the products, services and the operation of the business of Maxim and its subsidiaries as such business currently is conducted, including Maxim’s and its subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Maxim and its subsidiaries (including products currently under development) do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 3.8(g) of the Maxim Disclosure Schedule, neither Maxim nor any of its subsidiaries has received notice from any third party that the operation of the business of Maxim or any of its subsidiaries or any act, product or service of Maxim or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

      3.9     Compliance; Permits; Restrictions.
      (a) Neither Maxim nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, any Legal Requirement applicable to Maxim or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Maxim, threatened against Maxim or its subsidiaries, nor has any Governmental Entity indicated to Maxim or any of its subsidiaries an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Maxim or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Maxim or any of its subsidiaries, any acquisition of material property by Maxim or any of its subsidiaries or the conduct of business by Maxim or any of its subsidiaries as currently conducted or presently proposed to be conducted.
      (b) Maxim and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Maxim, or any of its subsidiaries, as the case may be, including, such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the

“Maxim Permits”). Maxim and its subsidiaries are in compliance in all material respects with the terms of the Maxim Permits.
      3.10     Litigation. There is no Action pending or, to the Knowledge of Maxim, threatened, against or affecting Maxim or any subsidiary of Maxim or any property or asset of Maxim or any subsidiary of Maxim which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Maxim, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.
      3.11     Brokers’ and Finders’ Fees. Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter dated March 3, 2005 (a true and correct copy of which has been delivered to EpiCept), Maxim has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
      3.12     Employee Benefit Plans.
      (a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including all “employee benefit plans” within the meaning of Section 3(3) of ERISA) covering any active employee, former employee, director or consultant of Maxim, any subsidiary of Maxim or any trade or business (whether or not incorporated) that is an Affiliate, or with respect to which Maxim or any of its subsidiaries has any liability (contingent or otherwise), are referred to herein as the “Maxim Plans.” Maxim Disclosure Schedule 3.12(a) contains a complete and accurate list of each of the Maxim Plans. Maxim has provided to EpiCept: (i) correct and complete copies of all documents embodying each Maxim Plan including all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Maxim Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Maxim Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Maxim Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to any Maxim Plan; (v) all material correspondence to or from any governmental agency relating to any Maxim Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Maxim Plan, if applicable, for the most recent three (3) plan years; and (viii) if the Maxim Plan is funded, the most recent periodic accounting of the Maxim Plan assets.
      (b) Each Maxim Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Maxim Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Maxim Plan activities) has been brought, or to the Knowledge of Maxim is threatened, against or with respect to any such Maxim Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Maxim, threatened by the IRS or the DOL with respect to any Maxim Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Maxim Plans have been timely made or accrued. Section 3.12(b) of the Maxim Disclosure Schedule includes a listing of the accrued vacation liability of Maxim and any of its subsidiaries as of June 30, 2005. Any Maxim Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the Maxim Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation. Maxim or any of its subsidiaries does not have any plan or commitment to establish any new Maxim Plan, to modify any Maxim Plan (except to the extent required by law or to conform any such

Maxim Plan to the requirements of any applicable law, in each case as previously disclosed to EpiCept in writing, or as required by this Agreement), or to enter into any new Maxim Plan. Each Maxim Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to EpiCept, Maxim or any of its subsidiaries or any of its Affiliates (other than ordinary administration expenses or the issuance of Maxim Common Stock upon exercise of previously granted Maxim Options).
      (c) Neither Maxim, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Maxim, any of its subsidiaries, nor any of their Affiliates contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA. Neither Maxim, any of its subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or pto any plan described in Section 413 of the Code. Neither Maxim, any of its subsidiaries, nor any officer or director of Maxim or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Maxim Plan.
      (d) Neither Maxim, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state or foreign law applicable to Maxim or any of its subsidiaries’ employees. None of the Maxim Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Maxim nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. Except as specifically set forth in Section 3.12(d) of the Maxim Disclosure Schedule, no Maxim Plan provides health benefits that are not fully insured through an insurance contract.
      (e) Neither Maxim nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Maxim or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of Maxim, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of Maxim, threatened labor dispute involving Maxim or any of its subsidiaries and any group of its employees nor has Maxim or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Maxim and its subsidiaries consider their relationships with their employees to be good. Maxim and any of its subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (including national health tax, national geriatric care tax, payroll tax or, if applicable under the laws of any foreign jurisdiction, any national pension insurance contributions levy, assessment or tariff); and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations (including national health, geriatric care, pension and unemployment insurance laws; personnel leasing laws or works constitution laws) for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Maxim or any of its subsidiaries under any worker’s compensation policy or long-term disability policy.

      (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of Maxim or any of its subsidiaries under any Maxim Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Maxim Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
      (g) No payment or benefit which will or may be made by Maxim or any of its subsidiaries or its Affiliates in connection with this transaction with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results or could result in any payment or benefit which will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2), Section 3.12(g) of the Maxim Disclosure Schedule shall list all persons who Maxim reasonably believes are, with respect to Maxim or any of its subsidiaries, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof and provide a calculation of the aggregate “excess parachute payments” within the meaning of Code Section 280G(B)(1). Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected date of the Closing, Maxim shall, as and to the extent necessary, deliver to EpiCept a revised Schedule 3.12(g) which sets forth any additional information which Maxim reasonably believes would affect the determination of the persons who are, with respect to Maxim or any of its subsidiaries, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) or of the calculation of the aggregate “excess parachute payments” as of the date of each such revised Schedule 3.12(g).
      (h) Each Maxim Plan that has been adopted or maintained by Maxim or any of its subsidiaries or its Affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 3.12(h) of the Maxim Disclosure Schedule.
      3.13     Absence of Liens and Encumbrances. Maxim and each of its subsidiaries has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of its tangible assets used in its business, free and clear of any liens or encumbrances except as reflected in the Maxim Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Maxim.
      3.14     Environmental Matters.
      (a) Hazardous Material. Except as set forth in Section 3.14(a) of the Maxim Disclosure Schedule no underground storage tanks and no Hazardous Materials are present as a result of the actions of Maxim, of its subsidiaries or any affiliate of Maxim, or to the Knowledge of Maxim, as a result of any actions of any third party, or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Maxim or any of its subsidiaries has at any time owned, operated, occupied or leased.
      (b) Hazardous Materials Activities. Except set forth in Section 3.14(b) of the Maxim Disclosure Schedule (i) neither Maxim nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Maxim nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.
      (c) Permits. Maxim and its subsidiaries currently hold all Environmental Permits necessary for the conduct of Maxim’s and its subsidiaries’ Hazardous Material Activities and other businesses of Maxim and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to Maxim.
      (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Maxim’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Maxim or any of its subsidiaries.
      3.15     Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which Maxim or one of its subsidiaries is a party or is bound are referred to herein as the “Maxim Contracts”:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Maxim’s Board of Directors, other than those that are terminable by Maxim or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Maxim;

(b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of guaranty;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Maxim or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution or marketing rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Maxim or any of its subsidiaries after the date of this Agreement of assets in excess of $150,000 not in the ordinary course of business or pursuant to which Maxim has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Maxim’s subsidiaries;

(f) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which Maxim or any of its subsidiaries have continuing material obligations to jointly market any product, technology, compound or service, or any material agreement pursuant to which Maxim or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Maxim or any of its subsidiaries;

(g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Maxim product, technology, compound or service or any material agreement, contract or commitment currently in force to sell or distribute any Maxim product, compound or service, except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to EpiCept;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade payables arising, and advances to employees made, in the ordinary course of business consistent with past practice);

(i) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

(j) any other agreement, contract or commitment (i) in connection with or pursuant to which Maxim and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $150,000 during the current fiscal year or during the next fiscal year, or (ii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

      Section 3.15 of the Maxim Disclosure Schedule sets forth a complete list of the Maxim Contracts (except that for this purpose the reference to $150,000, where it appears in clause (i) of Section 3.15(j), instead shall be deemed to refer to $300,000).
      Neither Maxim nor any of its subsidiaries, nor to Maxim’s Knowledge any other party to a Maxim Contract is in material breach, violation or default under, and neither Maxim nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Maxim Contract in such a manner as would permit any other party to cancel or terminate any such Maxim Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate).
      3.16     Maxim Properties. Neither Maxim nor any of its subsidiaries owns any real property. Maxim and each of its subsidiaries have valid leasehold interests in all of their material properties, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Maxim or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Maxim or any of its subsidiaries or, to Maxim’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Maxim or its subsidiary has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of Maxim and its subsidiaries, except such as may be under construction as set forth in Section 3.16. of the Maxim Disclosure Schedule, are in good operating condition and repair, in all material respects, normal wear and tear excepted.
      3.17     Statements; Proxy Statement/ Prospectus. None of the information supplied or to be supplied by Maxim for inclusion or incorporation by reference in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/ Prospectus is first mailed to Maxim’s stockholders, at the time of the Maxim Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Maxim Stockholders’ Meeting which has become false or misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time, any event relating to Maxim or any of its affiliates, officers or directors should be discovered by Maxim which should be set forth in an amendment to the Registration Statement, Maxim shall promptly inform EpiCept. Notwithstanding the foregoing, Maxim makes no representation or warranty with respect to any information supplied or to be supplied by EpiCept that is, will be, or is required to be contained in any of the foregoing documents.
      3.18     Board Approval. The Board of Directors of Maxim (i) has determined that the Merger is advisable and fair to, and in the best interests of, Maxim and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has unanimously approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Maxim (the “Maxim Board Recommendation”).
      3.19     Opinion of Financial Advisor. The Board of Directors of Maxim has received an opinion from Piper Jaffray & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view to Maxim’s stockholders (other than EpiCept, if a stockholder), a signed copy of which opinion will be delivered to EpiCept solely for informational purposes as promptly as practicable after receipt thereof by Maxim.

      3.20     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Maxim Common Stock in favor of the approval and adoption of this Agreement and the approval of the Merger is the only vote of the holders of any class or series of Maxim’s capital stock necessary to approve and adopt this Agreement and approve the transactions contemplated hereby.
      3.21     State Takeover Statutes. The Board of Directors of Maxim has approved this Agreement, the Maxim Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby and thereby the restrictions contained in Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement, the Maxim Voting Agreements and the other transactions contemplated by this Agreement and the Maxim Voting Agreements. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Maxim Voting Agreements or the transactions contemplated hereby and thereby.
      3.22     Maxim Rights Agreement. Maxim has taken all actions necessary to (a) render the Rights Agreement entered into as of June 15, 2000 between Maxim and American Stock Transfer & Trust Company (the “Maxim Rights Agreement”), inapplicable to the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) for purposes of the transactions contemplated by this Agreement, none of EpiCept, Merger Sub or any other subsidiary of EpiCept is an Acquiring Person (as defined in the Maxim Rights Agreement) pursuant to the Maxim Rights Agreement and (ii) neither a Distribution Date nor a Triggering Event (as such terms are defined in the Maxim Rights Agreement) will occur, in the case of clauses (i) and (ii), solely by reason of the execution or delivery of this Agreement or the consummation of the Merger and other transactions contemplated by this Agreement, and (c) provide that the Final Expiration Date (as defined in the Maxim Rights Agreement) shall occur immediately prior to the Effective Time.
      3.23     Foreign Corrupt Practices Act. Neither Maxim nor any of its subsidiaries, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of Maxim or any of its subsidiaries, has taken any action or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.
      3.24     Affiliates. Section 3.24 of the Maxim Disclosure Schedule contains an accurate and complete list of the names and addresses of those persons who are Maxim Affiliates (as defined in Section 5.13) as of the date hereof.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
      4.1     Conduct of Business by EpiCept. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, EpiCept (which for the purposes of this Article IV shall include EpiCept and each of its subsidiaries) agrees, except (i) as required by law, (ii) as specifically provided in this Agreement or Article IV of the EpiCept Disclosure Schedule or (iii) to the extent that Maxim shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as required by law, (y) as specifically provided in this Agreement or Article IV of the EpiCept Disclosure Schedule or (z) to the extent that Maxim shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), EpiCept shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

(a) Except pursuant to the terms of EpiCept Stock Option Plan or written agreements outstanding on the date hereof and disclosed to Maxim in Section 4.1(a) of the EpiCept Disclosure Schedule, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 4.1(c) of the EpiCept Disclosure Schedule or otherwise immaterial in amount (not to exceed $15,000 individually and $150,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the EpiCept Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e) Other than the filing of the Amended and Restated Certificate of Incorporation, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of EpiCept or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Except as contemplated by Section 5.22, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into or amend, modify or consent to other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of EpiCept Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, (ii) the issuance of EpiCept Common Stock upon the conversion of EpiCept preferred stock or convertible notes outstanding as of the date of this Agreement, (iii) the EpiCept Conversions and (iv) pursuant to the filing of the Amended and Restated Certificate of Incorporation;

(h) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of EpiCept (or similar governing instruments of any subsidiaries) except for the filing of the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation;

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of EpiCept, other than in the ordinary course of business consistent with past practice;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.1(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of EpiCept;

(k) Except as contemplated by Section 5.22, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EpiCept, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

(m) Make payments outside of the ordinary course of business in excess of $150,000 in the aggregate;

(n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which EpiCept or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o) Enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of EpiCept’s products or products licensed by EpiCept, other than nonexclusive contracts, agreements or obligations entered into in the ordinary course of business that can be terminated or cancelled by EpiCept without material penalty or further material payment and without more than ninety (90) days’ notice;

(p) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(q) Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(r) Except as contemplated by Section 5.22, incur or enter into any agreement or commitment in excess of $250,000 individually;

(s) Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(t) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of amounts in the ordinary course of business;

(u) Make any grant of exclusive rights to any third party;

(v) Modify or amend in any manner that is materially adverse to Maxim or EpiCept, or terminate, any material agreement or any confidentiality agreement entered into by EpiCept or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner materially adverse to Maxim or EpiCept, any confidentiality, standstill or similar agreements to which EpiCept or any of its subsidiaries is a party;

(w) Make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(x) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(y) Enter into or extend the term or scope of any contract or agreement that purports to restrict EpiCept, or any existing or future subsidiary or affiliate of EpiCept, from engaging in any line of business or in any geographic area; or

(z) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (y) above.
      4.2     Conduct of Business by Maxim. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Maxim (which for the purposes of this Article IV shall include Maxim and each of its subsidiaries) agrees, except (i) as required by law, (ii) as specifically provided in this Agreement or Article IV of the Maxim Disclosure Schedule or (iii) to the extent that EpiCept shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as required by law, (y) as specifically provided in this Agreement or Article IV of the Maxim Disclosure Schedule or (z) to the extent that EpiCept shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), Maxim shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

(a) Except or pursuant to the terms of Maxim Stock Option Plans or written agreements outstanding on the date hereof and disclosed to Maxim in Section 4.2(a) of the Maxim Disclosure Schedule, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 4.2(c) of the Maxim Disclosure Schedule or otherwise immaterial in amount (not to exceed $15,000 individually and $150,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Maxim Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Maxim or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into or amend, modify or consent to other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Maxim Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement.

(h) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of Maxim (or similar governing instruments of any subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Maxim, other than in the ordinary course of business consistent with past practice;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.2(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Maxim;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Maxim, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

(m) Make payments outside of the ordinary course of business in excess of $150,000 in the aggregate;

(n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Maxim or any of its subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o) Enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Maxim’s products or products licensed by Maxim, other than nonexclusive contracts, agreements or obligations entered into in the ordinary course of business that can be terminated or cancelled by Maxim without material penalty or further material payment and without more than ninety (90) days’ notice;

(p) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(q) Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(r) Incur or enter into any agreement or commitment in excess of $250,000 individually;

(s) Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(t) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of amounts in the ordinary course of business;

(u) Make any grant of exclusive rights to any third party;

(v) Modify or amend in any manner that is materially adverse to EpiCept or Maxim, or terminate, any material agreement or any confidentiality agreement entered into by Maxim or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner materially adverse to EpiCept or Maxim, any confidentiality, standstill or similar agreements to which Maxim or any of its subsidiaries is a party;

(w) Make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(x) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(y) Enter into or extend the term or scope of any contract or agreement that purports to restrict Maxim, or any existing or future subsidiary or affiliate of Maxim, from engaging in any line of business or in any geographic area; or

(z) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (y) above.
ARTICLE V
ADDITIONAL AGREEMENTS
      5.1     Proxy Statement/ Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Maxim and EpiCept will prepare and file with the SEC the Proxy Statement/ Prospectus, and EpiCept will prepare and file with the SEC the Registration Statement in which the Proxy Statement/ Prospectus is to be included as a prospectus. Maxim, EpiCept and Merger Sub will provide each other with any information with respect to it which may be required or appropriate for inclusion in the Proxy Statement/ Prospectus and the Registration Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/ Prospectus and the Registration Statement pursuant to this Section 5.1. Each of Maxim and EpiCept will respond to any comments from the SEC, will use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Maxim and EpiCept will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/ Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/ Prospectus or the Registration Statement, Maxim or EpiCept, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Maxim and/or EpiCept, such amendment or supplement. Each of Maxim and EpiCept shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/ Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Maxim will cause the Proxy Statement/ Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the parties hereto shall cause the Proxy Statement/ Prospectus and the Registration Statement, as applicable, to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq. Without in any way limiting or affecting the requirements of Section 5.2(b) hereof, nothing in this Agreement shall preclude either Maxim or EpiCept from including in the Proxy Statement/ Prospectus or any amendment or supplement thereto any information that it reasonably determines is required to be disclosed pursuant to applicable securities laws.
      5.2     Meeting of Maxim Stockholders; Maxim Board Recommendation.
      (a) Meeting of Maxim Stockholders. Promptly after the date hereof, Maxim will take all action necessary or advisable in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene the Maxim Stockholders’ Meeting to consider the approval and adoption of this Agreement and approval of the Merger, to be held as promptly as practicable. Subject to Section 5.3(d), Maxim will use its best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq, the DGCL and its Certificate of Incorporation to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding anything to the contrary contained in this Agreement, Maxim may adjourn or postpone the Maxim Stockholders’ Meeting to the extent necessary to facilitate the provision of any necessary supplement or amendment to the Proxy Statement/ Prospectus, provided that such supplement or amendment is provided to its respective stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Maxim Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient shares of Maxim Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Maxim Stockholders’ Meeting. Maxim shall ensure that the Maxim Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Maxim Stockholders’ Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.
      (b) Board Recommendation. Subject to Section 5.3(d), except to the extent that the Board of Directors of Maxim, or if applicable, a committee thereof, determines in good faith after consulting with and receiving the advice of its outside legal counsel, that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law: (i) the Board of Directors of Maxim shall make the Maxim Board Recommendation to its stockholders, (ii) the Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Maxim has made the Maxim Board Recommendation and (iii) neither the Board of Directors of Maxim nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to EpiCept, the Maxim Board Recommendation.

      5.3     Acquisition Proposals.
      (a) No Solicitation. Subject to Section 5.3(c), each of Maxim and EpiCept agrees that neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit any of the officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) of it or its subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the terms contained in this Section 5.3(a), (iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, nondisclosure or similar agreement (other than as required pursuant to the terms thereof as in effect on the date hereof) under which it or any of its subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced in all material respects each such agreement at the request of Maxim (in the case of an agreement under which EpiCept has any rights) or EpiCept (in the case of an agreement under which Maxim has any rights), (v) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), (vi) with respect to Maxim, amend or grant any waiver or release or approve any transaction or redeem rights under the Maxim Rights Agreement (except as provided for under Section 3.22), (vii) approve any transaction under Section 203 of the DGCL, (viii) approve of any person’s becoming an “interested stockholder” under Section 203 of the DGCL or (ix) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Each of Maxim and EpiCept agrees that it and its subsidiaries shall, and it shall cause its and its subsidiaries’ officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, and it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents to: immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. Each of Maxim and EpiCept agrees that it will promptly request each Person that has entered into a confidentiality agreement with Maxim or EpiCept in connection with its consideration of an Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of Maxim or EpiCept or any of their subsidiaries, as the case may be.
      (b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in any event within one business day) after any of Maxim’s or EpiCept’s respective officers, directors or representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) receives or becomes aware of the receipt of any Acquisition Proposal by Maxim or EpiCept, as the case may be, or any request for nonpublic information or inquiry which Maxim or EpiCept, as the case may be reasonably believes could lead to an Acquisition Proposal, Maxim or EpiCept, as the case may be, shall provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall keep the other party hereto informed as promptly as practicable (but in any event within one (1) business day) in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one (1) business day) provide to the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) Maxim or EpiCept, as the case may be, shall provide the other party with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.
      (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Maxim receives an Acquisition Proposal that constitutes or that the Board of Directors of Maxim determines in good faith is reasonably likely to result in a Superior Offer (as defined in Section 5.3(g)) with respect to itself, it may, at any time prior to obtaining the Maxim Stockholder Approval (but in no event after obtaining the Maxim Stockholder Approval), take the following actions (but only (i) if Maxim has not breached Section 5.3(a) in connection with the Superior Offer and (ii) to the extent that Maxim’s Board of Directors believes in good faith, after consulting with and receiving the advice of its outside legal counsel, that failure to take any such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (i) (A) at least one (1) business day prior to furnishing any such nonpublic information to such party Maxim gives EpiCept written notice of its intention to furnish nonpublic information and (B) Maxim receives from the third party an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4), and (ii) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to EpiCept (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in discussions or negotiations with the third party with respect to the Superior Offer, provided that at least forty-eight (48) hours prior to entering into negotiations with such third party, it gives EpiCept written notice of its intention to enter into negotiations with such third party.
      (d) Change of Recommendation. Notwithstanding the provisions of Section 5.2(b), in response to the receipt of a Superior Offer, the Board of Directors of Maxim may withdraw, amend or modify the Maxim Board Recommendation and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions in response to the receipt of a Superior Offer, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if:

(i) it determines in good faith after consulting with and receiving the advice of its outside legal counsel that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; and

(ii) Maxim shall have (A) at least five (5) business days prior to a Change of Recommendation provided to EpiCept written notice which shall state expressly (1) that it has received such Superior Offer, (2) the material terms and conditions of such Superior Offer and the identity of the Person or group making the Superior Offer, (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to EpiCept a copy of all written and electronic materials delivered to the Person or group making the Superior Offer it has received, and (C) made available to EpiCept all materials and information made available to the Person or group making the Superior Offer it has received.
      (e) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Maxim to call, give notice of, convene and hold the Maxim Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Maxim of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Neither Maxim nor EpiCept shall submit to the vote of its respective stockholders any Acquisition Proposal or publicly propose to do so.
      (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Maxim or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be subject to the terms of Section 5.3 of this Agreement. Without limiting the foregoing proviso, Maxim shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).
      (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to a party, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or any tender offer or exchange offer or other proposed acquisition of voting securities of such party that, if consummated, would result in any Person or “group” beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of such party, (B) any merger, consolidation, business combination or similar transaction in which the stockholders of such party immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (C) any purchase from such party of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or the granting or issuance of rights to acquire more than a fifteen percent (15%) interest in the total outstanding voting securities of such party, including pursuant to options, warrants or similar rights to purchase voting securities or the issuance of debt or other instruments convertible, exchangeable or exercisable for voting securities of such party, or (D) any sale, lease (other than in the ordinary course of business), transfer, distribution, acquisition or disposition of more than fifteen percent (15%) of the assets of such party (including its subsidiaries taken as a whole) other than, in the case of EpiCept, any agreement with a third party with respect to the development and commercialization of LidoPAIN SP (and no other product of EpiCept) in Europe and Asia, and, in the case of Maxim, any agreement with a third party with respect to the development and commercialization of Ceplene or compounds identified through Maxim’s apoptosis program (and no other products of Maxim), or (E) any liquidation or dissolution of such party (provided, however, that the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case).

(ii) “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party after the date hereof on terms that the Board of Directors of Maxim believes in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the offer and the strategic and other benefits of the Merger, (i) is reasonably capable of being consummated on the terms proposed, and (ii) if consummated on such terms would result in a transaction more favorable, from a financial point of view, to Maxim’s stockholders (in their capacities as stockholders) than the terms of the Merger, it being understood and agreed that the inclusion of a due diligence condition in an Acquisition Proposal shall preclude such Acquisition Proposal from being a Superior Offer for the purposes of Section 5.3(d) hereof. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “15%” therein shall be deemed to be references to “100%”.
      5.4     Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.
      (a) Confidentiality. The parties acknowledge that EpiCept and Maxim have previously executed a confidentiality agreement dated June 1, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
      (b) Access to Information. Each of EpiCept and Maxim will afford the other and the other’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development and commercialization efforts, clinical trials, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information. Any information provided pursuant to this Section 5.4(b) shall be subject to the Confidentiality Agreement.
      (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
      5.5     Public Disclosure. Without limiting any other provision of this Agreement, Maxim and EpiCept will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national securities exchange (in which case Maxim will first consult with EpiCept to the extent reasonably practicable). The parties have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the provisions of this Section 5.5, in the event that there has been a Change of Recommendation pursuant to Section 5.3(d) hereof, neither Maxim nor EpiCept will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.
      5.6     Regulatory Filings; Reasonable Efforts.
      (a) Regulatory Filings. Each of Maxim and EpiCept shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements with respect to the Merger and the transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of Maxim and EpiCept shall make all filings reasonably determined by the parties to be required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other comparable filing the failure of which to make could materially impair the ability of the parties to close, (iii) other comparable pre-merger filings pursuant to the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Maxim and EpiCept will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.
      (b) Exchange of Information. Maxim and EpiCept each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of EpiCept and Maxim shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Maxim and EpiCept need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.
      (c) Notification. Each of Maxim and EpiCept will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Maxim or EpiCept, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
      (d) Commercially Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, Maxim and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.
      (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Maxim or EpiCept or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Neither party shall take or agree to take any action identified in the immediately preceding sentence without the prior written consent of the other party.
      5.7     Notification of Certain Matters.
      (a) By EpiCept. EpiCept shall give prompt notice to Maxim when and if EpiCept becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.
      (b) By Maxim. Maxim shall give prompt notice to EpiCept when and if Maxim becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.
      5.8     Third-Party Consents; Termination of Certain Agreements. As soon as practicable following the date hereof, Maxim and EpiCept will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.
      5.9     Stock Options and Employee Benefits.
      (a) Assumption of Stock Options. At the Effective Time, each then outstanding Maxim Option granted under the 1993 Plan, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by EpiCept. At the Effective time, each then outstanding Maxim Option granted under the other Maxim Stock Option Plans, which Maxim Option has an exercise price of $20.00 per share or less, whether or not exercisable at the Effective Time, will be assumed by EpiCept. Each Maxim Option so assumed by EpiCept under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Maxim Stock Option Plan (and any applicable stock option agreement for such Maxim Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Maxim Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of EpiCept Common Stock equal to the product of the number of shares of Maxim Common Stock that were issuable upon exercise of such Maxim Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of EpiCept Common Stock and (ii) the per share exercise price for the shares of EpiCept Common Stock issuable upon exercise of such assumed Maxim Option will be equal to the quotient determined by dividing the exercise price per share of Maxim Common Stock at which such Maxim Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Maxim Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time. As soon as reasonably practicable following the Closing Date, EpiCept will issue to each person who holds an assumed Maxim Option a document evidencing the foregoing assumption of such Maxim Option by EpiCept. Maxim shall use commercially reasonable efforts to obtain the agreement of each holder of options granted under the 1993 Plan that have an exercise price above $20.00 per share to the termination of such options immediately prior to the Effective Time and shall take action under the other Maxim Stock Option Plans such that each outstanding Maxim Option granted under the other Maxim Stock Option Plans that has an exercise price above $20.00 per share shall terminate on or prior to the Effective time.
      (b) Incentive Stock Options. It is intended that Maxim Options assumed by EpiCept shall (i) qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Maxim Options qualified as incentive stock options immediately prior to the Effective Time and (ii) not be treated as deferred compensation under Section 409A of the Code, and the provisions of this Section 5.9 shall be applied consistent with such intent.
      (c) Assumption of Warrants. At the Effective Time, each then outstanding Maxim Warrant, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by EpiCept. Each Maxim Warrant so assumed by EpiCept under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Maxim Warrant immediately prior to the Effective Time, except that (i) each Maxim Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of EpiCept Common Stock equal to the product of the number of shares of Maxim Common Stock that were issuable upon exercise of such Maxim Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of EpiCept Common Stock and (ii) the per share exercise price for the shares of EpiCept Common Stock issuable upon exercise of such assumed Maxim Warrant will be equal to the quotient determined by dividing the exercise price per share of Maxim Common Stock at which such Maxim Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable following the Closing Date, EpiCept will issue to each person who holds an assumed Maxim Warrant a document evidencing the foregoing assumption of such Maxim Warrant by EpiCept.
      (d) Treatment of Maxim 401(k) Plan. If requested by EpiCept by written notice, Maxim shall terminate any and all 401(k) plans effective no later than the day immediately preceding the Closing Date. Maxim shall not issue any additional shares of Maxim Common Stock as matching contributions under the Maxim 401(k) plan. If EpiCept provides such written notice to Maxim, Maxim shall provide EpiCept with evidence that such 401(k) plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Maxim’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of EpiCept. Maxim also shall take such other actions in furtherance of terminating such 401(k) plans as EpiCept may reasonably require.
      (e) Benefits Generally. For a period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, EpiCept or its affiliates shall provide to employees of Maxim and its affiliates who continue employment with Maxim or any of its affiliates (“Continuing Employees”) either (i) benefits that are substantially similar, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date, (ii) benefits that are substantially similar, in the aggregate, to the benefits offered to similarly situated employees of EpiCept, or (iii) a combination of clauses (i) and (ii). To the extent permitted by applicable laws and applicable tax qualification requirements (and subject to any generally applicable break in service or similar rule), EpiCept shall cause Continuing Employees to be credited with service with Maxim for purposes of eligibility and vesting under any EpiCept 401(k) plan. Nothing in this Section 5.9(c) shall be construed to entitle any Continuing Employee to continue his or her employment with Maxim or any of its affiliates. To the extent permitted by the applicable plans and subject to approval by any applicable insurance carrier, with respect to any health plans in which employees of Maxim or its affiliates are eligible to participate after the Effective Time, EpiCept or its affiliates shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (to the extent such exclusion was waived under applicable health plans offered to such employees by EpiCept) and (ii) to the extent permitted by the applicable EpiCept or Maxim insurance carrier, provide each such employee with credit for any co-payments, deductibles and other such expenses paid during the applicable period under any welfare plans maintained or contributed to by Maxim or its affiliates prior to the Effective Time in satisfying any applicable deductible, out-of-pocket or other such requirements for the corresponding period under any welfare plans maintained or contributed to by EpiCept or its affiliates.
      (f) Form S-8. EpiCept agrees to file a registration statement on Form S-8 for the shares of EpiCept Common Stock issuable with respect to assumed Maxim Options to the extent Form S-8 is available as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding. Maxim shall cooperate with and assist EpiCept in connection with the preparation and filing of a Registration Statement on Form S-8 with respect to assumed Maxim Options.
      5.10     Indemnification.
      (a) Indemnity. From and after the Effective Time, EpiCept will, and will cause the Surviving Corporation to, (i) indemnify to the fullest extent permitted by applicable law any person who is or was a director or officer of Maxim (the “Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, and (ii) fulfill and honor in all respects the obligations of Maxim pursuant to the Certificate of Incorporation and Bylaws of Maxim and any indemnification agreements disclosed on Section 3.15 of the Maxim Disclosure Schedule and existing immediately prior to the Effective Time between Maxim and the Indemnified Parties, subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Maxim as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Maxim, unless such modification is required by law.
      (b) Insurance. For a period of six (6) years after the Effective Time, EpiCept shall cause the Surviving Corporation to use commercially reasonable efforts to cause to be maintained in effect directors’ and officers’ liability insurance maintained by Maxim covering those persons who are covered by Maxim’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Maxim; provided, however, that in no event will the Surviving Corporation be required to expend, with respect to any year, in excess of an amount equal to the greater of (i) one hundred fifty percent (150%) of the annual premium currently paid by Maxim for such coverage (and to the extent the amount it would be required to expend would exceed one hundred fifty percent (150%) of the annual premium currently paid by Maxim for such coverage, the Surviving Corporation shall use all reasonable efforts to maintain the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium) or (ii) the premium necessary to obtain the amount of coverage in effect under EpiCept’s directors’ and officers’ liability insurance policy or policies covering EpiCept’s directors and officers for such year; provided, further, however, that in lieu of maintaining the directors’ and officers’ liability insurance as described above, the Surviving Corporation may obtain as of the Effective Time “tail” insurance policies with a claims period of at least six years from the Closing with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to Maxim’s directors and officers on the date hereof.
      (c) Third–Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on EpiCept and the Surviving Corporation and their respective successors and assigns. In the event EpiCept, the Surviving Corporation or the successor or assign of either (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of EpiCept or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.
      5.11     Board of Directors of EpiCept. The Board of Directors of EpiCept will take all actions necessary such that effective as of the Effective Time, five (5) directors selected by a majority of the EpiCept directors, including EpiCept’s current Chairman and current Chief Executive Officer, and two (2) directors of Maxim selected by a majority of the Maxim directors shall be members of the Board of Directors of EpiCept.
      5.12     Nasdaq and Stockholm Stock Exchange Listing. Prior to the Effective Time, EpiCept agrees to use best efforts to take all actions, including the completion of appropriate applications, the payment of all fees and any such other actions necessary to authorize for listing on Nasdaq and the Stockholm Stock Exchange, the EpiCept Common Stock, the shares of EpiCept Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger subject to official notice of issuance.
      5.13     Maxim Affiliates; Restrictive Legend. Maxim has delivered or caused to be delivered to EpiCept, on or prior to the date hereof, from each person who may reasonably be deemed to be an affiliate of Maxim for purposes of Rule 145 promulgated under the Securities Act (a “Maxim Affiliate”) an executed affiliate agreement in the form attached hereto as Exhibit D (the “Maxim Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time. In the event that any other person becomes a Maxim Affiliate following the date of this Agreement, Maxim will use commercially reasonable efforts to deliver or cause to be delivered to EpiCept an executed Maxim Affiliate Agreement with respect to such person as soon as possible. EpiCept will be entitled to place appropriate legends on the certificates evidencing any EpiCept Common Stock to be received by a Maxim Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the EpiCept Common Stock, consistent with the terms of the Maxim Affiliate Agreement.
      5.14     Treatment as Reorganization. Neither Maxim nor EpiCept will, nor will they permit any of their respective subsidiaries to, take any action prior to or after the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

      5.15     Section 16 Matters. Prior to the Effective Time, the Board of Directors of Maxim shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Maxim Options held by Maxim Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Maxim Insiders of EpiCept Common Stock in exchange for Maxim Common Stock pursuant to the Merger, shall be exempt transactions for purposes of Section 16 of the Exchange Act by any officer or director of Maxim who may become a covered person for purposes of Section 16 of the Exchange Act (an “Maxim Insider”).
      5.16     Rights Plan. Maxim shall not, except as required by this Agreement, modify or amend the Maxim Rights Agreement.
      5.17     Tax Matters. At or prior to the filing of the Registration Statement, Maxim and EpiCept will execute and deliver to Cooley Godward LLP, and to Weil, Gotshal & Manges LLP tax representation letters in the form to be agreed upon by Weil, Gotshal & Manges LLP and Cooley Godward LLP. Maxim, Merger Sub and EpiCept shall each confirm to Cooley Godward LLP, and to Weil, Gotshal & Manges LLP the accuracy and completeness, as of the time the Registration Statement is declared effective and as of the Effective Time, of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.17, Maxim will use its commercially reasonable efforts to cause Cooley Godward LLP, to deliver to it, and EpiCept will use its commercially reasonable efforts to cause Weil, Gotshal & Manges LLP to deliver to it, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.17.
      5.18     FIRPTA Matters. At the Closing, (a) Maxim shall deliver to EpiCept a statement (in such form as may be reasonably requested by counsel to EpiCept) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) Maxim shall deliver to the IRS the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.
      5.19     Securityholder Litigation. Maxim shall give EpiCept the opportunity to participate in the defense or settlement of any securityholder litigation against Maxim and/or its directors relating to the Merger, and no such settlement in excess of the coverage amounts provided by insurance (if the insurance company commits to pay such settlement amount) shall be agreed to without EpiCept’s prior consent.
      5.20     Capitalization Matters. Promptly following the execution and delivery of this Agreement, EpiCept shall file the Conversion Amendment with the Secretary of State of the State of Delaware. Following the EpiCept Conversions and prior to the Effective Time, EpiCept shall effect a 1-for-4 reverse stock split of the outstanding EpiCept Common Stock by filing the Reverse Split Amendment with the Secretary of State of the State of Delaware.
      5.21     Exchange of Indebtedness. Prior to the Effective Time, EpiCept shall exercise its right pursuant to Section 1(a) of the Second Exchange Option Agreement dated February 17, 1998 by and between tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank, a German limited liability company (“tbg”), and EpiCept (the “Exchange Option Agreement”), and will otherwise take all actions reasonably necessary, to cause the exchange of tbg’s claim for the Principal Amount of the Silent Partnership II (as such terms are defined in the Exchange Option Agreement) for shares of EpiCept Common Stock in accordance with the terms of the Exchange Option Agreement to the extent EpiCept has the right to do so under the terms of the Exchange Option Agreement. If EpiCept does not have the right to do so under the terms of the Exchange Option Agreement, EpiCept shall use commercially reasonable efforts to obtain such right; provided, however, that, notwithstanding anything herein to the contrary, the failure to obtain such right or any breach of this covenant by EpiCept shall not cause a change to the Exchange Ratio.
      5.22     Bridge Financing. Prior to the Effective Time, EpiCept shall be permitted to borrow indebtedness and issue EpiCept Common Stock and preferred stock to raise additional capital; provided, however, that (a) all such indebtedness, including accrued interest thereon, and preferred stock shall be converted into EpiCept Common Stock immediately prior to the Effective Time, (b) the Exchange Ratio shall be adjusted to reflect any such issuance of EpiCept Common Stock, whether directly or upon such a conversion, as contemplated by the definition of Exchange Ratio as provided in Section 1.5(a).
ARTICLE VI
CONDITIONS TO THE MERGER
      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of EpiCept and Maxim:

(a) Stockholder Approval. The Maxim Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Registration Statement Effective; Proxy Statement/ Prospectus. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/ Prospectus, shall have been initiated or threatened in writing by the SEC.

(d) HSR Act. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, if required. Satisfaction of all other material foreign antitrust requirements reasonably determined to apply prior to the Closing in connection with the transaction contemplated hereby shall have been obtained.

(e) No Governmental Restriction. There shall not be any pending or overtly threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Maxim or EpiCept or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(f) Tax Opinions. Maxim and EpiCept shall each have received written opinions from their respective counsel (Cooley Godward LLP, and Weil, Gotshal & Manges LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. It is understood that (i) in rendering such opinions, Weil, Gotshal & Manges LLP and Cooley Godward LLP, shall rely upon the tax representation letters referred to in Section 5.17, and (ii) if Cooley Godward LLP, does not render the opinion required by this Section 6.1(f) to Maxim or withdraws or modifies such opinion, such condition will nonetheless be deemed to be satisfied if Weil, Gotshal & Manges LLP renders such opinion to Maxim, and if Weil, Gotshal & Manges LLP does not render the opinion required by this Section 6.1(f) to EpiCept or withdraws or modifies such opinion, such condition will nonetheless be deemed to be satisfied if Cooley Godward LLP, renders such opinion to EpiCept.

(g) Nasdaq Listing. The shares of EpiCept Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

      6.2     Additional Conditions to Obligations of EpiCept. The obligation of EpiCept to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by EpiCept:

(a) Representations and Warranties. The representations and warranties of Maxim contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Maxim contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement as though made on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Maxim, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date. EpiCept shall have received a certificate with respect to the foregoing signed on behalf of Maxim by the Chief Executive Officer and the Chief Financial Officer of Maxim.

(b) Agreements and Covenants. Maxim shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and EpiCept shall have received a certificate to such effect signed on behalf of Maxim by the Chief Executive Officer and the Chief Financial Officer of Maxim.

(c) Agreements and Documents. EpiCept shall have received Affiliate Agreements in the form of Exhibit D, executed by the Persons identified on Section 3.24 of the Maxim Disclosure Schedule and by any other Person who could reasonably be deemed to be an “affiliate” of Maxim for purposes of the Securities Act, each of which shall be in full force and effect and shall not have been repudiated by any party thereto.

(d) Maxim Form 10-K. Maxim shall have filed with the SEC its Annual Report on Form 10-K for its fiscal year ended September 30, 2005 in compliance with the Exchange Act and Section 404 of the Sarbanes-Oxley Act, including the required management and auditor reports.
      6.3     Additional Conditions to the Obligations of Maxim. The obligations of Maxim to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Maxim:

(a) Representations and Warranties. The representations and warranties of EpiCept contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of EpiCept contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement as though made on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on EpiCept, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date. Maxim shall have received a certificate signed on behalf of EpiCept by the chief executive officer and the chief financial officer of EpiCept.

(b) Agreements and Covenants. EpiCept shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Maxim shall have received a certificate to such effect signed on behalf of EpiCept by the Chief Executive Officer and the Chief Financial Officer of EpiCept.

(c) Resignation of Directors. EpiCept shall have received from members of its Board of Directors written letters of resignation that shall have not been revoked or rescinded such that no more than five (5) such persons shall remain members of the Board of Directors of EpiCept at the Effective Time, and the Board of Directors of EpiCept shall have duly adopted by a majority vote at a meeting of such Board of Directors prior to the receipt of the aforementioned resignations resolutions that shall not have been revoked or rescinded electing John F. Bedard and Robert L. Zerbe as members of the Board of Directors of EpiCept to fill the vacancies created by the aforementioned resignations, such elections to be effective at the Effective Time.

(d) Conversion of Preferred Stock and Certain Notes. The EpiCept Conversions shall have occurred.

(e) Reverse Stock Split. The reverse stock split described in Section 5.20 shall have occurred prior to the Effective Time and EpiCept shall have delivered evidence thereof reasonably satisfactory to Maxim.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of EpiCept or Maxim:

(a) by mutual written consent duly authorized by the Boards of Directors of Maxim and EpiCept;

(b) by either EpiCept or Maxim if the Merger shall not have been consummated by March 31, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either EpiCept or Maxim if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either EpiCept or Maxim if the required approval of the stockholders of Maxim contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Maxim stockholders duly convened therefor or at any adjournment or postponement thereof;

(e) by EpiCept prior to the approval and adoption of this Agreement and approval of the Merger by the required vote of the stockholders of Maxim if a Triggering Event (as defined below in this Section 7.1) with respect to Maxim shall have occurred and such termination shall have been effected within ten (10) business days after EpiCept shall have received notice of the occurrence of such Triggering Event;

(f) by EpiCept, upon a breach of any representation, warranty, covenant or agreement on the part of Maxim set forth in this Agreement, or if any representation or warranty of Maxim shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Maxim’s representations and warranties or breach by Maxim is curable by Maxim through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) Maxim ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy if such breach by Maxim is cured prior to such termination becoming effective); and

(g) by Maxim, upon a breach of any representation, warranty, covenant or agreement on the part of EpiCept set forth in this Agreement, or if any representation or warranty of EpiCept shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in EpiCept’s representations and warranties or breach by EpiCept is curable by EpiCept through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) EpiCept ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy if such breach by EpiCept is cured prior to such termination becoming effective).

      For the purposes of this Agreement, a “Triggering Event,” with respect to Maxim, shall be deemed to have occurred if: (i) Maxim’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to EpiCept, the Maxim Board Recommendation, or shall have resolved to do any of the same, (ii) Maxim’s Board of Directors fails to reaffirm (publicly, if so requested) the Maxim Board Recommendation within ten (10) business days after EpiCept requests in writing that such recommendation be reaffirmed after the public announcement of an Acquisition Proposal, (iii) Maxim’s Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or shall have resolved to do any of the same, or (iv) Maxim has intentionally and materially breached the provisions of Section 5.2(b) or 5.3 hereof.
      7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
      7.3     Fees and Expenses.
      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Maxim and EpiCept shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, if any, or any other filing fee required by a Governmental Entity pursuant to Section 5.6(a).
      (b) Payments by Maxim.

(i) In the event that this Agreement is terminated by Maxim or EpiCept pursuant to Section 7.1(d), then in either case Maxim shall pay to EpiCept an amount equal to the lesser of (1) all Expenses of EpiCept and Merger Sub; and (2) $650,000. Any payment required to be made pursuant to this Section 7.3(b)(i) shall be made to EpiCept not later than two (2) business days after delivery by EpiCept to Maxim of a demand for payment and an itemization setting forth in reasonable detail all Expenses of EpiCept and Merger Sub. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by EpiCept. No additional amounts shall be required to be paid by Maxim under this Section 7.3(b)(i) once the amount required to be paid by Maxim under Sections 7.3(b)(ii) or (iii) has been paid.

(ii) In the event that (A) this Agreement is terminated by Maxim or EpiCept pursuant to Sections 7.1(b) or (d), (B) following the date hereof and prior to the termination of this Agreement, an Acquisition Proposal with respect to Maxim shall have been made or communicated to Maxim or shall have been made directly to the stockholders of Maxim generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (in each case whether or not such Acquisition Proposal has been withdrawn prior to the event giving rise to the right of termination under Section 7.1),

(C) within twelve (12) months following the termination of this Agreement Maxim enters into a definitive agreement with respect to, or consummates an Acquisition (as defined in Section 7.3(b)(vi)) with the Person making the Acquisition Proposal or its Affiliate or with any other Person (so long as the Acquisition with that other Person is on terms that are at least as favorable, from a financial point of view, to Maxim’s stockholders (in their capacities as stockholders) as the terms of the Acquisition Proposal described in clause (B) above), and (D) such Acquisition is consummated, then upon the consummation of the Acquisition of Maxim described in clause (C), Maxim shall pay EpiCept a fee equal to $1,400,000, less any amounts paid under Section 7.3(b)(i), in immediately available funds on the day of such consummation.

(iii) In the event that (A) this Agreement is terminated by Maxim or EpiCept pursuant to Sections 7.1(b) or (d), (B) following the date hereof and prior to the termination of this Agreement, an Acquisition Proposal with respect to Maxim shall have been made or communicated to Maxim or shall have been made directly to the stockholders of Maxim generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (in each case whether or not such Acquisition Proposal has been withdrawn prior to the event giving rise to the right of termination under Section 7.1), (C) within twelve (12) months following the termination of this Agreement Maxim enters into a definitive agreement with respect to, or consummates, an Acquisition other than an Acquisition described in Section 7.3(b)(ii), and (D) such Acquisition is consummated, then upon the consummation of such Acquisition of Maxim, Maxim shall pay EpiCept a fee equal to $1,000,000, less any amounts paid under Section 7.3(b)(i), in immediately available funds on the day of such consummation.

(iv) In the event that this Agreement is terminated by EpiCept pursuant to Section 7.1(e), then Maxim shall pay EpiCept a fee equal to $1,000,000 within two (2) business days of such termination; provided, however, that if within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(e) Maxim enters into a definitive agreement with respect to, or consummates, an Acquisition with any person (so long as the Acquisition with that other Person is on terms that are at least as favorable, from a financial point of view, to Maxim’s stockholders (in their capacities as stockholders) as the terms of this Agreement), and such Acquisition is consummated, then upon such consummation of the Acquisition of Maxim, Maxim shall pay EpiCept an additional fee equal to $400,000, payable in immediately available funds on the day of such consummation.

(v) Maxim acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, EpiCept would not enter into this Agreement; accordingly, if Maxim fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, EpiCept makes a claim that results in a judgment against Maxim for the amounts set forth in this Section 7.3(b), Maxim shall pay to EpiCept its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the amounts described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(vi) For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean, other than the transactions contemplated by this Agreement, a transaction pursuant to an Acquisition Proposal (as defined in Section 5.3(g)(i), except that fifty percent (50%) shall be substituted for fifteen percent (15%) where it appears in such definition, and “Expenses” shall mean the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors and investment bankers to EpiCept) reasonably incurred by EpiCept or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement/ Prospectus and the Registration Statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Maxim and EpiCept, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Maxim and EpiCept.
      7.5     Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE VIII
GENERAL PROVISIONS
      8.1     Non-Survival of Representations and Warranties. The representations and warranties of EpiCept and Maxim contained in this Agreement, or any certificate or instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.
      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
      (a) if to Maxim, to:

Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, CA 92122
Attention: Chief Executive Officer
Fax No.: (858) 453-5005

with a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Lance W. Bridges
Fax No.: (858) 550-6420
      (b) if to EpiCept or Merger Sub, to:

EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention: Chief Executive Officer
Fax No.: (201) 837-0200

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Alexander D. Lynch

Ted S. Waksman
Fax No.: (212) 310-8007
      8.3     Interpretation; Knowledge.
      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its subsidiaries, taken as a whole.
      (b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party.
      (c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any fact, change, event, development, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise) or results of operations of such entity taken as a whole with its subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: any Effect resulting from (A) general economic conditions or conditions generally affecting the biotechnology industry, except in either case to the extent such party is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger, (C) any adverse Effect resulting from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (D) with respect to Maxim, any adverse Effect resulting from or relating to regulatory filings for the approval of Ceplene in Europe or Maxim’s licensing or partnering of Ceplene or compounds identified through its apoptosis research program (including any failure to license or partner such products or the termination or modification of any such existing license or partnering arrangement), or (E) with respect to Maxim, a change in the stock price or trading volume of Maxim, provided that clause (E) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume.
      (d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
      8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      8.5     Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the EpiCept Disclosure Schedule and the Maxim Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the

Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in Section 5.10 following the Effective Time.
      8.6     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
      8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
      8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      8.11     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
      8.12     Definitions. The following terms are defined in the sections of this Agreement set forth after such term below:

“1993 Plan” shall have the meaning set forth in Section 1.5(d).

“Acquisition” shall have the meaning set forth in Section 7.3(b)(v).

“Acquisition Proposal” shall have the meaning set forth in Section 5.3(g)(i).

“Action” shall have the meaning set forth in Section 2.10.

“Affiliate” shall have the meaning set forth in Section 2.12(a).

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the Paragraph C of Page 1

“Agreement” shall have the meaning set forth in the first paragraph of Page 1

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.6(c).

“Change of Recommendation” shall have the meaning set forth in Section 5.3(d).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Paragraph G of Page 2

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4(a).

“Conversion Amendment” shall have the meaning set forth in Section 2.4(a).

“DGCL” shall have the meaning set forth in the Paragraph A of Page 1

“DOJ” shall have the meaning set forth in Section 5.6(a).

“DOL” shall have the meaning set forth in Section 2.12(b).

“End Date” shall have the meaning set forth in Section 7.1(b).

“Effect” shall have the meaning set forth in Section 8.3(c).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Permits” shall have the meaning set forth in Section 2.14(c).

“ERISA” shall have the meaning set forth in Section 2.12(a).

“EpiCept” shall have the meaning set forth in the first paragraph of Page 1

“EpiCept Balance Sheet” shall have the meaning set forth in Section 2.5.

“EpiCept Common Stock” shall have the meaning set forth in Section 1.5(a).

“EpiCept Contracts” shall have the meaning set forth in Section 2.15.

“EpiCept Conversions” shall have the meaning set forth in the Paragraph E of Page 2

“EpiCept Convertible Notes” shall have the meaning set forth in Section 2.2.

“EpiCept Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article II

“EpiCept Financials” shall have the meaning set forth in Section 2.5.

“EpiCept Intellectual Property” shall have the meaning set forth in Section 2.8.

“EpiCept Options” shall have the meaning set forth in Section 2.2.

“EpiCept Permits” shall have the meaning set forth in Section 2.9(b).

“EpiCept Plans” shall have the meaning set forth in Section 2.12(a).

“EpiCept Registered Intellectual Property” shall have the meaning set forth in Section 2.8.

“EpiCept Stock Option Plan” shall have the meaning set forth in Section 2.2.

“EpiCept Warrants” shall have the meaning set forth in Section 2.2.

“Exchange Act” shall have the meaning set forth in Section 2.4(b).

“Exchange Agent” shall have the meaning set forth in Section 1.6(a).

“Exchange Fund” shall have the meaning set forth in Section 1.6(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.5(a).

“Expenses” shall have the meaning set forth in Section 7.3(b)(v).

“FTC” shall have the meaning set forth in Section 5.6(a).

“GAAP” shall have the meaning set forth in Section 2.5.

“Governmental Entity” shall have the meaning set forth in Section 2.4(b).

“Hazardous Material” shall have the meaning set forth in Section 2.14(a).

“Hazardous Material Activities” shall have the meaning set forth in Section 2.14(b).

“HSR Act” shall have the meaning set forth in Section 2.4(b).

“include” shall have the meaning set forth in Section 8.3(a).

“includes” shall have the meaning set forth in Section 8.3(a).

“including” shall have the meaning set forth in Section 8.3(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Intellectual Property” shall have the meaning set forth in Section 2.8.

“IRS” shall have the meaning set forth in Section 2.12(b).

“Knowledge” shall have the meaning set forth in Section 8.3(b).

“Legal Requirement” shall have the meaning set forth in Section 2.4(a).

“Maxim” shall have the meaning set forth in the first paragraph of Page 1

“Maxim Affiliate” shall have the meaning set forth in Section 5.13.

“Maxim Affiliate Agreement” shall have the meaning set forth in Section 5.13.

“Maxim Balance Sheet” shall have the meaning set forth in Section 3.5(b).

“Maxim Board Recommendation” shall have the meaning set forth in Section 3.18.

“Maxim Common Stock” shall have the meaning set forth in Section 1.5(a).

“Maxim Contracts” shall have the meaning set forth in Section 3.15.

“Maxim Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III

“Maxim Financials” shall have the meaning set forth in Section 3.5(b).

“Maxim Insider” shall have the meaning set forth in Section 5.15.

“Maxim Intellectual Property” shall have the meaning set forth in Section 3.8.

“Maxim Options” shall have the meaning set forth in Section 1.5(d).

“Maxim Permits” shall have the meaning set forth in Section 3.9(b).

“Maxim Plans” shall have the meaning set forth in Section 3.12(a).

“Maxim Registered Intellectual Property” shall have the meaning set forth in Section 3.8.

“Maxim Rights” shall have the meaning set forth in Section 3.2(a).

“Maxim Rights Agreement” shall have the meaning set forth in Section 3.22.

“Maxim Rights Certificates” shall have the meaning set forth in Section 3.2(a).

“Maxim SEC Reports” shall have the meaning set forth in Section 3.5(a).

“Maxim Stock Option Plans” shall have the meaning set forth in Section 1.5(d).

“Maxim Stockholder Approval” shall have the meaning set forth in Section 3.4(a).

“Maxim Stockholders’ Meeting” shall have the meaning set forth in Section 2.17.

“Maxim Voting Agreements” shall have the meaning set forth in the Paragraph F of Page 2

“Maxim Warrants” shall have the meaning set forth in Section 3.2(a).

“Material Adverse Effect” shall have the meaning set forth in Section 8.3(c).

“Merger” shall have the meaning set forth in the Paragraph A of Page 1

“Merger Sub” shall have the meaning set forth in the first paragraph of Page 1

“Nasdaq” shall have the meaning set forth in Section 1.5(f).

“Necessary Consents” shall have the meaning set forth in Section 2.4(b).

“Person” shall have the meaning set forth in Section 8.3(d).

“Principal EpiCept Stockholders” shall have the meaning set forth in the Paragraph D of Page 1

“Principal Stockholder Consent” shall have the meaning set forth in the Paragraph D of Page 1

“Proxy Statement/ Prospectus” shall have the meaning set forth in Section 2.17.

“PTO” shall have the meaning set forth in Section 2.8(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 2.8.

“Registration Statement” shall have the meaning set forth in Section 2.4(b).

“Returns” shall have the meaning set forth in Section 2.7(b)(i).

“Reverse Split Amendment” shall have the meaning set forth in Section 2.4(a).

“Sanders Notes” shall have the meaning set forth in Section 2.2(a).

“Sanders Warrants” shall have the meaning set forth in Section 2.2(a).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall have the meaning set forth in Section 2.4(b).

“Securities Act” shall have the meaning set forth in Section 2.4(b).

“Share Issuance” shall have the meaning set forth in the Paragraph C of Page 1

“Software” shall have the meaning set forth in Section 2.8.

“Subsidiary Notes” shall have the meaning set forth in Section 2.2.

“Superior Offer” shall have the meaning set forth in Section 5.3(g)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall have the meaning set forth in Section 2.7(a).

“Taxes” shall have the meaning set forth in Section 2.7(a).

“Taxing Authority” shall have the meaning set forth in Section 2.7(a).

“Technology” shall have the meaning set forth in Section 2.8.

“the business of” shall have the meaning set forth in Section 8.3(a).

“Treasury Regulations” shall have the meaning set forth in Section 1.9.

“Triggering Event” shall have the meaning set forth in Section 7.1(g).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

EPICEPT CORPORATION

By:	/s/ John V. Talley, Jr.

Name: John V. Talley, Jr.
Title: Chief Executive Officer

MAGAZINE ACQUISITION CORP.

By:	/s/ John V. Talley, Jr.

Name: John V. Talley, Jr.
Title: Chief Executive Officer

MAXIM PHARMACEUTICALS, INC.

By:	/s/ Larry G. Stambaugh

Name: Larry G. Stambaugh
Title: Chief Executive Officer

Annex B

Suite 2400, 345 California Street, San Francisco, CA 94104 Tel: 415 277-1500 Piper Jaffray & Co. Since 1895,. Member SIPC and NYSE.
September 6, 2005
Personal and Confidential
The Board of Directors
Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California 92122
Members of the Board:
      Pursuant to the Agreement and Plan of Merger, dated as of September 6, 2005 (the “Agreement”), among Maxim Pharmaceuticals, Inc. (“Maxim”), EpiCept Corporation (“EpiCept”), and Magazine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of EpiCept (“Merger Sub”), you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (as defined below) to the holders of common stock of Maxim.
      The Agreement provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Maxim, as a result of which Maxim will become a wholly-owned subsidiary of EpiCept. As set forth more fully in the Agreement, in connection with the Merger, each outstanding share of common stock of Maxim (other than shares, if any, held by EpiCept or Merger Sub, held in treasury by Maxim or as to which dissenters rights have been perfected, none of which are covered by this opinion) will be converted into the right to receive 0.194034 shares of common stock, par value $0.0001 per share, of EpiCept (subject to certain adjustments as set forth in the Agreement, the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.
      We have acted as financial advisor to Maxim in connection with the Merger and will receive a fee from Maxim, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee from Maxim for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. Maxim has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of Maxim for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities.
      In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We have reviewed: (i) the financial terms of the Agreement; (ii) certain publicly available financial, business and operating information related to Maxim and EpiCept, respectively; (iii) certain internal financial, operating and other data with respect to Maxim prepared and furnished to us by the management of Maxim; (iv) certain internal financial projections for Maxim, which were prepared for financial planning purposes and furnished to us by the management of Maxim; (v) certain internal financial, operating and other data with respect to EpiCept prepared and furnished to us by the management of EpiCept; (vi) certain internal financial projections for EpiCept, which were prepared for financial planning purposes and furnished to us by the management of EpiCept; (vii) certain financial, market performance and other data of certain other public companies that we deemed relevant; (viii) the financial terms, to the extent publicly available, of certain merger transactions that we deemed relevant; (ix) the reported prices and trading activity for Maxim common stock; (x) certain pro forma effects of the merger provided by the management of EpiCept, and (xi) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. We have also conducted discussions with members of the senior management of Maxim and EpiCept concerning the financial condition, historical and current operating results, business and prospects for Maxim and EpiCept on a stand-alone basis and on a combined basis following the Merger.
      We have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by Maxim and EpiCept or otherwise made available to us, and have not assumed responsibility independently to verify such information. Each of Maxim and EpiCept has advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the management of Maxim and EpiCept that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and business outlook information, reflects the best currently available estimates and judgments of the management of Maxim and EpiCept, is based on reasonable assumptions and that there is not (and the management of Maxim and EpiCept are not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. In arriving at our opinion, we have relied upon Maxim’s estimates relating to certain strategic, financial and operational benefits from the Merger and have assumed that such benefits will be realized at the times and in the amounts specified by Maxim. We have relied, with your consent, on advice of the outside counsel and the independent accountants to Maxim and EpiCept, and on the assumptions of the management of Maxim and EpiCept, as to all accounting, legal, tax and financial reporting matters with respect to Maxim, EpiCept and the Agreement. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither Maxim nor EpiCept is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the Merger.
      We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver thereof. Without limiting the foregoing, we have assumed (i) that the EpiCept Conversions (as defined in the Agreement) and the l-for-4 reverse stock split of the outstanding common stock of EpiCept shall have occurred on the terms set forth in the Agreement, (ii) that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, (iii) that the shares of EpiCept common stock to be issued in the Merger to the stockholders of Maxim will be listed on the Nasdaq National Market, and (iv) that EpiCept has, or will obtain, sufficient financing to maintain its current operations through the closing of the Merger. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Merger will be obtained in a manner (x) that will not result in the disposition of any material portion of the assets of Maxim or EpiCept, or otherwise adversely affect Maxim or EpiCept or the estimated benefits expected to be derived in the proposed Merger, and (y) that will not affect the terms of the Merger. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.
      In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Maxim or EpiCept, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going-concern analyses. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Maxim, EpiCept or any of their respective affiliates is a party or may be subject, and at the direction of Maxim and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
      This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Maxim or EpiCept common stock may trade following announcement of the Merger or at any future time. We have not agreed or undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
      This opinion is solely for the benefit and use of the Board of Directors of Maxim in connection with its consideration of the Merger and may not be relied upon by any other person. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Maxim as to how such stockholder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as such.
      This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of Maxim of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger.
      We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to Maxim. We express no opinion as to whether any alternative transaction might produce consideration for the stockholders of Maxim in excess of the amount contemplated in the Merger. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.
      Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of Maxim as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

MAXIM PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 21, 2005
     The undersigned hereby appoints Larry G. Stambaugh and John D. Prunty, and each or any of them, as proxies of the undersigned, with full power of substitution, to represent and vote all of the shares of common stock of Maxim Pharmaceuticals, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Maxim Pharmaceuticals, Inc. to be held at the Maxim Headquarters, 8899 University Center Lane, Suite 400, San Diego, California 92122 on December 21, 2005 at 8:00 a.m. (local time), and at any and all postponements, continuations or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     Unless a contrary direction is indicated, this Proxy will be voted for both proposals as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance with such instructions.
detach here

The Board of Directors recommends a vote for Proposal 1.

Proposal 1:	To approve and adopt the Agreement and Plan of Merger, dated as of September 6, 2005, by and among EpiCept Corporation, Magazine Acquisition Corp., a wholly owned subsidiary of EpiCept Corporation, and Maxim Pharmaceuticals, Inc., and approve the merger of Magazine Acquisition Corp. with and into Maxim Pharmaceuticals, Inc.

☐ For	☐ Against	☐ Abstain

(Continued on other side)

(Continued from other side)
The Board of Directors recommends a vote for Proposal 2.

Proposal 2:	To authorize the proxies to vote to adjourn the Special Meeting of Stockholders, in their sole discretion, for the purpose of soliciting additional votes for Proposal 1.

☐ For	☐ Against	☐ Abstain

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.